Form 10KSB, Exhibit 13
period 1997-06-30
GFSB BANCORP INC
filed 1997-09-29
CIK 942129

EXHIBIT 13

                               GFSB BANCORP, INC.

                              ANNUAL REPORT - 1997

                                 C O N T E N T S


                                                                PAGE

LETTER TO STOCKHOLDERS............................................1

CORPORATE PROFILE AND STOCK MARKET INFORMATION..................2-3

SELECTED FINANCIAL AND OTHER DATA...............................4-5

MANAGEMENTS DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS..........................6-17

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS...............18

CONSOLIDATED FINANCIAL STATEMENTS

  CONSOLIDATED STATEMENT OF FINANCIAL CONDITION..................19

  CONSOLIDATED STATEMENTS OF EARNINGS.........................20-21

  CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS'
    EQUITY.......................................................22

  CONSOLIDATED STATEMENTS OF CASH FLOWS.......................23-24

  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS..................25-52

OFFICE LOCATION AND OTHER CORPORATE INFORMATION..................53

To Our Stockholders:

We are pleased to present to you our third annual stockholders' report. This report covers the second full year of operations since the successful completion on June 29, 1995 of the conversion of Gallup Federal Savings Bank (the "Bank") from a federally chartered mutual savings association to a federally chartered stock savings bank and the acquisition of all of the issued and outstanding capital stock of the Bank by GFSB Bancorp, Inc. (the "Company").

Unfortunately, net earnings for the Company for the year ended June 30, 1997 were $635,000, a decrease of $153,000 or 19.4% over net earnings for the previous year. On a per share basis the Company earned $0.77 per share compared with $0.88 per share last year.

On the positive side, the Company's total assets increased to $93,793,000 at June 30, 1997, representing growth of $20,542,000 or 28% from total assets of $73,250,000 at June 30, 1996. Deposits also increased $11,882,000 or 25.8% from
$45,990,000 at June 30, 1996 to $57,872,000 at June 30, 1997.

A significant negative impact on earnings resulted from the adoption by Congress of a plan to mitigate the effect of the BIF/SAIF insurance premium disparity. As a result, $250,000 was charged to earnings in the quarter ended September 30, 1996. The Bank will recover these earnings over several years due to a reduction of approximately 70% in the assessment rate for deposit insurance following the one-time assessment.

Earnings were also negatively impacted by a substantial increase in other non-interest expense, particularly compensation and benefits and occupancy expense. These increases were the result of the Bank's growth and equipment purchases to support expanded retail banking delivery services. We are doing this of course to provide the best possible service on a local basis that we feel our community needs, and ultimately to also enhance our return on stockholders' equity.

We have some exciting plans for 1997-1998, and we are optimistic that the steps we have taken during this fiscal year to prepare for growth will have a positive effect on our operating results for the coming year.

We do appreciate the confidence you share in our Company. We are going through a tremendous growth period. Our Directors and employees are doing everything we can to build customer loyalty, customer base and continue to make a substantial positive impact on our community. Thank you very much for your support, and we certainly appreciate your banking with us.

Sincerely,

/s/ Jerry R. Spurlin        /s/ W.R. Phillips, D.D.S.    /s/ Richard C.Kauzlaric
Jerry R. Spurlin            W.R. Phillips, D.D.S.        Richard C. Kauzlaric
President of the Company    Chairman of the Board        Chairman of the
and the Bank                of the Company               Board of the Bank

September 15, 1997

GFSB Bancorp, Inc.

Corporate Profile

GFSB Bancorp, Inc. (the "Company") is a Delaware corporation organized in March 1995 at the direction of the Board of Directors of Gallup Federal Savings Bank (the "Bank") to acquire all of the capital stock that the Bank issued upon its conversion from the mutual to stock form of ownership. The Company is a unitary savings and loan holding company which, under existing laws, generally is not restricted in the types of business activities in which it may engage, provided that the Bank retains a specified amount of its assets in housing-related investments. At the present time, because the Company does not conduct any active business, the Company does not employ any persons other than officers of the Bank, but utilizes the support staff of the Bank from time to time.

The Bank is a federally chartered stock savings bank headquartered in Gallup, New Mexico. The Bank was founded in 1934. Its deposits are federally insured by the Savings Association Insurance Fund ("SAIF"), administered by the Federal Deposit Insurance Corporation, and the Bank is a member of the Federal Home Loan Bank ("FHLB") System. The Bank is a community oriented, full service retail savings institution offering primarily traditional mortgage loan products. It is the Bank's intent to remain an independent community savings bank serving the local banking needs of its community.

The Bank attracts deposits from the general public and uses such deposits primarily to invest in residential lending on owner occupied properties. The Bank also makes consumer, commercial real estate, commercial, construction, and multi-family loans.

Stock Market Information

Since its issuance on June 29, 1995, the Company's $0.10 par value common stock has been traded in the over-the-counter market. The following table reflects the stock prices as published by the Nasdaq Small-Cap Market for the most recent two fiscal years. The quotations reflect inter-dealer prices, without retail mark-up, mark-down, or commission, and may not represent actual transactions.


                                                       Bid Prices
------------------------------------        --------------------------------
            Quarter Ended                          High             Low
------------------------------------        --------------------------------

September 30, 1995                                 14.00               12.75
December 31,1995                                   14.25               13.25
March 31, 1996                                     14.50               13.50
June 30, 1996                                      15.00               13.50
September 30, 1996                                 14.25               13.25
December 31, 1996                                  16.00               13.75
March 31, 1997                                     17.50               15.50

June 30, 1997                                      19.00               16.75

The number of stockholders of record of common stock as of the record date September 15, 1997 ("Record Date"), was approximately 221 . This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. As of the Record Date, there were 800,708 shares outstanding.

GFSB Bancorp, Inc.

The Company's ability to pay dividends to stockholders is subject to the requirements of Delaware law. No dividend may be paid by the Company unless its board of directors determines that the Company will be able to pay its debts in the ordinary course of business after payment of the dividend. In addition, the Company's ability to pay dividends is dependent, in part, upon the dividends it receives from the Bank. The Bank may not declare or pay a cash dividend on any of its stock if the effect thereof would be to cause the Bank's regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with the Bank's conversion from mutual to stock form, or (2) the regulatory capital requirements imposed by the Office of Thrift Supervision ("OTS"). Total dividends declared by the Company during the years ended June 30, 1997 and June 30, 1996 were $321,303 and $626,233, respectively.

GFSB BANCORP, INC.
SELECTED FINANCIAL AND OTHER DATA
================================================================================

Financial Condition (Dollars in Thousands)

================================================================================
At June 30,                                           1997       1996      1995
================================================================================
Assets                                               $93,793   $73,250   $52,905
Loans receivable, net                                 52,022    38,728    32,339
Mortgage-backed securities                            32,070    25,246    10,739
Stock of FHLB                                          1,060       551       442
Investment securities                                  4,342     4,573     3,677
Cash and cash equivalents                              2,994     3,167     4,915
Deposits                                              57,872    45,990    36,603
Advances from the FHLB                                20,930    10,854      --
Retained earnings (substantially restricted)           7,514     7,199     7,038
Unrealized gain on available  for sale                   557       128       162
   securities, net


Summary of Operations
(Dollars in Thousands)

================================================================================
Year ended June 30,
================================================================================
Interest income                                         $6,079   $4,876   $3,559
Interest expense                                         3,389    2,403    1,664
                                                        ------   ------   ------
         Net interest income                             2,690    2,473    1,895
Provision for loan losses                                   21       28      101
                                                        ------   ------   ------
        Net interest income after provision for          2,669    2,445    1,794
        loan losses
Non-interest income:
Income from real estate operations                          --        3        8
Other                                                       49       40        7
                                                        ------   ------   ------
       Total non-interest income                            49       43       15
Non-interest expense:
  Compensation and benefits                                835      614      455
  Professional fees                                         92      123      126
  Occupancy                                                146      108       71
  Advertising                                               46       34       11
  Data processing                                           98       93       75
  Insurance and SAIF premiums                              330      105       97
  Other and stock subscription services                    252      191      129
                                                        ------   ------   ------
       Total non-interest expense                        1,799    1,268      964
                                                        ------   ------   ------
Earnings before income taxes                               919    1,220      845
Income tax expense                                         283      432      339
                                                        ------   ------   ------
       Net earnings                                     $  636   $  788   $  506
                                                       ======   ======   ======

--------------------------------------------------------------------------------
GFSB BANCORP, INC.
SELECTED FINANCIAL AND OTHER DATA - CONTINUED
================================================================================

Selected Operating Ratios

====================================================================================
Year ended June 30,                                      1997       1996      1995
====================================================================================
Performance ratios:
  Return on average assets (net income
      divided by average total assets)                    0.76%     1.23%     1.12%
  Return on average equity (net income
     divided by average equity)                           4.34      4.88      6.75
  Average interest earning assets to average
      interest-bearing liabilities                        1.19X     1.32X     1.19X
  Net interest income after provision for
      loan losses, to total other expenses              148.36%   192.85%   186.16%
  Net interest rate spread                                2.52      2.75      3.58
  Net yield on average interest-earnings                  3.34      3.97      4.30
      assets
Equity ratios:
  Average equity to average assets ratio
      (average equity divided by average total           17.54     25.11     16.63
      assets)
  Equity to assets at period end                         14.87     20.97     29.78
Assets quality ratios:                                                   .
  Non-performing assets to total assets                    .15       .21      0.14
  Non-performing loans to total assets                     .15       .21      0.14
  Non-performing loans to net loans                        .26       .39      0.23
  Allowance for loan losses, REO and other
      repossessed assets to non-performing
      assets                                            247.63    204.14    421.33
  Allowance for loan losses to total loans,
      net                                                  .65       .80      0.98


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS



General

GFSB Bancorp, Inc. is the 100% owner of Gallup Federal Savings Bank ("the Bank"), and the Bank is currently the only entity with which the holding company has an ownership interest. The Bank is primarily engaged in the business of accepting deposit accounts from the general public and using such funds to originate mortgage loans for the purchase and refinancing of one-to-four family homes located in its primary market area. The Bank also originates multi-family, commercial real estate, construction, consumer and commercial business loans, and purchases participations in one-to-four family mortgage loans. The Bank also purchases mortgage-backed and investment securities. The largest components of the Bank's net earnings are net interest income, which is the difference between interest income and interest expense, and noninterest income derived primarily from fees. Consequently, the Bank's earnings are dependent on its ability to originate loans, and the relative amounts of interest-earning assets and interest-bearing liabilities. The Bank's net earnings is also affected by its provision for loan losses as well as the amount of other expense, such as compensation and benefit expense, occupancy and equipment expense and deposit insurance premium expenses. Earnings of the Bank also are affected significantly by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities. The disparity in premiums paid by Bank Insurance Fund ("BIF") and SAIF insured institutions have also adversely impacted the Bank.

In September 1996, Congress enacted a plan to mitigate the effect of the BIF/SAIF insurance premium disparity. This plan required all SAIF member institutions, including the Bank, to pay a one-time assessment to recapitalize the SAIF. The effect of this reduced the capital of the Bank by the amount of the fee, and such amount was charged to earnings in the quarter ended September 30, 1996. The assessment amount the Bank paid was $250,000 which is 65.7 basis points on the amount of deposits held by the Bank at March 31, 1995.

Beginning January 1, 1997, deposit insurance assessments for SAIF members are to be .064% of deposits on an annual basis. This rate is expected to be effective through the end of 1999. During this same period, BIF members (predominantly composed of commercial banks) are to be assessed .013% of most deposits. Thereafter, assessments for BIF and SAIF members should be the same and BIF and SAIF may be merged. As a result of these changes, beginning January 1, 1997, the rate of deposit insurance assessed the Bank declined by approximately 70% from the rate in effect prior to September 30, 1996.


Management Strategy

Management's  strategy  has been to monitor  interest  rate  risk,  by asset and liability management, and maintain asset quality while enhancing earnings and profitability. The Bank's strategy has been primarily to make loans, secondarily, to invest in mortgage-backed securities and investment securities, and thirdly, to purchase participations in adjustable rate, one-to-four family mortgage loans primarily secured by one-to-four family residences. The Bank's purchase of mortgage-backed securities and investment securities is designed primarily for safety of principal and secondarily for rate of return. The Bank's lending strategy has historically focused on the origination of traditional one-to-four-family mortgage loans primarily secured by one-to-four-family residences in the Bank's primary market area. These loans typically have fixed rates. The Bank also invests a portion of its assets in construction, consumer, commercial business, multi-family and commercial real estate loans as a method of enhancing earnings and profitability while also reducing interest rate risk. Since 1994, the Bank has actively originated commercial business loans and increased its origination of commercial real estate loans and construction loans. These loans typically have adjustable interest rates and are for shorter terms than residential first mortgage loans. The Bank has limited experience with these types of loans, and this type of lending generally has more risk than residential lending. The Bank's purchase of participations in adjustable rate, one-to-four-family mortgage loans is designed to increase earnings and reduce interest rate risk. These loans have more risk than loans originated by the Bank, therefore, they have adjustable rates that are higher than standard. Management is currently considering purchasing automobile loans from dealers. These loans would have risk and terms comparable to automobile loans originated in the Bank. Investment securities in the Bank's portfolio typically have shorter terms to maturity than residential first mortgage loans. As part of its asset/liability management strategy, the Bank sells its fixed rate mortgage loans with terms over 15 years into the secondary market. The Bank has sought to remain competitive in its market by offering a variety of products. Automatic Teller Machine access and commercial and consumer credit life insurance are additional products now offered by the Bank. The Bank attempts to manage the interest rates it pays on deposits while maintaining a stable deposit base and providing quality services to its customers.

During the past few years the competing financial institutions located in Gallup have all been acquired by statewide and regional bank holding companies. As a result, as of 1995, the Bank is the only local institution headquartered and managed in Gallup, New Mexico. The Bank believes that its " hometown" advantage will provide an opportunity to expand its operations as the only local independent financial institution and that the reorganization to the holding company format and the capital raised from the conversion will enable it to take advantage of this opportunity. The new structure and capital has already enabled the Bank to expand both the amount and scope of its current lending and investment activities. The Bank also believes that it has a unique ability to grow as a result of the relatively large number of local retail and wholesale businesses specializing in Indian jewelry. In addition, the Bank is exploring methods of increasing its business with the large Native American population located in the nearby Navajo and Zuni Pueblo Indian reservations.


Asset and Liability Management

In an effort to reduce interest rate risk and protect it from the negative effect of rapid increases and decreases in interest rates, the Bank has instituted certain asset and liability management measures. (See "Management Strategy" discussed above).

The Bank, like many other thrift institutions, is exposed to interest rate risk as a result of the difference in the maturity of interest-bearing liabilities and interest-earning assets and the volatility of interest rates. Most deposit accounts react more quickly to market interest rate movements than do the existing mortgage loans because of their shorter terms to maturity; sharp decreases in interest rates would typically positively affect the Bank's earnings. Conversely, this same mismatch will generally adversely affect the Bank's earnings during periods of increasing interest rates. Generally, market interest rates declined between 1991 and 1993. By the latter part of 1993, interest rates on U.S. treasury bonds and home mortgage loans had declined to lower levels than had been experienced in the prior ten years. Following a substantial increase in 1994 and a slight drop in 1995, general market interest rates, including rates charged on mortgage loans and rates paid on deposits, have remained relatively stable.

During the low interest rate environment that existed from 1991 through 1993, the Bank, like other financial institutions, experienced a significant increase in homeowners seeking to refinance their existing mortgages. The trend resulted in a decrease in the yield on the Bank's interest earning assets, namely the loan portfolio and mortgage-backed and investment securities portfolios. The net interest rate spread may decrease if deposits reprice upward more rapidly than interest earning assets.

Net Portfolio Value Tables

In order to encourage institutions to reduce their interest rate risk, the OTS adopted a final rule in August 1993 incorporating an interest rate risk ("IRR") component into the risk-based capital rules. The IRR component is a dollar amount that will be deducted from total capital for the purpose of calculating an institution's risk-based capital requirement and is measured in terms of the sensitivity of its NPV to changes in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. An institution's IRR is measured as the change to its NPV as a result of a hypothetical 200 basis point change in market interest rates divided by the estimated economic value (i.e., present value) of its assets. A resulting change in NPV of more than 2% of the estimated market value of its assets will require the institution to deduct from its capital 50% of that excess change. The OTS calculates an institution's NPV based on financial data submitted by the institution pursuant to its required reports and using a complex computer model that the OTS has devised. The rules provide that the OTS will calculate the IRR component quarterly for each institution. The Bank, based on asset size and risk-based capital, is exempt from this rule. The following table presents the Bank's NPV at March 31, 1997 (the most recent date available) as calculated by the OTS, based on information provided to the OTS by the Bank. Actual experience may differ from the components of this table.

            * INTEREST RATE SENSITIVITY OF NET PORTFOLIO VALUE (NPV)
======================================================================================
  Change in                                                    NPV
    Rates             $ Amount      $ Change    % Change      Ratio          Change
=================    ==========     =========   =========    =======      ============
                                                  (Dollars in Thousands)

+400     bp            7,290         -5,935       -45%         9.03%       -595     bp
+300     bp            8,992         -4,232       -32%        10.86%       -412     bp
+200     bp           10,662         -2,603       -20%        12.52%       -246     bp
+100     bp           12,082         -1,143       -9 %        13.93%       -105     bp
   0     bp           13,225             --        --         14.98%
-100     bp           13,992            768        +6%        15.63%        +65     bp
-200     bp           14,215            990        +7%        15.76%        +78     bp
-300     bp           14,244          1,019        +8%        15.70%        +72     bp
-400     bp           14,425          1,201        +9%        15.78%        +80     bp



* Denotes rate shock used to compute interest rate risk capital component.

Average Balance Sheet

The following table sets forth certain information relating to the Bank's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of daily average balances has caused any material differences in the information presented.

                                        Year ended June 30, 1997                        Year ended June 30, 1996
                               =============================================    ==============================================
                                 Average                          Average         Average                          Average
                                 Balance        Interest         Yield/Cost       Balance         Interest        Yield/Cost
                               ===========     ==========     ==============    =============    ===========    ==============
                                           (Dollars in Thousands)                          (Dollars in Thousands)
Interest-earning assets:
Loans receivable (1)           $ 44,246        $  3,893            8.79%          $ 34,934        $  3,160              9.05%
Investment securities and
 mortgage-backed securities      33,918           2,054            6.06%            25,037           1,569              6.27%
Other interest-earning
  assets (2)                      2,647             132            5.00%             2,255             147              6.52%
                              ---------      ----------      -----------     -------------     -----------     --------------

Total interest-earning assets    80,811           6,079            7.52%            62,226           4,876              7.84%
                                             ----------      -----------                       -----------     --------------
Non-interest earning assets       2,560                                              2,060               -                  -
                              ---------                                      -------------

Total assets                   $ 83,371                                           $ 64,286               -                  -
                              =========                                      =============

Interest-bearing liabilities:
  Transaction accounts        $   3,609      $       34             .94%         $   1,501      $       10               .67%
  Passbook savings                2,896              87            3.00%             2,544              77              3.03%
  Money market accounts           8,295             335            4.04%             7,153             278              3.89%
  Certificates of deposit        37,534           2,140            5.70%            29,711           1,708              5.75%
  Other liabilities              15,375             793            5.16%             6,321             330              5.22%
                              ---------      ----------      -----------     -------------     -----------     --------------

Total interest-bearing
   liabilities                   67,709           3,389            5.00%            47,230           2,403              5.09%
                                             ----------      -----------                       -----------     --------------
Non-interest bearing
  liabilities                     1,056                                                910
                              ---------                                      -------------

Total liabilities                68,765                                             48,140

Stockholders' equity             14,606                                             16,146
                              ---------                                      -------------

Total liabilities and
  stockholders' equity         $ 83,371                                           $ 64,286
                              =========                                      =============

Net interest income                            $  2,690                                           $  2,473
                                             ==========                                        ===========
Interest rate spread (3)                                           2.52%                                                2.75%
                                                                                                               ==============
Net yield on interest-
  earning  assets (4)                                              3.34%                                                3.97%
                                                             ===========
Ratio of average interest-
  earning assets to average
  interest-bearing liabilities                                     1.19X                                                1.32X
                                                             ===========                                       ==============

(1)   Average balances include non-accrual loans.
(2)   Includes interest-bearing deposits in other financial institutions.
      (3) Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities. (4) Net yield on interest-earning assets represents net interest income as a percentage of average interest-earning assets.
                                      -9-

Rate/Volume Analysis

The table below sets forth certain information regarding changes in interest income and interest expense of the Bank for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in average volume multiplied by old rate); (ii) changes in rates (changes in rate multiplied by old average volume); (iii) changes in rate-volume (changes in rate multiplied by the change in average volume). The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

                                                      Year ended June 30,                         Year ended June 30,
                                         -----------------------------------------       -------------------------------------------
                                                         1997 vs. 1996                               1996 vs. 1995
                                         -----------------------------------------       -------------------------------------------
                                                      Increase (Decrease)                         Increase (Decrease)
                                                             Due to                                     Due to
                                         -----------------------------------------       -------------------------------------------
                                                                   Rate/                                          Rate/
                                           Volume       Rate      Volume       Net       Volume        Rate       Volume       Net
                                           ------       ----      ------       ---       ------        ----       ------       ---
                                                      (Dollars in Thousands)                         (Dollars in Thousands)
Interest income:
  Loans receivable                        $     843    $   (91)  $     (24)   $    728   $     395    $   (64)    $     9    $  340
  Mortgage-backed securities                    580        (71)        (30)        479         700          79        123       902
  Investment securities                           3          8           0          11          38           5          1        44
  Other interest-earning  assets                 26         (3)         (1)         22          37          21         10        68
                                          ---------    -------   ---------    --------   ---------    -------     -------    ------
     Total interest-earning assets            1,452       (157)        (55)      1,240       1,170          41        143     1,354

Interest expense:
  Savings accounts                               53        (12)         (7)         34        (33)         (2)        (1)      (36)
  Money markets                                  44         11           2          57        (45)         33         (5)      (17)
  Certificates of deposit                       450        (15)         (4)        431        238         185         35       458
  Other liabilities                             473         (4)         (5)        464        373          (1)       (49)      323
                                          ---------    -------   ---------    --------   ---------    -------     -------    ------
     Total interest-bearing
       liabilities                             1020        (20)        (14)        986         533        215        (20)      728
                                          ---------    -------   ---------    --------   ---------    -------     -------    ------

Net change in interest income             $     432     $ (137)  $     (41)    $   254  $      637     $ (174)    $  163     $ 626
                                          =========     ======   =========     =======  ==========     ======     ======     =====


Financial Condition

General. The Company's total assets increased $20.5 million or 28% from $73.3 million at June 30, 1996 to $93.8 million at June 30, 1997. This increase was primarily the result of a $6.8 million increase in mortgage-backed securities, and a $13.3 million increase in the Bank's net loan portfolio. The majority of the increases are primarily attributable to the efforts of management to effectively utilize the increased capital infusion made as a result of the conversion from a mutual to stock form of ownership, the increased lending strategies of management, and some leveraged transactions whereby the Bank borrowed funds from the Federal Home Loan Bank of Dallas to purchase adjustable rate mortgage-backed securities. During the same period, deposits increased $11.9 million from $45.9 million at June 30, 1996 to $57.8 million at June 30, 1997. This increase is primarily due to an increase in the Bank's volume of NOW accounts, business checking accounts, local (non-brokered) jumbo certificates of deposit and public (state and city) certificates of deposits. Advances from the Federal Home Loan Bank (FHLB) increased $9.9 million from $10.8 million at June 30, 1996 to $20.9 million at June 30, 1997. These additional borrowings funded purchases of loans, securities and mortgage loan participations. The Bank had $557,000 and $128 000 in unrealized gains (net of deferred taxes) at June 30, 1997 and 1996, respectively, from net market gains on the Bank's available-for-sale investment and mortgage-backed securities portfolio. Unrealized gains and losses do not impact the Bank's earnings until they are realized.

Comparison of Operating Results for Years Ended June 30, 1997 and 1996

General. Net earnings decreased $153,000 or 19% for the year ended June 30, 1997 from the year ended June 30, 1996. This decrease was primarily the result of an increase in interest expense of approximately $1 million and an increase in non-interest expense of $531,000 offset by an increase in interest earnings of $1.2 million.

Total Interest Earnings. Total interest earnings increased $1.2 million or 25% from $4.9 million for the year ended June 30, 1996 to $6.1 million for the year ended June 30, 1997. The increase was primarily due to a $13.3 million increase in the loan portfolio and a $6.8 million increase in mortgage-backed securities activity.

Interest Expense. Total interest expense increased $986,000 or 41% from $2.4 million for the year ended June 30, 1996 to $3.4 million for the year ended June 30, 1997. This increase was primarily due to an increase of $463,000 of interest incurred on increased Federal Home Loan Bank advances and a general increase in the deposit base of $11.8 million.

Provision for Losses on Loans. The Bank maintains an allowance for loan losses based upon management's periodic evaluation of known and inherent risks in the loan portfolio, past loss experience, adverse situations that may affect the borrowers' ability to repay loans, estimated value of the underlying collateral, and current and expected market conditions. The allowance for loan losses was $339,000 and $309,000 at June 30, 1997 and 1996, respectively. The provision for loan losses was $21,000 and $28,000 for the years ended June 30, 1997 and 1996, respectively. Based on a historical trend of limited losses on residential loans and nonresidential loans, the amount of the loan loss provision allocated to all loan types has remained relatively stable for the two periods. While the Bank maintains its allowance for losses at a level which it considers to be adequate, there can be no assurance that further additions will not be made to the loss allowances and that such losses will not exceed the estimated amounts. The establishment of a loan loss provision each period adversely impacts the Company's net earnings.

Non-Interest Earnings. Non-interest earnings increased $5,800 or 13% from $43,000 for the year ended June 30, 1996 to $49,000 for the year ended June 30, 1997. This was primarily due to an increase in service charge income of $17,400, offset by decreases in income from real estate operations and miscellaneous income of $8,600 and a decrease in the gain on sold loans of $3,000.

Non-Interest Expense. Total non-interest expense increased $531,000 or 42% from $1.3 million for the year ended June 30, 1996 to $1.8 million for the year ended June 30, 1997. This increase was primarily due to an increase in compensation expense of $221,000 from the hiring of additional staff to handle growth, general salary increases and increases due to accruals for stock-based compensation programs. Other factors were increases in insurance costs of $225,000, occupancy costs of $38,000, advertising costs of $11,000, data processing costs of $5,000, and other operating costs of $72,000, offset by a decrease in professional fees of $31,000. The increase in insurance costs is due to the BIF\SAIF assessment discussed earlier. The increase in occupancy costs is the result of increased small building repairs. The increase in other operating costs is due to placing into service automatic teller machines, and the decrease in professional services is the result of a lesser need for services since the completion of the conversion from mutual to stock ownership.

Income Tax Expense. Income tax expense decreased $149,000 or 35% from $432,000 for the year ended June 30, 1996 to $283,000 for the year ended June 30, 1997. This decrease was primarily attributable to the decrease in pre-tax earnings of $153,000.

Comparison of Operating Results for Years Ended June 30, 1996 and 1995

General. Net earnings increased $282,000 or 55.7% for the year ended June 30, 1996 from the year ended June 30, 1995. This increase was primarily the result of an increase in interest income of $1.3 million and a decrease in the provision for loan losses of $73,000 offset by an increase in interest expense of $739,000 and an increase in non-interest expense of $304,000.

Total Interest Earnings. Total interest income increased $1.3 million or 37.0% from $3.6 million for the year ended June 30, 1995 to $4.9 million for the year ended June 30, 1996. The increase was primarily due to a $6.4 million increase in the average balance of the loan portfolio and a $14.5 million increase in mortgage-backed securities activities.

Interest Expense. Total interest expense increased $739,000 or 44.4% from $1.7 million for the year ended June 30, 1995 to $2.4 million for the year ended June 30, 1996. This increase was primarily due to $324,000 of interest incurred on Federal Home Loan Bank advances of $10.9 million and a general increase in the deposit base.

Provision for Losses on Loans. The Bank maintains an allowance for loan losses based upon management's periodic evaluation of known and inherent risks in the loan portfolio, past loss experience, adverse situations that may affect the borrowers' ability to repay loans, estimated value of the underlying collateral and current and expected market conditions. The allowance for loan losses was $309,000 and $316,000 at June 30, 1996 and 1995, respectively. The provision for loan losses was $28,000 and $101,000 for the years ended June 30, 1996 and 1995, respectively. The $73,000 decrease was due primarily to the addition of an additional reserve of $75,000 in the prior year to account for the higher volume of commercial real estate and commercial business loans, as these loans carry higher credit risk than traditional mortgage lending, and the Bank has limited prior experience with this type of lending. Based on a historical trend of limited losses on residential loans, the amount of the loan loss provision allocated to residential loans remained relatively stable for the two periods. While the Bank maintains its allowance for losses at a level which it considers to be adequate, there can be no assurance that further additions will not be made to the loss allowances and that such losses will not exceed the estimated amounts. The establishment of a loan loss provision each period adversely impacts the Company's net earnings.

Non-Interest Earnings. Non-interest earnings increased $28,000 or 196% from $14,500 for the year ended June 30, 1995 to $43,000 for the year ended June 30, 1996. This was primarily due to an increase in service charge income of $20,000, recovery of some prior year legal fees for $10,000, and an increase in the gain on sold loans of $2,500, offset by a decrease in income from real estate operations consisting of rental income from the office space available on the second floor of the Bank's building. During fiscal year 1995, the Bank terminated a month-to-month lease of several of its available offices in anticipation of growth within the Bank.

Non-Interest Expense. Total non-interest expense increased $304,000 or 32% from $964,000 for the year ended June 30, 1995 to $1.3 million for the year ended June 30, 1996. This increase was primarily due to an increase in compensation expense of $159,000 from the hiring of additional staff to handle growth and the offering of new deposit products and including adding a chief administrative officer. Other factors were increases in occupancy costs of $37,000, advertising costs of $23,000, data processing costs of $18,000, and other operating costs of $62,000, due to an overall increase in printing and office supplies to accommodate the name change for the Bank as a result of the conversion, introduction of checking accounts, and general regulatory and stock matters.

Income Tax Expense. Income tax expense increased $93,000 or 28% from $339,000 for the year ended June 30, 1995 to $432,000 for the year ended June 30, 1996. This increase was attributable to the increase in pre-tax earnings of $375,000.

Liquidity and Capital Resources

The Company is required under applicable federal regulations to maintain specified levels of "liquid" investments in qualifying types of U.S. Government, federal agency, and other investments having maturities of five years or less. Current OTS regulations require that a savings institution maintain liquid assets of not less than 5% of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less, of which short-term liquid assets must consist of not less than 1%. At June 30, 1997, the Bank's liquidity, as measured for regulatory purposes, was 10.15%. The Bank adjusts liquidity as appropriate to meet its asset/liability objectives.

The Bank's primary sources of funds are deposits, borrowings, amortization and prepayment of loans and mortgage-backed securities, maturities of investment securities, and funds provided from operations. While scheduled loan repayments are a relatively predictable source of funds, deposit flows and loan and mortgage-backed security prepayments are significantly influenced by general interest rates, economic conditions, and competition. In addition, the Bank invests excess funds in overnight deposits which provide liquidity to meet lending requirements and deposit fluctuations.

The Bank's most liquid assets are cash and cash equivalents, which include investments in highly liquid short-term investments. The level of these assets are dependent on the Bank's operating, financing, and investing activities during any given period. At June 30, 1997, cash and cash equivalents totaled $2.9 million. The Bank has another source of liquidity if a need for additional funds should arise, that being FHLB of Dallas advances. The Bank also has the ability to borrow against mortgage-backed and other securities. At June 30, 1997, the Bank had outstanding borrowings from the FHLB of Dallas of $20.9 million. These outstanding borrowings were used to purchase additional mortgage-backed securities and mortgage loan participations as a means of enhancing earnings.

The primary investment activity of the Bank is the origination of loans, primarily mortgage loans. During the year ended June 30, 1997, the Bank originated $23 million in total loans (including loan participations purchased), of which $14 million were mortgage loans. Another investment activity of the Bank is the investment of funds in U.S. Treasury and agency securities, mortgage-backed securities, federal funds, readily marketable equity securities, and FHLB of Dallas overnight funds. During periods when the Bank's loan demand is limited, the Bank may purchase short term investment securities to obtain a higher yield than otherwise available.

The Bank's cash flows are comprised of three primary classifications: cash flows from operating activities, investing activities and financing activities. Cash flows from operating activities, consisting principally of interest and dividends received less interest paid on deposits, were $517,000 and $1.3 million for the years ended June 30, 1997 and 1996, respectively. Net cash used for investing activities consisting primarily of disbursement of loan originations and investment and mortgage-backed security purchases, offset by principal collections on loans and proceeds from the maturities of investment securities, were $20 million and $22 million for the years ended June 30, 1997 and 1996, respectively. Net cash provided from financing activities consisting primarily of net activity in deposit and escrow accounts and the proceeds received from FHLB advances, were $19 million for both years ended June 30, 1997 and 1996, respectively.

Cash flows from operating activities decreased $818,000 or 61% from the year ended June 30, 1996 to the year ended June 30, 1997. This decrease was primarily due to a decrease in net earnings of $153,000 and the decrease in the declaration of dividends to stockholders. For the same periods, cash flows used by investing activities decreased $2 million primarily due to a decrease in purchases of investments and mortgage-backed securities, and an increase in principal repayments on mortgage-backed securities of $2.8 million, offset by an increase in net loan originations of $6.8 million. Purchases of investments and mortgage-backed securities decreased $8 million over the prior year. Cash flows provided from financing activities have increased $325,000 from the year ended June 30, 1996 to the year ended June 30, 1997 primarily due to an overall increase in deposits of $2.5 million, and a net increase in FHLB borrowings of $10 million, offset by the repurchase of company stock under the stock repurchase program.

The Bank anticipates that it will have sufficient funds available to meet its current commitments. As of June 30, 1997, the Bank had commitments to fund loans of $10.5 million. Certificates of deposit scheduled to mature in one year or less totaled $28 million. Based on historical withdrawals and outflows, on internal monthly deposit reports monitored by management, and the fact that the Bank does not accept any brokered deposits, management believes that a majority of deposits will remain with the Bank. As a result, no adverse liquidity effects are expected.

At June 30, 1997, the Bank exceeded each of the three OTS capital requirements on a fully-phased in basis.

Stock Repurchase Program

During the fiscal year ended June 30, 1997, the Company repurchased 148,042 shares of its $0.10 common stock under a stock repurchase program approved by the OTS. All of the shares purchased under the program have been retired as authorized but unissued. The Company believes that even with the repurchase program, the Company has sufficient capital and that the Bank will be able to continue to meet its regulatory capital requirements.

Impact of Inflation and Changing Prices

The consolidated financial statements of the Company and notes thereto, presented elsewhere herein, have been prepared in accordance with Generally
Accepted Accounting Principles ("GAAP"), which require the measurement of financial position and operating results primarily in terms of historical dollars without considering the change in the relative purchasing power of money over time and due to inflation. The impact of inflation is reflected in the increased cost of the Company's operations. Unlike most industrial companies, nearly all the assets and liabilities of the Company are financial. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services.

Recent Legislation - Recapture of Post - 1987 Bad-Debt Reserves

The Small Business Job Protection Act of 1996, among other things, equalized the taxation of thrifts and banks. The bill no longer allows thrifts a choice between the percentage of taxable income method and the experience method in determining additions to their bad debt reserves. Smaller thrifts with $500 million of assets or less are only allowed to use the experience method, which is generally available to small banks currently. Larger thrifts must use the specific charge off method regarding its bad debts. Any reserve amounts added after 1987 are taxed over a six year period beginning in 1996; however, bad debt reserves set aside through 1987 will generally not be taxed. Institutions can delay these taxes for two years if they meet a residential - lending test. At June 30, 1997, the Bank had $55,936 of post 1987 bad-debt reserves of which 1/6th or $9,323 was recaptured into taxable income for the year ended June 30, 1997. Future recapture of the Bank's bad-debt reserves will not have an adverse effect on future net earnings.

New Accounting Standards

In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." This Statement was effective for the Company for the fiscal year ended June 30, 1997. This Statement establishes standards for the impairment of an asset whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The Statement also requires that long-lived assets to be disposed of be reported at the lower of carrying value or fair value less cost to sell. This Statement did not have a material impact on the Company's June 30, 1997 financial condition.

In May 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights". This Statement amends FASB No. 65, "Accounting for Certain Mortgage Banking Activities". This Statement requires that mortgage banking enterprises recognize as separate assets the right to service mortgage loans for others, however those servicing rights are acquired. Mortgage banking enterprises that acquire mortgage servicing rights through either the purchase or origination of mortgage loans and sells or securitizes those loans with servicing rights retained should allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values if it is practicable to estimate those fair values. This Statement was effective for the Company for the fiscal year ended June 30, 1997. The Company currently does not retain servicing rights on sold loans, therefore, this Statement did not have a material impact on the Company's June 30, 1997 financial condition.

In October 1995, the FASB issued SFAS No. 123 "Statement on Accounting for Stock-Based Compensation" which defines a "fair value based method" of accounting for an employee stock option whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period. The FASB encouraged all entities to adopt the fair value based method, however, it allows entities to continue the use of the "intrinsic value based method" prescribed by Accounting Principles Board ("APB") Opinion No. 25. Under the intrinsic value based method, compensation cost is the excess of the market price of the stock at the grant date over the amount an employee must pay to acquire the stock. However, most stock option plans have no intrinsic value at the grant date and, as such, no compensation cost is recognized under APB Opinion No. 25. Entities electing to continue use of the accounting treatment of APB Opinion No. 25 must make certain pro forma disclosures as if the fair value based method had been applied. The Bank has continued to use the "intrinsic value based method" as prescribed by APB Opinion No. 25.

In June 1996, the FASB issued SFAS No. 125, "Statement on Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities", which will be effective, on a prospective basis, for fiscal years beginning after December 31, 1996. SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities based on consistent application of a financial-components approach that focuses on control. SFAS No. 125 extends the "available for sale" and "trading" approach of SFAS No. 115 to non-security financial assets that can be contractually prepaid or otherwise settled in such a way that the holder of the asset would not recover substantially all of its recorded investment. In addition, SFAS No. 125 amends SFAS No. 115 to prevent a security from being classified as held to maturity if the security can be prepaid or settled in such a manner that the holder of the security would not recover substantially all of its recorded investment. The extension of the SFAS No. 115 approach to certain non-security financial assets and the amendment to SFAS No. 115 are effective for financial assets held on or acquired after January 1, 1997. Effective January 1, 1997, SFAS No. 125 will supersede SFAS No. 122, which is discussed above. In December 1996, the FASB issued SFAS No. 127 "Deferral of the Effective Date of Certain Provisions of SFAS No. 125." It defers for one year the effective date of certain provisions of SFAS 125. Management has not yet determined the effect, if any, SFAS No. 125 will have on the Company's financial statements.

Recently the FASB issued Statement of Financial Accounting Standards No. 128, "Earnings per Share". It simplifies the standards for computing earnings per share, superseding the standards previously found in Opinion 15. It replaces the presentation of primary earnings per share with a presentation of basic earnings per share. It also requires dual presentation of basic and diluted earnings per share on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic earnings per share computation to the numerator and denominator of the earnings per share computation. This Statement will affect the financial statements issued by the Company after December 15, 1997.

The FASB recently issued Statement of Financial Accounting Standards No. 129, "Disclosure of Information about an Entity's Capital Structure". This Statement applies to all entities. Its requirements are a consolidation of those found in ABP Opinions 10 and 15, and Statement of Financial Accounting Standards No. 47. This statement will affect the financial statements issued by the Company after December 15, 1997.

In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income". This Statement establishes standards for reporting and display of comprehensive income on its components (revenues, expenses, gains and losses). Comprehensive income is defined as the change in equity of a business enterprise, during a period, from transactions and other events and circumstances from nonowner sources. The Statement requires that entities classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in-capital in the equity section of a statement of financial position. This Statement is effective for fiscal years beginning after December 31, 1997.

Also in June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." This Statement establishes standards for the way that public entities report information about operating segments in annual financial statements and requires that selected information about operating segments be reported in interim financial reports as well. It also establishes standards for related disclosures about products and services, geographic areas and major customers. This Statement is effective for fiscal years beginning after December 31, 1997.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



Board of Directors
GFSB Bancorp, Inc.
Gallup, New Mexico


We have audited the consolidated statement of financial condition of GFSB Bancorp, Inc. and Subsidiary as of June 30, 1997, and the related consolidated statements of earnings, changes in stockholders' equity, and cash flows for each of the two years in the period ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of GFSB Bancorp, Inc. and Subsidiary as of June 30, 1997, and the results of its consolidated operations and its consolidated cash flows for each of the two years in the period ended June 30, 1997 in conformity with generally accepted accounting principles.



                                                       /s/ Atkinson & Co., Ltd.
                                                       Atkinson & Co., Ltd.

Albuquerque, New Mexico
August 11, 1997

                               GFSB Bancorp, Inc.

                  CONSOLIDATED STATEMENT OF FINANCIAL CONDITION

                                  June 30, 1997

                                     ASSETS

Cash and due from banks (notes A3, A14, and T)                                                            $        1,772,937
Interest-bearing deposits with banks (notes A3, A14, and T)                                                        1,121,191
Federal funds sold (notes A3, A14, and T)                                                                            100,000
Available-for-sale investment securities (notes A4, A14, C, and T)                                                 4,342,042
Available-for-sale mortgage-backed securities (notes A5, A14, B, and T)                                           32,069,501
Stock of Federal Home Loan Bank, at cost, restricted (note A17)                                                    1,060,300
Loans receivable, net, substantially pledged (notes A6, A7, A14, D, J, K, R, and T)                               52,021,929
Accrued interest and dividends receivable (notes A14, E, and T)                                                      551,783
Premises and equipment (notes A9 and F)                                                                              677,250
Prepaid and other assets                                                                                              55,290
Deferred tax asset (notes A10 and L)                                                                                  20,671
                                                                                                          ------------------

     TOTAL ASSETS                                                                                         $       93,792,894
                                                                                                          ==================
                      LIABILITIES AND STOCKHOLDERS' EQUITY

Transaction accounts (notes A14, G, J, and T)                                                             $        4,488,475
Savings and now deposits (notes A14, G, J, and T)                                                                 10,606,993
Time deposits (notes A14, G, J, and T)                                                                            42,777,018
Accrued interest payable (notes A14 and T)                                                                           153,049
Advances from borrowers for taxes and insurance                                                                      175,748
Accounts payable and accrued liabilities                                                                             181,970
Deferred income taxes (notes A10 and L)                                                                              287,000
Dividends declared and payable                                                                                        75,415
Advances from the Federal Home Loan Bank (notes A14, R, and T)                                                    20,930,000
Income taxes payable                                                                                                 174,090
                                                                                                          ------------------

     TOTAL LIABILITIES                                                                                            79,849,758

COMMITMENTS AND CONTINGENCIES (notes D and M)                                                                           -

STOCKHOLDERS' EQUITY
  Common stock, $.10 par value, 1,500,000
    shares authorized; 800,708 issued and outstanding                                                                 76,684
  Preferred stock, $.10 par value, 500,000
    shares authorized; no shares issued or outstanding                                                                  -
  Additional paid-in-capital                                                                                       6,260,680
  Unearned ESOP stock (note N)                                                                                      (464,881)
  Retained earnings, substantially  restricted (note I)                                                            7,513,536
  Unrealized gain on available for sale
    securities, net of taxes (note A4)                                                                               557,117
                                                                                                          ------------------

     TOTAL STOCKHOLDERS' EQUITY                                                                                   13,943,136
                                                                                                          ------------------
     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                                           $       93,792,894
                                                                                                          ==================

       These accompanying notes are an integral part of these statements.

                               GFSB Bancorp, Inc.

                       CONSOLIDATED STATEMENTS OF EARNINGS

                              Years ended June 30,



                                                              1997         1996
                                                           ----------   ----------
Interest income Loans receivable (notes A6 and D)
    Mortgage loans                                         $3,493,788   $2,838,874
    Commercial loans                                          220,280      202,259
    Share and consumer loans                                  178,877      118,411
  Available-for-sale investment securities and
     mortgage-backed securities                             2,053,688    1,569,434
  Other interest-earning assets                               132,071      146,847
                                                           ----------   ----------

        TOTAL INTEREST EARNINGS                             6,078,704    4,875,825

Interest expense
  Deposits (note G)                                         2,595,886    2,072,621
  Advances from Federal Home Loan Bank                        793,124      330,050
                                                           ----------   ----------

                                                            3,389,010    2,402,671
                                                           ----------   ----------

        NET INTEREST EARNINGS                               2,689,694    2,473,154

Provision for loan losses (note D)                             20,794       28,099
                                                           ----------   ----------

        NET INTEREST EARNINGS AFTER
          PROVISION FOR LOAN LOSSES                         2,668,900    2,445,055

Non-interest earnings
  Service charge income                                        38,464       21,039
  Income from real estate operations                             --          3,300
  Miscellaneous income                                          5,196       10,454
  Net gains from sales of loans                                 4,979        8,063
                                                           ----------   ----------

        TOTAL NON-INTEREST EARNINGS                            48,639       42,856

Non-interest expense
  Compensation and benefits                                   835,312      614,058
  Insurance (note H)                                          330,170      104,731
  Other                                                       239,240      166,852
  Occupancy                                                   146,252      108,305
  Data processing                                              97,582       92,522
  Professional fees                                            91,775      122,720
  Advertising                                                  45,942       34,358
  Stock services                                               12,680       24,323
                                                           ----------   ----------

        TOTAL NON-INTEREST EXPENSE                          1,798,953    1,267,869
                                                           ----------   ----------


       These accompanying notes are an integral part of these statements.

                               GFSB Bancorp, Inc.

                              Years ended June 30,

                                                         1997         1996
                                                     ----------    ----------
        EARNINGS BEFORE INCOME TAXES                    918,586     1,220,042

Income tax expense (note L)
  Currently payable                                     319,159       431,663
  Deferred provision (benefit)                          (36,052)          343
                                                     ----------    ----------

                                                        283,107       432,006
                                                     ----------    ----------

        NET EARNINGS                                 $  635,479    $  788,036
                                                     ==========    ==========

WEIGHTED AVERAGE NUMBER OF
  SHARES OUTSTANDING (note A12)                         822,154       893,684

EARNINGS PER COMMON SHARE AND
  COMMON SHARE EQUIVALENT                            $      .77    $      .88
                                                     ==========    ==========












       These accompanying notes are an integral part of these statements.

                               GFSB Bancorp, Inc.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                                                          Unrealized
                                                                                                           Gain On
                                     Common Stock            Additional     Unearned                    Available For
                                   ----------------------     Paid-in         ESOP         Retained    Sale Securities
                                   Shares        Amount       Capital        Stock         Earnings          Net           Total
                                   --------  ------------   -----------   ------------  -------------   --------------  -----------
Balance, June 30, 1995             948,750   $     94,875   $ 9,020,623   $   (560,000) $   7,037,557   $   161,698     $15,754,753

    Net earnings                      -              -             -              -           788,036          -            788,036

    Unrealized (loss) on
      available for sale
      securities, net of taxes        -              -             -              -              -          (34,151)        (34,151)

    Acquisition of common
      stock by the Bank for
      the management stock
      bonus plan (note P)             -            (3,795)     (541,736)          -              -             -           (545,531)

    Release of 1866.6667
      shares of common stock
      owned by the ESOP (note N)      -              -            7,935         18,667           -             -             26,602

    Dividends declared and
      paid to stockholders            -              -             -              -          (626,233)         -           (626,233)
                                   -------   ------------   -----------   ------------  -------------   -----------     -----------

Balance, June 30, 1996             948,750         91,080     8,486,822       (541,333)     7,199,360       127,547      15,363,476

    Net earnings                      -              -             -              -           635,479          -            635,479

    Unrealized gain on
      available for sale
      securities, net of taxes        -              -             -              -              -          429,570         429,570

    Distribution of stock
      vested under  the
      management stock
      bonus plan (note P)             -               408        52,683           -              -             -             53,091

    Acquisition of common
      stock by the Company under
      the stock repurchase plan
      (note P )                   (148,042)       (14,804)   (2,322,262)          -              -             -         (2,337,066)

    Released and committed to be
      released 7575.1762 of
      shares of common stock
      owned by the ESOP (note
      N)                              -              -           43,437         76,452           -             -            119,889

Dividends declared and
   paid to stockholders               -              -             -              -          (321,303)         -           (321,303)
                                   -------   ------------   -----------   ------------  -------------   -----------     -----------

Balance, June 30, 1997             800,708   $     76,684   $ 6,260,680   $   (464,881) $   7,513,536   $   557,117     $13,943,136
                                   =======   ============   ===========   ============  =============   ===========     ===========


        The accompanying notes are an integral part of these statements.

                               GFSB Bancorp, Inc.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                              Years ended June 30,

                Increase (decrease) in cash and cash equivalents

                                                          1997            1996
                                                      ------------    ------------
Cash flows from operating activities
  Net earnings                                        $    635,479    $    788,036
  Adjustments to reconcile net earnings to
    net cash provided by operations
      Deferred loan origination fees                      (128,265)       (111,893)
      Gain on sale of sold loans                            (4,979)         (8,063)
      Provision for loan losses                             20,794          28,099
      Depreciation of premises and equipment                69,933          54,175
      Amortization of investment and mortgage-
        backed securities premiums (discounts)             195,936         111,875
      Stock dividend on FHLB stock                         (48,200)        (29,900)
      Release of ESOP stock                                119,889          28,280
      Stock compensation                                    53,091          26,602
      Provision (benefit) for deferred income taxes        (36,052)            343
  Net changes in operating assets and liabilities
    Accrued interest and dividends receivable             (151,467)       (180,352)
    Prepaid taxes                                             --            61,825
    Prepaid and other assets                                (5,885)        (11,211)
    Accrued interest payable                                49,542          45,364
    Accounts payable and accrued liabilities                 9,253          20,221
    Income taxes payable                                    65,161         108,929
    Dividends declared and payable                        (327,162)        402,577
                                                      ------------    ------------

        Net cash provided by operating activities          517,068       1,334,907

Cash flows from investing activities
  Purchases of premises and equipment                     (210,141)       (117,798)
  Loan originations and principal
    repayment on loans, net                            (13,181,944)     (6,296,554)
  Principal payments on mortgage-backed securities       6,078,761       3,280,383
  Purchases of mortgage-backed securities              (12,790,892)    (18,060,661)
  Purchases of available-for-sale securities              (125,941)     (3,020,859)
  Maturities and proceeds from sale of available-
    for-sale securities                                    700,000       2,235,000
  Purchase of FHLB stock                                  (461,500)        (79,000)
                                                      ------------    ------------

        Net cash used by investing activities          (19,991,657)    (22,059,489)


       These accompanying notes are an integral part of these statements.
                                      -23-

                               GFSB Bancorp, Inc.

                              Years ended June 30,

                Increase (decrease) in cash and cash equivalents

                                                                                   1997              1996
                                                                               --------------   -------------
Cash flows from financing activities
  Net increase in transaction accounts,
    savings and NOW deposits and time deposits                                    11,882,676        9,387,305
  Net increase (decrease) in advances from borrowers
    for taxes and insurance                                                            1,216          (92,282)
  Proceeds from FHLB advances                                                    106,463,375       10,854,000
  Repayments on FHLB advances                                                    (96,387,375)            --
  Purchase of GFSB Bancorp stock under the
    stock repurchase plan in cash                                                 (2,337,066)            --
  Dividends paid or to be paid in cash                                              (321,303)        (626,233)
  Purchase of GFSB Bancorp stock under the
    management stock bonus plan in cash                                                 --           (545,531)
                                                                               --------------   -------------

        Net cash provided by
          financing activities                                                    19,301,523       18,977,259
                                                                               --------------   -------------

  Decrease in cash and cash equivalents                                             (173,066)      (1,747,323)

  Cash and cash equivalents at beginning of year                                   3,167,194        4,914,517
                                                                               --------------   -------------

  Cash and cash equivalents at end of year                                     $   2,994,128    $   3,167,194
                                                                               =============    =============

Supplemental disclosures Cash paid during the year for:
    Interest on deposits and advances                                          $   3,339,468    $   2,357,307
    Income taxes                                                                     253,998          235,198

  Change in unrealized gain (loss), net of deferred taxes
    on available-for-sale securities                                                 429,570          (34,151)



        The accompanying notes are an integral part of these statements.
                                      -24-

                               GFSB Bancorp, Inc.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             June 30, 1997 and 1996


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   A summary of significant accounting policies consistently applied in the preparation of the accompanying statements follows:

   1. Organization and Operations
      ---------------------------

   On February 1, 1995, the Board of Directors of Gallup Federal Savings and Loan Association (the Association), adopted a Plan of Conversion ("the conversion"). The conversion allowed the Association to convert from a federal mutual savings and loan association to a federal stock savings bank with the concurrent formation of a holding company (GFSB Bancorp, Inc.). The conversion was approved by the Office of Thrift Supervision, the Securities and Exchange Commission, and the members of the Association, and on June 29, 1995 the conversion became effective. The conversion was accomplished through amendment of the Association's federal charter and the sale of the holding company's common stock. The Association also changed its name to Gallup Federal Savings Bank (the Bank).

   GFSB Bancorp, Inc. (the Company) is a unitary savings and loan holding company that was incorporated in March 1995 under the laws of the State of Delaware. The Company acquired all of the common stock of GFSB on June 29, 1995 and the Company also made its initial public offering of common stock. The Company issued 948,750 shares of $.10 par value common stock at $10 per share. Net proceeds, after deducting conversion expenses of $372,002 were $9,115,498 and were reflected as common stock and additional paid in capital in the accompanying consolidated statement of financial condition.

   2. Basis of Presentation
      ---------------------

   The accompanying consolidated financial statements include the accounts of GFSB Bancorp and the Bank. All significant balances and transactions between entities have been eliminated.

   3. Cash and Cash Equivalents
      -------------------------

   Cash and cash equivalents include cash on hand, cash items, amounts due from banks, amounts held with the Federal Reserve Bank, interest bearing deposits with the Federal Home Loan Bank, and federal funds sold. Generally, federal funds sold are purchased and sold for one-day periods. For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. The amounts in each of these above categories are as follows:

                               GFSB Bancorp, Inc.

                             June 30, 1997 and 1996


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

   3.  Cash and Cash Equivalents - Continued
       -------------------------------------

                                             June 30,
                                              1997
                                       -------------------

   Cash on hand                        $           374,957
   Cash items                                        1,341
   Amounts due from banks                        1,074,096
   Interest bearing deposits                     1,121,191
   Federal funds sold                              100,000
   Federal Reserve Bank deposits                   322,543
                                       -------------------

                                       $         2,994,128
                                       ===================

   The amounts due from banks includes $25,856 held in trust by the Company for the employees awarded stock under the Management Stock Bonus Plan. The amount represents dividends earned on non-vested shares. See Note P.

   4. Available-for-Sale Investment Securities
      ----------------------------------------

   Investment securities consist of stock owned in the Federal Home Loan Mortgage Corporation ("FHLMC"), Federal Home Loan Bank debentures, U.S. Government Securities, and mutual funds. The Company accounts for its investments under Statement of Financial Accounting Standards (SFAS) No. 115, " Accounting for Certain Investments in Debt and Equity Securities." SFAS 115 expands the use of fair value accounting for debt and equity securities. It requires that entities classify their debt and equity securities into one of three categories: held-to-maturity, available for sale, or trading. The Company has classified its investment portfolio and all mortgage-backed securities as available for sale, and, accordingly, as required by SFAS 115, accounted for its investments at fair value. (See also note A5). The Company has recorded a net unrealized gain, net of deferred income taxes, of $ 557,117 and $127,547 as an increase to equity at June 30, 1997 and 1996, respectively. The net change in the net unrealized gain for the year ended June 30, 1997 was $429,570.

   Realized gains and losses on the sale of investment securities are determined using the specific identification method when such sales occur.

                               GFSB Bancorp, Inc.

                             June 30, 1997 and 1996


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

   5.  Available-for-Sale Mortgage-Backed Securities
       ---------------------------------------------

   All mortgaged-backed and related securities are stated at fair value as they are classified as available-for-sale securities.

   Realized gains and losses on the sale of mortgaged-backed securities (when such sales occur) are based on the specific identification method. All sales are made without recourse.

   At June 30, 1997, the Company had no outstanding commitments to sell any securities.

   6.  Loans Receivable
       ----------------

   Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at unpaid principal balances, less the allowance for loan losses, and net deferred loan origination fees and discounts. One mortgage loan was held for sale at June 30, 1997 in the amount of $83,436, which approximates market value. This loan has not been separately disclosed on the statement of financial condition given the minimal dollar amount in relation to the total loan portfolio.

   The allowance for loan losses is increased by charges to income and decreased by charge-offs (net of recoveries). Management's periodic evaluation of the adequacy of the allowance is based on past loan loss experience, known and inherent risks in the portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and current economic conditions.

   The Company adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" on July 1, 1995. SFAS No. 114 requires that the Company establish a specific loan allowance on an impaired loan if the present value of the future cash flows discounted using the loan's effective interest rate is less than the carrying value of the loan. An impaired loan can be valued based upon its fair value or the market value of the underlying collateral if the loan is primarily collateral dependent. The Company assesses for impairment all loans delinquent more than 90 days.

   Uncollectible interest on loans that are contractually past due is charged off, or an allowance account is established based on management's periodic evaluation. The allowance is established by a charge to interest income equal to all interest previously accrued, and income is subsequently recognized only to the extent cash payments are received, until, in management's judgment, the borrower's ability to make periodic principal and interest payments is back to normal, in which case the loan is returned to accrual status.

                               GFSB Bancorp, Inc.

                             June 30, 1997 and 1996


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

   Mortgage loans sold to others are not included in the accompanying statements of financial condition. For the years ended June 30, 1997 and 1996, $398,510 and $490,118, respectively, of loans have been sold. No servicing rights were retained on these loans. Gains on the sale of these loans were $4,979 in 1997 and $8,063 in 1996.

   7.  Loan Origination Fees and Related Costs
       ---------------------------------------

   Loan fees are accounted for in accordance with FASB Statement of Financial Accounting Standards No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases." Loan fees and certain direct loan origination costs are deferred, and the net fee is recognized as an adjustment to interest income using the interest method over the contractual life of the loans. Historical prepayment experience for the Company is minimal for purposes of adjusting the contractual life of the loans.

   8.  Foreclosed Real Estate
       ----------------------

   Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at fair value at the date of foreclosure. The Company generally holds foreclosed assets as held for sale, and accordingly, after foreclosure, such assets are carried at the lower of fair value minus estimated costs to sell, or cost. Valuations are periodically performed by management, and an allowance for losses is established by a charge to operations if the fair value of a property does not exceed its cost. The Company had no foreclosed real estate at June 30, 1997.

   9.  Premises and Equipment
       ----------------------

   Land is carried at cost. Building, furniture, fixtures, and equipment are carried at cost, less accumulated depreciation. Building, furniture, fixtures, and equipment are depreciated using a straight-line method over the estimated useful lives of the assets. Maintenance and repairs are charged to earnings in the period incurred.

   10. Income Taxes
       ------------

   Deferred income taxes are provided on temporary differences in the recognition of income and expense for tax and financial reporting purposes. These items consist principally of loan origination fees, income and expense on foreclosed real estate, depreciation, delinquent interest, compensation cost, and the bad debt reserve.

                               GFSB Bancorp, Inc.

                             June 30, 1997 and 1996


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

   Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates that will be in effect when these differences reverse as prescribed in FASB Statement No. 109, "Accounting for Income Taxes". The principal differences between assets and liabilities for financial statement and tax purposes are accumulated depreciation of premises and equipment, the reserve for delinquent interest, bad debt reserves, stock compensation plans, the recognition of loan origination fees, and unrealized holding gains and losses on available-for-sale securities. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes in the period of enactment.

   The Small Business Job Protection Act of 1996 equalized the taxation of thrifts and banks. The bill no longer allows thrifts a choice between the percentage of taxable income method and the experience method in determining additions to bad debt reserves. Small thrifts (such as the Company) are only allowed to use the experience method. Any reserve amounts added after 1987 are now taxed over a six year period. At June 30, 1997, the Company had $55,936 of post 1987 bad debt reserves. Of this amount, $9,323 was recaptured into taxable income for 1997.

   11. Reclassifications
       -----------------

   Certain reclassifications have been made to the 1996 financial statements to conform to the 1997 presentation.

   12. Earnings Per Share
       ------------------

   Earnings per share have been computed on the basis of the weighted average number of shares of common stock and common stock equivalents outstanding for the year. Stock options are included in primary earnings per share for 1997 because they are dilutive. Stock options are not included in earnings per share in 1996 because they were antidilutive. The Company accounts for the shares acquired by its ESOP in accordance with Statement of Position 93-6; shares controlled by the ESOP are not considered in the weighted average shares outstanding until the shares are committed for allocation to an employee's individual account.

   13. Advertising
       -----------

   The Company expenses advertising costs as incurred. Such expenses are shown in the consolidated statements of earnings; no amounts of advertising are carried as assets.

                               GFSB Bancorp, Inc.

                             June 30, 1997 and 1996


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

   14. Fair Value of Financial Instruments
       -----------------------------------

   The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein:

   Cash and cash equivalents - The carrying amount of cash and cash equivalents approximate their fair value.

   Available-for-sale securities - Fair values for securities are based on quoted market prices.

   Loans receivable - For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions. Fair values for commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

   Deposit liabilities - The fair values disclosed for demand deposits are, by definition, materially equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of fixed-term money market accounts approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

   Short-term borrowings - The carrying amounts of short-term borrowings approximate their fair values given that the borrowings are at the Bank's current incremental borrowing rate.

   Off-balance-sheet instruments - Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counter parties' credit standings.

   15. Financial Instruments
       ---------------------

   In the ordinary course of business the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit and commercial letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

                               GFSB Bancorp, Inc.

                             June 30, 1997 and 1996


NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

   16. Estimates
       ---------

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

   A substantial estimate for the Company is the allowance for loan losses. This estimate could change substantially within a year if borrowers' ability to repay or the estimated value of underlying collateral should decline dramatically.

   17. Investment in Federal Home Loan Bank Stock
       ------------------------------------------

   The Bank, as a member of the Federal Home Loan Bank System, is required to maintain an investment in it's capital stock of the Federal Home Loan Bank
   (FHLB) in an amount equal to the greater of 1% of its outstanding home loans or 5% of advances from the FHLB. No ready market exists for the Federal Home Loan Bank Stock, and it has no quoted market value.


NOTE B - AVAILABLE-FOR-SALE MORTGAGE-BACKED SECURITIES

   The  carrying   values  and  estimated  fair  values  of   available-for-sale
   mortgage-backed securities are summarized as follows:

                                                                                      Gross           Gross
                                                                                    Unrealized      Unrealized
                            Principal           Unamortized         Amortized        Holding         Holding
June 30, 1997:                Balance             Premiums          Cost              Gains          Losses          Fair Value
--------------             --------------      --------------     ------------      ----------     -----------     ------------
FNMA ARM
    Certificates           $ 21,002,861        $     667,808      $ 21,670,669      $  146,497     $   (80,203)    $  21,736,963
  FHLMC ARM
    Certificates              2,747,717               77,744         2,825,461          24,649          (7,137)        2,842,973
  GNMA ARM
    Certificates              7,297,319              216,064         7,513,383            -            (23,818)        7,489,565
                           ------------        -------------      ------------      ----------     -----------     -------------

                           $ 31,047,897        $     961,616      $ 32,009,513      $  171,146     $  (111,158)    $  32,069,501
                           ============        =============      ============      ==========     ===========     =============

   During the year ended June 30, 1997 and 1996, the Company did not have any proceeds from the sales of mortgage-backed securities. At June 30, 1997, the Company had pledged $5,093,764 (paid-down value) in mortgage-backed securities to public entities who have on deposit amounts in excess of the federally insured limit. The Company also had pledged $801,602 in mortgage-backed securities to the Federal Reserve Bank for its Treasury Tax and Loan Account.

                               GFSB Bancorp, Inc.

                             June 30, 1997 and 1996


NOTE C - AVAILABLE-FOR-SALE INVESTMENTS

   The amortized cost and fair values of available-for-sale investment equity securities and investments in debt securities are summarized as follows:

                                                                        June 30, 1997
                                         -----------------------------------------------------------------------
                                                                  Gross             Gross
                                                                Unrealized        Unrealized
                                           Amortized              Holding          Holding              Fair
                                             Cost                  Gains            Losses              Value
                                         ----------------      -------------      -----------      -------------

   Mutual funds                          $      2,153,206      $       9,466      $     -          $   2,162,672
   FHLB Debentures                                400,000               -             (2,625)            397,375
   FHLMC Stock                                      7,786            772,646            -                780,432
   U.S. Treasury bill                             996,921              4,642            -              1,001,563
                                         ----------------      -------------      ----------       -------------
                                         $      3,557,913      $     786,754      $   (2,625)      $   4,342,042
                                         ================      =============      ==========       =============

   The amortized cost and fair value of all debt and equity securities by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                       June 30, 1997
                                                        -----------------------------------------
                                                             Amortized                Fair
                                                             Cost                     Value
                                                        -----------------        ----------------
   Available for sale:
     Due within one year                                $         996,921        $     1,001,563
     Due after one year through five years                        400,000                397,375
     FHLMC stock                                                    7,786                780,432
     Mortgage-backed securities                                32,009,513             32,069,501
                                                        -----------------        ---------------

                                                        $      33,414,220        $    34,248,871
                                                        =================        ===============

   No investments were sold in 1997 or 1996. The change in the net unrealized holding gains and losses recorded through the equity section for June 30, 1997 is a net gain of $429,570.

                               GFSB Bancorp, Inc.

                             June 30, 1997 and 1996


NOTE D - LOANS RECEIVABLE

   Loans receivable are summarized as follows:

                                                                  June 30,
                                                                    1997
                                                              ----------------
   First mortgage loans (principally conventional)
     Principal balances
       Secured by one-to-four family residences               $     31,984,280
                                                              ----------------
       Secured by other properties                                  10,405,439
       Construction loans                                            3,811,079
   Loan Participations Purchased                                     6,153,249
   Share loans                                                       1,113,175
   Commercial loans                                                  1,960,765
   Consumer loans
     Unsecured                                                         117,518
     Secured by vehicles                                               522,902
     Home equity lines                                                 977,141
                                                                    57,045,548
   Less
     Undisbursed portion of loans                                   (1,382,895)
     Loan participations sold                                       (2,961,052)
     Net deferred loan origination fees                               (340,610)
     Allowance for loan losses                                        (339,062)
                                                              ----------------
                                                              $     52,021,929
                                                              ================

   Activity in the allowance for loan losses is summarized as follows:

                                              June 30,          June 30,
                                                1997              1996
                                           ------------      -------------

   Balance at beginning of year            $    309,117      $     316,520
   Provision charged to income                   20,794             28,099
   Charge-offs, recoveries and other              9,151            (35,502)
                                           ------------      -------------
   Balance at end of year                  $    339,062      $     309,117
                                           ============      =============

                               GFSB Bancorp, Inc.

                             June 30, 1997 and 1996


NOTE D - LOANS RECEIVABLE

   The Company had commitments to fund new loans as follows:

                                                             June 30,
                                                               1997
                                                         ----------------

   Fixed rate                                            $      4,117,118
   Variable rate                                                2,070,468
   Commitments for new originations                             4,327,155
                                                         ----------------
   Total                                                 $     10,514,741
                                                         ================

   Fixed rate commitments for the years ended June 30, 1997 had interest rates that ranged from 8% to 10.25%.

   Nonaccrual and renegotiated loans for which interest has been reduced totaled $136,921 and $149,324 at June 30, 1997 and 1996, respectively. Interest income that was foregone amounted to $10,546 and $6,396 at June 30, 1997 and 1996, respectively.

   The weighted average rate for the loan portfolio at June 30, 1997 is 8.98%.

   On July 1, 1995, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan", as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan
   - Income Recognition and Disclosure", which requires that the Company establish a specific allowance on impaired loans and disclosure of the Company's method of accounting for interest income on impaired loans. The Bank assesses all loans delinquent more than 90 days for impairment and such loans amounted to $136,921 at June 30, 1997. Average balances for loans delinquent more than 90 days totaled approximately $27,384 for the year ended June 30, 1997. These loans are all primarily collateral dependent and management has determined that the underlying collateral is in excess of the carrying amount. As a result, the Company has determined that specific allowances on these loans is not required.

NOTE E - ACCRUED INTEREST AND DIVIDENDS RECEIVABLE

   Accrued interest and dividends receivable is summarized as follows:

                                                        June 30, 1997
                                                       ---------------

   Loans receivable                                    $       333,503
   Available-for-sale investment securities                     14,041
   Available-for-sale mortgage-backed securities               204,239
                                                       ---------------
                                                       $       551,783
                                                       ===============

                               GFSB Bancorp, Inc.

                             June 30, 1997 and 1996


NOTE F - PREMISES AND EQUIPMENT

   Premises and equipment are summarized as follows:

                                                           June 30,
                                                            1997
                                                      ---------------
   Buildings                                          $       522,400
   Furniture, fixtures, and equipment                         455,198
   Land                                                       158,550
   Parking lot improvements                                     5,265

                                                            1,141,413
   Less allowance for depreciation                           (464,163)
                                                      ---------------
                                                      $       677,250
                                                      ===============


NOTE G - DEPOSITS

   Deposits are summarized as follows:

                                Weighted
                                 Average
                                  Rate at
                                 June 30,                      June 30, 1997
                                   1997          ------------------------------------
                                ---------             Amount               Percent
                                                 -----------------       ------------
   Passbook savings
     accounts                      3.00%         $       2,940,333              5.08%
   Money market
     accounts                      4.00%                 7,624,212             13.18
   Transaction accounts            1.07%                 4,488,474              7.77
                                                 -----------------            ------

                                                        15,053,019             26.03


                               GFSB Bancorp, Inc.

                             June 30, 1997 and 1996


NOTE G - DEPOSITS - CONTINUED

   Deposits are summarized as follows:

                                Weighted
                                 Average
                                  Rate at
                                 June 30,                      June 30, 1997
                                   1997             ----------------------------------
                                ---------                Amount              Percent
                                                    ---------------        -----------
   Certificates of deposit:
     2.50%-6.00%                   5.51%            $    33,970,769             58.74%
                                                    ---------------             -----
     6.00%-7.00%                   6.55%                  8,136,920             14.07
     7.00%-8.00%                   7.21%                    669,329              1.16

                                                         42,777,018             73.97
                                                    ---------------             -----

                                                    $    57,830,037               100%
                                                    ===============             =====

   The aggregate amount of jumbo certificates with a minimum denomination of $100,000 was $15,805,114 at June 30, 1997.

   Certificates of deposit by maturity dates are as follows:

                                                    June 30, 1997
                                                   ---------------
   3 months or less                                $     7,242,578
   3 months to 6 months                                  6,611,010
   6 months to 1 year                                   14,951,461
   1 year to 2 years                                     8,305,334
   2 years to 3 years                                    1,906,082
   Thereafter                                            3,760,553
                                                   ---------------

                                                   $    42,777,018
                                                   ===============

   Interest expense on deposits is summarized as follows:


                                                        June 30,
                                      ---------------------------------------
                                               1997                 1996
                                      -----------------      ----------------
   Certificates of deposit            $       2,140,115      $      1,707,183
   Money market accounts                        334,958               278,238
   Passbook savings                              86,648                76,743
   Transaction deposits                          34,165                10,457
                                      -----------------      ----------------

                                      $       2,595,886      $      2,072,621
                                      =================      ================

                               GFSB Bancorp, Inc.

                             June 30, 1997 and 1996


NOTE H - SAVINGS ASSOCIATION INSURANCE FUND

   The Economic Growth and Paperwork Reduction Act of 1996 was signed into law on September 30, 1996. The Act provided for the resolution of the premium disparity between the Bank Insurance Fund ("BIF") and the Savings Association Insurance Fund ("SAIF"). In order to capitalize the SAIF, a one-time special assessment of 65.7 basis points had to be paid by SAIF insured institutions. As a result, the Company paid a one-time assessment of $250,257. As required by Emerging Issues Task Force Topic No. D-47, the Company has recorded the one-time assessment as a charge to current year operations. The amount has been included under the caption "Insurance" on the consolidated statements of earnings.


NOTE I - REGULATORY MATTERS AND RESTRICTIONS ON RETAINED
         EARNINGS

   The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. The Bank is also subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

   Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios set forth in the table below. Management believes, as of June 30, 1997 that the Bank meets all capital adequacy requirements to which it is subject.

   Current regulations require institutions to have a minimum regulatory tangible capital equal to 1.5 percent of total assets, a minimum 3 percent leverage capital ratio and an 8 percent risk-based capital ratio.

   The Bank at June 30, 1997, meets the regulatory tangible capital and core capital requirements and the risk-based capital requirement of 8 percent of total risk-adjusted assets. The following is a reconciliation of net worth to regulatory capital as reported in the June 30, 1997 report to the Office of Thrift Supervision ("OTS"):

                               GFSB Bancorp, Inc.

                             June 30, 1997 and 1996


NOTE I - REGULATORY MATTERS AND RESTRICTIONS ON RETAINED
         EARNINGS - CONTINUED

                                                                         June 30,
                                                                           1997
                                                                      ------------
Regulatory net worth per report to OTS                                $ 12,171,582
Audit adjustments
  Decrease in income taxes                                                  70,749
  Decrease in compensation costs and professional fees                       5,384
  Decrease in interest income                                              (28,525)
                                                                      ------------

    Net worth as reported per the
      accompanying financial statements (Bank only)                   $ 12,219,190
                                                                      ============


   The following is a reconciliation of the Bank's capital in accordance with generally accepted accounting principles (GAAP) to the three components of regulatory capital calculated under regulatory requirements at June 30, 1997:


                                                                      June 30, 1997
                             -----------------------------------------------------------------------------------------
                                    Tangible Capital                   Core Capital               Risk-Based Capital
                             ------------------------------   ----------------------------   -------------------------
                                   Amount       Percent            Amount        Percent         Amount       Percent
                             --------------   -------------   --------------   -----------   --------------  ---------
   GAAP Capital              $   12,219,190           -       $  12,219,190         -        $  12,219,190           -

   Unrealized gains
     (losses) on available-
     for-sale securities           (557,117)          -            (557,117)        -             (557,117)          -

   Qualifying general
     loan loss allowance               -              -                -            -             (339,062)          -
                             --------------        -----      -------------       -----      -------------        -----

   Regulatory capital
     computed                    11,662,073        12.51%        11,662,073       12.51%        11,323,011        27.25%

   Minimum capital
     requirement                  1,398,537         1.50          2,797,073        3.00          3,324,240         8.00
                             --------------        -----      -------------       -----      -------------        -----

   Regulatory capital
     excess                  $   10,263,536        11.01%     $   8,865,000        9.51%     $   7,998,771        19.25%
                             ==============        =====      =============       =====      =============        =====

                               GFSB Bancorp, Inc.

                             June 30, 1997 and 1996


NOTE J - RELATED PARTY TRANSACTIONS

   The Company has several loans receivable from related parties. The Company's policy is that all such loan transactions be on the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with others.

   A summary of the activity for outstanding loans receivable to related parties is as follows:

                                                  June 30,
                                                    1997
                                              -----------------

   Balance, beginning of year                 $       1,426,679
   New loans                                            422,881
   Repayments                                          (659,125)
                                              -----------------

   Balance, end of year                       $       1,190,435
                                              =================

   The Company also has several deposits from related parties. Outstanding deposits from related parties at June 30, 1997 amounted to $1,897,729. The Company also expensed $156,623 and $105,099 for the years ended June 30, 1997 and 1996, respectively, for directors fees and compensation under the management stock bonus plan.


NOTE K - CONCENTRATIONS OF CREDIT RISK

   The Company is active in originating primarily first mortgage loans primarily in McKinley County, New Mexico. At June 30, 1997, the Company had $52,701,601 of loans outstanding and unfunded commitments of $10,514,741. Significant loans are approved by the Board of Directors through its loan committee. Collateral is required on all real estate loans, substantially all commercial loans, and the majority of consumer loans. Real estate exposure is primarily limited to the county in which the Company operates. The Company generally maintains loan to value ratios of no greater than 80%.

   The Company maintains its cash balances with other financial institutions. The balances on deposit with other banks are insured by the Federal Deposit Insurance Corporation up to $100,000.

                               GFSB Bancorp, Inc.

                             June 30, 1997 and 1996


NOTE L - INCOME TAXES

   Income tax expense consists of:

                                                                  June 30,
                                                 -------------------------------------------
                                                        1997                      1996
                                                 -----------------        ------------------
   Current
     Federal                                     $         280,336        $         377,633
     State                                                  38,823                   54,030
                                                 -----------------        -----------------
                                                           319,159                  431,663
   Deferred provision (benefit)
     Federal                                               (30,645)                     291
     State                                                  (5,407)                      52
                                                 -----------------        -----------------

                                                           (36,052)                     343
                                                 -----------------        -----------------

                                                 $         283,107         $        432,006
                                                 =================         ================

   Deferred taxes consists of the following:

                                                                       June 30, 1997
                                                                    -----------------
   Deferred tax receivable arising from reserve for
     delinquent interest                                            $         4,218

   Deferred tax liability arising from using accelerated
     depreciation for income tax purposes                                   (46,030)

   Deferred tax receivable arising from recognition
     of loan origination fees                                                47,192

   Deferred tax receivable arising from recognition of
     compensation cost for financial reporting not
     recognized for tax purposes                                             33,936

   Deferred tax liability arising from
     an excess bad debt tax reserve over
     the base year bad debt tax reserve                                     (18,645)

   Deferred tax receivable arising from the
     book bad debt reserve                                                  135,625

   Valuation allowance for deferred tax receivables                        (135,625)
                                                                    ---------------

   Net deferred tax asset                                           $        20,671
                                                                    ===============


                               GFSB Bancorp, Inc.

                             June 30, 1997 and 1996


NOTE L - INCOME TAXES - CONTINUED

   The Company has recorded a valuation allowance against the net deferred tax receivable in 1997 relating to the receivable arising from the book bad debt reserve. The change in the valuation allowance from 1996 was $11,979.

   The Company has also recorded a deferred tax liability of $287,000 at June 30, 1997 in connection with the adoption of Statement of Financial Accounting Standards No. 115 (See note A4). The deferred tax liability is the result of the unrealized holding gains on available-for-sale securities. The deferred tax liability has been recorded as a reduction to the unrealized holding gain and reported as a separate component of equity as required by Statement No. 115.

   The reconciliation of income tax attributable to continuing operations computed at the U.S. federal statutory rates to income tax expense is:

                                                                          June 30,
                                                        -----------------------------------------
                                                              1997                    1996
                                                        ----------------        -----------------
   Tax at U.S. statutory rate of 34%                    $        312,319        $         414,814

   State income taxes, net of federal
     tax benefit                                                  25,623                   35,694

   Other - net                                                   (54,835)                 (18,502)
                                                        ----------------        -----------------

                                                        $        283,107        $         432,006
                                                        ================        =================

   Effective tax rate                                                 31%                      35%


NOTE M - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

   The Company is a party to six irrevocable letters of credit which total $178,192. One of the letters of credit in the amount of $5,000 is for Vernon Hamilton Construction Co., Inc., a company substantially owned by a director of the Company. The letter of credit is secured by a $20,000 certificate of deposit issued by the Bank. The Bank's exposure to credit loss in the event of nonperformance by the other party to the letters of credit are represented by the contractual notional amount of the letters of credit. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

                               GFSB Bancorp, Inc.

                             June 30, 1997 and 1996


NOTE N - EMPLOYEE STOCK OWNERSHIP PLAN

   In connection with the conversion (see note A1), the Company adopted an Employee Stock Ownership Plan (ESOP) for the benefit of all of its full time employees. Contributions to the Plan are determined at the discretion of the Company and are limited to the maximum amount deductible for income tax purposes. Eligible employees include all full time employees with a minimum of one year of service as of any anniversary date of the Plan. The ESOP purchased 56,000 common shares of the Company's stock issued in the conversion, which was funded by a $560,000 loan from the Company. In accordance with Statement of Position 93-6, the unpaid balance of the ESOP loan has been eliminated on the Company's consolidated statement of financial condition. Stockholders' equity has been reduced by the aggregate purchase price of the shares owned by the ESOP, net of the shares committed to be released. Contributions to the ESOP by the Company are made to fund the principal and interest payments on the debt of the ESOP. As of June 30, 1997, 7,575.1762 ESOP shares were released, and for the year ended June 30, 1997, $122,644 in contributions were made to the ESOP by the Company. As of June 30, 1996, 1866.667 ESOP shares were released and contributions of $54,473 were made to the Plan by the Company. The remaining unallocated ESOP shares at June 30, 1997 amounted to 46,488. The fair value of the remaining unallocated shares at June 30, 1997 is $883,272. Dividends on unallocated ESOP shares are recorded as additional contributions to the ESOP by the Company to prepay principal on the ESOP loan and release additional shares. Dividends on allocated shares are charged to retained earnings.


NOTE O - NEW ACCOUNTING STANDARDS

   In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." This Statement was effective for the Company for the fiscal year ended June 30, 1997. This Statement establishes standards for the impairment of an asset whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The Statement also requires that long-lived assets to be disposed of be reported at the lower of carrying value or fair value less cost to sell. This Statement did not have a material impact on the Company's June 30, 1997 financial condition.

   In May 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights". This Statement amends FASB No. 65, "Accounting for Certain Mortgage Banking Activities". This Statement requires that mortgage banking enterprises recognize as separate assets the right to service mortgage loans for others, however those servicing rights are acquired. Mortgage banking enterprises that acquire mortgage servicing rights through either the purchase or origination of mortgage loans and sells or securitizes those loans with servicing rights retained should allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the

                               GFSB Bancorp, Inc.

                             June 30, 1997 and 1996


NOTE O - NEW ACCOUNTING STANDARDS - CONTINUED

   mortgage servicing rights) based on their relative fair values if it is practicable to estimate those fair values. This Statement was effective for the Company for the fiscal year ended June 30, 1997. The Company currently does not retain servicing rights on sold loans, therefore, this Statement did not have a material impact on the Company's June 30, 1997 financial condition.

   In October 1995, the FASB issued SFAS No. 123 "Statement on Accounting for Stock-Based Compensation" which defines a "fair value based method" of accounting for an employee stock option whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period. The FASB encouraged all entities to adopt the fair value based method, however, it allows entities to continue the use of the "intrinsic value based method" prescribed by Accounting Principles Board ("APB") Opinion No. 25. Under the intrinsic value based method, compensation cost is the excess of the market price of the stock at the grant date over the amount an employee must pay to acquire the stock. However, most stock option plans have no intrinsic value at the grant date and, as such, no compensation cost is recognized under APB Opinion No. 25. Entities electing to continue use of the accounting treatment of APB Opinion No. 25 must make certain pro forma disclosures as if the fair value based method had been applied. The Bank has continued to use the "intrinsic value based method" as prescribed by APB Opinion No. 25.

   In June 1996, the FASB issued SFAS No. 125, "Statement on Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities", which will be effective, on a prospective basis, for fiscal years beginning after December 31, 1996. SFAS No. 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishment of liabilities based on consistent application of a financial-components approach that focuses on control. SFAS No. 125 extends the "available for sale" and "trading" approach of SFAS No. 115 to non-security financial assets that can be contractually prepaid or otherwise settled in such a way that the holder of the asset would not recover substantially all of its recorded investment. In addition, SFAS No. 125 amends SFAS No. 115 to prevent a security from being classified as held to maturity if the security can be prepaid or settled in such a manner that the holder of the security would not recover substantially all of its recorded investment. The extension of the SFAS No. 115 approach to certain non-security financial assets and the amendment to SFAS No. 115 are effective for financial assets held on or acquired after January 1, 1997. Effective January 1, 1997, SFAS No. 125 will supersede SFAS No. 122, which is discussed above. In December 1996, the FASB issued SFAS No. 127 "Deferral of the Effective Date of Certain Provisions of SFAS No. 125." It defers for one year the effective date of certain provisions of SFAS 125. Management has not yet determined the effect, if any, SFAS No. 125 will have on the Company's financial statements.

                               GFSB Bancorp, Inc.

                             June 30, 1997 and 1996


NOTE O - NEW ACCOUNTING STANDARDS - CONTINUED

   Recently the FASB issued Statement of Financial Accounting Standards No. 128, "Earnings per Share". It simplifies the standards for computing earnings per share, superseding the standards previously found in Opinion 15. It replaces the presentation of primary earnings per share with a presentation of basic earnings per share. It also requires dual presentation of basic and diluted earnings per share on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic earnings per share computation to the numerator and denominator of the earnings per share computation. This Statement will affect the financial statements issued by the Company after December 31, 1997.

   The FASB recently issued Statement of Financial Accounting Standards No. 129, "Disclosure of Information about an Entity's Capital Structure". This Statement applies to all entities. Its requirements are a consolidation of those found in ABP Opinions 10 and 15, and Statement of Financial Accounting Standards No. 47. This statement will affect the financial statements issued by the Company after December 15, 1997.

   In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income". This Statement establishes standards for reporting and display of comprehensive income on its components (revenues, expenses, gains and losses). Comprehensive income is defined as the change in equity of a business enterprise, during a period, from transactions and other events and circumstances from nonowner sources. The Statement requires that entities classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in-capital in the equity section of a statement of financial position. This Statement is effective for fiscal years beginning after December 31, 1997.

   Also in June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." This Statement establishes standards for the way that public entities report information about operating segments in annual financial statements and requires that selected information about operating segments be reported in interim financial reports as well. It also establishes standards for related disclosures about products and services, geographic areas and major customers. This Statement is effective for fiscal years beginning after December 31, 1997.

                               GFSB Bancorp, Inc.

                             June 30, 1997 and 1996


NOTE P - STOCK PLANS

   At June 30, 1997, the Company has two stock-based compensation plans, which are described below. The Company applies APB Opinion 25 and related
   Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its Stock Option Plan. The compensation cost that has been charged against income for the Management Stock Bonus Plan is discussed below. Had compensation cost for the Company's two stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of FASB Statement 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below.

                                                                1997                       1996
                                                          ------------------         -----------------
   Net income                    As reported              $          635,479         $         788,036
                                 Pro forma                           563,286                   764,748

   Earnings per share            As reported              $              .77         $             .88
                                 Pro forma                               .68                       .86


   On January 5, 1996, the Board of Directors of the Company adopted a Stock Option Plan. Pursuant to the Plan, an amount of stock equal to 10% of the shares of common stock (94,875 shares) of the Corporation issued and outstanding is reserved for issuance by the Company upon exercise of stock options which may be granted to directors, officers, and other key employees from time to time. The Plan provides for both Incentive Stock Options and Non-Incentive Stock Options. The options have an exercise date of ten years from the date of grant. In connection with the adoption of the Plan, the Company granted 25,000 incentive stock options and 28,462 non-incentive stock options to its directors, officers, and other key employees. The option priceestablished for the shares upon exercise was $13 7/8 per share. As of June 30, 1997 and 1996, no shares have been exercised. Remaining shares available to be granted in the future amount to 41,413. The fair value of each option grant for the above proforma disclosures is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted - average assumptions: dividends of $0.10 per quarter; expected volatility of 54%; risk-free interest rate of 5.10%; and expected lives of 8 and 7 years.

   The Company also adopted a Management Stock Bonus Plan on January 5, 1996. Sufficient funds were contributed to the Plan representing up to 4% of the aggregate number of shares issued in the conversion. Awards under the Plan are determined based on the position and responsibilities of the employees, the length and value of their services, and the compensation paid to employees. On January 5, 1996, the Company made awards under the Plan in the amount of 20,382 shares. The shares were awarded at a price of $13 7/8 per share. At June 30, 1997 and 1996, 17,568 shares remain to be awarded under the Plan in the future. Awards under the Plan are earned at the rate of one-fifth of the award per year as of the one-year anniversary of the

                               GFSB Bancorp, Inc.

                             June 30, 1997 and 1996


NOTE P - STOCK PLANS - CONTINUED

   effective date of the Plan. For the years ended June 30, 1997 and 1996, compensation cost in the amount of $60,494 and $28,280, respectively, have been recorded under the provisions of the Plan. The fair value of each option grant for the above proforma disclosures is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted - average assumptions: dividends of $0.10 per quarter; expected volatility of 54%; risk-free interest rate of 5.10%; and expected lives of 8 and 7 years.

   During the current fiscal year, the Company implemented a stock repurchase program. The program was approved by the Company's Board of Directors and the OTS. The repurchase program authorized the Company to repurchase approximately 15% of its currently outstanding shares. As of June 30, 1997, the Company has repurchased 148,042 shares of its outstanding common stock for $2,337,066. The shares purchased by the Company were retired at the advice of special counsel.


NOTE Q - SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

   Selected quarterly financial data are presented below by quarter for the years ended June 30, 1997 and 1996:

                                                                       1997 Quarter Ended
                                     ---------------------------------------------------------------------------------
                                        September 30            December 31           March 31              June 30
                                     ------------------     ------------------     --------------     ----------------
   Net interest income after
     provision for loan losses       $          669,227     $          656,787     $      637,499     $        705,387
   Other income                                  14,217                  9,181             11,249               13,992
   Other expenses                               625,051                422,513            371,503              379,886
   Earnings before
     income taxes                                58,393                243,455            277,246              339,492
   Net earnings                                  34,640                146,062            171,471              283,306
   Earnings per common
     share                                         .04                    .17                 .21                  .34

                                                                        1996 Quarter Ended
                                     ---------------------------------------------------------------------------------
                                       September 30            December 31           March 31              June 30
                                     ------------------     ------------------     --------------     ----------------
   Net interest income after
     provision for loan losses       $          631,313     $          594,938     $      622,271     $        596,533
   Other income                                   1,985                 11,191              6,637               23,043
   Other expenses                               237,453                352,439            356,241              321,736
   Earnings before
     income taxes                               395,845                253,690            272,667              297,840
   Net earnings                                 266,480                136,248            159,683              225,625
   Earnings per common
     share                                         .30                    .15                 .18                  .25

                               GFSB Bancorp, Inc.

                             June 30, 1997 and 1996


NOTE R - FEDERAL HOME LOAN BANK ADVANCES

   In October 1995, the Bank entered into an "Advances, Collateral Pledge and Security Agreement" (the Agreement) with the Federal Home Loan Bank (FHLB). The purpose of the Agreement is to allow the Bank to obtain extensions of credit from the FHLB to use in its operations. At June 30, 1997, the Bank has $20,930,000 in outstanding advances with the FHLB. The advances bear interest and mature as follows:


           Unpaid principal balance                         Interest Rate                  Maturity
           ------------------------                         -------------             ------------------
              $         3,000,000                                5.53%                July 01, 1997
                        4,000,000                                5.53%                July 08, 1997
                        1,000,000                                5.51%                July 14, 1997
                        2,880,000                                5.54%                July 16, 1997
                        3,000,000                                5.53%                July 22, 1997
                        4,000,000                                5.53%                July 29, 1997
                          650,000                                5.48%                December 15, 1997
                        2,400,000                                5.89%                December 17, 1997
              -------------------

              $        20,930,000
              ===================

   Several of the advances due in July were subsequently refinanced after year end. The advances are secured by the Bank's investment in FHLB stock of $1,060,300 and FNMA mortgage-backed securities in the amount of $15,929,584. In addition, the advances are secured under a "blanket credit facility" whereby all of the Bank's 1-4 family real estate loans are also collateral under the advance agreement.

                               GFSB Bancorp, Inc.

                             June 30, 1997 and 1996


NOTE S - DETAILS OF CONSOLIDATED FINANCIAL STATEMENTS

   The following represents the details of consolidation with respect to GFSB Bancorp, Inc. and the Bank:

            Details Of Consolidated Statement Of Financial Condition

                                  June 30, 1997

                                     ASSETS

                                                                                  Gallup                                GFSB
                                                                 GFSB             Federal                              Bancorp,
                                                                 Bancorp,         Savings                              Inc. and
                                                                 Inc.              Bank            Eliminations       Subsidiary
                                                            ----------------   -------------      --------------    --------------
Cash and due from banks                                     $           -      $   1,772,937      $         -       $    1,772,937
Interest-bearing deposits with banks                                    -          1,121,191                -            1,121,191
Federal funds sold                                                      -            100,000                -              100,000
Available-for-sale investment securities                                -          4,342,042                -            4,342,042
Mortgage-backed securities                                              -         32,069,501                -           32,069,501
Stock of Federal Home Loan Bank, at cost, restricted                    -          1,060,300                -            1,060,300
Loans receivable, net                                              2,268,799      52,021,929          (2,268,799)       52,021,929
Accrued interest and dividends receivable                               -            551,783                -              551,783
Premises and equipment, net                                             -            677,250                -              677,250
Prepaid and other assets                                                 492          54,798                -               55,290
Deferred tax asset                                                      -             20,671                -               20,671
Investment in subsidiary                                           4,557,750         492,440          (5,050,190)             -
                                                            ----------------   -------------      --------------    --------------

     TOTAL ASSETS                                           $      6,827,041   $  94,284,842      $   (7,318,989)   $   93,792,894
                                                            ================   =============      ==============    ==============

                               GFSB Bancorp, Inc.

                             June 30, 1997 and 1996


NOTE S - DETAILS OF CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

      Details of Consolidated Statement of Financial Condition - Continued


                      LIABILITIES AND STOCKHOLDERS' EQUITY
                                                                               Gallup                                GFSB
                                                              GFSB             Federal                              Bancorp,
                                                              Bancorp,         Savings                              Inc. and
                                                              Inc.              Bank            Eliminations       Subsidiary
                                                        -----------------   -------------      --------------    --------------
Transaction accounts                                    $            -      $   4,488,475      $         -       $    4,488,475
Savings and now deposits                                             -         10,608,969              (1,976)       10,606,993
Time deposits                                                        -         42,777,018                -           42,777,018
Accrued interest payable                                             -            153,049                -              153,049
Advances from borrowers for taxes and insurance                      -            175,748                -              175,748
Accounts payable and accrued liabilities                           21,770         160,200                -              181,970
Deferred income taxes                                                -            287,000                -              287,000
Advances from parent company                                         -          2,059,359          (2,059,359)             -
Dividends declared and payable                                     75,415         207,464            (207,464)           75,415
Advances from the Federal Home Loan Bank                             -         20,930,000                -           20,930,000
Income taxes payable                                              (44,280)        218,370                -              174,090
                                                        -----------------   -------------     --------------    --------------

     TOTAL LIABILITIES                                             52,905      82,065,652          (2,268,799)       79,849,758


COMMITMENTS AND CONTINGENCIES                                        -               -                   -                 -

STOCKHOLDERS' EQUITY
  Common stock                                                     80,071          10,000             (13,387)           76,684
  Paid-in-capital                                               6,749,733       4,547,750          (5,036,803)        6,260,680
  Unearned ESOP stock                                            (464,881)           -                   -             (464,881)
  Retained earnings, substantially restricted                     409,213       7,104,323                -            7,513,536
  Unrealized gain on available for sale
    securities, net of taxes                                         -            557,117                -              557,117
                                                        -----------------   -------------     --------------    --------------

     TOTAL STOCKHOLDERS' EQUITY                                 6,774,136      12,219,190          (5,050,190)       13,943,136
                                                        -----------------   -------------     --------------    --------------

TOTAL LIABILITIES AND STOCKHOLDERS'
       EQUITY                                           $       6,827,041   $  94,284,842     $   (7,318,989)   $   93,792,894
                                                        =================   =============     ==============    ==============

                               GFSB Bancorp, Inc.

                             June 30, 1997 and 1996


       NOTE S - DETAILS OF CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

                  Details Of Consolidated Statement Of Earnings

                            Year ended June 30, 1997
                                                                                     Gallup                         GFSB
                                                                      GFSB           Federal                       Bancorp,
                                                                     Bancorp,        Savings                       Inc. and
                                                                       Inc.           Bank       Eliminations     Subsidiary
                                                                    -----------   -----------    ------------   -------------
Interest income
  Loans receivable
    Mortgage loans                                                  $      --     $ 3,493,788    $      --      $ 3,493,788
    Commercial loans                                                       --         220,280           --          220,280
    Share and consumer loans                                               --         178,877           --          178,877
  Available-for-sale investment securities
    and mortgage-backed securities                                         --       2,053,688           --        2,053,688
  Other interest-earning assets                                         185,595       132,071       (185,595)       132,071
                                                                    -----------   -----------    -----------    -----------

        TOTAL INTEREST EARNINGS                                         185,595     6,078,704       (185,595)     6,078,704

Interest expense
  Deposits                                                                 --       2,596,722           (836)     2,595,886
  Advances from Federal Home Loan Bank                                     --         793,124           --          793,124
Advances to parent company                                                 --         137,561       (137,561)          --
                                                                    -----------   -----------    -----------    -----------

                                                                           --       3,527,407       (138,397)     3,389,010
                                                                    -----------   -----------    -----------    -----------

        NET INTEREST EARNINGS                                           185,595     2,551,297        (47,198)     2,689,694

Provision for loan losses                                                  --          20,794           --           20,794
                                                                    -----------   -----------    -----------    -----------

        NET INTEREST EARNINGS AFTER
          PROVISION FOR LOAN LOSSES                                     185,595     2,530,503        (47,198)     2,668,900

Non-interest earnings
  Income from real estate operations                                       --            --             --             --
  Miscellaneous income                                                     --           5,196           --            5,196
Dividend income from subsidiary                                         587,863          --         (587,863)          --
Net gains from sales of loans                                              --           4,979           --            4,979
Service charge income                                                      --          38,464           --           38,464
                                                                    -----------   -----------    -----------    -----------

        TOTAL NON-INTEREST EARNINGS                                     587,863        48,639       (587,863)        48,639


                               GFSB Bancorp, Inc.

                             June 30, 1997 and 1996


       NOTE S - DETAILS OF CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

            Details Of Consolidated Statement Of Earnings - Continued

                            Year ended June 30, 1997

                                                                                       Gallup                          GFSB
                                                                        GFSB           Federal                        Bancorp,
                                                                       Bancorp,        Savings                        Inc. and
                                                                         Inc.           Bank        Eliminations     Subsidiary
                                                                    -----------      -----------    ------------    -----------
Non-interest expense
  Compensation and benefits                                             132,250        750,260        (47,198)       835,312
  Insurance                                                                --          330,170           --          330,170
  Other                                                                  18,769        220,471           --          239,240
  Occupancy                                                                --          146,252           --          146,252
  Data processing                                                          --           97,582           --           97,582
  Professional fees                                                      53,022         38,753           --           91,775
  Advertising                                                              --           45,942           --           45,942
Stock services                                                           12,680           --             --           12,680
                                                                    -----------    -----------    -----------    -----------

        TOTAL NON-INTEREST EXPENSE                                      216,721      1,629,430        (47,198)     1,798,953
                                                                    -----------    -----------    -----------    -----------

      EARNINGS BEFORE INCOME TAXES                                      556,737        949,712       (587,863)       918,586

Income tax expense
  Currently payable                                                     (31,134)       350,293           --          319,159
  Deferred (benefit)                                                       --          (36,052)          --          (36,052)
                                                                    -----------    -----------    -----------    -----------

                                                                        (31,134)        314,241          --          283,107
                                                                    -----------    -----------    -----------    -----------

      NET EARNINGS                                                  $   587,871    $   635,471    $  (587,863)   $   635,479
                                                                    ===========    ===========    ===========    ===========


                               GFSB Bancorp, Inc.

                             June 30, 1997 and 1996


NOTE T - FAIR VALUE OF FINANCIAL INSTRUMENTS

   The estimated fair values of the Company's financial instruments were as follows:

                                                                         June 30, 1997
                                                         --------------------------------------------
                                                           Carrying Value              Fair Value
                                                         ------------------       -------------------
   Financial Assets:
     Cash and due from banks                             $       1,772,937        $         1,772,937
     Interest-bearing deposits with banks                        1,121,191                  1,121,191
     Federal funds sold                                            100,000                    100,000
     Available-for-sale-investment securities                    4,342,042                  4,342,042
     Available-for-sale mortgage-backed securities              32,069,501                 32,069,501
     Loans receivable, net                                      52,021,929                 53,192,981
     Accrued interest receivable

   Financial Liabilities:
     Transaction deposits                                        4,488,475                  4,488,475
     Savings and now deposits                                   10,606,993                 10,035,204
     Time deposits                                              42,777,018                 42,962,722
     Accrued interest payable                                      153,049                    153,049
     Advances from the FHLB                                     20,930,000                 20,930,474

   Off-Balance-Sheet Liabilities:
     Commitments to extend credit                                       -                       2,000


                              OFFICE LOCATION AND OTHER CORPORATE INFORMATION

                                              CORPORATE OFFICE

                                              GFSB Bancorp, Inc.
                                            221 West Aztec Avenue
                                            Gallup, New Mexico 87301

                                      Board of Directors of GFSB Bancorp, Inc.

                                            Wallace R. Phillips, D.D.S.
                                               Chairman of the Board
                                                 (dentist, retired)


James Nechero, Jr.                                                     Richard C. Kauzlaric
(President, Eagle Energy, Inc.,                                        (President, Bubany Insurance Agency, Inc.)
a real estate investment company)

George S. Perce                                                        Vernon I. Hamilton
(owner of Perce Engineering, a                                         (President, V.I.
professional engineering and surveying                                 Hamilton Construction Co. Inc.)
company, and Perce Farms of
Deming, a producing pecan grove)

Michael P. Mataya                                                      Charles L. Parker, Jr.
(President and CEO of Indian                                           (President of Sanders
Capital Distributing Co., a                                            Trading Corp. and Twin Lakes Trading Corp.,
wholesale gasoline marketer)                                           and an employee of Thriftway Marketing Corp.

                                  Executive Officers of GFSB Bancorp, Inc.

                                           Jerry R. Spurlin, President
                                   William W. Head, Jr., Chief Lending Officer
                                 Marshall W. Coker, Chief Administrative Officer

                                   ===========================================

Special Counsel:                                                       Independent Auditors:
Malizia, Spidi, Sloane & Fisch, P.C.                                   Atkinson & Co., Ltd.
One Franklin Square                                                    707 Broadway, NE
1301 K. Street, NW, Suite 700 East                                     Suite 400
Washington, D.C. 20005                                                 Albuquerque, NM 87102

                                           Transfer Agent and Registrar:
                                             Registrar & Transfer Co.
                                                 10 Commerce Drive
                                            Cranford, New Jersey 07016

                                           ============================

The Company's Annual Report for the year ended June 30, 1997 filed with the Securities and Exchange Commission on Form 10-KSB is available without charge upon written request. For a copy of the Form 10-KSB or any other investor information, please write or call the Secretary of the Company, at the Company's corporate office in Gallup, New Mexico. The annual meeting of stockholders will be held on October 24, 1997.