Form 10KSB, Exhibit 13
period 1998-06-30
GFSB BANCORP INC
filed 1998-09-29
CIK 942129

EXHIBIT 13

                                C O N T E N T S


                                                                     PAGE

LETTER TO STOCKHOLDERS..................................................1

CORPORATE PROFILE AND STOCK MARKET INFORMATION........................2-3

SELECTED FINANCIAL AND OTHER DATA.....................................4-5

MANAGEMENTS DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS................................6-17

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.....................20

CONSOLIDATED FINANCIAL STATEMENTS

  CONSOLIDATED STATEMENT OF FINANCIAL CONDITION........................19

  CONSOLIDATED STATEMENTS OF EARNINGS...............................20-21

  CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS'
    EQUITY.............................................................22

  CONSOLIDATED STATEMENTS OF CASH FLOWS.............................23-24

  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS........................25-52

OFFICE LOCATION AND OTHER CORPORATE INFORMATION........................53

To Our Stockholders:

We are pleased to present to you our fourth annual stockholders' report. This report covers the third full year of operations since the successful completion on June 29, 1995 of the conversion of Gallup Federal Savings Bank (the "Bank") from a federally chartered mutual savings association to a federally chartered stock savings bank and the acquisition of all of the issued and outstanding capital stock of the Bank by GFSB Bancorp, Inc. (the "Company").

Net earnings for the Company for the year ended June 30, 1998 were $877,209, an increase of $241,730 or 38% over net earnings for the previous year. On a per share basis the Company earned $0.785 per share compared with $0.514 per share last year, adjusted for the stock dividend declared this year.

The Company's total assets increased to $123,161,000 at June 30, 1998, representing growth of $29,368,000 or 31% from total assets of $93,793,000 at June 30, 1997. Deposits also increased $11,507,000 or 20% from $57,872,000 at June 30, 1997 to $69,379,000 at June 30, 1998.

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

September 15, 1998

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

                                                 Bid Prices
         Quarter Ended                       High         Low
         September 30, 1996                  14.250       13.250
         December 31, 1996                   16.000       13.750
         March 31, 1997                      17.500       15.500
         June 30, 1997                       19.000       16.750
         September 30, 1997                  21.000       22.000
         December 31, 1997                   20.250       21.125
         March 31, 1998                      22.500       23.500
         June 30, 1998*                      15.250       16.750

*  Reflects 50% stock split effective March 31, 1998

GFSB Bancorp, Inc.

The number of stockholders of record of common stock as of the record date September 15, 1998 ("Record Date"), was approximately 215. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. As of the Record Date, there were 1,107,261 shares outstanding.

The Company's ability to pay dividends to stockholders is subject to the requirements of Delaware law. No dividend may be paid by the Company unless its board of directors determines that the Company will be able to pay its debts in the ordinary course of business after payment of the dividend. In addition, the Company's ability to pay dividends is dependent, in part, upon the dividends it receives from the Bank. The Bank may not declare or pay a cash dividend on any of its stock if the effect thereof would be to cause the Bank's regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with the Bank's conversion from mutual to stock form, or (2) the regulatory capital requirements imposed by the Office of Thrift Supervision ("OTS"). Total dividends declared by the Company during the year ended June 30, 1998 were $309,102.










                The balance of this page intentionally left blank


         GFSB BANCORP, INC.
         SELECTED FINANCIAL AND OTHER  DATA

         Financial Condition (Dollars in Thousands)

At June 30,                                                      1998                 1997                  1996
Assets                                                        $123,209             $  93,793           $    73,250
Loans receivable, net                                           75,837                52,022                38,728
Mortgage-backed securities                                      33,551                32,070                25,246
Stock of FHLB                                                    1,965                 1,060                   551
Investment securities                                            5,188                 4,342                 4,573
Cash and cash equivalents                                        4,538                 2,994                 3,167
Deposits                                                        69,379                57,872                45,990
Advances from the FHLB                                          38,248                20,930                10,854
 Retained earnings (substantially restricted)                    8,042                 7,514                 7,199
Unrealized gain on available  for sale
   Securities, net                                                 692                   557                   128

Summary of Operations
(Dollars in Thousands)

Year ended June 30,

Interest income                                             $    8,259            $    6,079          $ 4,876
Interest expense                                                 5,009                 3,389            2,403
         Net interest income                                     3,340                 2,690            2,473
Provision for loan losses                                           63                    21               28
        Net interest income after provision for
        Loan losses                                              3,187                 2,669            2,445
Non-interest income:
Income from real estate operations                                   -                     -                3
Other                                                              104                    49               40
       Total non-interest income                                   104                    49               43
Non-interest expense:
  Compensation and benefits                                        973                   835              614
  Professional fees                                                104                    92              123
  Occupancy                                                        166                   146              108
  Advertising                                                       50                    46               34
  Data processing                                                  137                    98               93
  Insurance and SAIF premiums                                       55                   330              105
  Other and stock subscription services                            389                   252              191
       Total non-interest expense                                1,874                 1,799            1,268
Earnings before income taxes                                     1,416                   919            1,220
Income tax expense                                                 539                   283              432

       Net earnings                                        $       877           $        636        $    788

GFSB BANCORP, INC.
SELECTED FINANCIAL AND OTHER DATA - CONTINUED

Selected Operating Ratios
Year ended June 30,                                          1998                 1997                1996
Performance ratios:
  Return on average assets (net income
      divided by average total assets)                       0.81%                0.76%               1.23%
  Return on average equity (net income
     divided by average equity)                              6.09                 4.34                4.88
   Average interest earning assets to average
      interest-bearing liabilities                           1.16X                1.19X               1.32X

  Net interest income after provision for
      loan losses, to total other expenses                 170.06%              148.36%             192.85%
  Net interest rate spread                                   2.46%                2.52%               2.75%
   Net yield on average interest-earnings
      Assets                                                 3.25%                3.34%               3.97%
  Equity ratios:
  Average equity to average assets ratio
      (average equity divided by average total
      assets)                                               13.95                17.54               25.11
   Equity to assets at period end                           11.54                14.87               20.97
  Assets quality ratios:
  Non-performing assets to total assets                       .57                  .15                 .21
    Non-performing loans to total assets                      .57                  .15                 .21
     Non-performing loans to net loans                        .93                  .26                 .39
      Allowance for loan losses, REO and other
      repossessed assets to non-performing
      assets                                                54.74               247.63              204.14
      Allowance for loan losses to total loans,
      Net                                                     .51                 .65                  .80

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

GFSB Bancorp, Inc. is the 100% owner of Gallup Federal Savings Bank ("the Bank"), and the Bank is currently the only entity with which the holding company has an ownership interest. The Bank is primarily engaged in the business of accepting deposit accounts from the general public and using such funds to originate mortgage loans for the purchase and refinancing of one-to-four family homes located in its primary market area. The Bank also originates multi-family, commercial real estate, construction, consumer and commercial business loans, and purchases participations in one-to-four family mortgage loans. The Bank also purchases mortgage-backed and investment securities. The largest components of the Bank's net earnings are net interest income, which is the difference between interest income and interest expense, and non-interest income derived primarily from fees. Consequently, the Bank's earnings are dependent on its ability to originate loans, and the relative amounts of interest-earning assets and interest-bearing liabilities. The Bank's net earnings is also affected by its provision for loan losses as well as the amount of other expense, such as compensation and benefit expense, occupancy and equipment expense and deposit insurance premium expenses. Earnings of the Bank also are affected significantly by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities. The disparity in premiums paid by Bank Insurance Fund ("BIF") and SAIF insured institutions have also adversely impacted the Bank.

In September 1996, Congress enacted a plan to mitigate the effect of the BIF/SAIF insurance premium disparity. This plan required all SAIF member institutions, including the Bank, to pay a one-time assessment to re-capitalize the SAIF. The effect of this reduced the capital of the Bank by the amount of the fee, and such amount was charged to earnings in the quarter ended September 30, 1996. The assessment amount the Bank paid was $250,000 which is 65.7 basis points on the amount of deposits held by the Bank at March 31, 1995.

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

GFSB Bancorp, Inc. (the "Company") may from time to time make written or oral "forward-looking statements", including statements contained in the Company's filings with the Securities and Exchange Commission (including this annual report on Form 10-KSB and its exhibits), in its reports to stockholders and in other communications by the Company, which are made in good faith by the Company pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements involve risks and uncertainties, such as statements of the

Company's plans, objectives, expectations, estimates and intentions, that are subject to change based on various important factors (some of which are beyond the Company's control.). The following factors, among others, could cause the Company's financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rate and market and monetary fluctuations; the timely development of and acceptance of new products and services of the Company and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; the willingness of users to substitute competitors' products and services for the Company's products and services; the success of the Company in gaining regulatory approval of its products and services , when required; the impact of changes in financial services' laws and regulations (including laws concerning taxes, banking, securities and insurance); technological changes; acquisitions; changes in consumer spending and savings habits; and the success of the Company at managing the risks described above.

The Company cautions that these important factors are not exclusive. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

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

During the past few years the competing financial institutions located in Gallup have all been acquired by statewide and regional bank holding companies. As a result, as of 1995, the Bank is the only local institution headquartered and managed in Gallup, New Mexico. The Bank believes that its "hometown" advantage will provide an opportunity to expand its operations as the only local independent financial institution and that the reorganization to the holding company format and the capital raised from the conversion will enable it to take advantage of this opportunity. The new structure and capital has already enabled the Bank to expand both the amount and scope of its current lending and investment activities. The Bank also believes that it has a unique ability to grow as a result of the relatively large number of local retail and wholesale businesses specializing in Indian jewelry. In addition, the Bank is exploring methods of increasing its business with the large Native American population located in the nearby Navajo and Zuni Pueblo Indian reservations.

Asset and Liability Management

In an effort to reduce interest rate risk and protect it from the negative effect of rapid increases and decreases in interest rates, the Bank has instituted certain asset and liability management measures.
(See "Management Strategy" discussed above).

The Bank, like many other thrift institutions, is exposed to interest rate risk as a result of the difference in the maturity of interest-bearing liabilities and interest-earning assets and the volatility of interest rates. Most deposit accounts react more quickly to market interest rate movements than do the existing mortgage loans because of their shorter terms to maturity; sharp decreases in interest rates would typically positively affect the Bank's earnings. Conversely, this same mismatch will generally adversely affect the Bank's earnings during periods of increasing interest rates. Generally, market interest rates declined between 1991 and 1993. By the latter part of 1993, interest rates on U.S. treasury bonds and home mortgage loans had declined to lower levels than had been experienced in the prior ten years. Following a substantial increase in 1994 and a slight drop in 1995, general market interest rates, including rates charged on mortgage loans and rates paid on deposits, have remained relatively stable through June, 1997. This year saw long-term interests rates fall to historically low rates.

As during the low interest rate environment that existed from 1991 through 1993, the Bank, like other financial institutions, experienced a significant increase in homeowners seeking to refinance their existing mortgages. The trend resulted in a decrease in the yield on the Bank's interest earning assets, namely the loan portfolio and mortgage-backed and investment securities portfolios. The net interest rate spread may decrease if deposits re-price upward more rapidly than interest earning assets.

Net Portfolio Value Tables

In order to encourage institutions to reduce their interest rate risk, the OTS adopted a final rule in August 1993 incorporating an interest rate risk ("IRR") component into the risk-based capital rules. The IRR component is a dollar amount that will be deducted from total capital for the purpose of calculating an institution's risk-based capital requirement and is measured in terms of the sensitivity of its NPV to changes in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. An institution's IRR is measured as the change to its NPV as a result of a hypothetical 200 basis point change in market interest rates divided by the estimated economic value (i.e., present value) of its assets. A resulting change in NPV of more than 2% of the estimated market value of its assets will require the institution to deduct from its capital 50% of that excess change. The OTS calculates an institution's NPV based on financial data submitted by the institution pursuant to its required reports and using a complex computer model that the OTS has devised. The rules provide that the OTS will calculate the IRR component quarterly for each institution. The Bank, based on asset size and risk-based capital, is exempt from this rule. The following table presents the Bank's NPV at June 30, 1998 as calculated by the OTS, based on information provided to the OTS by the Bank. Actual experience may differ from the components of this table.

* INTEREST RATE SENSITIVITY OF NET PORTFOLIO VALUE (NPV)
    Change in                                               NPV
    Rates       $ Amount  $ Change  % Change      Ratio    Change
                             (Dollars in Thousands)
     +400  bp  $  10,384  -4,923      -32%         8.92%   -324 bp
     +300  bp     12,036  -3,270      -21%        10.11%   -205 bp
     +200  bp     13,514  -1,793      -12%        11.11%   -106 bp
     +100  bp     14,669    -638       -4%        11.83%    -33 bp
        0  bp     15,037                          12.16%
     -100  bp     15,421     114       +1%        12.12%     -5 bp
     -200  bp     15,155    -152       -1%        11.80%    -36 bp
     -300  bp     14,987    -319       -2%        11.56%    -60 bp
     -400  bp     14,891    -416       -3%        11.36%    -80 bp


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

                                   Year ended June 30, 1998            Year ended June 30, 1997
                                ------------------------------     -------------------------------
                                Average                Average      Average              Average
                                Balance    Interest   Yield/Cost    Balance   Interest  Yield/Cost
                                -------    --------   ----------    -------   --------  ----------
                                     (Dollars in Thousands)            (Dollars in Thousands)
Interest-earning assets:
Loans receivable (1)          $  60,042     $5,590       9.31%      $44,246   $ 3,893      8.79%
Investment securities and
 mortgage-backed securities      36,401      2,493       8.08%       33,918     2,054      6.06%
Other interest-earning
  assets (2)                      3,551        176       4.96%        2,647       132      5.00%

Total interest-earning assets    99,994      8,259       8.26%       80,811     6,079      7.52%

Non-interest earning assets       3,272                               2,560


Total assets                   $103,266                            $ 83,371        -        -


Interest-bearing liabilities:
  Transaction accounts         $  3,609         62       1.72%     $  3,609   $    34       .94%
  Passbook savings                3,563        107       3.00%        2,896        87      3.00%
  Money market accounts           7,633        324       4.24%        8,295       335      4.04%
  Certificates of deposit        43,017      2,598       6.04%       37,534     2,140      5.70%
  Other liabilities              26,811      1,917       7.15%       15,375       793      5.16%

Total interest-bearing
   liabilities                   86,318      5,009       5.80%       67,709     3,389      5.00%
Non-interest bearing
  liabilities                     2,540                               1,056

Total liabilities               $88,858                              68,765

Stockholders' equity             14,606                              14,606

Total liabilities and
  stockholders' equity         $103,266                             $83,371

Net interest income                         $3,250                            $ 2,690
Interest rate spread (3)                                 2.46%                             2.52%
Net yield on interest-
  earning  assets (4)                                    3.25%                             3.34%
Ratio of average interest-
  earning assets to average
  interest-bearing liabilities                           1.16X                             1.19X

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

                                             Year Ended June 30,                     Year Ened June 30,
                                             1998 vs. 1997                           1997 vs. 1996
                                             Increase (Decrease)                     Increase (Decrease)
                                                  Due to                                  Due to
                                       -----------------------------------------  ---------------------------------------
                                                              Rate/                                     Rate/
                                         Volume     Rate      Volume     Net       Volume     Rate      Volume      Net
                                       --------   --------  ---------  ---------  --------  --------   --------   -------
                                                  (Dollars in Thousands)                   (Dollars in Thousands)
Interest income:
  Loans receivable                     $  1,388      230          82    1,700     $   843   $  (91)    $   (24)    $ 728
  Mortgage-backed securities and                                                      580      (71)        (30)      479
     investment securities                  150      685          50      885           3        8           0        11
  Other interest-earning  assets             45       (1)          -       44          26       (3)         (1)       22
                                         ------   ------      ------   ------      ------    ------     ------     -----
     Total interest-earning assets        1,583      914         132    2,629       1,452     (157)        (55)    1,240


Interest expense:
  Savings accounts                           20        -         667      687          53      (12)         (7)       34
  Money markets                             (27)      17          (1)     (11)         44       11           2        57
  Certificates of deposit                   313      128          19      460         450      (15)         (4)      431
  Other liabilities                         590      306         228    1,124         473       (4)         (5)      464
                                        -------   ------     -------  -------      ------    ------     -------    -----
     Total interest-bearing liabilities                                             1,020      (20)        (14)      986
                                                                                   ------    ------     -------    -----

Net change in interest income           $   687  $   463     $  (781)  $1,505     $   432   $ (137)    $   (41)   $  254
                                         ======   ======      ======    =====      ======    ======     =======    =====

Financial Condition

General. The Company's total assets increased $29.4 million or 31% from $93.8 million at June 30, 1997 to $123.2 million at June 30, 1998. This increase was primarily the result of a $4 million increase in cash and investment securities, and a $23.8 million increase in the Bank's net loan portfolio. The majority of the increases are primarily attributable to the efforts of management to effectively utilize the increased capital infusion made as a result of the conversion from a mutual to stock form of ownership, the increased lending strategies of management, and some leveraged transactions whereby the Bank borrowed funds from the Federal Home Loan Bank of Dallas to purchase adjustable rate mortgage-backed securities. During the same period, deposits increased $11.5 million from $57.8 million at June 30, 1997 to $69.3 million at June 30, 1998. This increase is primarily due to an increase in the Bank's volume of NOW accounts, business checking accounts, local (non-brokered) jumbo certificates of deposit and public (state and city) certificates of deposits. Advances from the Federal Home Loan Bank (FHLB) increased $17.3 million from $20.9 million at June 30, 1997 to $38.2 million at June 30, 1998. These additional borrowings funded purchases of loans, securities and mortgage loan participations. The Bank had $692,000 and $557 000 in unrealized gains (net of deferred taxes) at June 30, 1998 and 1997, respectively, from net market gains on the Bank's available-for-sale investment and mortgage-backed securities portfolio. Unrealized gains and losses do not impact the Bank's earnings until they are realized.

Comparison of Operating Results for Years Ended June 30, 1998 and 1997

General. Net earnings increased $241,000 or 38% for the year ended June 30, 1998 from the year ended June 30, 1997. This increase was primarily the result of an increase in net interest earnings of approximately $518,000 offset by an increase in interest expense of $76,000 and income tax expense of $256,000.

Total Interest Earnings. Total interest earnings increased $2.2 million or 36% from $6.1 million for the year ended June 30, 1997 to $8.3 million for the year ended June 30, 1998. The increase was primarily due to the $23.8 million increase in the loan portfolio.

Interest Expense. Total interest expense increased $1.6 million or 47% from $3.4 million for the year ended June 30, 1997 to $5.0 million for the year ended June 30, 1998. This increase was primarily due to an increase of $1,124,000 of interest incurred on increased Federal Home Loan Bank advances and a general increase in the deposit base of $11.5 million.

Provision for Losses on Loans. The Bank maintains an allowance for loan losses based upon management's periodic evaluation of known and inherent risks in the loan portfolio, past loss experience, adverse situations that may affect the borrowers' ability to repay loans, estimated value of the underlying collateral, and current and expected market conditions. The allowance for loan losses was $387,000 and $338,000 at June 30, 1998 and 1997, respectively. The provision for loan losses was $63,000 and $21,000 for the years ended June 30, 1998 and 1997, respectively. Based on a historical trend of limited losses on residential loans and nonresidential loans, the amount of the loan loss provision allocated to all loan types has remained relatively stable for the two periods. While the Bank maintains its allowance for losses at a level which it considers to be adequate, there can be no assurance that further additions will not be made to the loss allowances and that such losses will not exceed the estimated amounts. The establishment of a loan loss provision each period adversely impacts the Company's net earnings.

Non-Interest Earnings. Non-interest earnings increased $55,000 or 112% from $49,000 for the year ended June 30, 1997 to $104,000 for the year ended June 30, 1998. This was primarily due to an increase in service charge income of $48,000 and miscellaneous income of $5,000.

Non-Interest Expense. Total non-interest expense increased $100,000 or 6% from $1.8 million for the year ended June 30, 1997 to $1.9 million for the year ended June 30, 1998. This increase was primarily due to an increase in compensation expense of $138,000 from the hiring of additional staff to handle growth, general salary increases and increases due to accruals for stock-based compensation programs. Other factors were increases in occupancy costs of $20,000, advertising costs of $14,000, data processing costs of $40,000, and other operating costs of $124,000, offset by a decrease in insurance costs of 275,000. The decrease in insurance costs is due to the BIF\SAIF assessment for the year ended June 30, 1997, discussed earlier. The increase in occupancy costs is the result of increased small building repairs. The increase in other operating costs is due to placing into service automatic teller machines.

Non-interest expense is expected to materially increase in future periods primarily due to the expansion by the Bank in staffing, marketing and supplying the main office expansion, the ATM machine and the drive-up teller that all became operational within three months of the end of the 1998 fiscal year. The increase in non- interest expense may result in a decrease in net income in future periods due to this expansion and its related costs. The Company believes that this expansion should enhance long term shareholder value and does not expect the decrease in earnings to be as great in the future, assuming the expansion begins to result in increased interest income and non-interest income. The lag in time between the expansion and the hoped for increases in interest income and non-interest income could be approximately two years. This statement of beliefs concerning this expansion and the impact of this expansion on the Company is a forward looking statement. The Private Securities Litigation Reform Act of 1995 (the "Act") provides protection to the Company in making certain forward looking statements that are accompanied by meaningful cautionary statements that identify important factors that could cause actual results to differ materially from the forward looking statement. It is expected that the expansion will result in both increased net interest income after provision for loan losses and increased other income. However, the increase in other expenses will more than offset these other increases during the next two years. If the expansion is successful, net interest income after provision for loan losses and other income will increase in greater dollar amounts than the expected increase in other expense. However, as with any expansion, if the new office or additional personnel do not ultimately result in sufficient increased loan and deposit activity and increased net interest and other income, these expenses would continue to have an adverse effect on net income in future periods.

Income Tax Expense. Income tax expense increased $256,000 or 90% from $283,000 for the year ended June 30, 1997 to $539,000 for the year ended June 30, 1998. This increase was primarily attributable to the increase in pre-tax earnings of $497,000.

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

Liquidity and Capital Resources

The Company is required under applicable federal regulations to maintain specified levels of "liquid" investments in qualifying types of U.S. Government, federal agency, and other investments having maturities of five years or less. Current OTS regulations require that a savings institution maintain liquid assets of not less than 5% of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less, of which short-term liquid assets must consist of not less than 1%. At June 30, 1998 the Bank's liquidity, as measured for regulatory purposes, was 5.49%. The Bank adjusts liquidity as appropriate to meet its asset/liability objectives.

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

The Bank's most liquid assets are cash and cash equivalents, which include investments in highly liquid short-term investments. The level of these assets are dependent on the Bank's operating, financing, and investing activities during any given period. At June 30, 1998, cash and cash equivalents totaled $4.5 million. The Bank has another source of liquidity if a need for additional funds should arise, that being FHLB of Dallas advances. The Bank also has the ability to borrow against mortgage-backed and other securities. At June 30, 1998, the Bank had outstanding borrowings from the FHLB of Dallas of $38.2 million. These outstanding borrowings were used to purchase additional mortgage-backed securities and mortgage loan participations as a means of enhancing earnings.

The primary investment activity of the Bank is the origination of loans, primarily mortgage loans. During the year ended June 30, 1998, the Bank originated $63 million in total loans (including loan participations purchased), of which $51 million were mortgage loans. Another investment activity of the Bank is the investment of funds in U.S. Treasury and agency securities, mortgage-backed securities, federal funds, readily marketable equity securities, and FHLB of Dallas overnight funds. During periods when the Bank's loan demand is limited, the Bank may purchase short term investment securities to obtain a higher yield than otherwise available.

The Bank's cash flows are comprised of three primary classifications: cash flows from operating activities, investing activities and financing activities. Cash flows from operating activities, consisting principally of interest and dividends received less interest paid on deposits, were $1 million and $517,000 for the years ended June 30, 1998 and 1997, respectively. Net cash used for investing activities consisting primarily of disbursement of loan originations and investment and mortgage-backed security purchases, offset by principal collections on loans and proceeds from the maturities of investment securities, were $28 million and $20 million for the years ended June 30, 1998 and 1997, respectively. Net cash provided from financing activities consisting primarily of net activity in deposit and escrow accounts and the proceeds received from FHLB advances, were $28 million and $19 million for the years ended June 30, 1998 and 1997, respectively.

Cash flows from operating activities increased $483,000 or 93% from the year ended June 30, 1997 to the year ended June 30, 1998. This increase was primarily due to an increase in net earnings of $241,000 and the decrease in the declaration of dividends to stockholders. For the same periods, cash flows used by investing activities increased $9 million primarily due to an increase in net loan originations. Cash flows provided from financing activities increased $9 million from the year ended June 30, 1997 to the year ended June 30, 1998 primarily due to an overall increase in deposits and a net increase in FHLB borrowings of $8 million, offset by the repurchase of company stock under the stock repurchase program.

The Bank anticipates that it will have sufficient funds available to meet its current commitments. As of June 30, 1998, the Bank had commitments to fund loans of $4 million. Certificates of deposit scheduled to mature in one year or less totaled $30 million. Based on historical withdrawals and outflows, on internal monthly deposit reports monitored by management, and the fact that the Bank does not accept any brokered deposits, management believes that a majority of deposits will remain with the Bank. As a result, no adverse liquidity effects are expected.

At June 30, 1998, the Bank exceeded each of the three OTS capital requirements on a fully-phased in basis.

The Year 2000 Issue

By now almost everyone has heard about the Year 2000 computer problem. Every major company has a potential problem caused by computer hardware and software developed to use two digits to identify the year instead of four, i.e. 1995 is, in many cases, input, stored, sorted, and calculated as "A95". Similarly, the year 2000, being read as "A00", may be treated as the year 1900, thereby causing a variety of problems such as the inability to compute payment due dates or interest correctly. Rapid and accurate data processing is essential to the operation of the Bank.

The Bank's Board of Directors has adopted an action plan for addressing the Year 2000 issue. The Board has also recently adopted a testing plan. An internal committee has been appointed by the Board to manage these efforts. Management has been charged with the responsibility of assuring Year 2000 compliance within time frames dictated by sound business practice and the Federal Financial Institutions Examination Council. Management reports to the Board of Directors monthly on Year 2000 progress.

We have identified equipment and systems that may potentially be impacted. The identification process included information technology and communication systems such as personal computers, local area networks and servers, ATM's modems, printers, copy machines, facsimile machines, telephones and the operating systems and software for these systems. It also included non-information technology systems, such as heating, air conditioning and vault controls, alarm systems, surveillance systems, time clocks, coin and currency counters, and postage meters. Contact has been made with all outside servicers and major vendors to ascertain their individual levels of Year 2000 compliance. From vendor responses and/or certifications of Year 2000 compliance we have determined that the Bank should not be severely impacted by the Year 2000 from these systems. This effort will continue and will include substantial testing procedures.

The Bank is dependent on a service bureau for its major data processing functions. Management is monitoring the service bureau's Year 2000 compliance efforts closely. This monitoring includes membership and active participation in a user group made up of client institutions of the service bureau. The service bureau is already running Year 2000 compliant software. Four groups of other users have completed intensive two-week testing periods with the service bureau with excellent results. The Bank began its two-week testing period of this software on September 28, 1998.

The Bank has contacted major borrowers in order to help them be aware of the Year 2000 issue and to determine their state of readiness for the Year 2000. All customers contacted have responded. At this point, the Bank has no reason to doubt the ability of any of these customers to continue to operate effectively in the Year 2000. Management believes that most of our residential borrowers are not dependent on their computers for income. We also believe that non of our commercial borrowers are so large that a Year 2000 problem would render them unable to collect revenue or rent and in turn continue to make loan payments to the Bank.

The Bank has experienced considerable growth in recent years, which independent of the Year 2000 issue, has created the need to upgrade some hardware and software. The major upgrade, including new servers and operating system for Banks local area network, personal computers, and off-the-shelf software, is considered a normal result of the growth and rapid changes in technology. The upgrade is in process and should be completed early in October 1998. A side benefit of this upgrade will be a major improvement in Year 2000 compliance of the systems being upgraded. The upgrade is not expected to have a material effect on the financial performance of the Bank.

Senior management has developed and presented to the Board of Directors an outline for a contingency plan to provide operating alternatives for continuation of services to the Bank's customers in the event of systems or communication failures at the beginning of the Year 2000. We expect to complete the contingency plan by the end of October, 1998. Based on preliminary planning during development of the contingency plan, management believes that the Bank will be able to continue to operate in the Year 2000 even if some systems fail. We expect to have available a back-up generator for use in the event of a power failure. At the end of December 1999, we will generate paper and spreadsheet backup of all customer and general ledger accounts. Due to the size of the Bank, we believe that we would be able to operate with all transactions processed manually until normal operations can be restored. This procedure could require changing of schedules and hiring of temporary staff, which would increase cost of operations. If this procedure were to continue for any extended per8iod of time, or if we ultimately had to change data service providers, the cost could be material.

No funds were spent for Year 2000 expense in the fiscal year ended June 30, 1998. The budget for the fiscal year ending June 30, 1999 includes $75,000 for Year 2000 expense. In September 1998, the bank hired a full time data processing systems administrator. Although he will have other duties, his primary duties initially will be Year 2000 administration and testing, and his salary will be allocated to Year 2000 expense.

We have identified some personal computers and software to be upgraded. Management believes the $75,000 budget allocation for Year 2000 expense will cover these costs as well as those for the systems administrator. Because management expects to be Year 2000 compliant in almost all risk areas by June 30, 1999, Year 2000 costs for the fiscal year ending June 30, 2000 are not expected to be material. Should the Bank have to resort to alternative operating procedures due to major systems or communication failures at the beginning of the Year 2000, the extra costs could be material.

In its Year 2000 Action Plan, the Bank identified seven phases as necessary to implement a Year 2000 compliant system. The Bank is a federally chartered financial institution regulated by the Office of Thrift Supervision ("OTS"). The OTS identified five phases for Year 2000 compliance. The following list describes the five phases as identified by the OTS with comparable phases from the Bank's Year 2000 Action Plan identified in parentheses, if different:

1. Awareness -- Inform senior management of Year 2000 issues and possible impact to the overall organization.

2. Assessment (Inventory, Assessment) -- Estimate the scope of the Year 2000 project and develop the budget for project execution. Develop a complete inventory of hardware, software and systems, and categorize by importance.

3. Renovation (Analysis, Renovation) -- Perform a detailed analysis and develop detailed plans for correction, testing and reimplementing critical applications. Correct and replace all critical applications.

4. Validation (Testing) -- Test all critical applications unit and system level.

5. Implementation -- Implement all critical applications and databases in a production environment. Integration test.

As of September 28, 1998 the following chart shows the current and projected status of the Bank's Year 2000 compliance efforts:


Phase                   9/28/98    10/15/98   12/31/98   3/31/99    6/30/99
-----                   -------    --------   --------   -------    -------


Awareness               100%       --         --         --         --

Assessment              100%       --         --         --         --

Renovation               85%       100%       --         --         --

Validation               10%        60%        85%       100%       --

Implementation           10%        60%        85%        95%       100%


Subsequent Events

In June, 1998,the Bank opened a newly constructed drive-up teller and automated teller machine facility on a lot previously purchased for this purpose adjacent to the present bank building. On September 14, 1998 the Bank moved its loan operations into a new Loan Center across the street from its office. The 7000 sq. ft. building was leased for ten years with an option to purchase at a set price. Management believes the additions will provide the Bank growth potential by improving its ability to deliver retail banking services to the community. Neither or these additions had a material impact on financial performance for the Bank for the fiscal year ended June 30, 1998, but they will materially increase non- interest expense for the Company during the fiscal year ending June 30, 1999 and subsequent years.

The expected increase in non-interest expense due to the expansion of facilities and services offered by the bank may result in a decrease in net income in future periods. See "Non-interest Expense."

On August 18, 1998, the Company issued a press release announcing its intention to repurchase up to 5 percent (58,276 shares) of the Company's common stock. The repurchase was completed on September 9, 1998. On September 9, 1998, the Company issued a press release announcing its intention to repurchase up to 5 percent (55,363 shares) of the Company's common stock. As of September 24, 1998, 19,600 shares have been repurchased. All shares repurchased have been retired as authorized but unissued. The Company believes that it has sufficient capital to complete the repurchase and that the repurchase will not cause the Bank to fail to meet its regulatory capital requirements.

Stock Repurchase Program

During the fiscal year ended June 30, 1998, the Company repurchased 35,500 shares of its $0.10 common stock under a stock repurchase program approved by the OTS. All of the shares purchased under the program have been retired as authorized but unissued. The Company believes that even with the repurchase program, the Company has sufficient capital and that the Bank will be able to continue to meet its regulatory capital requirements.

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

Recent Legislation - Recapture of Post - 1987 Bad-Debt Reserves

The Small Business Job Protection Act of 1996, among other things, equalized the taxation of thrifts and banks. The bill no longer allows thrifts a choice between the percentage of taxable income method and the experience method in determining additions to their bad debt reserves. Smaller thrifts with $500 million of assets or less are only allowed to use the experience method, which is generally available to small banks currently. Larger thrifts must use the specific charge off method regarding its bad debts. Any reserve amounts added after 1987 are taxed over a six year period beginning in 1996; however, bad debt reserves set aside through 1987 will generally not be taxed. Institutions can delay these taxes for two years if they meet a residential - lending test. At June 30, 1998, the Bank had $46,613 of post 1987 bad-debt reserves of which 1/6th or $9,323 was recaptured into taxable income for the year ended June 30, 1998. Future recapture of the Bank's bad-debt reserves will not have an adverse effect on future net earnings.

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

                               GFSB BANCORP, INC.




                                    CONTENTS

                                                                   Page

INDEPENDENT AUDITORS' REPORT                                         1

FINANCIAL STATEMENTS

               Consolidated Statements of Financial Condition        2

               Consolidated Statements of Earnings                   4

               Statements of Cash Flows                              6

               Notes to Financial Statements                         7

                          Independent Auditors' Report


Board of Directors
GFSB Bancorp, Inc.
Gallup, New Mexico


We have audited the accompanying consolidated statement of financial condition of GFSB Bancorp, Inc. (a Delaware corporation) and Subsidiary as of June 30, 1998, and the related consolidated statements of earnings, changes in stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements as of June 30, 1997 were audited by other auditors whose report dated August 11, 1997, expressed an unqualified opinion on those statements.


We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GFSB Bancorp, Inc. and Subsidiary as of June 30, 1998, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.



                                        /s/Neff & Company, LLP


Albuquerque, New Mexico
August 14, 1998

GFSB BANCORP, INC.
CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
June 30, 1998




                                                                       1998

ASSETS
    Cash and due from banks (Notes 1 and 20)                  $      2,047,860
    Interest-bearing deposits with banks (Notes 1 and 20)            2,490,120
    Federal funds sold (Note 1 and 20)                                       -
    Available-for-sale investment securities (Notes 1 and 20)        5,188,095
    Available-for-sale mortgage-backed
        securities (Notes 1, 2 and 20)                              33,551,219
    Hold-to-maturity investment securities (Notes 3 and 20)            144,993
    Stock of Federal Home Loan Bank,
        at cost, restricted (Note 1)                                 1,965,200
    Loans receivable, net, substantially
        pledged (Notes 4 and 20)                                    75,836,642
    Accrued interest and dividends
        receivable (Notes 5 and 20)                                    675,485
    Premises and equipment (Note 6)                                  1,035,668
    Prepaid and other assets                                           205,422
    Deferred tax asset (Notes 11 and 12)                                68,377
                                                               -----------------

               Total assets                                   $    123,209,081
                                                              ==================

     The Notes to Financial Statements are an integral part of these statements.

                                                                         1998
                                                                   -------------

LIABILITIES AND STOCKHOLDERS' EQUITY
    Transaction accounts (Notes 7 and 20)                       $     6,979,785
    Savings and now deposits (Notes 7 and 20)                        13,901,860
    Time deposits (Notes 7 and 20)                                   48,497,496
    Accrued interest payable (Notes 1 and 20)                           223,702
    Advances from borrowers for taxes and insurance                     225,597
    Accounts payable and accrued liabilities                            260,332
    Deferred income taxes (Notes 1 and 12)                              426,553
    Dividends declared and payable                                       82,446
    Advances from the Federal Home
        Loan Bank (Notes 18 and 20)                                  38,247,631
    Income taxes payable                                                154,757
                                                                 ---------------
               Total liabilities                                    109,000,159

COMMITMENTS AND CONTINGENCIES
    (Notes 4, 11, and 22)                                                     -

STOCKHOLDERS' EQUITY
    Common stock, $.10 par value, 1,500,000
        shares authorized; issued and outstanding 1,165,537
        shares in 1998 and 800,708 in 1997                              113,515
    Preferred stock, $.10 par value, 500,000
        shares authorized; no shares issued or outstanding                    -
    Additional paid-in-capital                                        5,777,881
    Unearned ESOP stock (Note 14)                                      (415,695)
    Retained earnings, substantially restricted (Note 9)              8,041,610
    Unrealized gain on available-for-sale
        securities, net of taxes (Note 1)                               691,611
                                                                 --------------
               Total stockholders' equity                            14,208,922
                                                                 --------------

               Total liabilities and stockholders' equity       $   123,209,081
                                                                ===============


GFSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
Years Ended June 30, 1998 and 1997



                                                            1998             1997
                                                     ----------------  ---------------
INTEREST INCOME
    Loans receivable (Notes 1 and 4)
        Mortgage loans                              $     5,001,240         3,493,788
        Commercial loans                                    280,257           220,280
        Share and consumer loans                            308,605           178,877
    Investment and mortgage-backed securities             2,492,849         2,053,688
    Other interest-earning assets                           175,959           132,071
                                                    ---------------        ----------
               Total interest earnings                    8,258,910         6,078,704

INTEREST EXPENSE
    Deposits (Note 7)                                     3,092,086         2,595,886
    Advances from Federal Home Loan Bank                  1,916,851           793,124
                                                    ---------------        ----------
                                                          5,008,937         3,389,010
                                                    ---------------        ----------

               Net interest earnings                      3,249,973         2,689,694

Provision for loan losses (Note 4)                           63,217            20,794
                                                    ---------------        ----------

               Net interest earnings after
                  provision for loan losses               3,186,756         2,668,900

NON-INTEREST EARNINGS
    Service charge income                                    85,796            38,464
    Miscellaneous income                                     10,422             5,196
    Net gains from sales of loans                             7,685             4,979
                                                    ---------------        ----------
               Total non-interest earnings                  103,903            48,639

NON-INTEREST EXPENSE
    Compensation and benefits                               972,663           835,312
    Insurance (Note 8)                                       54,860           330,170
    Other                                                   373,679           239,240
    Occupancy                                               166,125           146,252
    Data processing                                         137,317            97,582
    Professional fees                                       103,894            91,775
    Advertising (Note 1)                                     49,845            45,942
    Stock services                                           15,785            12,680
                                                     --------------        ----------
               Total non-interest expense           $     1,874,168         1,798,953
                                                     --------------        ----------

The Notes to Financial Statements are an integral part of these statements.

GFSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF EARNINGS (CONTINUED)
Years Ended June 30, 1998 and 1997

                                                      1998             1997
                                               --------------    --------------

Earnings before income taxes                  $     1,416,491           918,586

INCOME TAX EXPENSE (Note 12)
    Currently payable                                 586,988           319,159
    Deferred provision (benefit)                     (47,706)           (36,052)
                                              ---------------    --------------

                                                      539,282           283,107
                                              ---------------    --------------

               Net earnings                   $       877,209           635,479
                                              ===============    ==============

Basic net earnings per share                             .785              .514

Dilutive net earnings per share                          .761              .510

Weighted average number of common
    shares outstanding - basic                $     1,117,647         1,237,268
                                              ===============    ==============

Weighted average number of common
    shares outstanding - dilutive             $     1,153,244         1,246,273
                                              ===============    ==============


The Notes to Financial Statements are an integral part of these statements.

GFSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF CHANGES
IN STOCKHOLDERS' EQUITY
Years Ended June 30, 1998 and 1997

                                                                Common Stock
                                                       -------------------------------
                                                            Shares           Amount

Balance, June 30, 1996                                 $     948,750      $     91,080

    Net earnings                                                   -                 -
    Unrealized gain on  available for sale
        securities, net of taxes                                   -                 -
    Distribution of stock vested under the
        management stock bonus plan (Note 16)                      -               408
    Acquisition of common stock by the Company
        under the stock repurchase plan (Note 16)           (148,042)          (14,804)
    Released and committed to be released 11362.76
        of shares of common stock owned by the
        ESOP (Note 14)                                             -                 -
    Dividends declared and paid to stockholders                    -                 -
                                                        ------------      ------------

Balance, June 30, 1997                                       800,708            76,684
                                                        ------------      ------------

    Net earnings                                                   -                 -
    Unrealized gain on available for sale securities,
        net of taxes                                               -                 -
    Distribution of stock vested under the management
        stock bonus plan (Note 16)                                 -               348
    Acquisition of common stock by the Company
        under the stock repurchase plan (Note 16)            (35,500)           (3,550)
    Issuance of stock dividend (Note 21)                     400,329            40,033
    Released and committed to be released 9431.66
        of shares of common stock owned by the
        ESOP (Note 14)                                             -                 -
    Dividends declared and paid to stockholders                    -                 -
                                                        ------------      ------------

Balance, June 30, 1998                                 $   1,165,537     $     113,515
                                                        ============      ============


The Notes to Financial Statements are an integral part of these statements.

                                               Unrealized Gain
    Additional      Unearned                    on Available
      Paid-in         ESOP         Retained       For Sale
      Capital         Stock        Earnings    Securities, net     Total
      -------         -----        --------    ---------------     -----
$      8,486,822     (541,333)     7,199,360         127,547     15,363,476

               -            -        635,479               -        635,479

               -            -              -         429,570        429,570

          52,683            -              -               -         53,091

      (2,322,262)           -              -               -     (2,337,066)


          43,437       76,452              -               -        119,889
               -            -       (321,303)              -       (321,303)
---------------------------------------------------------------------------

       6,260,680     (464,881)     7,513,536         557,117     13,943,136
---------------------------------------------------------------------------

               -            -        877,209               -        877,209

               -            -              -         134,494        134,494

          49,265            -              -               -         49,613

        (577,763)           -              -               -       (581,313)
               -            -        (40,033)              -              -


          45,699       49,186              -               -         94,885
               -            -       (309,102)              -       (309,102)
---------------------------------------------------------------------------

$      5,777,881     (415,695)     8,041,610         691,611     14,208,922
===========================================================================


GFSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended June 30, 1998 and 1997


                                                                        1998             1997

CASH FLOWS FROM OPERATING ACTIVITIES
    Net earnings                                                    $   877,209       $   635,479
    Adjustments to reconcile net earnings to
        net cash provided by operations:
           Deferred loan origination fees                              (178,892)         (128,265)
           Gain on sale of sold loans                                    (7,685)           (4,979)
           Provision for loan losses                                     63,217            20,794
           Depreciation of premises and equipment                        79,240            69,933
           Amortization of investment and mortgage
               backed securities premiums (discounts)                   302,500           195,936
           Stock dividend on FHLB stock                                (106,527)          (48,200)
           Release of ESOP stock                                         94,885           119,889
           Stock compensation                                            51,704            53,091
           Provision (benefit) for deferred income taxes                (47,706)          (36,052)
    Net changes in operating assets and liabilities:
        Accrued interest and dividends receivable                      (123,702)         (151,467)
        Prepaid and other assets                                       (150,132)           (5,885)
        Accrued interest payable                                         70,653            49,542
        Accounts payable and accrued and other liabilities              166,211             9,253
        Income taxes payable                                            (19,333)           65,161
        Dividends declared and payable                                    7,031          (327,162)
                                                                    ------------      -----------

               Net cash provided by operating activities              1,078,673           517,068
                                                                    ------------      -----------

CASH FLOWS FROM INVESTING ACTIVITIES
    Purchases of premises and equipment                                (437,658)         (210,141)
    Loan origination and principal repayment
        on loans, net                                               (23,691,353)      (13,181,944)
    Principal payments on mortgage-backed securities                 10,028,831         6,078,761
    Purchases of mortgage-backed securities                         (11,678,555)      (12,790,892)
    Purchases of available-for-sale securities                       (3,181,046)         (125,941)
    Maturities and proceeds from sale of available-
        for-sale securities                                           2,190,000           700,000
    Purchase of FHLB stock                                             (798,373)         (461,500)
                                                                    ------------      -----------

               Net cash applied to investing activities             (27,568,154)      (19,991,657)
                                                                    ------------      -----------


The Notes to Financial Statements are an integral part of these statements.

GFSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
Years Ended June 30, 1998 and 1997


                                                                                 1998             1997

CASH FLOWS FROM FINANCING ACTIVITIES
    Net increase in transaction accounts, savings
        and NOW deposits and time deposits                               $    11,506,655        11,882,676
    Net increase (decrease) in advances from borrowers
        for taxes and insurance                                                   49,849             1,216
    Proceeds from FHLB advances                                              469,270,950       106,463,375
    Repayments on FHLB advances                                             (451,953,319)      (96,387,375)
    Purchase of GFSB Bancorp stock under the
        stock repurchase plan in cash                                           (581,313)       (2,337,066)
    Dividends paid or to be paid in cash                                        (309,102)         (321,303)
    Price paid for vested management bonus stock
        plan stock                                                                49,613                 -
                                                                          --------------      -------------

               Net cash provided by financing activities                      28,033,333        19,301,523
                                                                          --------------      -------------

Increase (decrease) in cash and cash equivalents                               1,543,852          (173,066)

Cash and cash equivalents at beginning of year                                 2,994,128         3,167,194
                                                                          --------------      ------------

Cash and cash equivalents at end of year                                 $     4,537,980         2,994,128
                                                                          ==============      ============

Supplemental disclosures Cash paid during the year for:
        Interest on deposits and advances                                $     4,939,577         3,339,468
        Income taxes                                                             651,769           253,998

Change in unrealized gain, net of deferred taxes
    on available-for-sale securities                                             134,494           429,570

Issuance of stock dividend                                                        40,033                 -


The Notes to Financial Statements are an integral part of these statements.

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 1998



NOTE 1.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of significant accounting policies consistently applied in the preparation of the accompanying statements follows:

Organization and Operations. On February 1, 1995, the Board of Directors of Gallup Federal Savings and Loan Association (the Association), adopted a Plan of Conversion ("the conversion"). The conversion allowed the Association to convert from a federal mutual savings and loan association to a federal stock savings bank with the concurrent formation of a holding company (GFSB Bancorp, Inc.). The conversion was approved by the Office of Thrift Supervision, the Securities and Exchange Commission, and the members of the Association, and on June 29, 1995 the conversion became effective. The conversion was accomplished through amendment of the Association's federal charter and the sale of the holding company's common stock. The Association also changed its name to Gallup Federal Savings Bank (the Bank).

GFSB Bancorp, Inc. (the Company) is a unitary savings and loan holding company that was incorporated in March 1995 under the laws of the State of Delaware. The Company acquired all of the common stock of GFSB on June 29, 1995 and the Company also made its initial public offering of common stock. The Company issued 948,750 shares of $.10 par value common stock at $10 per share. Net proceeds, after deducting conversion expenses of $372,002 were $9,115,498.

Basis of Presentation. The accompanying consolidated financial statements include the accounts of GFSB Bancorp and the Bank. All significant balances and transactions between entities have been eliminated.

Cash and Cash Equivalents. Cash and cash equivalents include cash on hand, cash items, amounts due from banks, amounts held with the Federal Reserve Bank, interest bearing deposits with the Federal Home Loan Bank, and federal funds sold. Generally, federal funds sold are purchased and sold for one-day periods. For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. The amounts in each of these above categories are as follows:

                                                1998             1997
                                       -----------------  ---------------
    Cash on hand                       $       458,407           374,957
    Cash items                                   1,369             1,341
    Amounts due from banks                   1,344,454         1,074,096
    Interest bearing deposits                2,490,120         1,121,191
    Federal funds sold                               -           100,000
    Federal Reserve Bank deposits              243,630           322,543
                                       ---------------      ------------
                                       $     4,537,980         2,994,128
                                       ===============      ============


NOTE 1.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
               (CONTINUED)

The amounts due from banks includes $36,076 held in trust by the Company for the employees awarded stock under the Management Stock Bonus Plan. The amount represents dividends earned on non-vested shares. See Note 16.

Available-for-Sale Investment Securities. Investment securities consist of stock owned in the Federal Home Loan Mortgage Corporation ("FHLMC"), Federal Home Loan Bank debentures, U.S. Government Securities, and mutual funds. The Company has classified its investment portfolio and all mortgage-backed securities as available for sale, and, accordingly, accounted for its investments at fair value. The Company has recorded a net unrealized gain, net of deferred income taxes, of $ 691,611 and $557,117 as an increase to equity at June 30, 1998 and 1997, respectively.

Realized gains and losses on the sale of investment securities are determined using the specific identification method when such sales occur.

Available-for-Sale Mortgage-Backed Securities. All mortgaged-backed and related securities are stated at fair value as they are classified as available-for-sale securities.

Realized gains and losses on the sale of mortgaged-backed securities (when such sales occur) are based on the specific identification method. All sales are made without recourse.

At June 30, 1998, the Company had no outstanding commitments to sell any securities.

Loans Receivable. Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are stated at unpaid principal balances, less the allowance for loan losses, and net deferred loan origination fees and discounts.

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

The Company establishes a specific loan allowance on an impaired loan if the present value of the future cash flows discounted using the loan's effective interest rate is less than the carrying value of the loan. An impaired loan can be valued based upon its fair value or the market value of the underlying collateral if the loan is primarily collateral dependent. The Company assesses for impairment all loans delinquent more than 90 days.

NOTE 1.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
               (CONTINUED)

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

Mortgage loans sold to others are not included in the accompanying statements of financial condition. For the years ended June 30, 1998 and 1997, $519,500 and $398,510, respectively, of loans have been sold. No servicing rights were retained on these loans. Gains on the sale of these loans were $7,685 in 1998 and $4,979 in 1997.

Loan Origination Fees and Related Costs. Loan fees and certain direct loan origination costs are deferred, and the net fee is recognized as an adjustment to interest income using the interest method over the contractual life of the loans. Historical prepayment experience for the Company is minimal for purposes of adjusting the contractual life of the loans.

Foreclosed Real Estate. Real estate properties acquired through, or in lieu of, loan foreclosure are initially recorded at fair value at the date of foreclosure. The Company generally holds foreclosed assets as held for sale, and accordingly, after foreclosure, such assets are carried at the lower of fair value minus estimated costs to sell, or cost. Valuations are periodically performed by management, and an allowance for losses is established by a charge to operations if the fair value of a property does not exceed its cost.

Premises and Equipment. Land is carried at cost. Building, furniture, fixtures, and equipment are carried at cost, less accumulated depreciation. Building, furniture, fixtures, and equipment are depreciated using a straight-line method over the estimated useful lives of the assets. Maintenance and repairs are charged to earnings in the period incurred.

Income Taxes. Deferred income taxes are provided on temporary differences in the recognition of income and expense for tax and financial reporting purposes. These items consist principally of loan origination fees, depreciation, compensation cost, and the bad debt reserve.

NOTE 1.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
               (CONTINUED)

Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates that will be in effect when these differences reverse. The principal differences between assets and liabilities for financial statement and tax purposes are accumulated depreciation of premises and equipment, the reserve for delinquent interest, bad debt reserves, stock compensation plans, the recognition of loan origination fees, and unrealized holding gains and losses on available-for-sale securities. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes in the period of enactment.

The Small Business Job Protection Act of 1996 equalized the taxation of thrifts and banks. The bill no longer allows thrifts a choice between the percentage of taxable income method and the experience method in determining additions to bad debt reserves. Small thrifts (such as the Company) are only allowed to use the experience method. Any reserve amounts added after 1987 are now taxed over a six year period. At June 30, 1998, the Company had $46,613 of post 1987 bad debt reserves. Of this amount, $9,323 was recaptured into taxable income for 1998.

Reclassifications.   Certain  reclassifications  have  been  made  to  the  1997 financial statements to conform to the 1998 presentation.

Earnings Per Share. Earnings per share have been computed on the basis of the weighted average number of shares of common stock and common stock equivalents outstanding for the year. The Company accounts for the shares acquired by its ESOP in accordance with Statement of Position 93-6; shares controlled by the ESOP are not considered in the weighted average shares outstanding until the shares are committed for allocation to an employee's individual account.

Advertising. The Company expenses advertising costs as incurred. Such expenses are shown in the consolidated statements of earnings; no amounts of advertising are carried as assets.

Fair Value of Financial Instruments. The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein:

Cash and cash equivalents. - The carrying amount of cash and cash equivalents approximate their fair value.

NOTE 1.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
               (CONTINUED)

Available-for-sale and hold-to-maturity securities. - Fair values for securities are based on quoted market prices.

Loans receivable. - For variable-rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions. Fair values for commercial real estate and commercial loans are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for impaired loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Deposit liabilities. - The fair values disclosed for demand deposits are, by definition, materially equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The carrying amounts of fixed-term money market accounts approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Short-term   borrowings.   -  The  carrying  amounts  of  short-term  borrowings
approximate their fair values given that the borrowings are at the Bank's current incremental borrowing rate.

Off-balance-sheet instruments. - Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counter parties' credit standings.

Financial Instruments. In the ordinary course of business the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit and commercial letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect certain reported amounts and disclosures.
Accordingly, actual results could differ from those estimates.

A substantial estimate for the Company is the allowance for loan losses. This estimate could change substantially within a year if borrowers' ability to repay or the estimated value of underlying collateral should decline dramatically.

NOTE 1.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
               (CONTINUED)

Investment in Federal Home Loan Bank Stock. The Bank, as a member of the Federal Home Loan Bank System, is required to maintain an investment in it's capital stock of the Federal Home Loan Bank (FHLB) in an amount equal to the greater of 1 percent of its outstanding home loans or 5 percent of advances from the FHLB. No ready market exists for the Federal Home Loan Bank Stock, and it has no quoted market value.


NOTE 2.        AVAILABLE-FOR-SALE MORTGAGE-BACKED SECURITIES

The   carrying   values  and   estimated   fair  values  of   available-for-sale
mortgage-backed securities are summarized as follows:

                                                                                   Gross             Gross
                                                                                Unrealized        Unrealized
                            Principal        Unamortized       Amortized          Holding           Holding           Fair
    June, 30 1998            Balance          Premiums           Cost              Gains            Losses            Value
    -------------            -------          --------           ----              -----            ------            -----

   FNMA ARM
     Certificates     $     25,490,114          875,564        26,365,678          145,831           (54,043)       26,457,466
   FHLMC ARM
     Certificates            2,180,880           60,117         2,240,997           23,277            (3,414)        2,260,860
   GNMA ARM
     Certificates            4,724,052          138,305         4,862,357                -           (29,464)        4,832,893
                       ---------------       ----------       -----------       ----------       ------------       ----------

                      $     32,395,046        1,073,986        33,469,032          169,108           (86,921)       33,551,219
                       ===============       ==========       ===========       ==========       ============       ==========

During the year ended June 30, 1998 and 1997, the Company did not have any proceeds from the sales of mortgage-backed securities. At June 30, 1998, the Company had pledged $7,505,626 (paid-down value) in mortgage-backed securities to public entities who have on deposit amounts in excess of the federally insured limit. The Company also had pledged $682,729 in mortgage-backed securities to the Federal Reserve Bank for its Treasury Tax and Loan Account.

NOTE 3.        INVESTMENTS

The amortized cost and fair values of available-for-sale investment equity securities and investments in debt securities are summarized as follows:

Available-for-sale investment securities:

                                                                        Gross              Gross
                                                                     Unrealized         Unrealized
                                                    Amortized          Holding            Holding          Fair
                                                      Cost              Gains             Losses           Value
    Mutual funds                                     2,283,012              341                -         2,283,353
    FHLB Debentures                                  1,009,724                -              (29)        1,009,695
    FHLMC Stock                                          7,786        1,026,836                -         1,034,622
    Tax-exempt Securities                              840,000           20,425                -           860,425
                                               --------------------------------------------------------------------

                                               $     4,140,522         1,047,602             (29)        5,188,095
                                               ====================================================================

Hold-to-maturity securities:

    Tax-exempt Securities                      $       145,000                 -              (7)          144,993
                                               ====================================================================

The amortized cost and fair value of all debt securities by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                          Amortized          Fair
                                                            Cost             Value
    Hold to maturity
        Due after one year through five years       $       145,000           144,993
                                                    =================================

    Available for sale:
        Due within one year                         $     1,009,724         1,009,695
        Due after one year through five years               840,000           860,425
        Mutual funds                                      2,283,012         2,283,353
        FHLMC stock                                           7,786         1,034,622
        Mortgage-backed securities                       33,469,032        33,551,219
                                                    ---------------------------------

                                                    $    37,609,554        38,739,314
                                                    =================================

No investments were sold in 1998 or 1997. The 1998 change in the net unrealized holding gains and losses recorded through the equity section is a net gain of $134,494.

NOTE 4.        LOANS RECEIVABLE

Loans receivable are summarized as follows:

                                                              1998             1997
                                                        --------------    --------------
    First mortgage loans (principally conventional)
        Principal balances
           Secured by one-to-four family residences     $   46,746,639        31,984,280
           Secured by other properties                      14,750,022        10,405,439
           Construction loans                                2,973,700         3,811,079
        Loan participations purchased                        8,550,204         6,153,249
        Share loans                                            955,367         1,113,175
        Commercial loans                                     4,748,814         1,960,765
        Consumer loans:
           Unsecured                                           366,846           117,518
           Secured by vehicles                               1,226,109           522,902
           Home equity lines                                 1,254,965           977,141
                                                        --------------------------------
                                                            81,572,666        57,045,548

    Less
        Undisbursed portion of loans                        (1,755,115)       (1,382,895)
        Loan participations sold                            (3,065,389)       (2,961,052)
        Net deferred loan origination fees                    (528,550)         (340,610)
        Allowance for loan losses                             (386,970)         (339,062)
                                                        --------------------------------

                                                        $   75,836,642        52,021,929
                                                        ================================

Activity in the allowance for loan losses is summarized as follows:

                                                               1998             1997
                                                      ----------------    --------------

    Balance at beginning of year                      $       339,062           309,117
    Provision charged to income                               106,591            20,794
    Charge-offs, recoveries and other                         (58,683)            9,151
                                                       ---------------------------------

        Balance at end of year                        $       386,970           339,062
                                                       =================================

The Company has commitments to fund new loans as follows:

                                                           1998             1997
                                                     ----------------    --------------
    Fixed rate                                        $    1,762,000          4,117,118
    Variable rate                                            836,000          2,070,468
    Commitments for new originations                       1,741,000          4,327,155
                                                       ---------------------------------

           Total                                       $   4,339,000         10,514,741
                                                       =================================

Fixed rate commitments for the years ended June 30, 1998 had interest rates that ranged from 6.83 percent to 11.50 percent.

Nonaccrual and renegotiated loans for which interest has been reduced totaled $707,632 and $136,921 at June 30, 1998 and 1997, respectively. Interest income that was foregone amounted to $33,755 and $10,546 at June 30, 1998 and 1997, respectively.

The weighted average rate for the loan portfolio at June 30, 1998, is 9.59 percent.

The Company establishes a specific allowance on impaired loans and disclosure of the Company's method of accounting for interest income on impaired loans. The Bank assesses all loans delinquent more than 90 days for impairment and such loans amounted to $707,632 at June 30, 1998. Average balances for loans delinquent more than 90 days totaled approximately $53,956 for the year ended June 30, 1998. These loans are all primarily collateral dependent and management has determined that the underlying collateral is in excess of the carrying amount. As a result, the Company has determined that specific allowances on these loans is not required.

NOTE 5.        ACCRUED INTEREST AND DIVIDENDS RECEIVABLE

Accrued interest and dividends receivable is summarized as follows:

                                                             1998             1997
                                                             ----             ----

    Loans receivable                                 $       444,334           333,503
    Available-for-sale investment securities                  23,823            14,041
    Available-for-sale mortgage-backed securities            207,328           204,239
                                                     ---------------------------------
                                                     $       675,485           551,783
                                                     =================================

NOTE 6. PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

                                                  1998             1997
                                                  ----             ----

    Buildings                             $       522,400           522,400
    Furniture, fixtures, and equipment            480,019           453,008
    Construction-in-progress                      412,837             2,190
    Land                                          158,550           158,550
    Parking lot improvements                        5,265             5,265
                                          ---------------------------------
                                                1,579,071         1,141,413
    Less allowance for depreciation              (543,403)         (464,163)
                                          ---------------------------------

                                          $     1,035,668           677,250
                                          =================================


NOTE 7.        DEPOSITS

Deposits are summarized as follows:

                               Weighted
                                Average
                                Rate at                   June 30, 1998
                               June 30,       ----------------------------------
                                 1998                Amount             Percent
    Passbook savings
        accounts                3.00%          $     4,229,908             6.10%
    Money market
        accounts                3.97                 9,671,952            13.94
    Transaction accounts        1.20                 6,979,785            10.06
                                               --------------------------------

                                               $    20,881,645            30.10
                                               ================================

Deposits are summarized as follows:

                                 Weighted
                                  Average
                                  Rate at                   June 30, 1998
                                 June 30,         --------------------------------
                                   1998                Amount             Percent
    Certificates of deposit:
        2.50%-6.00%               5.41%          $    41,661,400            60.05%
        6.00%-7.00%               6.27                 5,870,903             8.46
        7.00%-8.00%               7.21                   965,193             1.39
                                                 --------------------------------

                                                      48,497,496            69.90
                                                 --------------------------------

                                                 $    69,379,141           100.00%
                                                 ================================

The aggregate amount of jumbo certificates with a minimum denomination of $100,000 was $21,799,145 at June 30, 1998.

Certificates of deposit by maturity dates are as follows:

                                     1998                 1997
                                ---------------       ------------
    3 months or less            $     8,528,450         7,242,578
    3 months to 6 months              6,768,370         6,611,010
    6 months to 1 year               14,674,734        14,951,461
    1 year to 2 years                15,433,404         8,305,334
    2 years to 3 years                1,707,965         1,906,082
    Thereafter                        1,384,573         3,760,553
                               ----------------------------------

                                $    48,497,496        42,777,018
                                =================================

Interest expense on deposits is summarized as follows:

                                         1998              1997
                                   ----------------    -------------
    Certificates of deposit        $     2,598,370         2,140,115
    Money market accounts                  324,341           334,958
    Passbook savings                       107,399            86,648
    Transaction deposits                    61,976            34,165
                                   ---------------------------------

                                   $     3,092,086         2,595,886
                                   =================================


NOTE 8.        SAVINGS ASSOCIATION INSURANCE FUND

The Economic Growth and Paperwork Reduction Act of 1996 was signed into law on September 30, 1996. The Act provided for the resolution of the premium disparity between the Bank Insurance Fund ("BIF") and the Savings Association Insurance Fund ("SAIF"). In order to capitalize the SAIF, a one-time special assessment of
65.7 basis points had to be paid by SAIF insured institutions. As a result, the Company paid a one-time assessment of $250,257. The Company recorded the one-time assessment as a charge to 1997 operations as "Insurance".


NOTE 9.        REGULATORY MATTERS AND RESTRICTIONS ON RETAINED
               EARNINGS

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios set forth in the table below. Management believes, as of June 30, 1998 that the Bank meets all capital adequacy requirements to which it is subject.

Current regulations require institutions to have a minimum regulatory tangible capital equal to 1.5 percent of total assets, a minimum 3 percent leverage capital ratio and an 8 percent risk-based capital ratio.

NOTE 9.        REGULATORY MATTERS AND RESTRICTIONS ON RETAINED
               EARNINGS (CONTINUED)

The Bank at June 30, 1998, meets the regulatory tangible capital and core capital requirements and the risk-based capital requirement of 8 percent of total risk-adjusted assets. The following is a reconciliation of net worth to regulatory capital as reported in the June 30, 1998 report to the Office of Thrift Supervision ("OTS"):

                                                     1998
                                               -----------------
    Regulatory net worth per report to OTS       $    12,350,868
    Audit adjustments
        Increase in income taxes                        (15,835)
        Increase in other operating expense              (4,591)
        Decrease in interest expense                      47,044
                                                 ---------------
           Net worth as reported per the
               accompanying financial
               statements (Bank only)            $    12,377,486
                                                 ===============

The following is a reconciliation of the Bank's capital in accordance with generally accepted accounting principles (GAAP) to the three components of regulatory capital calculated under regulatory requirements at June 30, 1998 (in thousands):

                                                                          June 30, 1998
                                                           ----------------------------------------------
                                  Tangible Capital              Core Capital          Risk-Based Capital
                              --------------------------   ----------------------     -------------------
                                Amount        Percent       Amount        Percent       Amount    Percent
   GAAP Capital            $    12,377,486        -     $    12,377,486       -%    $12,377,486       %

   Unrealized (gains)
   losses on available-
   for-sale securities            (691,611)       -            (691,611)      -        (691,611)      -

   Qualifying general
   loan loss allowance                   -        -                   -                (386,970)      -
                           ----------------------------------------------------------------------------

   Regulatory capital
   computed                     11,685,875    9.51%          11,685,875   9.51%      11,298,905  18.59%

   Minimum capital
   requirement                   1,843,682    1.50%           3,687,364   3.00%       5,012,000   8.00%
                           ----------------------------------------------------------------------------

   Regulatory capital
   excess                  $     9,842,193    8.01%  $        7,998,511   8.01%    $  6,286,905  10.59%
                           ===================================================== ======================

NOTE 10.       RELATED PARTY TRANSACTIONS

The Company has several loans receivable from related parties. The Company's policy is that all such loan transactions be on the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with others.

A summary of the activity for outstanding loans receivable to related parties is as follows:

                                             1998             1997
                                         ---------------    --------------
    Balance, beginning of year           $     1,190,435      1,426,679
    New loans                                    181,956        422,881
    Repayments                                  (575,867)      (659,125)
                                         ---------------------------------
    Balance, end of year                 $       796,524      1,190,435
                                         =================================

The Company also has several deposits from related parties. Outstanding deposits from related parties at June 30, 1998 amounted to $1,079,393. The Company also expensed $172,154 and $156,623 for the years ended June 30, 1998 and 1997, respectively, for directors fees and compensation under the management stock bonus plan.

As described in Note 22, the Company leases a building located across the street from its office from a related party.


NOTE 11.       CONCENTRATIONS OF CREDIT RISK

The Company is active in originating primarily first mortgage loans primarily in McKinley County, New Mexico. At June 30, 1998, the Company had $76,752,162 of loans outstanding and unfunded commitments of $4,339,000. Significant loans are approved by the Board of Directors through its loan committee. Collateral is required on all real estate loans, substantially all commercial loans, and the majority of consumer loans. Real estate exposure is primarily limited to the county in which the Company operates. The Company generally maintains loan to value ratios of no greater than 80 percent.

The Company maintains its cash balances with other financial institutions. The balances on deposit with other banks are insured by the Federal Deposit Insurance Corporation up to $100,000.

NOTE 12.       INCOME TAXES

Income tax expense consists of:

                                      1998            1997
                                    --------         ---------
Current
  Federal                           $505,046         $ 280,336
  State                               81,942            38,823
                                    --------          --------
                                     586,988           319,159

Deferred provision (benefit)
  Federal                          $ (41,982)        $ (30,645)
  State                               (5,724)           (5,407)
                                   ---------         ---------
                                     (47,706)          (36,052)

                                   $ 539,282         $ 283,107
                                   ---------         ---------

Deferred  taxes  consist  of  temporary   differences   arising  from  book  tax
differences in depreciation, recognition of loan origination fees, compensation costs and reserve for bad debts.

The Company has recorded a valuation allowance against the net deferred tax receivable in 1998 relating to the receivable arising from the book bad debt reserve. The change in the valuation allowance from 1997 was $19,175.

The Company has also recorded a deferred tax liability of $426,553 at June 30, 1998 in connection with the adoption of Statement of Financial Accounting Standards No. 115. The deferred tax liability is the result of the unrealized holding gains on available-for-sale securities. The deferred tax liability has been recorded as a reduction to the unrealized holding gain and reported as a separate component of equity as required by Statement No. 115.

The reconciliation of income tax attributable to continuing operations computed at the U.S. federal statutory rates to income tax expense is:

    Tax at U.S. statutory rate of 34 percent       $481,607          312,319
    State income taxes, net of federal
        tax benefit                                  64,877           25,623
    Other - net                                      (7,202)         (54,835)
                                                   ---------         -------

                                                   $539,282          281,107
                                                   =========         =======

    Effective tax rate                                   38%              31%

NOTE 13.       FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Company is a party to six irrevocable letters of credit which total $114,000. The Bank's exposure to credit loss in the event of nonperformance by the other party to the letters of credit are represented by the contractual notional amount of the letters of credit. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

NOTE 14.       EMPLOYEE STOCK OWNERSHIP PLAN

In connection with the conversion (see Note 1), the Company adopted an Employee Stock Ownership Plan (ESOP) for the benefit of all of its full time employees. Contributions to the Plan are determined at the discretion of the Company and are limited to the maximum amount deductible for income tax purposes. Eligible employees include all full time employees with a minimum of one year of service as of any anniversary date of the Plan. The ESOP purchased 84,000 (as adjusted for the stock dividend) common shares of the Company's stock issued in the conversion, which was funded by a $560,000 loan from the Company. In accordance with Statement of Position 93-6, the unpaid balance of the ESOP loan has been eliminated on the Company's consolidated statement of financial condition. Stockholders' equity has been reduced by the aggregate purchase price of the shares owned by the ESOP, net of the shares committed to be released. Contributions to the ESOP by the Company are made to fund the principal and interest payments on the debt of the ESOP. As of June 30, 1998, 17,747.9844 ESOP shares were released, and for the year ended June 30, 1998, $94,875 in contributions were made to the ESOP by the Company. As of June 30, 1997, 7,575.1762 ESOP shares were released and contributions of $122,644 were made to the Plan by the Company. The remaining unallocated ESOP shares at June 30, 1998 was 66,252.0156. The fair value of the remaining unallocated shares at June 30, 1998 is $1,060,032.

NOTE 14.       EMPLOYEE STOCK OWNERSHIP PLAN (CONTINUED)

Dividends on unallocated ESOP shares are recorded as additional contributions to the ESOP by the Company to prepay principal on the ESOP loan and release additional shares. Dividends on allocated shares are charged to retained earnings.


NOTE 15.       NEW ACCOUNTING STANDARDS

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

NOTE 16.       STOCK PLANS

At June 30, 1998, the Company has two stock-based compensation plans, which are described below. The Company applies APB Opinion 25 and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its Stock Option Plan. The compensation cost that has been charged against income for the Management Stock Bonus Plan is discussed below. Had compensation cost for the Company's two stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of FASB Statement 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below.

                                                               1998             1997
                                                       ---------------     -------------
    Net income                      As reported        $       877,209          635,479
      Pro forma                                                803,304          563,286

    Earnings per share              As reported        $          .785             .514
      Pro forma                                                   .719             .455

On January 5, 1996, the Board of Directors of the Company adopted a Stock Option Plan. Pursuant to the Plan, an amount of stock equal to 10 percent of the shares of common stock (142,313 shares as adjusted for the stock dividend) of the Corporation issued and outstanding is reserved for issuance by the Company upon exercise of stock options which may be granted to directors, officers, and other key employees from time to time. The Plan provides for both Incentive Stock Options and Non-Incentive Stock Options. The options have an exercise date of ten years from the date of grant. In connection with the adoption of the Plan, the Company granted 37,500 incentive stock options and 42,693 non-incentive stock options to its directors, officers, and other key employees. The option price established for the shares upon exercise was $9 1/4 per share. During the year, an additional 13,125 incentive stock options were granted and 8,700 incentive stock options were forfeited. As of June 30, 1998 and 1997, no shares have been exercised. Remaining shares available to be granted in the future amount to 57,695. The fair value of each option grant for the above proforma disclosures is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted - average assumptions: dividends of $0.10 per quarter; expected volatility of 54 percent; risk-free interest rate of 5.10 percent; and expected lives of 8 and 7 years.

The Company also adopted a Management Stock Bonus Plan on January 5, 1996. Sufficient funds were contributed to the Plan representing up to 4 percent of the aggregate number of shares issued in the conversion. Awards under the Plan are determined based on the position and responsibilities of the employees, the length and value of their services, and the compensation paid to employees. On January 5, 1996, the Company made awards under the Plan in the amount of 30,573 shares. The award price established for the shares upon exercise was $9 1/4 per share. At June 30, 1998 and 1997, 27,852 and 26,352 shares, respectively, remain to be awarded under the Plan in the future. During the year, 1,500 shares were forfeited. Awards under the Plan are earned at the rate of one-fifth of the award per year as of the one-year anniversary of the effective date of the Plan. For the years ended June 30, 1998 and 1997, compensation cost in the amount of $51,704 and $60,494, respectively, have been recorded under the provisions of the Plan. The fair value of each option grant for the above proforma disclosures is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted - average assumptions: dividends of $0.10 per quarter ($0.075 per quarter after stock dividend); expected volatility of 54 percent; risk-free interest rate of
5.10 percent; and expected lives of 8 and 7 years.

During the 1997 fiscal year, the Company implemented a stock repurchase program. The program was approved by the Company's Board of Directors and the OTS. The repurchase program authorized the Company to repurchase approximately 15 percent of its currently outstanding shares. As of June 30, 1998 and 1997, the Company has repurchased 35,500 and 148,042 shares of its outstanding common stock for $581,312 and $2,377,066, respectively. The shares purchased by the Company were retired at the advice of special counsel.

NOTE 17.  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

Selected quarterly financial data are presented below by quarter for the years ended June 30, 1998 and 1997:

                                                                                 1998 Quarter Ended
                                                      ---------------------------------------------------------------------
                                                           September 30       December 31       March 31           June 30
    Net interest income after
        provision for loan losses                      $        706,339           783,871        846,270           850,276
    Other income                                                 19,177            22,065         23,070            39,591
    Other expenses                                              442,873           427,798        447,072           556,425
    Earnings before
        income taxes                                            282,643           378,138        406,509           349,201
    Net earnings                                                179,279           232,001        251,171           214,758
    Earnings per common
        share                                                     0.160             0.208          0.225             0.192

                                                                                 1997 Quarter Ended
                                                       --------------------------------------------------------------------
                                                           September 30       December 31       March 31           June 30
    Net interest income after
        provision for loan losses                      $        669,227           656,787        637,499           705,387
    Other income                                                 14,217             9,181         11,249            13,992
    Other expenses                                              625,051           422,513        371,503           379,886
    Earnings before
        income taxes                                             58,393           243,455        277,246           339,492
    Net earnings                                                 34,640           146,062        171,471           283,306
    Earnings per common
        share                                                      .028              .118           .139              .229


NOTE 18.       FEDERAL HOME LOAN BANK ADVANCES

In October 1995, the Bank entered into an "Advances, Collateral Pledge and Security Agreement" (the Agreement) with the Federal Home Loan Bank (FHLB). The purpose of the Agreement is to allow the Bank to obtain extensions of credit from the FHLB to use in its operations. At June 30, 1998, the Bank has $38,247,631 in outstanding advances with the FHLB. The advances bear interest and mature as follows:

              Unpaid principal balance     Interest Rate          Maturity
                    $        400,000              5.57%       July 01, 1998
                             600,000              5.62%       July 01, 1998
                           4,550,000              5.58%       July 01, 1998
                             400,000              5.62%       July 08, 1998
                             750,000              5.59%       July 08, 1998
                           4,600,000              5.52%       July 08, 1998
                             650,000              5.59%       July 15, 1998
                           4,900,000              5.59%       July 15, 1998
                           3,775,000              5.55%       July 22, 1998
                           3,775,000              5.55%       July 29, 1998
                             565,250              5.813%      September 09, 1998
                             700,000              5.813%      September 09, 1998
                           5,000,000              5.663%      October 02, 2002
                             650,000              5.78%       December 16, 2002
                           6,000,000              4.96%       December 12, 2007
                             288,192              5.54%       February 01, 2005
                             644,189              5.79%       February 01, 2018
                    ----------------

                    $     38,247,631
                    ----------------

Several of the advances due in July were subsequently refinanced after year end. The advances are secured by the Bank's investment in FHLB stock of $1,965,200 and FNMA mortgage-backed securities in the amount of $6,486,829. In addition, the advances are secured under a "blanket credit facility" whereby all of the Bank's 1-4 family real estate loans are also collateral under the advance agreement.

NOTE 19.       DETAILS OF CONSOLIDATED FINANCIAL STATEMENTS

The following represents the details of consolidation with respect to GFSB Bancorp, Inc. and the Bank:

Details of Consolidated Statement of Financial Condition
June 30, 1998

ASSETS

                                                                    Gallup                                 GFSB
                                                    GFSB            Federal                              Bancorp,
                                                  Bancorp,          Savings                              Inc. and
                                                    Inc.             Bank          Eliminations         Subsidiary
    Cash and due from banks                 $              -        2,047,860                -            2,047,860
    Interest-bearing deposits
        with banks                                         -        2,490,120                -            2,490,120
    Available-for-sale investment
        securities                                         -        5,188,095                -            5,188,095
    Mortgage-backed securities                             -       33,551,219                -           33,551,219
    Stock of Federal Home Loan
        Bank, at cost,                                     -        1,965,200                -            1,965,200
    Loans receivable, net                          2,409,454       75,836,642       (2,409,454)          75,836,642
    Accrued interest and dividends
        receivable                                         -          675,485                -              675,485
    Premises and equipment, net                            -        1,035,668                -            1,035,668
    Prepaid and other assets                             442          204,979                -              205,421
    Deferred tax asset                                     -           68,377                -               68,377
    Investment in subsidiary                       4,557,750          442,817       (5,000,567)                   -
                                            -----------------------------------------------------------------------

               Total assets                 $      6,967,646      123,651,456       (7,410,021)         123,209,081
                                            =======================================================================

NOTE 19.       DETAILS OF CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Details of Consolidated  Statement of Financial  Condition  (Continued) June 30,
1998


LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                    Gallup                                 GFSB
                                                    GFSB            Federal                              Bancorp,
                                                  Bancorp,          Savings                              Inc. and
                                                    Inc.             Bank          Eliminations         Subsidiary

    Transaction accounts                    $              -        6,979,785                -            6,979,785
    Savings and now deposits                               -       13,921,170          (19,310)          13,901,860
    Time deposits                                          -       48,497,496                -           48,497,496
    Accrued interest payable                               -          223,702                -              223,702
    Advances from borrowers                                -          225,597                -              225,597
    Accounts payable and accrued
        liabilities                                   52,029          208,303                -              260,332
    Deferred income taxes                                  -          426,553                -              426,553
    Advances from parent company                           -        2,170,359       (2,170,359)                   -
    Dividends declared and payable                    82,446          219,785         (219,785)              82,446
    Advances from the Federal Home
        Loan Bank                                          -       38,247,631                -           38,247,631
    Income taxes payable                               1,168          153,589                -              154,757
                                            -----------------------------------------------------------------------
               Total liabilities                     135,643      111,273,970       (2,409,454)         109,000,159

COMMITMENTS AND
CONTINGENCIES     -                                        -                -                -

STOCKHOLDERS' EQUITY
    Common stock                                     116,553           10,000          (13,038)             113,515
    Paid-in-capital                                6,217,660        4,547,750       (4,987,529)           5,777,881
    Unearned ESOP stock                             (415,695)               -                -             (415,695)
    Retained earnings, substantially
        restricted                                   913,485        7,128,125                -            8,041,610
    Unrealized gain on available
        for sale securities, net of taxes                  -          691,611                -              691,611
                                            -----------------------------------------------------------------------

               Total stockholders'
                  equity                           6,832,003       12,377,486       (5,000,567)          14,208,922
                                            -----------------------------------------------------------------------

           Total liabilities and
               stockholders' equity         $      6,967,646      123,651,456       (7,410,021)         123,209,081
                                            =======================================================================

NOTE 19.       DETAILS OF CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Details of Consolidated Statement of Earnings
Year ended June 30, 1998

                                                                   Gallup                                 GFSB
                                                    GFSB            Federal                              Bancorp,
                                                  Bancorp,          Savings                              Inc. and
                                                    Inc.             Bank          Eliminations         Subsidiary
INTEREST INCOME
    Loans receivable
    Mortgage loans$                                        -        5,001,239                -            5,001,240
    Commercial loans                                       -          280,257                -              280,257
    Share and consumer loans                               -          308,605                -              308,605
    Available-for-sale investment
        securities and mortgage-
        backed securities                                  -        2,492,849                -            2,492,849
    Other interest-earning assets                    145,084          175,959         (145,084)             175,959
                                            -----------------------------------------------------------------------
               Total interest earnings               145,084        8,258,910         (145,084)           8,258,910

INTEREST EXPENSE
    Deposits                                               -        3,093,568           (1,482)           3,092,086
    Advances from Federal
        Home Loan Bank                                     -        1,916,851                -            1,916,851
    Advances to parent company                             -          102,736         (102,736)                   -
                                            -----------------------------------------------------------------------

                                                           -        5,113,155         (104,218)           5,008,937
                                            -----------------------------------------------------------------------

               Net interest earnings                 145,084        3,145,755          (40,866)           3,249,973

    Provision for loan losses                              -           63,217                -               63,217
                                            -----------------------------------------------------------------------

               Net interest earnings
                  after provision for
                  loan losses                        145,084        3,082,538          (40,866)           3,186,756

NON-INTEREST EARNINGS
    Miscellaneous income                                   -           10,422                -               10,422
    Dividend income from subsidiary                  943,066                -         (943,066)                   -
    Net gains from sales of loans                          -            7,685                -                7,685
    Service charge income                                  -           85,796                -               85,796
                                            -----------------------------------------------------------------------
               Total non-interest
                  earnings                           943,066          103,903         (943,066)             103,903

NOTE 19.       DETAILS OF CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Year ended June 30, 1998

                                                                    Gallup                                 GFSB
                                                    GFSB            Federal                              Bancorp,
                                                  Bancorp,          Savings                              Inc. and
                                                    Inc.             Bank          Eliminations         Subsidiary

NON-INTEREST EXPENSE
    Compensation and benefits               $        133,462          880,067          (40,866)             972,663
    Insurance                                              -           54,860                -               54,860
    Other                                             47,519          326,160                -              373,679
    Occupancy                                              -          166,125                -              166,125
    Data processing                                        -          137,317                -              137,317
    Professional fees                                 37,979           65,915                -              103,894
    Advertising                                            -           49,845                -               49,845
    Stock services                                    15,785                -                -               15,785
                                             ----------------------------------------------------------------------
               Total non-interest
                  expense                            234,745        1,680,289          (40,866)           1,874,168

    Earnings before income taxes                     853,405        1,506,152         (943,066)           1,416,491

    Income tax expense
    Currently payable                                      -          539,282                -              586,988
    Deferred (benefit)                                     -         (47,706)                -             (47,706)
                                             ----------------------------------------------------------------------

                                                           -          539,282                -              539,282
                                             ----------------------------------------------------------------------

               Net earnings                 $        853,405          966,870         (943,066)             877,209
                                             =======================================================================

NOTE 20.       FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of the Company's financial instruments were as follows:

                                                                 June 30, 1998
                                                      ---------------------------------
                                                          Carrying            Fair
                                                            Value             Value
    Financial Assets:
        Cash and due from banks                       $     2,047,860         2,047,860
        Interest-bearing deposits with banks                2,490,120         2,490,120
    Available-for-sale-investment securities                5,188,095         5,188,095
    Hold-to-maturity investment securities                    144,993           144,993
    Available-for-sale mortgage-backed securities          33,551,219        33,551,219
    Loans receivable, net                                  75,836,642        60,754,721
    Accrued interest receivable                               675,485           675,485

    Financial Liabilities:
        Transaction deposits                                6,979,785         6,979,785
        Savings and now deposits                           13,901,860        13,901,860
        Time deposits                                      48,497,496        47,209,079
        Accrued interest payable                              223,702           223,702
        Advances from the FHLB                             38,247,631        38,247,631

    Off-Balance-Sheet Liabilities:
        Commitments to extend credit                                          4,339,000


NOTE 21.       COMMON STOCK DIVIDENDS DECLARED

On March 12, 1998, a fifty percent stock dividend was declared to shareholders of record as of March 31, 1998. As a result of the stock dividend, 400,329 shares were issued.

Earnings per share amounts and weighted average shares outstanding have been restated in 1997 to give effect of the stock dividend.

NOTE 22.       LEASES

The Company is obligated under a lease agreement entered into on December 30, 1997, with a related party (see Note 10) for the building across the street from its offices. Rental expense for the year ended June 30, 1998, was $15,000.

The following is a schedule of noncancelable future minimum lease payments required under the operating lease:

        Years Ending June 30                   Amount

              1999                      $        30,000
              2000                               30,000
              2001                               30,000
              2002                               30,000
              2003                               30,000
           Thereafter                           135,000

The  lease  expires  December  31,  2007.  The  Company  has  an  option,   upon
notification of the lessor by August 1, 2007, to purchase the building for $275,000 or to extend the lease for an additional 10 years.

Effective January 1, 2003, and each year thereafter during the term of the lease or any renewals, there is a cost of living adjustment. In no event will the rent be less than 30,000 a year. The above schedule does not contain any cost of living increases.


NOTE 23.       SUBSEQUENT EVENTS

In June 1998, the Company opened a newly constructed drive-up teller and automated teller machine facility on a lot previously purchased for this purpose adjacent to the present bank building. The facility was completed in July 1998. On September 14, 1998, the Company moved its loan operations into a new Loan Center across the street from its office. The Loan Center is leased from a related party (see Notes 10 and 22). Management believes the additions will provide the Company growth potential by improving its ability to deliver retail banking services to the community. Neither of these additions had a material impact on financial performance for the Company for the fiscal year ended June 30, 1998, but they will have a material impact on non-interest expense for the Company during the fiscal year ending June 30, 1999 and subsequent years.

On August 18, 1998, the Company issued a press release announcing its intention to repurchase up to 5 percent (58,276 shares) of the Company's common stock. The repurchase was completed on September 9, 1998. On September 9, 1998, the Company issued a press release announcing its intention to repurchase up to 5 percent (55,363 shares) of the Company's common stock. As of September 24, 1998, 19,600 shares have been repurchased. All shares repurchased have been retired as authorized but unissued. The Company believes that it has sufficient capital to complete the repurchase and that the repurchase will not cause the Bank to fail to meet its regulatory capital requirements.

OFFICE LOCATION AND OTHER CORPORATE INFORMATION

CORPORATE OFFICE

GFSB Bancorp, Inc.
221 West Aztec Avenue
Gallup, New Mexico 87301

Board of Directors of GFSB Bancorp, Inc.



Wallace R. Phillips, D.D.S., Chairman
George S. Perce, Secretary                       Vernon I. Hamilton
Charles L. Parker, Jr., Treasurer                Richard C. Kauzlaric
James Nechero, Jr., Assistant Secretary          Michael P. Mataya


Executive Officers of GFSB Bancorp, Inc.

                                                 Jerry R. Spurlin, President
William W. Head, Jr., Chief Lending Officer
Marshall W. Coker, Chief Administrative Officer




Special Counsel:                                 Independent Auditors:
Malizia, Spidi, Sloane & Fisch, P.C.             Neff & Company LLP
One Franklin Square                              7001 Prospect Pl., NE
1301 K. Street, NW, Suite 700 East               Albuquerque, NM 87110
Washington, D.C. 20005

Transfer Agent and Registrar:
Registrar & Transfer Co.
10 Commerce Drive
Cranford, New Jersey 07016


The Company's Annual Report for the year ended June 30, 1998 filed with the Securities and Exchange Commission on Form 10-KSB is available without charge upon written request. For a copy of the Form 10-KSB or any other investor information, please write or call the Secretary of the Company, at the Company's corporate office in Gallup, New Mexico. The annual meeting of stockholders will be held on October 28, 1998.