Form 10KSB/A, Exhibit 13
period 1998-06-30
GFSB BANCORP INC
filed 1998-10-09
CIK 942129

EXHIBIT 13

                                C O N T E N T S


                                                                     PAGE

LETTER TO STOCKHOLDERS..................................................1

CORPORATE PROFILE AND STOCK MARKET INFORMATION........................2-3

SELECTED FINANCIAL AND OTHER DATA.....................................4-5

MANAGEMENTS DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS................................6-20

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS.....................21

CONSOLIDATED FINANCIAL STATEMENTS

  CONSOLIDATED STATEMENT OF FINANCIAL CONDITION.....................22-23

  CONSOLIDATED STATEMENTS OF EARNINGS...............................24-25

  CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS'
    EQUITY..........................................................26-27

  CONSOLIDATED STATEMENTS OF CASH FLOWS.............................28-29

  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS........................30-57

OFFICE LOCATION AND OTHER CORPORATE INFORMATION........................58

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

The Company's total assets increased to $123,209,000 at June 30, 1998, representing growth of $29,416,000 or 31% from total assets of $93,793,000 at June 30, 1997. Deposits also increased $11,507,000 or 20% from $57,872,000 at June 30, 1997 to $69,379,000 at June 30, 1998.

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

October 14, 1998

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

                                             Year Ended June 30,                     Year Ened June 30,
                                             1998 vs. 1997                           1997 vs. 1996
                                             Increase (Decrease)                     Increase (Decrease)
                                                  Due to                                  Due to
                                       -----------------------------------------  ---------------------------------------
                                                              Rate/                                     Rate/
                                         Volume     Rate      Volume     Net       Volume     Rate      Volume      Net
                                       --------   --------  ---------  ---------  --------  --------   --------   -------
                                                  (Dollars in Thousands)                   (Dollars in Thousands)
Interest income:
  Loans receivable                     $  1,388      230          82    1,700     $   843   $  (91)    $   (24)    $ 728
  Mortgage-backed securities and                                                      580      (71)        (30)      479
     investment securities                  150      685          50      885           3        8           0        11
  Other interest-earning  assets             45       (1)          -       44          26       (3)         (1)       22
                                         ------   ------      ------   ------      ------    ------     ------     -----
     Total interest-earning assets        1,583      914         132    2,629       1,452     (157)        (55)    1,240


Interest expense:
  Savings accounts                           20        -         667      687          53      (12)         (7)       34
  Money markets                             (27)      17          (1)     (11)         44       11           2        57
  Certificates of deposit                   313      128          19      460         450      (15)         (4)      431
  Other liabilities                         590      306         228    1,124         473       (4)         (5)      464
                                        -------   ------     -------  -------      ------    ------     -------    -----
     Total interest-bearing liabilities  ^  896   ^  451     ^   913  ^ 2,260     1,020      (20)        (14)      986
                                       ^-------  ^------    ^------- ^-------      ------    ------     -------    -----

Net change in interest income           $   687  $   463     $  (781)  $^ 369     $   432   $ (137)    $   (41)   $  254
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

Liquidity and Capital Resources

The Company is required under applicable federal regulations to maintain specified levels of "liquid" investments in qualifying types of U.S. Government, federal agency, and other investments. Prior OTS regulations required that a savings institution maintain liquid assets of not less than 5% of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less, of which short-term liquid assets must consist of not less than 1% with the qualifiing investments limited to those having maturities or five years or less. Revised OTS regulations effective November 13, 1997 lowered the required level of liquid assets to 4%, removed the short-term liquid asset requirement and deleted the five year or less maturity requirement. At June 30, 1998 the Bank's liquidity, as measured for regulatory purposes, was 5.49%. The Bank adjusts liquidity as appropriate to meet its asset/liability objectives.

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



                                        /s/Neff & Company, LLP


Albuquerque, New Mexico
August 14, 1998

GFSB BANCORP, INC.
CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
June 30, 1998




                                                                       1998

ASSETS
    Cash and due from banks (Notes 1 and 20)                  $      2,047,860
    Interest-bearing deposits with banks (Notes 1 and 20)            2,490,120
    Federal funds sold (Note 1 and 20)                                       -
    Available-for-sale investment securities (Notes 1 and 20)        5,188,095
    Available-for-sale mortgage-backed
        securities (Notes 1, 2 and 20)                              33,551,219
    Hold-to-maturity investment securities (Notes 3 and 20)            144,993
    Stock of Federal Home Loan Bank,
        at cost, restricted (Note 1)                                 1,965,200
    Loans receivable, net, substantially
        pledged (Notes 4 and 20)                                    75,836,642
    Accrued interest and dividends
        receivable (Notes 5 and 20)                                    675,485
    Premises and equipment (Note 6)                                  1,035,668
    Prepaid and other assets                                           205,422
    Deferred tax asset (Notes ^1 and 12)                                68,377
                                                               -----------------

               Total assets                                   $    123,209,081
                                                              ==================

     The Notes to Financial Statements are an integral part of these statements.

                                                                         1998
                                                                   -------------

LIABILITIES AND STOCKHOLDERS' EQUITY
    Transaction accounts (Notes 7 and 20)                       $     6,979,785
    Savings and now deposits (Notes 7 and 20)                        13,901,860
    Time deposits (Notes 7 and 20)                                   48,497,496
    Accrued interest payable (Notes 1 and 20)                           223,702
    Advances from borrowers for taxes and insurance                     225,597
    Accounts payable and accrued liabilities                            260,332
    Deferred income taxes (Notes 1 and 12)                              426,553
    Dividends declared and payable                                       82,446
    Advances from the Federal Home
        Loan Bank (Notes 18 and 20)                                  38,247,631
    Income taxes payable                                                154,757
                                                                 ---------------
               Total liabilities                                    109,000,159

COMMITMENTS AND CONTINGENCIES
    (Notes 4, 11, and 22)                                                     -

STOCKHOLDERS' EQUITY
    Common stock, $.10 par value, 1,500,000
        shares authorized; issued and outstanding 1,165,537
        shares in 1998 ^                                                113,515
    Preferred stock, $.10 par value, 500,000
        shares authorized; no shares issued or outstanding                    -
    Additional paid-in-capital                                        5,777,881
    Unearned ESOP stock (Note 14)                                      (415,695)
    Retained earnings, substantially restricted (Note 9)              8,041,610
    Unrealized gain on available-for-sale
        securities, net of taxes (Note 1)                               691,611
                                                                 --------------
               Total stockholders' equity                            14,208,922
                                                                 --------------

               Total liabilities and stockholders' equity       $   123,209,081
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


NOTE 24.       EARNINGS PER SHARE

Basic earnings per share are computed by dividing earnings available to common stockholders by the weighted average number of common share outstanding (as adjusted for the stock dividend) during the period. Diluted earnings per share reflect per share amounts that would have resulted if dilutive potential common stock had been converted to common stock. The following reconciles amounts reported in the financial statements:

                                              For the Year Ended June 30, 1998
                                             -----------------------------------
                                               Income       Shares     Per-share
                                             (Numerator) (Denominator)  Amount

Income available to common stockholders -
  basic earnings per share                   $  877,209     1,117,647 $    0.785
                                                                      ==========
Effective of dilutive securities:
  Options                                             -        35,597
                                             ------------------------

Income available to common stockholders -
  diluted earnings per share                 $  877,209     1,153,244 $    0.761
                                             ===================================

                                              For the Year Ended June 30, 1997
                                             -----------------------------------
                                               Income       Shares     Per-share
                                             (Numerator) (Denominator)  Amount

Income available to common stockholders -
  basic earnings per share                   $  635,479     1,237,268 $    0.514
                                                                      ==========
Effective of dilutive securities:
  Options                                             -         9,005
                                             ------------------------

Income available to common stockholders -
  diluted earnings per share                 $  635,479     1,246,273 $    0.510
                                             ===================================

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

Transfer Agent and Registrar:
Registrar & Transfer Co.
10 Commerce Drive
Cranford, New Jersey 07016


The Company's Annual Report for the year ended June 30, 1998 filed with the Securities and Exchange Commission on Form 10-KSB is available without charge upon written request. For a copy of the Form 10-KSB or any other investor information, please write or call the Secretary of the Company, at the Company's corporate office in Gallup, New Mexico. The annual meeting of stockholders will be held on ^November 9, 1998.