Form 10KSB, Exhibit 13
period 1999-06-30
GFSB BANCORP INC
filed 1999-09-28
CIK 942129

GFSB BANCORP, INC.

                              ANNUAL REPORT - 1999

                                 C O N T E N T S


                                                                          PAGE

LETTER TO STOCKHOLDERS.......................................................1

CORPORATE PROFILE AND STOCK MARKET INFORMATION.............................2-3

SELECTED FINANCIAL AND OTHER DATA..........................................4-5

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.....................................6-17

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS..........................18

CONSOLIDATED FINANCIAL STATEMENTS

 CONSOLIDATED STATEMENT OF FINANCIAL CONDITION...........................19-20

 CONSOLIDATED STATEMENTS OF EARNINGS AND COMPREHENSIVE EARNINGS..........21-22

 CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY..............23-24

 CONSOLIDATED STATEMENTS OF CASH FLOWS...................................25-26

 NOTES TO CONSOLIDATED FINANCIAL STATEMENTS..............................27-55

OFFICE LOCATION AND OTHER CORPORATE INFORMATION.............................56

To Our Stockholders:

We are pleased to present to you our fourth annual stockholders' report. This report covers the fourth full year of operations since the successful completion on June 29, 1995 of the conversion of Gallup Federal Savings Bank (the "Bank") from a federally chartered mutual savings association to a federally chartered stock savings bank and the acquisition of all of the issued and outstanding capital stock of the Bank by GFSB Bancorp, Inc. (the "Company").

Net earnings for the Company for the year ended June 30, 1999 were $1,015,547, an increase of $138,338 or 16% over net earnings for the previous year. On a per share basis the Company earned $.99 per share compared with $.78 per share last year.

The Company's total assets increased to $150,753,849 at June 30, 1999, representing growth of $27,544,768 or 22% from total assets of $123,209,801 at June 30, 1998. Deposits also increased $11,850,180 or 17% from $69,379,141 at June 30, 1998 to $81,229,321 at June 30, 1999.

We do appreciate the confidence you share in our Company. We are going through a tremendous growth period. Our directors and employees are doing everything we can to build customer loyalty, customer base and continue to make a substantial positive impact on our community. Thank you very much for your support, and we certainly appreciate your banking with us.

Sincerely,


/s/ W.R. Phillips, D.D.S.                  /s/ Richard C. Kauzlaric
--------------------------------------     -----------------------------------
W.R. Phillips, D.D.S.                      Richard C. Kauzlaric
Chairman of the Board                      Chairman of the
of the Company                             Board of the Bank


/s/ Jerry R. Spurlin                       /s/ Richard P. Gallegos
--------------------------------------     -----------------------------------
Jerry R. Spurlin                           Richard P. Gallegos
President of the Company                   President of the Bank



September 15, 1999

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

Stock Market Information

Since its issuance on June 29, 1995, the Company's $0.10 par value common stock has been traded in the over-the-counter market. The following table reflects the stock prices as published by the Nasdaq Small-Cap Market for the most recent two fiscal years. The quotations reflect inter-dealer prices, without retail mark-up, markdown, or commission, and may not represent actual transactions.

                                               Bid Prices
       Quarter Ended                  High                   Low
       -------------------            ------                 ------
       September 30, 1997*            14.670                 14.000
       December 31, 1997*             14.080                 13.500
       March 31, 1998*                15.670                 15.000
       June 30, 1998*                 16.750                 15.250
       September 30, 1998             16.750                 13.000
       December 31, 1998              15.500                 13.625
       March 31, 1999                 15.250                 14.250
       June 30, 1999                  14.750                 13.125

*  Table reflects a 50% stock dividend effective March 31, 1998

GFSB Bancorp, Inc.
Corporate Profile (continued)

The number of stockholders of record of common stock as of the record date September 15, 1999 ("Record Date"), was approximately 214. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. As of the Record Date, there were 981,308 shares outstanding.

The Company's ability to pay dividends to stockholders is subject to the requirements of Delaware law. No dividend may be paid by the Company unless its board of directors determines that the Company will be able to pay its debts in the ordinary course of business after payment of the dividend. In addition, the Company's ability to pay dividends is dependent, in part, upon the dividends it receives from the Bank. The Bank may not declare or pay a cash dividend on any of its stock if the effect thereof would be to cause the Bank's regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with the Bank's conversion from mutual to stock form, or (2) the regulatory capital requirements imposed by the Office of Thrift Supervision ("OTS"). Total dividends declared by the Company during the year ended June 30, 1999 were $297,732. Total dividends declared by the Company during the year ended June 30, 1998 were $309,102.



                The balance of this page intentionally left blank

GFSB BANCORP, INC.
SELECTED FINANCIAL AND OTHER  DATA
Financial Condition (Dollars in Thousands)

At June 30,                                         1999       1998       1997

Assets                                            $150,754   $123,209   $ 93,793
Loans receivable, net                               96,565     75,837     52,022
Mortgage-backed securities                          31,712     33,551     32,070
Stock of FHLB                                        2,815      1,965      1,060
Investment securities                               11,973      5,188      4,342
Cash and cash equivalents                            5,147      4,538      2,994
Deposits                                            81,229     69,379     57,872
Advances from the FHLB                              55,541     38,248     20,930
Retained earnings (substantially restricted)         8,759      8,042      7,514
Unrealized gain on available  for sale
securities, net (other comprehensive income)           515        692        557

Summary of Operations
(Dollars in Thousands)

Year ended June 30,

Interest income                                   $  9,651   $  8,259   $  6,079
Interest expense                                     5,599      5,009      3,389
        Net interest income                          4,052      3,340      2,690
Provision for loan losses                              138         63         21
        Net interest income after provision for
        loan losses                                  3,913      3,187      2,669
Non-interest income:
        Income from real estate operations            --         --           --
        Other                                          243        104         49
             Total non-interest income                 243        104         49
Non-interest expense:
        Compensation and benefits                    1,363        973        835
        Professional fees                               66        104         92
        Occupancy                                      283        166        146
        Advertising                                     71         50         46
        Data processing                                202        137         98
        Insurance and SAIF premiums                     65         55        330
        Other and stock subscription services          451        389        252
             Total non-interest expense              2,501      1,874      1,799
Earnings before income taxes                         1,655      1,416        919
Income tax expense                                     639        539        283
             Net earnings                         $  1,016   $    877   $    636

GFSB BANCORP, INC.
SELECTED FINANCIAL AND OTHER DATA - CONTINUED

Selected Operating Ratios

Year ended June 30,                                  1999      1998      1997

Performance ratios:
Return on average assets (net income
    divided by average total assets)                  .75%     0.81%     0.76%
Return on average equity (net income
   divided by average equity)                        7.76      6.09      4.34
 Average interest earning assets to average
    interest-bearing liabilities                     1.13X     1.16X     1.19X

Net interest income after provision for
    loan losses, to total other expenses           156.46%   170.06%   148.36%
Net interest rate spread                             2.53%     2.46%     2.52%
Net yield on average interest-earnings
    assets                                           3.11%     3.25%     3.34%
Equity ratios:
 Average equity to average assets ratio
    (average equity divided by average total
    assets)                                          9.70     13.95     17.54
 Equity to assets at period end                      8.25     11.54     14.87
 Assets quality ratios:
      Non-performing loans to total assets            .15       .57       .15
      Non-performing loans to net loans               .23       .93       .26
      Allowance for loan losses, REO and other
      Repossessed assets to non-performing
      assets                                       271.43    129.47    247.63
      Allowance for loan losses to total loans,
      net                                             .46       .51       .65

 Dividend payout ratio:                              31.9%     37.4%     53.7%

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

GFSB Bancorp, Inc., is the 100% owner of Gallup Federal Savings Bank ("the Bank"), and the Bank is currently the only entity with which the holding company has an ownership interest. The Bank is primarily engaged in the business of accepting deposit accounts from the general public and using such funds to originate mortgage loans for the purchase and refinancing of one-to-four-family homes located in its primary market area. The Bank also originates multi-family, commercial real estate, construction, consumer and commercial business loans and purchases participations in one-to-four family mortgage loans. The Bank also purchases mortgage-backed and investment securities. The largest components of the Bank's net earnings are net interest income, which is the difference between interest income and interest expense, and non-interest income derived primarily from fees. Consequently, the Bank's earnings are dependent on its ability to originate loans, and the relative amounts of interest-earning assets and interest-bearing liabilities. The Bank's net earnings is also affected by its provision for loan losses as well as the amount of other expense, such as compensation and benefit expense, occupancy and equipment expense and deposit insurance premium expenses. Earnings of the Bank also are affected significantly by general economic and competitive conditions, particularly changes in market interest rates, government policies and actions of regulatory authorities.

GFSB Bancorp, Inc. (the "Company") may from time to time make written or oral "forward-looking statements", including statements contained in the Company's filing with the Securities and Exchange Commission (including this annual report on Form 10-KSB and the exhibits thereto), in its reports to stockholders and in other communication by the Company, which are made in good faith by the Company pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations, estimates and intentions, that are subject to change based on various important factors (some of which are beyond the Company's control). The following factors, among others, could cause the Company's financial performance to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements: the strength of the United States economy in general and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System, inflation, interest rate, market and monetary fluctuations; the timely development of and acceptance of new products and services of the Company and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; the willingness of users to substitute competitors' products and services for the Company's products and services; the success of the Company in gaining regulatory approval of its products and services, when required; the impact of changes in financial services' laws and regulations (including laws concerning taxes, banking, securities and insurance); technological changes; disruption in data processing caused by computer malfunctions associated with the year 2000 problem that are greater than anticipated; acquisitions; changes in consumer spending and saving habits; and the success of the Company at managing these risks.

The Company cautions that this list of important factors in not exclusive. The Company does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

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

These loans typically have fixed rates. The Bank also invests a portion of its assets in construction, consumer, commercial business, multi-family and commercial real estate loans as a method of enhancing earnings and profitability while also reducing interest rate risk. Since 1994, the Bank has actively originated commercial business loans and increased its origination of commercial real estate loans and construction loans. These loans typically have adjustable interest rates and are for shorter terms than residential first mortgage loans. The Bank has limited experience with these types of loans, and this type of lending generally has more risk than residential lending. The Bank's purchase of participations in adjustable rate, one-to-four family mortgage loans is designed to increase earnings and reduce interest rate risk. These loans have more risk than loans originated by the Bank, therefore, they have adjustable rates that are higher than standard. The Bank also purchases automobile loans from dealers. These loans have risk and terms comparable to automobile loans originated in the Bank. Investment securities in the Bank's portfolio typically have shorter terms to maturity than residential first mortgage loans. As part of its asset/liability management strategy, the Bank sells its fixed rate mortgage loans with terms over 15 years into the secondary market. The Bank has sought to remain competitive in its market by offering a variety of products. Automated Teller Machine access and commercial and consumer credit life insurance are additional products now offered by the Bank. The Bank attempts to manage the interest rates it pays on deposits while maintaining a stable deposit base and providing quality services to its customers.

During the past few years the competing financial institutions located in Gallup have all been acquired by statewide and regional bank holding companies. As a result, as of 1995, the Bank is the only local institution headquartered and managed in Gallup, New Mexico. The Bank believes that its "hometown" advantage provides an opportunity to expand its operations as the only local independent financial institution. The Bank also believes that it has a unique ability to grow as a result of the relatively large number of local retail and wholesale businesses specializing in Indian jewelry. In addition, the Bank is exploring methods of increasing its business with the large Native American population located in the nearby Navajo and Zuni Pueblo Indian reservations.

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

Net Portfolio Value Tables

In order to encourage institutions to reduce their interest rate risk, the OTS adopted a final rule in August 1993 incorporating an interest rate risk ("IRR") component into the risk-based capital rules. The IRR component is a dollar amount that will be deducted from total capital for the purpose of calculating an institution's risk-based capital requirement and is measured in terms of the sensitivity of its NPV to changes in interest rates. NPV is the difference between incoming and outgoing discounted cash flows from assets, liabilities, and off-balance sheet contracts. An institution's IRR is measured as the change to its NPV as a result of a hypothetical 200 basis point change in market interest rates divided by the estimated economic value (i.e., present value) of its assets. A resulting change in NPV of more than 2% of the estimated market value of its assets will require the institution to deduct from its capital 50% of that excess change. The OTS calculates an institution's NPV based on financial data submitted by the institution pursuant to its required reports and using a complex computer model that the OTS has devised. The rules provide that the OTS will calculate the IRR component quarterly for each institution. The Bank, based on asset size and risk-based capital, is exempt from this rule. The following table presents the Bank's NPV at June 30, 1999 as calculated by the OTS, based on information provided to the OTS by the Bank. Actual experience may differ from the components of this table.

* INTEREST RATE SENSITIVITY OF NET PORTFOLIO VALUE (NPV)
   Change                                                     NPV
    in Rates     $ Amount           $ Change      % Change   Ratio      Change
                                  (Dollars in Thousands)


   +400  bp      $       -                 -           -%         -%       - bp
   +300  bp         11,372            (5,110)        -31%      7.86%    -285 bp
   +200  bp         13,367            (3,115)        -19%      9.03%    -168 bp
   +100  bp         15,137            (1,345)         -8%     10.02%     -69 bp
      0  bp         16,482                                    10.71%
   -100  bp         17,272               790          +5%     11.06%     +35 bp
   -200  bp         17,570             1,089          +7%     11.11%     +40 bp
   -300  bp         17,823             1,341          +8%     11.14%     +43 bp
   -400  bp              -                 -           -%         -%       - bp



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

                                Year ended June 30, 1999                      Year ended June 30, 1998
                                Average                      Average          Average                      Average
                                Balance        Interest      Yield/Cost       Balance        Interest      Yield/Cost
                                 (Dollars in Thousands)                        (Dollars in Thousands)
Interest-earning assets:
Loans receivable (1)             $  88,355      $7,465          8.45%        $  60,042      $5,590           9.31%
Investment securities and
 Mortgage-backed securities         38,333       1,977          5.16%           36,401       2,493           8.08%
Other interest-earning
  assets (2)                         3,542         207          5.84%            3,551         176           4.96%

Total interest-earning assets      130,230       9,651          7.41%           99,994       8,259           8.26%
Non-interest-earning assets          4,759                                       3,272

Total assets                      $134,989                                    $103,266

Interest-bearing liabilities:
  Transaction accounts               4,853          99          2.04%         $  3,609          62           1.72%
  Passbook savings                   4,450         107          2.40%            3,563         107           3.00%
  Money market accounts              9,964         333          3.34%            7,633         324           4.24%
  Certificates of deposit           49,678       2,689          5.41%           43,017       2,598           6.04%
  Other liabilities                 45,802       2,371          5.18%           26,811       1,917           7.15%

Total interest-bearing
   liabilities                     114,747       5,599          4.88%           86,318       5,009           5.80%
Non-interest bearing
   liabilities                       7,151                                       2,540

Total liabilities                 $121,898                                     $88,858

Stockholders' equity                13,091                                      14,606

Total liabilities and
  stockholders' equity            $134,989                                    $103,266

Net interest income                             $4,052                                      $3,250
Interest rate spread (3)                                        2.53%                                        2.46%
Net yield on interest-
  earning  assets (4)                                           3.11%                                        3.25%
Ratio of average interest-
  earning assets to average
  interest-bearing liabilities                                  1.13X                                        1.16X

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

                                                         Year ended June 30,               Year ended June 30,
                                                           1999 vs. 1998                      1998 vs. 1997
                                                         Increase (Decrease)               Increase (Decrease)
                                                              Due to                             Due to
                                        --------------------------------------------------------------------------------
                                                             Rate/                                    Rate/
                                        Volume     Rate      Volume     Net       Volume    Rate      Volume     Net
                                        ------     ----      ------     ---       ------    ----      ------     ---
                                                 (Dollars in Thousands)                   (Dollars in Thousands)
Interest income:
  Loans receivable                      $2,636   $ (516)   $   (243)  $1,877    $  1,388  $   230   $ 82       $1,700
  Mortgage-backed securities and
     investment securities                 156   (1,063)        (56)    (963)        150      685     50          885
  Other interest-earning  assets             -       31           -       31          45       (1)     -           44
                                        ------   -------     ------    -----     -------   ------    ---        -----
     total interest-earning assets       2,792   (1,548)       (299)     945       1,583      914    132        2,629

Interest expense:
  Savings accounts                          27      (21)         (5)       1          20       --    667          687
  Money markets                             99      (69)        (21)       9         (27)      17     (1)         (11)
  Certificates of deposit                  402     (271)        (41)      90         313      128     19          460
  Other liabilities                      1,358     (528)       (374)     456         590      306    228        1,124
                                        ------   -------     ------    -----     -------   ------    ---        -----
   Total interest-bearing liabilities    1,886     (889)       (441)     556         896      451    913        2,260
                                        ------   -------     ------    -----     -------   ------    ---        -----

Net change in interest income          $   906   $ (659)   $    142  $   389   $     687  $   463  $(781)       $ 369
                                        ======    =====      ======   ======     =======   ======   ====        =====


Financial Condition

General. The Company's total assets increased $27.5 million or 22.4% from $123.2 million at June 30, 1998 to $150.8 million at June 30, 1999. This increase was primarily the result of a $7.2 million increase in cash and investment securities, offset by a decrease in mortgage-backed securities of $1.8 million, and a $20.7 million increase in the Bank's net loan portfolio. The majority of the increases are directly attributable to the efforts of management to increase investment and lending activity. During the same period, deposits increased $11.9 million from $69.3 million at June 30, 1998 to $81.2 million at June 30, 1999. This increase is primarily due to an increase in the Bank's volume of NOW accounts, business checking accounts, local (non-brokered) jumbo certificates of deposit and public (state and city) certificates of deposits. Advances from the Federal Home Loan Bank (FHLB) increased $17.3 million from $38.2 million at June 30, 1998 to $55.6 million at June 30, 1999. These additional borrowings funded purchases of loans, securities and mortgage loan participations. The Bank had $515,000 and $692,000 in unrealized gains (net of deferred taxes) at June 30, 1999 and 1998, respectively, from net market gains on the Bank's available-for-sale investment and mortgage-backed securities portfolio. Unrealized gains and losses do not impact the Bank's earnings until they are realized. Unrealized gains and losses are presented as accumulated other comprehensive earnings for financial statement purposes.

Comparison of Operating Results for Years Ended June 30, 1999 and 1998

General. Net earnings increased $138,000 or 15.8 % for the year ended June 30, 1999 from the year ended June 30, 1998. This increase was primarily the result of an increase in net interest earnings of approximately $802,000, and an increase in non-interest earnings of $139,000 offset by an increase in non-interest expense of $627,000, an increase in provision for loan losses of $75,000 an increase in provision for income tax expense of $100,000.
Other comprehensive earnings decreased by $176,586.

Total Interest Earnings. Total interest earnings increased $1.4 million or 16.9% from $8.3 million for the year ended June 30, 1998 to $9.7 million for the year ended June 30, 1999. The increase was primarily due to the $1.9 million increase in the loan portfolio.

Interest Expense. Total interest expense increased $590,000 or 11.8% from $5.0 million for the year ended June 30, 1998 to $5.6 million for the year ended June 30, 1999. This increase was primarily due to an increase of $454,000 of interest incurred on increased Federal Home Loan Bank advances and a general increase in the deposit base of $11.9 million.

Provision for Losses on Loans. The Bank maintains an allowance for loan losses based upon management's periodic evaluation of known and inherent risks in the loan portfolio, past loss experience, adverse situations that may affect the borrowers' ability to repay loans, estimated value of the underlying collateral, and current and expected market conditions. The allowance for loan losses was $443,000 and $387,000 at June 30, 1999 and 1998, respectively. The provision for loan losses was $138,000 and $63,000 for the years ended June 30, 1999 and 1998, respectively. Based on a historical trend of limited losses on residential loans and nonresidential loans, the amount of the loan loss provision allocated to all loan types has remained relatively stable for the two periods. While the Bank maintains its allowance for losses at a level which it considers to be adequate, there can be no assurance that further additions will not be made to the loss allowances and that such losses will not exceed the estimated amounts. The establishment of a loan loss provision each period adversely impacts the Company's net earnings.

Non-Interest Earnings. Non-interest earnings increased $139,000 or 133.4% from $104,000 for the year ended June 30, 1998 to $243,000 for the year ended June 30, 1999. This was primarily due to an increase in service charge income of $81,000 and an increase in net gains from sales of loans of $45,000.

Non-Interest Expense. Total non-interest expense increased $627,000 or 33.5% from $1.9 million for the year ended June 30, 1998 to $2.5 million for the year ended June 30, 1999. This increase was primarily due to an increase in compensation and benefits of $390,000 from the hiring of additional staff to handle growth, general salary increases, and increases due to accrual for stock-based programs. Other expenses in compensation and benefits include expenses for performance bonuses and an increase in education and training due to employee training for the new operating system and application software. Other factors were increases in occupancy costs of $117,000, data processing costs of $64,000, advertising costs of $22,000, an increase in stationery, printing and office supplies of $17,000, an increase in postage of $13,000, an increase in supervisory exam fees of $4,000, an increase in operating costs of $18,000, an increase in stock services of $8,000, and an increase in insurance expense of $10,000, offset by a decrease in professional fees of $38,000. The increase in occupancy cost is primarily due to lease expense and leasehold improvement expense on the new Loan Center and furniture, fixtures, and equipment depreciation for the new Drive-up facility and new Automated Teller Machine and computer equipment purchases. The increase in data processing expense is primarily due to year 2000 expense and an increase in organizational dues and subscriptions. The increase in advertising costs is a result of efforts of the Bank to achieve growth in deposits through attracting new customers. The increase in stock services is primarily due to a fee paid to the OTS for filing a change of control application. The decrease in professional fees is primarily due to a decrease in legal fees and audit and accounting accruals.

Non-interest expense is expected to materially increase in future periods primarily due to growth of the Bank and the resulting expansion by the Bank in staffing and marketing. The increase in non-interest expense may result in a decrease in net income in future periods due to this growth and expansion and related costs. The Company believes that this expansion should enhance long term shareholder value and does not expect the decrease in earnings to be as great in the future, assuming the expansion begins to result in increased interest income and non-interest income. The lag in time between the expansion and the hoped for increases in interest income and non-interest income could be approximately two years. This statement of beliefs concerning this expansion and the impact of this expansion on the Company is a forward-looking statement. The Private Securities Litigation Reform Act of 1995 (the "Act") provides protection to the Company in making certain forward looking statements that are accompanied by meaningful cautionary statements that identify important factors that could cause actual results to differ materially from the forward looking statement. It is expected that the expansion will result in both increased net interest income after provision for loan losses and increased other income. However, the increase in other expenses may more offset these other increases during the next two years. If the expansion is successful, net interest income after provision for loan losses and other income will increase in greater dollar amounts than the expected increase in other expense. However, as with any expansion, if the additional personnel and related costs do not ultimately result in sufficient increased loan and deposit activity and increased net interest and other income, these expenses would continue to have an adverse effect on net income in future periods.

Income Tax Expense. Income tax expense increased $100,000 or 18.5% from $539,000 for the year ended June 30, 1998 to $639,000 for the year ended June 30, 1999. This increase was primarily attributable to the increase in pre-tax earnings of $238,000. Deferred tax liabilities decreased by $161,237 as unrealized investment gains (other comprehensive earnings) decreased.

Liquidity and Capital Resources

The Company is required under applicable federal regulations to maintain specified levels of "liquid" investments in qualifying types of U.S. Government, federal agency, and other investments. Prior OTS regulations required that savings institutions maintain liquid assets of not less than 5% of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less, of which short-term liquid assets must consist of not less than 1% with the qualifying investments limited to those having maturities of five years or less. Revised OTS regulations effective November 13,1997 lowered the required level of liquid assets to 4%, removed the short-term liquid asset requirement and deleted the five-year or less maturity requirement. At June 30, 1999 the Bank's liquidity, as measured for regulatory purposes, was 5.69%. The Bank adjusts liquidity as appropriate to meet its asset/liability objectives.

The Bank's primary sources of funds are deposits, borrowings, amortization and prepayment of loans and mortgage-backed securities, maturities of investment securities, and funds provided from operations. While scheduled loan repayments are a relatively predictable source of funds, deposit flows and loan and mortgage-backed security prepayments are significantly influenced by general interest rates, economic conditions, and competition. In addition, the Bank invests excess funds in overnight deposits, which provide liquidity to meet lending requirements and deposit fluctuations.

The Bank's most liquid assets are cash and cash equivalents, which include investments in highly liquid short-term investments. The level of these assets are dependent on the Bank's operating, financing, and investing activities during any given period. At June 30, 1999, cash and cash equivalents totaled $5.1 million. The Bank has another source of liquidity if a need for additional funds should arise, that being FHLB of Dallas advances. The Bank also has the ability to borrow against mortgage-backed and other securities. At June 30, 1999, the Bank had outstanding borrowings from the FHLB of Dallas of $55.4 million. These outstanding borrowings were used to purchase additional mortgage-backed securities and mortgage loan participations as a means of enhancing earnings.

The primary investment activity of the Bank is the origination of loans, primarily mortgage loans. During the year ended June 30, 1999, the Bank originated $56.3 million in total loans (including loan participations purchased), of which $36 million were mortgage loans. Another investment activity of the Bank is the investment of funds in U.S. Treasury and agency securities, mortgage-backed securities, federal funds, readily marketable equity securities, and FHLB of Dallas overnight funds. During periods when the Bank's loan demand is limited, the Bank may purchase short-term investment securities to obtain a higher yield than otherwise available.

The Bank's cash flows are comprised of three primary classifications: cash flows from operating activities, investing activities and financing activities. Cash flows from operating activities, consisting principally of net earnings, provision for loan losses, amortization of investment and mortgage backed securities premiums and discounts, stock based compensation costs and income taxes less disbursements of interest and dividends, and loan origination fees, were $1 million for the years ended June 30, 1999 and 1998. Net cash used for investing activities consisting primarily of disbursement of loan originations and investment and mortgage-backed security purchases, offset by principal collections on loans and proceeds from the maturities of investment securities, were $27 million and $28 million for the years ended June 30, 1999 and 1998, respectively. Net cash provided from financing activities consisting primarily of net activity in deposit and escrow accounts and the proceeds received from FHLB advances, were $27 million and $28 million for the years ended June 30, 1999 and 1998, respectively.

Cash flows from operating activities increased $70,000 or 6.5% from the year ended June 30, 1998 to the year ended June 30, 1999. This increase was primarily due to an increase in net earnings, an increase in the amortization of investment and mortgage backed securities premiums (discounts), an increase in the provision for loan losses and the decrease of loan origination fees. For the same periods, cash flows used by investing activities decreased $499,000 primarily due to an decrease in net loan originations and the decrease in the purchase of FHLB stock, offset by an increase in purchases of mortgage backed and investment securities. Cash flows provided from financing activities decreased $1.5 million from the year ended June 30, 1998 to the year ended June 30, 1999 primarily due to an the repurchase of company stock under the stock repurchase program.

The Bank anticipates that it will have sufficient funds available to meet its current commitments. As of June 30, 1999, the Bank had commitments to fund loans of $7 million. Certificates of deposit scheduled to mature in one year or less totaled $34 million. Based on historical withdrawals and outflows, on internal monthly deposit reports monitored by management, and the fact that the Bank does not accept any brokered deposits, management believes that a majority of deposits will remain with the Bank. As a result, no adverse liquidity effects are expected.

At June 30, 1999, the Bank exceeded each of the three OTS capital requirements on a fully phased in basis.

The Year 2000 Issue

By now almost everyone has heard about the Year 2000 computer problem. Every major company has a potential problem caused by computer hardware and software developed to use two digits to identify the year instead of four, i.e. 1995 is, in many cases, input, stored, sorted, and calculated as "95". Similarly, the year 2000, being read as "00", may be treated as the year 1900, thereby causing a variety of problems such as the inability to compute payment due dates or interest correctly. Rapid and accurate data processing is essential to the operation of the Bank.

The Bank's Board of Directors has adopted an action plan and a testing plan for addressing the Year 2000 issue. An internal committee has been appointed by the Board to manage these efforts. Management has been charged with the responsibility of assuring Year 2000 compliance within time frames dictated by sound business practice and the Federal Financial Institutions Examination Council. Management reports to the Board of Directors monthly on Year 2000 progress.

The Bank has identified and evaluated equipment and systems that may potentially be impacted. The identification process included information technology and communication systems such as personal computers, local area networks and servers, ATM's, modems, printers, copy machines, facsimile machines, telephones and the operating systems and software for these systems. It also included non-information technology systems, such as heating, air conditioning and vault controls, alarm systems, surveillance systems, time clocks, coin and currency counters, and postage meters.

The Bank is dependent on a service bureau for its major data processing functions. Management is monitoring the service bureau's Year 2000 compliance efforts closely. This monitoring includes membership and active participation in a user group made up of client institutions of the service bureau. The service bureau is already running Year 2000 compliant software. The Bank and substantially all of the service bureau's clients have completed intensive two-week testing periods with the service bureau with excellent results.

Contact has been made with the Bank's other outside servicers and major vendors to ascertain their individual levels of Year 2000 compliance. The Bank and/or its major service bureau have conducted extensive Year 2000 testing of hardware, software and communications these vendors. From test results, vendor responses and/or certifications of Year 2000 compliance the Bank has reasonable expectations that it should not be severely impacted by the Year 2000 from these systems. This effort will continue and will include additional testing procedures.

The Bank has contacted major borrowers in order to help them be aware of the Year 2000 issue and to determine their state of readiness for the Year 2000. Based on responses received the Bank has no reason to doubt the ability of any of these customers to continue to operate effectively in the Year 2000. Management believes that most of the Bank's residential borrowers are not dependent on their computers for income. The Bank also believes that none of its commercial borrowers are so large or complex that a Year 2000 problem would render them unable to collect revenue or rent and in turn continue to make loan payments to the Bank.

The Bank has experienced substantial growth in recent years, which, independent of the Year 2000 issue, created the need to upgrade some hardware and software. The major upgrade, including new servers and operating system for the Bank's local area network, personal computers, and off-the-shelf software, is considered a normal result of the growth and rapid changes in technology. The upgrade was completed during the fiscal year ended June 30, 1999. A side benefit of this upgrade was a major improvement in Year 2000 compliance of the systems being upgraded. The upgrade is not expected to have a material effect on the financial performance of the Bank.

Senior management has developed an emergency preparedness/business recovery plan for continuation of services to the Bank's customers in the event of systems or communication failures at the beginning of the Year 2000. The plan is being continually refined, and management believes that the Bank will be able to continue to operate in the Year 2000 even if some systems fail. Near the end of December 1999, the bank will generate paper and spreadsheet backup of all customer and general ledger accounts. Due to the size of the Bank, management believes that the Bank will be able to operate with transactions processed manually until normal operations can be restored. This procedure could require changing of schedules and hiring of temporary staff, which would increase cost of operations. If this procedure were to continue for any extended period of time, or if the bank ultimately had to change data service providers, the cost could be material.

Year 2000 expense for the year ended June 30, 1999 was $48,000. The Bank's operating budget for the fiscal year ending June 30, 2000, includes $78,000 for Year 2000 expense. In September, 1998 the bank hired a full time data processing systems administrator. Although he will have other duties, his primary duties initially are Year 2000 administration, testing, remediation, and contingency planning, and his salary is allocated to Year 2000 expense. The budget allocation for Year 2000 expense is expected to cover personnel and other costs, including some contingency costs for operation under the contingency plan. Should the Bank have to resort to alternative operating procedures due to major systems or communication failures at the beginning of the Year 2000, additional costs could be material.

In its initial Year 2000 Action Plan, the Bank identified seven phases as necessary to implement a Year 2000 compliant system. The Bank is a federally chartered financial institution regulated by the Office of Thrift Supervision ("OTS"). The OTS identified five phases for Year 2000 compliance. The following list describes the five phases as identified by the OTS with comparable phases from the Bank's Year 2000 Action Plan identified in parentheses, if different:

1. Awareness - - Inform senior management of Year 2000 issues and possible impact to the overall organization.
2. Assessment (Inventory, Assessment) - - Estimate the scope of the Year 2000 project and develop the budget for project execution. Develop a complete inventory of hardware, software and systems, and categorize by importance.
3. Renovation (Analysis, Renovation) - - Perform a detailed analysis and develop detailed plans for correction, testing and reimplementing critical applications. Correct and replace all critical applications.
4. Validation (Testing) - - Test all critical applications unit and system level.
5. Implementation - - Implement all critical applications and databases in a production environment. Integration test.

As of June 30, 1999, the Bank has completed more than 97% of its Year 2000 project compliance efforts.

Stock Repurchase Program

During the fiscal year ended June 30, 1999, the Company repurchased 176,234 shares of its $0.10 common stock under a stock repurchase program. All of the shares purchased under the program have been retired as authorized but unissued. The Company believes that even with the repurchase program, the Company has sufficient capital and that the Bank will be able to continue to meet its regulatory capital requirements.

On May 20, 1999, the Company issued a press release announcing its intention to repurchase up to 5 percent (49,965 shares) of the Company's common stock. As of July 21, 1999, 22,270 shares have been repurchased and retired as authorized but unissued. The Company believes that it has sufficient capital to complete the repurchase and that the repurchase will not cause the Bank to fail to meet its regulatory capital requirements.


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

Recent Legislation - Recapture of Post - 1987 Bad-Debt Reserves

The Small Business Job Protection Act of 1996, among other things, equalized the taxation of thrifts and banks. The bill no longer allows thrifts a choice between the percentage of taxable income method and the experience method in determining additions to their bad debt reserves. Smaller thrifts with $500 million of assets or less are only allowed to use the experience method, which is generally available to small banks currently. Larger thrifts must use the specific charge-off method regarding its bad debts. Any reserve amounts added after 1987 are taxed over a six year period beginning in 1996; however, bad debt reserves set aside through 1987 will generally not be taxed. Institutions can delay these taxes for two years if they meet a residential - lending test. At June 30, 1999, the Bank had $46,613 of post 1987 bad-debt reserves of which 1/6th or $9,323 was recaptured into taxable income for the year ended June 30, 1999. Future recapture of the Bank's bad-debt reserves will not have an adverse effect on future net earnings.

Impact of Certain Accounting Standards

In October 1995, the FASB issued SFAS No. 123 Statement on Accounting for Stock-Based Compensation which defines a "fair value based method" of accounting for an employee stock option whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period. The FASB encouraged all entities to adopt the fair value based method, however, it allows entities to continue the use of the "intrinsic value based method" prescribed by Accounting Principles Board ("APB") Opinion No. 25. Under the intrinsic value based method, compensation cost is the excess of the market price of the stock at the grant date over the amount an employee must pay to acquire the stock. However, most stock option plans have no intrinsic value at the grant date and, as such, no compensation cost is recognized under APB Opinion No. 25. Entities electing to continue use of the accounting treatment of APB Opinion No. 25 must make certain pro forma disclosures as if the fair value based method had been applied. The Bank has continued to use the "intrinsic value based method" as prescribed by APB Opinion No. 25.

In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. This Statement establishes standards for the way that public entities report information about operating segments in annual financial statements and requires that selected information about operating segments be reported in interim financial reports as well. It also establishes standards for related disclosures about products and services, geographic areas and major customers. This Statement is effective for fiscal years beginning after December 31, 1997, except for interim financial statements in the initial year of application.

In February 1998, the FASB issued SFAS No. 132, Employer's Disclosures about Pensions and Other Postretirement Benefits. This statements revises disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans. This statement eliminates certain disclosures from SFAS No.'s 87, 88, and 106. This statement is effective for fiscal years beginning after December 15, 1997. This statement is currently not applicable to the Bank.

In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. This statement is effective for fiscal years beginning after June 15, 1999. Earlier application of this statement is encouraged. This statement is currently not applicable to the Bank.

In October 1998, the FASB issued SFAS No. 134, Accounting for Mortgage-Backed Securities Retained After the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise. This statement amends SFAS No. 65 to require that after the securitization of a mortgage loan an entity engaged in mortgage banking activities classify the resulting mortgage backed security as a trading or held-for-sale based on the intent to sell or hold the investments. This statement is effective for the first fiscal quarter beginning after December 15, 1998. This statement is currently not applicable to the Bank.

                          Independent Auditors' Report


Board of Directors
GFSB Bancorp, Inc.
Gallup, New Mexico


We have audited the accompanying consolidated statement of financial condition of GFSB Bancorp, Inc. (a Delaware corporation) and Subsidiary as of June 30, 1999, and the related consolidated statements of earnings and comprehensive earnings, changes in stockholders' equity, and cash flows for the year ended June 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The consolidated financial statements of GFSB Bancorp, Inc. as of June 30, 1998, were audited by Neff & Company LLP, who merged with Ricci and Ricci, LLC, as of January 1, 1999, and whose report dated August 14, 1998, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GFSB Bancorp, Inc. and Subsidiary as of June 30, 1999, and the results of their operations and their cash flows for the year ended June 30, 1999 in conformity with generally accepted accounting principles.



/s/ Neff & Ricci, LLP
--------------------------------------
Albuquerque, New Mexico
July 30, 1999

GFSB BANCORP, INC.
CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
June 30, 1999



ASSETS
    Cash and due from banks (Note 19)                          $   2,839,479
    Interest-bearing deposits with banks (Note 19)                 2,307,736
    Available-for-sale investment securities (Notes 3 and 19) 10,295,919 Available-for-sale mortgage-backed
        securities (Notes 2 and 19)                               31,711,838
    Hold-to-maturity investment securities (Notes 3 and 19)        1,677,144
    Stock of Federal Home Loan Bank,
        at cost, restricted                                        2,815,100
    Loans receivable, net, substantially
        pledged (Notes 4 and 19)                                  96,564,840
    Accrued interest and dividends
        receivable (Notes 5 and 19)                                  863,975
    Premises and equipment (Note 6)                                1,404,616
    Prepaid and other assets                                         204,825
    Deferred tax asset (Note 11)                                      68,377
                                                                ------------


              Total assets                                    $  150,753,849
                                                                ============


LIABILITIES AND STOCKHOLDERS' EQUITY
    Transaction and NOW accounts (Notes 7 and 19)                                  $       12,874,979
    Savings deposits (Notes 7 and 19)                                                      16,962,513
    Time deposits (Notes 7 and 19)                                                         51,391,829
    Accrued interest payable (Note 19)                                                        276,328
    Advances from borrowers for taxes and insurance                                           329,298
    Accounts payable and accrued liabilities                                                  426,634
    Deferred income taxes (Note 11)                                                           265,317
    Dividends declared and payable                                                             74,748
    Advances from the Federal Home
        Loan Bank (Notes 17 and 19)                                                        55,540,826
    Income taxes payable                                                                      180,069
                                                                                   ------------------
               Total liabilities                                                          138,322,541

COMMITMENTS AND CONTINGENCIES
    (Notes 4, 10, and 22)                                                                           -

STOCKHOLDERS' EQUITY
    Common stock,  $.10 par  value,  1,500,000  shares  authorized;  issued  and outstanding  993,578  shares,  adjusted for 40,035 shares of unallocated
        Management Stock Bonus Plan shares held by the
        Company's wholly owned subsidiary                                                      95,354
    Preferred stock, $.10 par value, 500,000
        shares authorized; no shares issued or outstanding                                          -
    Additional paid-in-capital                                                              3,432,687
    Unearned ESOP stock (Note 13)                                                           (371,183)
    Retained earnings, substantially restricted (Note 8)                                    8,759,425
    Accumulated other comprehensive earnings (Note 14)                                        515,025
                                                                                   ------------------
               Total stockholders' equity                                                  12,431,308
                                                                                   ------------------
               Total liabilities and stockholders' equity                          $      150,753,849
                                                                                   ==================


The Notes to Financial Statements are an integral part of these statements.

GFSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF
EARNINGS AND COMPREHENSIVE EARNINGS
Years Ended June 30, 1999 and 1998


                                                            1999       1998
INTEREST EARNINGS Loans receivable (Note 4)
        Mortgage loans                              $     6,312,252   4,846,416
        Commercial loans                                    444,158     262,132
        Share and consumer loans                            393,918     302,561
        Service fee income                                  314,833     178,993
    Investment and mortgage-backed securities             1,978,827   2,492,849
    Other interest-earning assets                           206,549     175,959
                                                    ---------------------------
               Total interest earnings                    9,650,537   8,258,910

INTEREST EXPENSE
    Deposits (Note 7)                                     3,227,770   3,092,086
    Advances from Federal Home Loan Bank                  2,370,969   1,916,851
                                                    ---------------------------
                                                          5,598,739   5,008,937

               Net interest earnings                      4,051,798   3,249,973

Provision for loan losses (Note 4)                          138,417      63,217
                                                    ---------------------------

               Net interest earnings after
                  provision for loan losses               3,913,381   3,186,756

NON-INTEREST EARNINGS
    Service charge income                                   166,668      85,796
    Miscellaneous income                                     23,692      10,422
    Net gains from sales of loans                            52,193       7,685
                                                    ---------------------------
               Total non-interest earnings                  242,553     103,903

NON-INTEREST EXPENSE
    Compensation and benefits                             1,362,562     972,663
    Insurance                                                65,130      54,860
    Stationery, printing, and office supplies                69,532      52,281
    ATM expense                                              41,789      41,432
    Supervisory exam fees                                    36,474      31,698
    Postage                                                  32,836      20,302
    Other                                                   246,348     227,966
    Occupancy                                               282,943     166,125
    Data processing                                         201,694     137,317


The Notes to Financial Statements are an integral part of these statements.

GFSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF
EARNINGS AND COMPREHENSIVE EARNINGS (CONTINUED)
Years Ended June 30, 1999 and 1998



                                                           1999         1998

    Professional fees                                  $   66,332     103,894
    Advertising                                            71,461      49,845
    Stock services                                         24,141      15,785
                                                       ----------------------
               Total non-interest expense               2,501,242   1,874,168
                                                       ----------------------

Earnings before income taxes                            1,654,692   1,416,491

INCOME TAX EXPENSE (Note 11)
    Currently payable                                     663,037     586,988
    Deferred provision (benefit)                          (23,892)    (47,706)
                                                       ----------------------
                                                          639,145     539,282
                                                       ----------------------
               Net earnings                             1,015,547     877,209

OTHER COMPREHENSIVE EARNINGS
    Unrealized investment gain (loss), net of tax
    of ($161,237) in 1999 and $139,553 in 1998           (176,586)    134,494
                                                       ----------------------
               Net comprehensive earnings              $  838,961   1,011,703
                                                       ======================

Basic net earnings per share                                  .99         .78

Dilutive net earnings per share                               .97         .76

Weighted average number of common
    shares outstanding - basic                          1,020,932   1,117,647

Weighted average number of common
    shares outstanding - dilutive                       1,046,558   1,153,244



The Notes to Financial Statements are an integral part of these statements.

GFSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF CHANGES
IN STOCKHOLDERS' EQUITY
Years Ended June 30, 1999 and 1998
                                                               Common Stock
                                                           --------------------
                                                            Shares      Amount

Balances, June 30, 1997                                    800,708    $  76,684

Comprehensive Earnings
    Net earnings                                                 -            -
    Unrealized gain on  available for sale
        securities, net of taxes                                 -            -
           Total comprehensive earnings

Distribution of stock vested under the
    management stock bonus plan (Note 15)                        -          348
Acquisition of common stock by the Company
    under the stock repurchase plan (Note 15)              (35,500)      (3,550)
Issuance of stock dividend (Note 20)                       400,329       40,033
Released and committed to be released 11,130.0965
    of shares of common stock owned by the
    ESOP (Note 13)                                               -            -
Dividends declared and paid to stockholders                      -            -
                                                         ----------------------
Balances, June 30, 1998                                  1,165,537      113,515

Comprehensive earnings
    Net earnings                                                 -            -
    Unrealized gain on available for sale securities,
        net of taxes                                             -            -
           Total comprehensive earnings

Distribution of stock vested under the management
        stock bonus plan (Note 15)                               -          555
Adjustment of prior stock dividend on management
        stock bonus plan                                         -       (1,521)
Acquisition of common stock by the Company
    under the stock repurchase plan (Note 15)             (176,234)     (17,623)
Released and committed to be released 10,574.5950
    of shares of common stock owned by the
    ESOP (Note 13)                                               -            -
Stock issued upon exercise of stock options                  4,275          428
Dividends declared and paid to stockholders                      -            -
                                                         ----------------------
Balances, June 30, 1999                                    993,578    $  95,354
                                                         ======================

                                                                         Accumulated
             Additional            Unearned                                 Other
               Paid-in               ESOP              Retained         Comprehensive
               Capital               Stock             Earnings           Earnings              Total
               -------               -----             --------           --------              -----
             $  6,260,680           (464,881)          7,513,536             557,117          13,943,136


                        -                  -             877,209                   -             877,209

                        -                  -                   -             134,494             134,494
                                                                                        ----------------
                                                                                               1,011,703


                   49,265                  -                   -                   -              49,613

                 (577,763)                 -                   -                   -            (581,313)
                        -                  -             (40,033)                  -                   -


                   45,699             49,186                   -                   -              94,885
                        -                  -            (309,102)                  -            (309,102)
         -----------------------------------------------------------------------------------------------

                5,777,881           (415,695)          8,041,610             691,611          14,208,922


                        -                  -           1,015,547                   -           1,015,547

                        -                  -                   -            (176,586)           (176,586)
                                                                                        ----------------
                                                                                                 838,961


                   49,510                  -                   -                   -              50,065

                    1,521                  -                   -                   -                   -

               (2,492,289)                 -                   -                   -          (2,509,912)


                   56,949             44,512                   -                   -             101,461
                   39,115                  -                   -                   -              39,543
                        -                  -            (297,732)                  -            (297,732)
--------------------------------------------------------------------------------------------------------

             $  3,432,687           (371,183)          8,759,425             515,025          12,431,308
========================================================================================================

The Notes to Financial Statements are an integral part of these statements.

GFSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended June 30, 1999 and 1998

                                                               1999                1998

CASH FLOWS FROM OPERATING ACTIVITIES
    Net earnings  $                                          1,015,547           877,209
    Adjustments to reconcile net earnings to
        net cash provided by operations:
           Deferred loan origination fees                     (314,834)         (178,892)
           Gain on sale of loans                               (52,193)           (7,685)
           Provision for loan losses                           138,417            63,217
           Depreciation of premises and equipment              134,408            79,240
           Amortization of investment and mortgage
               backed securities premiums                      367,012           302,500
           Stock dividend on FHLB stock                       (128,098)         (106,527)
           Release of ESOP stock                               101,462            94,885
           Stock compensation                                   61,185            51,704
           Provision (benefit) for deferred income taxes        (5,190)          (47,706)
    Net changes in operating assets and liabilities:
        Accrued interest and dividends receivable             (188,490)         (123,702)
        Prepaid and other assets                                   599          (150,132)
        Accrued interest payable                                52,626            70,653
        Accounts payable and accrued and other liabilities     (50,928)          166,211
        Income taxes payable                                    25,312           (19,333)
        Dividends declared and payable                          (7,698)            7,031
                                                          ------------------------------

               Net cash provided by operating activities     1,149,137         1,078,673
                                                          ------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES
    Purchases of premises and equipment                       (503,356)         (437,658)
    Loan origination and principal repayment
        on loans, net                                      (20,499,588)      (23,691,353)
    Principal payments on mortgage-backed securities        10,304,171        10,028,831
    Principal payments on available-for-sale-securities         70,000                 -
    Purchases of mortgage-backed securities                 (8,999,907)      (11,678,555)
    Purchases of available-for-sale securities              (7,826,305)       (3,181,046)
    Purchases of hold-to-maturity securities                (1,532,151)                -
    Maturities and proceeds from sale of available-
        for-sale securities                                  2,010,000         2,190,000
    Purchase of FHLB stock                                     (91,802)         (798,373)
                                                          ------------------------------

               Net cash applied to investing activities    (27,068,938)      (27,568,154)
                                                          ------------------------------


The Notes to Financial Statements are an integral part of these statements.

GFSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
Years Ended June 30, 1999 and 1998

                                                                                 1999             1998

CASH FLOWS FROM FINANCING ACTIVITIES
    Net increase in transaction accounts, passbook savings
        money market accounts, and certificates of deposit               $    11,850,180        11,506,655
    Net increase in mortgage escrow funds                                        103,698            49,849
    Proceeds from FHLB advances                                              299,595,527       469,270,950
    Repayments on FHLB advances                                             (282,302,332)     (451,953,319)
    Purchase of GFSB Bancorp stock under the
        stock repurchase plan in cash                                         (2,509,912)         (581,313)
    Dividends paid or to be paid in cash                                        (297,733)         (309,102)
    Proceeds from exercise of stock options                                       39,543                 -
    Price paid for vested management bonus stock
        plan stock                                                                50,065            49,613
                                                                         ---------------------------------
               Net cash provided by financing activities                      26,529,036        28,033,333
                                                                         ---------------------------------

Increase in cash and cash equivalents                                            609,235         1,543,852

Cash and cash equivalents at beginning of year                                 4,537,980         2,994,128
                                                                         ---------------------------------

Cash and cash equivalents at end of year                                 $     5,147,215         4,537,980
                                                                         =================================

Supplemental disclosures Cash paid during the year for:
        Interest on deposits and advances                                $     5,546,291         4,939,577
        Income taxes                                                             564,957           651,769

    Change in unrealized gain, net of deferred taxes
        on available-for-sale securities (other comprehensive
        earnings)                                                               (176,586)          134,494

    Issuance of stock dividend                                                         -            40,033

The Notes to Financial Statements are an integral part of these statements.

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 1999

NOTE 1.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of significant accounting policies consistently applied in the preparation of the accompanying statements follows:

Organization and Operations. Effective June 29, 1995, Gallup Federal Savings and Loan Association (the "Association") converted from a federal mutual savings and loan association to a federal stock savings bank with the formation of a holding company (GFSB Bancorp, Inc.). The conversion was accomplished through amendment of the Association's federal charter and the sale of the holding company's common stock. The Association also changed its name to Gallup Federal Savings Bank (the "Bank").

GFSB Bancorp, Inc. (the "Company") is a unitary savings and loan holding company incorporated under the laws of the State of Delaware. The Company acquired all of the common stock of the Bank on June 29, 1995 and the Company also made its initial public offering of common stock.

Basis of Presentation. The accompanying consolidated financial statements include the accounts of the Company and the Bank. All significant balances and transactions between entities have been eliminated.

Cash and Cash Equivalents. Cash and cash equivalents include cash on hand, cash items, amounts due from banks, amounts held with the Federal Reserve Bank, interest bearing deposits with the Federal Home Loan Bank, time deposits and federal funds sold. Generally, federal funds sold are purchased and sold for one-day periods. For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. The amounts in each of these above categories are as follows:
                                                      1999               1998

    Cash on hand  $                                   552,103           458,407
    Cash items                                          1,900             1,369
    Amounts due from banks                          2,094,031         1,344,454
    Interest bearing deposits                       1,713,736         2,490,120
    Time deposits                                     594,000                 -
    Federal Reserve Bank deposits                     191,445           243,630
                                              ---------------------------------
                                              $     5,147,215         4,537,980
                                              =================================

The amounts due from banks includes $44,694 held in trust by the Company for the employees awarded stock under the Management Stock Bonus Plan. The amount represents dividends earned on non-vested shares.

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 1999

NOTE 1.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
               (CONTINUED)

Available-for-Sale Investment Securities. Investment securities consist of stock owned in the Federal Home Loan Mortgage Corporation ("FHLMC"), Federal Home Loan Bank debentures, U.S. Government Securities, mutual funds, and Student Loan Marketing Association ("SLMA") asset-backed notes. The Company has recorded a net unrealized gain (loss), net of deferred income taxes, as accumulated comprehensive income. Realized gains and losses on the sale of investment securities are determined using the specific identification method when such sales occur. The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the period of maturity.

Available-for-Sale Mortgage-Backed Securities. All mortgaged-backed and related securities are stated at fair value. The Company has recorded a net unrealized gain (loss), net of deferred income taxes, as accumulated comprehensive income. Realized gains and losses on the sale of mortgage backed securities are determined using the specific identification method when such sales occur. All sales are made without recourse. The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the remaining period of maturity.

Hold-to-Maturity  Securities.  Government,  Federal  agency,  and corporate debt securities that management has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts that are recognized in interest income using methods approximating the interest method over the period to maturity. All hold-to-maturity securities are recorded at amortized cost.

At June 30, 1999, the Company had no outstanding commitments to sell any securities.

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

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 1999

NOTE 1.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
               (CONTINUED)

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

Mortgage loans sold to others are not included in the accompanying statements of financial condition. For the years ended June 30, 1999 and 1998, $3,000,000 and $1,158,000, respectively, of loans have been sold. No servicing rights were retained on these loans. Gains on the sale of these loans were $52,193 in 1999 and $7,685 in 1998.

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

Income Taxes. Deferred income taxes are provided on temporary differences in the recognition of income and expense for tax and financial reporting purposes. These items consist principally of loan origination fees, depreciation, compensation cost, and the allowance for loan losses.

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 1999

NOTE 1.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
               (CONTINUED)

Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities as measured by the enacted tax rates that will be in effect when these differences reverse. The principal differences between assets and liabilities for financial statement and tax purposes are accumulated depreciation of premises and equipment, the reserve for delinquent interest, allowance for loan losses, stock compensation plans, the recognition of loan origination fees, and unrealized holding gains and losses on available-for-sale securities. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes in the period of enactment.

The Small Business Job Protection Act of 1996 equalized the taxation of thrifts and banks. The Act no longer allows thrifts a choice between the percentage of taxable income method and the experience method in determining additions to bad debt reserves. Small thrifts (such as the Company) are only allowed to use the experience method. Any reserve amounts added after 1987 are now taxed over a six-year period. At June 30, 1999, the Company had $46,613 of post 1987 bad debt reserves. Of this amount, $9,323 was recaptured into taxable income for 1999.

Reclassifications.   Certain  reclassifications  have  been  made  to  the  1998 financial statements to conform to the 1999 presentation.

Earnings Per Share. Earnings per share have been computed on the basis of the weighted average number of shares of common stock and common stock equivalents outstanding for the year. The Company accounts for the shares acquired by its ESOP in accordance with Statement of Position 93-6; shares controlled by the ESOP are not considered in the weighted average number of shares outstanding until the shares are committed for allocation to an employee's individual account.

Advertising. The Company expenses advertising costs as incurred as shown in the consolidated statements of earnings. For the years ended June 30, 1999 and 1998, advertising expense was $71,461 and $49,845, respectively.

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

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 1999

NOTE 1.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
               (CONTINUED)

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

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 1999

NOTE 1.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
               (CONTINUED)

Investment in Federal Home Loan Bank Stock. The Bank, as a member of the Federal Home Loan Bank System, is required to maintain an investment in its capital stock of the Federal Home Loan Bank (FHLB) in an amount equal to the greater of 1 percent of its outstanding home loans or 5 percent of advances from the FHLB. No ready market exists for the Federal Home Loan Bank Stock, and it has no quoted market value.

Segment Reporting. The Company is required to report information about operating segments in and related disclosures about products and services, geographic areas and major customers. The Company only has one operating segment.


NOTE 2.        AVAILABLE-FOR-SALE MORTGAGE-BACKED SECURITIES

The   carrying   values  and   estimated   fair  values  of   available-for-sale
mortgage-backed securities are summarized as follows:

                                                                                   Gross             Gross
                                             Unamortized                        Unrealized        Unrealized
                            Principal         Premiums         Amortized          Holding           Holding           Fair
    June, 30 1999            Balance         (Discounts)         Cost              Gains            Losses            Value
   FNMA ARM
     Certificates     $     22,091,800          711,709        22,803,509           20,470          (366,387)       22,457,592
   FHLMC ARM
     Certificates            1,542,849           42,700         1,585,549                -           (19,301)        1,566,248
   GNMA ARM
     Certificates            2,821,782           81,574         2,903,356                -           (40,590)        2,862,766
   Mortgage pass-
   through
   Certificates              4,949,119         (108,179)        4,840,940                -           (15,708)        4,825,232
                      --------------------------------------------------------------------------------------------------------

                      $     31,405,550          727,804        32,133,354           20,470          (441,986)       31,711,838
                      ========================================================================================================

During the year ended June 30, 1999 and 1998, the Company did not have any proceeds from the sales of mortgage-backed securities. At June 30, 1999, the Company had pledged $10,199,586 (paid-down value) in mortgage-backed securities to public entities who have on deposit amounts in excess of the federally insured limit. The Company also had pledged $568,249 in mortgage-backed securities to the Federal Reserve Bank for its Treasury Tax and Loan Account.

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 1999

NOTE 3.        INVESTMENTS

The amortized cost and fair values of available-for-sale investment equity securities and investments in debt securities are summarized as follows:

Available-for-sale investment securities:

                                                Gross        Gross
                                             Unrealized   Unrealized
                                 Amortized     Holding      Holding     Fair
                                   Cost         Gains       Losses      Value

    Mutual funds               $  2,409,362            -    (11,529)   2,397,833
    FHLB debentures               3,698,973            -    (56,348)   3,642,625
    FHLMC stock                       7,786    1,267,286          -    1,275,072
    Tax-exempt securities           986,582        3,064     (1,757)     987,889
    SLMA asset-backed note        1,991,357        1,143          -    1,992,500
                               -------------------------------------------------
                               $  9,094,060    1,271,493    (69,634)  10,295,919
                               =================================================

Hold-to-maturity securities:

    Tax-exempt securities      $    694,993            -    (15,305)     679,688
    Corporate debt securities       982,151        7,849          -      990,000
                               -------------------------------------------------

                                  1,677,144        7,849    (15,305)   1,669,688
                               =================================================

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 1999

NOTE 3.        INVESTMENTS (CONTINUED)

The amortized cost and fair value of all debt securities by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                          Amortized    Fair
                                                            Cost       Value
    Hold-to-maturity:
        Due after one year through five years       $       982,151     990,000
        Due after five years through ten years              144,993     143,014
        Thereafter                                          550,000     536,674
                                                    ---------------------------
                                                    $     1,677,144   1,669,688
                                                    ===========================
    Available-for-sale:
        Due within one year                         $       301,061     301,031
        Due after one year through five years             3,137,602   3,109,633
        Due after five years through ten years            1,246,892   1,219,850
        Mutual funds                                      2,409,362   2,397,833
        FHLMC stock                                           7,786   1,275,072
        SLMA asset-backed note                            1,991,357   1,992,500
        Mortgage-backed securities                       32,133,354  31,711,838
                                                    ---------------------------
                                                    $    41,227,414  42,007,757
                                                    ===========================

No investments were sold in 1999 or 1998.

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 1999

NOTE 4.        LOANS RECEIVABLE

Loans receivable are summarized as follows:
                                                                    1999         1998
    First mortgage loans (principally conventional)
        Principal balances
           Secured by one-to-four family residences         $    61,172,549    46,746,639
           Secured by other properties                           15,751,265    14,750,022
           Construction loans                                     3,560,949     2,973,700
        Loan participations purchased                            12,564,791     8,550,204
        Share loans                                               1,067,428       955,367
        Commercial loans                                          4,460,488     4,748,814
        Consumer loans:
           Unsecured                                                166,675       366,846
           Secured by vehicles                                    1,611,060     1,226,109
           Home equity lines                                      1,439,305     1,254,965
           Other consumer                                           241,763             -
                                                            -----------------------------
                                                                102,036,273    81,572,666

    Less
        Undisbursed portion of loans                             (1,443,236)   (1,755,115)
        Loan participations sold                                 (2,938,085)   (3,065,389)
        Net deferred loan origination fees                         (646,633)     (528,550)
        Allowance for loan losses                                  (443,479)     (386,970)
                                                            -----------------------------

                                                            $    96,564,840    75,836,642
                                                            =============================

Activity in the allowance for loan losses is summarized as follows:

                                                                      1999             1998

    Balance at beginning of year                             $       386,970           339,062
    Provision charged to income                                      138,417            63,217
    Charge-offs, recoveries and other                                (81,908)          (15,309)
                                                             ---------------------------------

        Balance at end of year                               $       443,479           386,970
                                                             =================================

The Company has commitments to fund new loans as follows:

                                                                     1999             1998

    Fixed rate    $                                                2,625,000         1,762,000
    Variable rate                                                  2,544,000           836,000
    Commitments for new originations                               1,443,000         1,741,000
                                                             ---------------------------------

           Total                                             $     6,612,000         4,339,000
                                                             =================================

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 1999

NOTE 4. LOANS RECEIVABLE (CONTINUED)

Fixed rate commitments at June 30, 1999 had interest rates that ranged from 6.63 percent to 10 percent. Total loans with fixed rates were $81,526,094 and total loans with variable rates were $15,038,746.

Non-accrual and renegotiated loans for which interest has been reduced totaled $218,822 and $707,632 at June 30, 1999 and 1998, respectively. Interest income that was foregone amounted to $19,614 and $33,755 at June 30, 1999 and 1998, respectively.

The weighted average rate for the loan portfolio at June 30, 1999, is 8.59 percent.

The Company establishes a specific allowance on impaired loans and disclosure of the Company's method of accounting for interest income on impaired loans. The Bank assesses all loans delinquent more than 90 days for impairment and such loans amounted to $218,822 at June 30, 1999. Average balances for loans delinquent more than 90 days totaled approximately $31,260 for the year ended June 30, 1999. These loans are all primarily collateral dependent and management has determined that the underlying collateral is in excess of the carrying amount. As a result, the Company has determined that specific allowances on these loans are not required.


NOTE 5.        ACCRUED INTEREST AND DIVIDENDS RECEIVABLE

Accrued interest and dividends receivable is summarized as follows:

                                                           1999       1998

    Loans receivable                                  $  583,865     444,334
    Available-for-sale investment securities              98,821      23,823
    Available-for-sale mortgage-backed securities        178,803     207,328
    Time deposits                                          2,486           -
                                                      ----------------------
                                                      $  863,975     675,485
                                                      ======================

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 1999

NOTE 6. PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

                                                          1999        1998

    Buildings                                     $       866,746      522,400
    Furniture, fixtures, and equipment                    747,891      480,019
    Construction-in-progress                                    -      412,837
    Land                                                  158,550      158,550
    Parking lot improvements                                5,265        5,265
    Leasehold improvements                                328,163            -
                                                  ----------------------------
                                                        2,106,615    1,579,071
    Less allowance for depreciation                      (701,999)    (543,403)
                                                  ----------------------------

                                                  $     1,404,616    1,035,668
                                                  ============================


NOTE 7.        DEPOSITS

Deposits are summarized as follows:

                                     Weighted
                                      Average
                                      Rate at
                                      June 30,            June 30, 1999
                                        1999           Amount       Percent

    Passbook savings accounts          2.00%     $     4,764,788       5.87%
    Money market accounts              2.95           12,197,725      15.02
    Transaction and NOW accounts       1.50           12,874,979      15.85
                                                 --------------------------
                                                 $    29,837,492      36.74%
                                                 ==========================

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 1999

NOTE 7.        DEPOSITS (CONTINUED)

Deposits are summarized as follows:

                                    Weighted
                                     Average
                                     Rate at
                                     June 30,           June 30, 1999
                                       1999          Amount       Percent
    Certificates of deposit:
        2.50%-6.00%                   5.01%    $    48,074,004      59.18%
        6.01%-7.00%                   6.40           2,557,591       3.15
        7.01%-8.00%                   7.24             760,234        .93
                                               --------------------------

                                                    51,391,829      63.26
                                               --------------------------

                                               $    81,229,321     100.00%
                                               ==========================

The aggregate amount of jumbo certificates with a minimum denomination of $100,000 was $24,073,858 at June 30, 1999.

Certificates of deposit by remaining maturity are as follows:
                                         1999         1998

    Less than one 1 year                        $    33,785,319    29,971,554
    1 year to 2 years                                12,114,701    15,433,404
    2 years to 3 years                                2,111,722     1,707,965
    3 years to 4 years                                1,051,522       430,741
    4 years to 5 years                                1,239,062       507,584
    Thereafter                                        1,089,503       446,248
                                                -----------------------------
                                                $    51,391,829    48,497,496
                                                =============================

Interest expense on deposits is summarized as follows:

                                                    1999             1998

    Certificates of deposit                 $     2,689,004         2,598,370
    Money market accounts                           332,892           324,341
    Passbook savings                                107,072           107,399
    Transaction and NOW deposits                     98,802            61,976
                                            ---------------------------------
                                            $     3,227,770         3,092,086
                                            =================================

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 1999

NOTE 8.        REGULATORY MATTERS AND RESTRICTIONS ON RETAINED
               EARNINGS

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios set forth in the table below. Management believes, as of June 30, 1999, that the Bank meets all capital adequacy requirements to which it is subject.

Current regulations require institutions to have a minimum regulatory tangible capital equal to 1.5 percent of total assets, a minimum 3 percent leverage capital ratio and an 8 percent risk-based capital ratio.

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 1999


NOTE 8.        REGULATORY MATTERS AND RESTRICTIONS ON RETAINED
               EARNINGS (CONTINUED)

The Bank at June 30, 1999, meets the regulatory tangible capital and core capital requirements and the risk-based capital requirement of 8 percent of total risk-adjusted assets.

The following is a reconciliation of the Bank's capital in accordance with generally accepted accounting principles (GAAP) to the three components of regulatory capital calculated under regulatory requirements at June 30, 1999:

                                                                                      June 30, 1999
                                                            ---------------------------------------------------------------
                                    Tangible Capital                  Core Capital                  Risk-Based Capital
                           ------------------------------   ------------------------------     ----------------------------
                                Amount            Percent       Amount             Percent       Amount             Percent

   GAAP Capital            $    12,174,283            -     $             -            -%        $12,174,283           -%

   Unrealized (gains)
   losses on available-
   for-sale securities
     (net of taxes)               (515,025)           -            (515,025)           -            (515,025)           -

   Qualifying general
   loan loss allowance                   -            -                   -            -            (443,479)           -
                           ----------------------------------------------------------------------------------------------
   Regulatory capital
   computed                     11,659,258        7.74%          11,659,258        7.74%          11,215,779       13.86%

   Minimum capital
   requirement                   2,258,422        1.50%           4,516,844        3.00%           6,689,520        8.00%
                           ----------------------------------------------------------------------------------------------
   Regulatory capital
   excess                  $     9,400,836        6.24%     $     7,142,414        4.74%     $     4,526,259        5.86%
                           ==============================================================================================

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 1999


NOTE 9.        RELATED PARTY TRANSACTIONS

The Company has several loans receivable from related parties. The Company's policy is that all such loan transactions be on the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with others.

A summary of the activity for outstanding loans receivable to related parties is as follows:

                                               1999             1998

    Balance, beginning of year         $       796,524         1,190,435
    New loans                                  306,358           181,956
    Repayments                                (172,916)         (575,867)
                                        --------------------------------
    Balance, end of year               $       929,966           796,524
                                        ================================

The Company also has several deposits from related parties. Outstanding deposits from related parties at June 30, 1999 amounted to $2,528,284. The Company also expensed $197,746 and $172,154 for the years ended June 30, 1999 and 1998, respectively, for directors fees and compensation under the management stock bonus plan.

As described in Note 22, the Bank leases a building located across the street from its office from a related party.


NOTE 10.       CONCENTRATIONS OF CREDIT RISK

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

The Company maintains its cash balances with other financial institutions. The balances on deposit with other banks are insured by the Federal Deposit Insurance Corporation up to $100,000. At June 30, 1999, the Company's uninsured cash balances totaled $1,949,337.

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 1999


NOTE 11.       INCOME TAXES

Income tax expense consists of:

                                                 1999        1998
Current
    Federal                             $       558,211     505,046
    State                                       104,826      81,942
                                        ---------------------------
                                                663,037     586,988

Deferred provision (benefit)
    Federal                                    (22,798)     (41,982)
    State                                       (1,094)      (5,724)
                                        ---------------------------
                                               (23,892)     (47,706)
                                        ---------------------------
                                        $       639,145     539,282
                                        ============================

Deferred  taxes  consist  of  temporary   differences   arising  from  book  tax
differences in depreciation expense and allowance for loan losses.

The Company has recorded a valuation allowance against the net deferred tax receivable in 1999 relating to the receivable arising from the allowance for loan loss. The change in the valuation allowance from 1998 is a decrease of $14,752.

The deferred tax liability is the result of the unrealized holding gains on available-for-sale securities. The deferred tax liability has been recorded as a reduction to the unrealized holding gain and reported as a separate component of equity.

The reconciliation of income tax attributable to continuing operations computed at the U.S. federal statutory rate to income tax expense is:

                                                       1999         1998

    Tax at statutory rate of 34 percent          $   528,829      481,607
    State income taxes, net of federal
        tax benefit                                   99,311       64,877
    Other - net                                       11,005       (7,202)
                                                 ------------------------
                                                 $   639,145      539,282
                                                 ========================
    Effective tax rate                                    39%          38%

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 1999


NOTE 12.       FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Company is a party to seven irrevocable letters of credit which total $179,650. The Bank's exposure to credit loss in the event of nonperformance by the other party to the letters of credit are represented by the contractual notional amount of the letters of credit. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.


NOTE 13.       EMPLOYEE STOCK OWNERSHIP PLAN

The Company has adopted an Employee Stock Ownership Plan (ESOP) for the benefit of all of its full time employees. Contributions to the Plan are determined at the discretion of the Company and are limited to the maximum amount deductible for income tax purposes. Eligible employees include all full time employees with a minimum of one year of service as of any anniversary date of the Plan. The ESOP purchased 84,000 (as adjusted for the stock dividend) common shares of the Company's stock issued in the conversion (Note 1), which was funded by a $560,000 loan from the Company. The unpaid balance of the ESOP loan has been eliminated on the Company's consolidated statement of financial condition. Stockholders' equity has been reduced by the aggregate purchase price of the shares owned by the ESOP, net of the shares committed to be released. Contributions to the ESOP by the Company are made to fund the principal and interest payments on the debt of the ESOP. As of June 30, 1999, 21,520.3394 ESOP shares were released, and for the year ended June 30, 1999, $101,461 in contributions were made to the ESOP by the Company. As of June 30, 1998, 17,747.9844 ESOP shares were released and contributions of $94,875 were made to the Plan by the Company. The remaining unallocated ESOP shares at June 30, 1999 was 59,229.6606. The fair value of the remaining unallocated shares at June 30, 1999 is $799,600. Dividends on unallocated ESOP shares are recorded as additional contributions to the ESOP by the Company to prepay principal on the ESOP loan and release additional shares. Dividends on allocated shares are charged to retained earnings.

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 1999


NOTE 14.       NEW ACCOUNTING STANDARDS

During the year ended June 30, 1999, the Company applied the following Statements of Financial Accounting Standards "SFAS's":

         SFAS No. 125, Statement on Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities. This statement provides reporting standards for transfers and servicing of financial assets, and certain non-security financial assets, and extinguishment of liabilities based on a consistent application of a financial components approach focused on control. SFAS No. 129, Disclosure of Information about an Entity's Capital Structure. This statement requires a consolidation of requirements contained in APB opinions No.'s 10 and 15 and SFAS 47.

         SFAS No. 130, Reporting Comprehensive Income. Comprehensive income is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. The accumulated balance of other comprehensive income is to be presented separately from retained earnings and additional paid-in-capital. For the Company, this accumulated balance is entirely composed of unrealized gain on available-for-sale securities.

         SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. This Statement establishes standards for the way that public entities report information about operating segments in and related disclosures about products and services, geographic areas and major customers. The Company only has one operating segment.

During the year ended June 30, 1999, the following Statement of Financial Accounting Standards "SFAS's" became effective but are not currently applicable to the Company:

         SFAS  No.  132,   Employer's   Disclosures  about  Pensions  and  Other
         Postretirement Benefits. This statement revises disclosures about pension and other postretirement benefit plans. It does not change the measurement or recognition of those plans. This statement eliminates certain disclosures from SFAS No.'s 87, 88, and 106.

         SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities.

         SFAS No. 134, Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise. This statement amends SFAS No. 65 to require that after the securitization of a mortgage loan an entity engaged in mortgage banking activities classify the resulting mortgage backed security as a trading or held-for-sale based on the intent to sell or hold the investments.

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 1999


NOTE 15.       STOCK PLANS

At June 30, 1999, the Company has two stock-based compensation plans, which are described below. The Company applies APB Opinion 25 and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its Stock Option Plan. The compensation cost that has been charged against income for the Management Stock Bonus Plan is discussed below. Had compensation cost for the Company's two stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of FASB Statement 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below.

                                                            1999          1998

    Net income                      As reported     $     1,015,547     877,209
      Pro forma                                             934,867     803,304

    Basic earnings per share        As reported     $           .99         .78
      Pro forma                                                 .92         .72

On January 5, 1996, the Board of Directors of the Company adopted a Stock Option Plan. Pursuant to the Plan, an amount of stock equal to 10 percent of the shares of common stock (142,313 shares as adjusted for the stock dividend) of the Corporation issued and outstanding is reserved for issuance by the Company upon exercise of stock options which may be granted to directors, officers, and other key employees from time to time. The Plan provides for both Incentive Stock Options and Non-Incentive Stock Options. The options have an exercise date of ten years from the date of grant. In connection with the adoption of the Plan, the Company has granted 51,925 incentive stock options and 42,693 non-incentive stock options to its directors, officers, and other key employees. The option price established for the shares upon exercise range from $9 1/4 per share to $16 per share depending on the grant date of the option. The weighted average remaining life of common stock options is 6.6 years.

During the year, 10,000 incentive stock options were granted and 4,275 incentive stock options were exercised. Remaining shares available to be granted in the future amount to 47,695. The fair value of each option grant for the above proforma disclosures is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted - average assumptions: dividends of $0.075 per quarter; expected volatility of 50 percent; risk-free interest rate of 5.0 percent; and expected lives of 7 and 6 years.

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 1999


NOTE 15.       STOCK PLANS (CONTINUED)

A summary of common stock options under the Stock Option Plan for the year ended June 30, 1998 and June 30, 1999 follows:

                                                       Weighted
                                                        Average     Options
                                     Options            Price     Exercisable

    Balance, June 30, 1997            80,193         $   9.250
        Granted                       13,125            14.980
        Forfeited                     (8,700)            9.250
                                 -----------------------------
    Balance, June 30, 1998            84,618            10.138      36,497
                                                                   =======
        Granted                       10,000            13.625
        Exercised                     (4,275)            9.250
                                 -----------------------------
    Balance, June 30, 1999            90,343         $  11.234      50,145
                                 =========================================


The Company also adopted a Management Stock Bonus Plan on January 5, 1996. Sufficient funds were contributed to the Plan representing up to 4 percent of the aggregate number of shares issued in the conversion. Awards under the Plan are determined based on the position and responsibilities of the employees, the length and value of their services, and the compensation paid to employees. On January 5, 1996, the Company made awards under the Plan in the amount of 30,573 shares. The award price established for the shares upon exercise was $9 1/4 per share. At June 30, 1999 and 1998, 21,102 and 27,852 shares, respectively, remain to be awarded under the Plan in the future.

During the year, 6,000 shares were granted and 750 shares were forfeited. Awards under the Plan are earned at the rate of one-fifth of the award per year as of the one-year anniversary of the effective date of the Plan. For the years ended June 30, 1999 and 1998, compensation cost in the amount of $61,185 and $51,704, respectively, have been recorded under the provisions of the Plan.

During the 1997 fiscal year, the Company implemented a stock repurchase program. The program was approved by the Company's Board of Directors and the OTS. The repurchase program authorized the Company to repurchase approximately 15 percent of its currently outstanding shares. As of June 30, 1999 and 1998, the Company has repurchased 176,234 and 35,500 shares of its outstanding common stock for $2,509,912 and $581,313, respectively.

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 1999

NOTE 16.        SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

Selected quarterly financial data are presented below by quarter for the years ended June 30, 1999 and 1998:

                                            1999 Quarter Ended
                               -------------------------------------------------
                               September 30 December 31  March 31    June 30

Net interest income after
 provision for loan losses      $ 874,233     936,689   1,012,967   1,089,492
Other income                       45,946      47,763      76,686      72,158
Other expenses                    599,341     631,286     647,435     623,180
Earnings before
    income taxes                  320,838     353,166     442,218     538,470
Net earnings                      204,271     217,443     276,058     317,775
Earnings per common
    share                            0.19        0.21        0.27        0.32


                                             1998 Quarter Ended
                                 -----------------------------------------------
                                 September 30 December 31 March 31  June 30

    Net interest income after
        provision for loan losse  $ 706,339    783,871    846,270    850,276
    Other income                     19,177     22,065     23,070     39,591
    Other expenses                  442,873    427,798    447,072    556,425
    Earnings before
        income taxes                282,643    378,138    406,509    349,201
    Net earnings                    179,279    232,001    251,171    214,758
    Earnings per common
        share                          0.16       0.21       0.22       0.19

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 1999

NOTE 17.       FEDERAL HOME LOAN BANK ADVANCES

In October 1995, the Bank entered into an "Advances, Collateral Pledge and Security Agreement" (the Agreement) with the Federal Home Loan Bank (FHLB). The purpose of the Agreement is to allow the Bank to obtain extensions of credit from the FHLB to use in its operations. At June 30, 1999, the Bank has $55,540,826 in outstanding advances with the FHLB. The advances bear interest at a fixed rate and mature as follows:

          Unpaid Principal Balance     Interest Rate          Maturity

                $      4,750,000             4.900%       July 01, 1999
                       4,700,000             4.880%       July 07, 1999
                       3,500,000             5.050%       July 14, 1999
                       1,650,000             5.000%       July 21, 1999
                       1,350,000             5.050%       July 21, 1999
                       1,350,000             4.969%       September 1, 1999
                         548,355             5.036%       September 10, 1999
                         587,172             5.036%       September 10, 1999
                       1,000,000             4.946%       September 27, 1999
                       8,500,000             5.390%       March 16, 2000
                          99,000             4.780%       July 10, 2000
                          99,000             5.813%       September 04, 2000
                       1,000,000             5.878%       June 18, 2001
                       4,250,000             4.770%       October 1, 2001
                          99,000             4.550%       October 2, 2001
                          99,000             4.650%       October 2, 2001
                       1,000,000             6.038%       June 18, 2002
                       5,000,000             5.663%       October 2, 2002
                         650,000             5.780%       December 16, 2002
                         500,000             6.198%       June 18, 2003
                       5,000,000             5.730%       July 1, 2003
                          99,000             4.910%       September 3, 2003
                          99,000             4.720%       October 2, 2003
                       1,000,000             6.285%       June 18, 2004
                         251,433             5.540%       February 1, 2005
                         642,364             5.518%       May 2, 2005
                         500,000             6.420%       June 19, 2006
                       6,000,000             4.960%       December 12, 2007
                         591,430             5.640%       February 3, 2014
                         626,072             5.790%       February 1, 2018
                ----------------
                $     55,540,826
                ================

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 1999

NOTE 17.       FEDERAL HOME LOAN BANK ADVANCES (CONTINUED)

Several of the advances due in July were subsequently refinanced after year-end. The advances are secured by the Bank's investment in FHLB stock of $2,185,100 and FNMA mortgage-backed securities in the amount of $8,715,407. In addition, the advances are secured under a "blanket credit facility" whereby all of the Bank's 1-4 family real estate loans are also collateral under the advance agreement.


NOTE 18.       DETAILS OF CONSOLIDATED FINANCIAL STATEMENTS

The following represents the details of consolidation with respect to GFSB Bancorp, Inc. and the Bank:

Details of Consolidated Statement of Financial Condition
June 30, 1999

ASSETS

                                                                Gallup                         GFSB
                                                    GFSB        Federal                      Bancorp,
                                                  Bancorp,      Savings                      Inc. and
                                                    Inc.         Bank       Eliminations    Subsidiary

    Cash and due from banks                 $              -    2,839,479             -       2,839,479
    Interest bearing deposits
        with banks                                         -    2,307,736             -       2,307,736
    Available-for-sale investment
        securities                                         -   10,295,919             -      10,295,919
    Hold-to-maturity investment
        Securities                                              1,677,144             -       1,677,144
    Mortgage-backed securities                             -   31,711,838             -      31,711,838
    Stock of Federal Home Loan
        Bank, at cost,                                     -    2,815,100             -       2,815,100
    Loans receivable, net                            852,389   96,564,840      (852,389)     96,564,840
    Accrued interest and dividends
        receivable                                         -      863,975             -         863,975
    Premises and equipment, net                            -    1,404,616             -       1,404,616
    Prepaid and other assets                           1,725      203,100             -         204,825
    Deferred tax asset                                     -       68,377             -          68,377
    Investment in subsidiary                       4,557,750      392,753    (4,950,503)              -
                                            -----------------------------------------------------------
               Total assets                 $      5,411,864  151,144,877    (5,802,892)    150,753,849
                                            ===========================================================

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 1999

NOTE 18.       DETAILS OF CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Details of Consolidated Statement of Financial Condition (Continued)
June 30, 1999

LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                    Gallup                                 GFSB
                                                    GFSB            Federal                              Bancorp,
                                                  Bancorp,          Savings                              Inc. and
                                                    Inc.             Bank          Eliminations         Subsidiary
    Transaction accounts                          $        -       12,874,979                -           12,874,979
    Savings and now deposits                               -       16,992,107          (29,594)          16,962,513
    Time deposits                                          -       51,391,829                -           51,391,829
    Accrued interest payable                               -          276,328                -              276,328
    Advances from borrowers                                -          329,298                -              329,298
    Accounts payable and accrued
        liabilities                                  128,420          298,214                -              426,634
    Deferred income taxes                                  -          265,317                -              265,317
    Advances from parent company                           -          468,359         (468,359)                   -
    Dividends declared and payable                    74,748          354,436         (354,436)              74,748
    Advances from the Federal Home
        Loan Bank                                          -       55,540,826                -           55,540,826
    Income taxes payable                               1,168          178,901                -              180,069
                                            -----------------------------------------------------------------------
               Total liabilities                     204,336      138,970,594         (852,389)         138,322,541

COMMITMENTS AND
CONTINGENCIES                                              -                -                -                    -

STOCKHOLDERS' EQUITY
    Common stock                                      99,358           10,000          (14,004)              95,354
    Paid-in-capital                                3,821,437        4,547,750       (4,936,499)           3,432,688
    Unearned ESOP stock                             (371,183)               -                -             (371,183)
    Retained earnings, substantially
        restricted                                 1,657,916        7,101,508                -            8,759,424
    Unrealized gain on available
        for sale securities, net of taxes                  -          515,025                -              515,025
                                            -----------------------------------------------------------------------

               Total stockholders'
                  equity                           5,207,528       12,174,283       (4,950,503)          12,431,308
                                            -----------------------------------------------------------------------

           Total liabilities and
               stockholders' equity               $5,411,864      151,144,877       (5,802,892)         150,753,849
                                            =======================================================================

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 1999


NOTE 18.       DETAILS OF CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Details of Consolidated Statement of Earnings
Year ended June 30, 1999

                                                                    Gallup                                 GFSB
                                                    GFSB            Federal                              Bancorp,
                                                  Bancorp,          Savings                              Inc. and
                                                    Inc.             Bank          Eliminations         Subsidiary

INTEREST INCOME
    Loans receivable
        Mortgage loans                            $        -        6,312,252                -            6,312,252
        Commercial loans                                   -          444,158                -              444,158
        Share and consumer loans                           -          393,918                -              393,918
        Service fee income                                 -          314,833                -              314,833
    Available-for-sale investment
        securities and mortgage-
        backed securities                                  -        1,978,827                -            1,978,827
    Other interest-earning assets                     73,100          206,549          (73,100)             206,549
                                            -----------------------------------------------------------------------
               Total interest earnings                73,100        9,650,537          (73,100)           9,650,537
                                            -----------------------------------------------------------------------

INTEREST EXPENSE
    Deposits                                               -        3,228,247            (477)            3,227,770
    Advances from Federal
        Home Loan Bank                                     -        2,370,969                -            2,370,969
    Advances to parent company                             -           36,466          (36,466)                   -
                                            -----------------------------------------------------------------------
                                                           -        5,635,682          (36,943)           5,598,739
                                            -----------------------------------------------------------------------

               Net interest earnings                  73,100        4,014,855          (36,157)           4,051,798

Provision for loan losses                                  -          138,417                -              138,417
                                            -----------------------------------------------------------------------

               Net interest earnings
                  after provision for
                  loan losses                         73,100        3,876,438          (36,157)           3,913,381
                                            -----------------------------------------------------------------------

NON-INTEREST EARNINGS
    Miscellaneous income                                  68           23,624                -               23,692
    Dividend income from subsidiary                1,166,579                -       (1,166,579)                   -
    Net gains from sales of loans                          -           52,193                -               52,193
Service charge income                                      -          166,668                -              166,668
                                            -----------------------------------------------------------------------
               Total non-interest
                  earnings                         1,166,647          242,485       (1,166,579)             242,553
                                            -----------------------------------------------------------------------

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 1999

NOTE 18.       DETAILS OF CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Details of Consolidated Statement of Earnings (Continued)
Year ended June 30, 1999

                                                                    Gallup                                 GFSB
                                                    GFSB            Federal                              Bancorp,
                                                  Bancorp,          Savings                              Inc. and
                                                    Inc.             Bank          Eliminations         Subsidiary

NON-INTEREST EXPENSE
    Compensation and benefits               $        136,333        1,262,386          (36,157)           1,362,562
    Stationery, printing, and office
        supplies                                           -           69,532                -               69,532
    ATM expense                                            -           41,789                -               41,789
    Supervisory exam fees                                  -           36,474                -               36,474
    Postage                                                -           32,836                -               32,836
    Insurance                                              -           65,130                -               65,130
    Other                                             14,390          231,958                -              246,348
    Occupancy                                              -          282,943                -              282,943
    Data processing                                        -          201,694                -              201,694
    Professional fees                                 22,718           43,614                -               66,332
    Advertising                                            -           71,461                -               71,461
    Stock services                                    24,141                -                -               24,141
                                            -----------------------------------------------------------------------
               Total non-interest
                  expense                            197,582        2,339,817          (36,157)           2,501,242
                                            -----------------------------------------------------------------------

Earnings before income taxes                       1,042,165        1,779,106       (1,166,579)           1,654,692

Income tax expense
    Currently payable                                      -          644,335                -              644,335
    Deferred (benefit)                                     -           (5,190)               -               (5,190)
                                            -----------------------------------------------------------------------

                                                           -          639,145                -              639,145
                                            -----------------------------------------------------------------------

               Net earnings                 $      1,042,165        1,139,961       (1,166,579)           1,015,547
                                            =======================================================================

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 1999

NOTE 19.       FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of the Company's financial instruments were as follows:

                                                                 June 30, 1999
                                                         ---------------------------
                                                             Carrying        Fair
                                                               Value         Value
    Financial Assets:
        Cash and due from banks                           $ 2,839,479     2,839,479
        Interest-bearing deposits with banks                2,307,736     2,307,736
        Available-for-sale-investment securities           10,295,919    10,295,919
        Hold-to-maturity investment securities              1,677,144     1,669,688
        Available-for-sale mortgage-backed securities      31,711,838    31,711,838
        Loans receivable, net                              96,564,840    67,292,587
        Accrued interest receivable                           863,975       863,975

    Financial Liabilities:
        Transaction deposits                               12,874,979    12,874,979
        Savings and now deposits                           16,962,513    16,962,513
        Time deposits                                      51,391,829    49,937,869
        Accrued interest payable                              276,328       276,328
        Advances from the FHLB                             55,540,826    55,540,826

    Off-Balance-Sheet Liabilities:
        Commitments to extend credit                        6,612,000     6,612,000


NOTE 20.       COMMON STOCK DIVIDENDS DECLARED

On March 12, 1998, a fifty-percent stock dividend was declared to shareholders of record as of March 31, 1998. As a result of the stock dividend, 400,329 shares were issued.

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 1999

NOTE 21.       EARNINGS PER SHARE

Basic earnings per share are computed by dividing earnings available to common stockholders by the weighted average number of common share outstanding during the period. Diluted earnings per share reflect per share amounts that would have resulted if dilutive potential common stock had been converted to common stock. The following reconciles amounts reported in the financial statements:

                                                                For the Year Ended June 30, 1999
                                                                   Income           Shares           Per-share
                                                                (Numerator)     (Denominator)          Amount
    Income available to common stockholders -
        basic earnings per share                              $     1,015,547        1,020,932   $             0.99
                                                                                                 ==================

    Effect of dilutive securities:
        Options                                                             -           25,626
                                                              --------------------------------

    Income available to common stockholders -
        diluted earnings per share                            $     1,015,547        1,046,558   $             0.97
                                                              =====================================================

                                                                         For the Year Ended June 30, 1998
                                                              -----------------------------------------------------
                                                                     Income           Shares              Per-share
                                                                   (Numerator)     (Denominator)           Amount

    Income available to common stockholders -
        basic earnings per share                              $       877,209        1,117,647   $             0.78
                                                                                                 ==================

    Effect of dilutive securities:
        Options                                                             -           35,597
                                                               -------------------------------

    Income available to common stockholders -
        diluted earnings per share                            $       877,209        1,153,244   $             0.76
                                                              =====================================================

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 1999

NOTE 22.       LEASES

The Bank is obligated under a lease agreement entered into on December 30, 1997, with a related party (see Note 9) for the building across the street from its offices. For the years ended June 30, 1999 and 1998, rental expense was $30,000 and $15,000, respectively.

The following is a schedule of non-cancelable future minimum lease payments required under the operating lease:

        Years Ending June 30                 Amount

              2000                  $        30,000
              2001                           30,000
              2002                           30,000
              2003                           30,000
              2004                           30,000
           Thereafter                       105,000

The lease expires December 31, 2007. The Bank has an option, upon notification of the lessor by August 1, 2007, to purchase the building for $275,000 or to extend the lease for an additional 10 years.

Effective January 1, 2003, and each year thereafter during the term of the lease or any renewals, there is a cost of living adjustment. In no event will the rent be less than 30,000 a year. The above schedule does not contain any cost of living increases.

GFSB BANCORP, INC.
OFFICE LOCATION AND
OTHER CORPORATE INFORMATION



CORPORATE OFFICE

GFSB Bancorp, Inc.
221 West Aztec Avenue
Gallup, New Mexico 87301


Board of Directors of GFSB Bancorp, Inc.

Wallace R. Phillips, D.D.S., Chairman
George S. Perce, Secretary                            Vernon I. Hamilton
Charles L. Parker, Jr., Treasurer                     Richard C. Kauzlaric
James Nechero, Jr., Assistant Secretary               Michael P. Mataya


Executive Officers of GFSB Bancorp, Inc. and Gallup Federal Savings Bank

Jerry R.Spurlin, President of the Company and Chief Financial Officer of the Bank
Richard P. Gallegos, President of the Bank
William W. Head, Jr., Chief Lending Officer
Marshall W. Coker, Chief Administrative Officer
Jennifer Hembd, Vice-President/Real Estate Loan Officer


Special Counsel:                                      Independent Auditors:
Malizia Spidi & Fisch, PC                             Neff & Ricci LLP
One Franklin Square                                   7001 Prospect Pl., NE
1301 K. Street, NW, Suite 700 East                    Albuquerque, NM 87110
Washington, D.C. 20005

Transfer Agent and Registrar:
Registrar & Transfer Co.
10 Commerce Drive
Cranford, New Jersey 07016


The Company's Annual Report for the year ended June 30, 1999 filed with the Securities and Exchange Commission on Form 10-KSB is available without charge upon written request. For a copy of the Form 10-KSB or any other investor information, please write or call the Secretary of the Company, at the Company's corporate office in Gallup, New Mexico. The annual meeting of stockholders will be held on October 27, 1999.