Form 10KSB, Exhibit 13
period 2000-06-30
GFSB BANCORP INC
filed 2000-09-25
CIK 942129

EXHIBIT 13

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

Stock Market Information

     Since its issuance on June 29, 1995, the Company's common stock has been traded on the Nasdaq Smallcap Market. The following table reflects the stock prices as published by the Nasdaq Small-Cap Market for the most recent two fiscal years. The quotations reflect inter-dealer prices, without retail mark-up, markdown, or commission, and may not represent actual transactions.


                                                                       Dividends
         Quarter Ended                       High              Low     Declared
         -------------                       ----              ---     --------
         September 30,1998                  16.750            13.000     .075
         December 31, 1998                  15.500            13.625     .075
         March 31, 1999                     15.250            14.250     .075
         June 30, 1999                      14.750            13.125      .08
         September 30, 1999                 13.375            13.000      .08
         December 31, 1999                  14.750            13.500      .10
         March 31, 2000                     13.500            13.250      .10
         June 30, 2000                      14.125            13.625      .10

GFSB Bancorp, Inc.
Corporate Profile (continued)

The number of stockholders of record of common stock as of the record date September 15, 2000 ("Record Date"), was approximately 212. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. As of the Record Date, there were 936,000 shares outstanding.

The Company's ability to pay dividends to stockholders is subject to the requirements of Delaware law. No dividend may be paid by the Company unless its board of directors determines that the Company will be able to pay its debts in the ordinary course of business after payment of the dividend. In addition, the Company's ability to pay dividends is dependent, in part, upon the dividends it receives from the Bank. The Bank may not declare or pay a cash dividend on any of its stock if the effect thereof would be to cause the Bank's regulatory capital to be reduced below (1) the amount required for the liquidation account established in connection with the Bank's conversion from mutual to stock form, or (2) the regulatory capital requirements imposed by the Office of Thrift Supervision.



                The balance of this page intentionally left blank

GFSB BANCORP, INC.
SELECTED FINANCIAL AND OTHER  DATA
Financial Condition (Dollars in Thousands)

At June 30,                                         2000       1999       1998

Total assets                                      $176,786   $150,754   $123,209
Loans receivable, net                              109,777     96,565     75,837
Mortgage-backed securities                          28,931     31,712     33,551
Stock of FHLB                                        4,207      2,815      1,965
Investment securities                               27,120     11,973      5,188
Cash and cash equivalents                            4,091      5,147      4,538
Deposits                                            79,948     81,229     69,379
Advances from the FHLB                              82,935     55,541     38,248
Retained earnings (substantially restricted)         9,975      8,759      8,042


Summary of Operations
(Dollars in Thousands)

Year ended June 30,

Interest income                                   $ 11,989   $  9,651   $  8,259
Interest expense                                     7,117      5,599      5,009
        Net interest income                          4,872      4,052      3,340
Provision for loan losses                              205        138         63
        Net interest income after provision for
        loan losses                                  4,667      3,913      3,187
Non-interest income:
        Income from real estate operations               5          -          -
        Other                                          245        243        104
             Total non-interest income                 250        243        104
Non-interest expense:
        Compensation and benefits                    1,507      1,363        973
        Professional fees                               86         66        104
        Occupancy                                      336        283        166
        Advertising                                     70         71         50
        Data processing                                200        202        137
        Insurance and SAIF premiums                     64         65         55
        Other and stock subscription services          436        451        389
             Total non-interest expense              2,699      2,501      1,874
Earnings before income taxes                         2,218      1,655      1,416
Income tax expense                                     657        639        539
Net earnings                                      $  1,561   $  1,016   $    877

Basic net earnings per share                          1.70        .99        .78
Dilutive net earnings per share                       1.67        .97        .76

GFSB BANCORP, INC.
SELECTED FINANCIAL AND OTHER DATA (CONTINUED)

Selected Operating Ratios

Year ended June 30,                                       2000       1999       1998
Performance ratios:
  Return on average assets (net income
      divided by average total assets)                    0.96%      0.75%      0.81%
  Return on average equity (net income
     divided by average equity)                          12.58       7.76       6.09
   Average interest earning assets to average
      interest-bearing liabilities                        1.10X      1.13X      1.16X

  Net interest income after provision for
      loan losses, to total other expenses              172.89%    156.46%    170.06%
  Net interest rate spread                                2.62%      2.53%      2.46%
   Net yield on average interest-earnings
      assets                                              3.10%      3.11%      3.25%
  Equity ratios:
  Average equity to average assets ratio
      (average equity divided by average total
      assets)                                             7.62       9.70      13.95
   Equity to assets at period end                         7.18       8.25      11.54
  Assets quality ratios:
    Non-performing loans to total assets                   .41        .15        .57
    Non-performing loans to net loans                      .66        .23        .93
        Allowance for loan losses, REO and other
        Repossessed assets to non-performing
        assets                                           76.53     271.43     129.47
        Allowance for loan losses to total loans,
        net                                                .47        .46        .51
Dividend payout ratio                                     23.6       31.9       37.4


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words "believes", "anticipates", "contemplates", "expects", and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in interest rates, risks associated with the ability to control costs and expenses, year 2000 issues and general economic conditions. We undertake no obligation to publicly release the results of any revisions to those forward looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Overview

GFSB Bancorp, Inc. ("GFSB Bancorp") is a bank holding company headquartered in Gallup. New Mexico, which provides a full range of deposits and traditional mortgage loan products through its wholly owned banking subsidiary, Gallup Federal Savings Bank (collectively, the "Company").

Management of Interest Rate Risk and Market Risk

Because the majority of the Company's assets and liabilities are sensitive to changes in interest rates, its most significant form of market risk is interest rate risk, or changes in interest rates. The Company is vulnerable to an increase in interest rates to the extent that its interest-bearing liabilities mature or reprice more rapidly than its interest-earning assets. The Company's lending activities have emphasized the purchase of long-term adjustable rate and the origination of fixed rate loans secured by one-to four family residences. The primary source of funds has been deposits with substantially shorter maturities. While having interest-bearing liabilities that reprice more frequently than interest-earning assets is generally beneficial to net interest income during a period of declining interest rates, this type of an asset/liability mismatch is generally detrimental during periods of rising interest rates.

Senior management of the Company reviews loan and deposit pricing and production volumes, interest rate risk analysis, liquidity and borrowing needs, and a variety of other asset and liability management topics on a weekly basis. The Company's Investment Committee meets on a monthly basis to review these same items. On behalf of the Investment Committee, the Chairman reports to the Board of Directors."

To reduce the effect of interest rate changes on net interest income, the Company has adopted various strategies to enable it to improve the matching of interest-earning asset maturities to interest-bearing liability maturities. The principal elements of these strategies include seeking to:

o when market conditions permit, purchase one-to four family residential mortgage loans with adjustable rate features;

o sell fixed rate mortgage loans that conform to Federal National Mortgage Association guidelines when sales can be achieved on terms favorable to the Company;

o lengthen the maturities of our liabilities when it would be cost effective through the pricing and promotion of higher rate certificates of deposit and utilization of FHLB advances;

o attract low cost checking and transaction accounts which tend to be less interest rate sensitive when interest rates rise;

o maintain interest- bearing deposits, federal funds and U.S. government securities with short to intermediate terms to maturities; and

o maintain an investment portfolio that provides a stable cash flow, thereby providing investable funds in varying interest rate cycles.

The Company has made a significant effort to maintain its level of lower cost deposits as a method of enhancing profitability. At June 30, 2000, the Company had approximately $ 27 million, or 34%, of its deposits in low-cost savings, checking and money market accounts. These deposits have traditionally remained relatively stable and are expected to be only moderately affected in a period of rising interest rates. This stability has enabled the Company to offset the impact of rising rates in other deposit accounts.

Net Portfolio Value

 Exposure to interest rate risk is actively monitored by management. The Company's objective is to maintain a consistent level of profitability within acceptable risk tolerances across a broad range of potential interest rate environments. The Company uses the OTS Net Portfolio Value ("NPV") Model to monitor its exposure to interest rate risk, which calculates changes in net portfolio value. "OTS NPV reports along with management's suggestions are reviewed by the Investment Committee and reported to the Board of Directors quarterly."

The Interest Rate Sensitivity of Net Portfolio Value Report shows the degree to which balance sheet line items and net portfolio value are potentially affected by a 100 to 300 basis point (1/100th of a percentage point) upward and downward parallel shift (shock) in the Treasury yield curve.

The following table represents our NPV at June 30, 2000. The NPV was calculated by the OTS, based upon information that the Company provided.

* INTEREST RATE SENSITIVITY OF NET PORTFOLIO VALUE (NPV)

               Change                 NPV
               In rates               Ratio (1)        Change (2)
               --------               ---------        ----------
               +300  bp                 3.56%           -479  bp
               +200  bp                 5.32%           -304  bp
               +100  bp                 6.94%           -141  bp
                  0  bp                 8.35%
               -100  bp                 9.42%            107  bp
               -200  bp                10.02%            166  bp
               -300  bp                10.51%            215  bp

(1)      Calculated as the estimated NPV divided by present value of assets.
(2) Calculated as the excess (deficiency) of the NPV ratio assuming the indicated change in interest rates over the estimated NPV ratio assuming no change in interest rates.


These calculations indicate that the Company's NPV could be adversely affected by increases in interest rates but could be favorably affected by decreases in interest rates. In addition, the Company may be deemed to have more than a normal level of interest rate risk under applicable regulatory capital requirements.

Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, prepayments and deposit run-offs and should not be relied upon as indicative of actual results. Certain shortcomings are inherent in such computations. Although certain assets and liabilities may have similar maturity or periods of repricing they may react at different times and in different degrees to changes in the market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets, such as adjustable rate mortgages, generally have features which restrict changes in interest rates on a short term basis and over the life of the asset. In the event of a change in interest rates, prepayments and early withdrawal levels could deviate significantly from those assumed in making calculations set forth above.
Additionally, an increased credit risk may result as the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.

Average Balance Sheet

The following table sets forth certain information relating to the Company's average balance sheet and reflects the average yield on assets and average cost of liabilities for the periods indicated and the average yields earned and rates paid. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of daily average balances has caused any material differences in the information presented.

                                          Year ended June 30, 2000                     Year ended June 30, 1999
                                 ------------------------------------------  ---------------------------------------------
                                   Average                       Average         Average                        Average
                                   Balance       Interest       Yield/Cost       Balance       Interest       Yield/Cost
                                  (Dollars in Thousands)                        (Dollars in Thousands)
Interest-earning assets:
Loans receivable (1)               $103,252        $8,660           8.39%       $ 88,355         $7,465           8.45%
Investment securities and
 mortgage-backed securities          49,270         3,001           6.09%         38,333          1,977           5.16%
Other interest-earning
  assets (2)                          4,739           328           6.92%          3,542            209           5.84%
Total interest-earning assets       157,261        11,989           7.62%        130,230          9,651           7.41%
Non-interest-earning assets           5,337                                        4,759
                                 -----------                                  -----------
Total assets                       $162,598                                     $134,989

Interest-bearing liabilities:
  Transaction accounts              $ 5,975          $ 90           1.51%        $ 4,853          $ 99            2.04%
  Passbook savings                    5,018           102           2.03%          4,450           107            2.40%
  Money market accounts              10,304           310           3.01%          9,964           333            3.34%
  Certificates of deposit            52,660         2,703           5.13%         49,678         2,689            5.41%
  Other liabilities                  68,442         3,912           5.72%         45,802         2,371            5.18%
                                 -----------    ----------                   -----------    ----------
Total interest-bearing
   liabilities                      142,399         7,117           5.0 %        114,747         5,599            4.88%
Non-interest bearing
   liabilities                        7,801                                        7,151
                                 -----------                                 -----------
Total liabilities                   150,200                                      121,898

Stockholders' equity                 12,398                                       13,091
                                 -----------                                 -----------
Total liabilities and
  stockholders' equity             $162,598                                     $134,989

Net interest income                                $4,872                                      $4,052
Interest rate spread (3)                                           2.62%                                         2.53%
Net yield on interest-
  earning  assets (4)                                              3.10%                                         3.11%
Ratio of average interest-
  earning assets to average
  interest-bearing liabilities                                     1.10X                                         1.13X

(1)  Average balances include non-accrual loans.
(2)  Includes interest-bearing deposits in other financial institutions.
(3) Interest-rate spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.
(4) Net yield on interest - earning assets represents net interest income as a percentage of average interest-earning assets.

Rate/Volume Analysis

The table below sets forth certain information regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in average volume multiplied by old rate); (ii) changes in rates (changes in rate multiplied by old average volume); (iii) changes in rate-volume changes in rate multiplied by the change in average volume). The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

                                                   Year ended June 30,
                                                      2000 vs. 1999
                                                    Increase (Decrease)
                                                          Due to
                                        ----------------------------------------
                                                              Rate/
                                         Volume     Rate      Volume       Net
                                        -------    -------    -------    -------
                                                    (Dollars in Thousands)
Interest income:
  Loans receivable                      $ 1,259    $   (53)   $    (9) $ 1,197
  Mortgage-backed securities and
     Investment securities                  563        360        103    1,026
  Other interest-earning  assets             70         38         13      121
                                        -------    -------    -------  -------
     Total interest-earning assets        1,892        345        107    2,344

Interest expense:
  Savings accounts                           14        (16)        (2)      (4)
  Money markets                              11        (33)        (1)     (23)
  Certificates of deposit                   161       (139)        (8)      14
  Other liabilities                       1,169        247        122    1,538
                                        -------    -------    -------  -------
   Total interest-bearing liabilities     1,355         59        111    1,525
                                        -------    -------    -------  -------
Net change in interest income           $   537    $   286    $    (4) $   819
                                        =======    =======    =======  =======

Financial Condition

General. The Company's total assets increased $26 million or 17.2% from $150.8 million at June 30, 1999 to $176.8 million at June 30, 2000. This increase was primarily the result of a $14.1 million increase in cash and investment securities, offset by a decrease in mortgage-backed securities of $2.8 million, and a $13.2 million increase in the Company's net loan portfolio. The majority of the increases are directly attributable to the efforts of management to increase investment and lending activity. During the same period, deposits decreased $1.3 million from $81.2 million at June 30, 1999 to $79.9 million at June 30, 2000. This decrease is primarily due to a decrease in the Company's volume of MMDA, NOW and business checking accounts offset by an increase in the Company's volume of jumbo certificates of deposit and public (state and city) certificates of deposit. Advances from the Federal Home Loan Bank (FHLB) increased $27.4 million from $55.6 million at June 30, 1999 to $82.9 million at June 30, 2000. These additional borrowings funded purchases of loans, securities and mortgage loan participations. The Company had $130,000 and $515,000 in unrealized gains (net of deferred taxes) at June 30, 2000 and 1999, respectively, from net market gains on the Company's available-for-sale investment and mortgage-backed securities portfolio. Unrealized gains and losses do not impact the Company's earnings until they are realized.

Comparison of Operating Results for Years Ended June 30, 2000 and 1999

General. Net earnings increased $544,000 or 53.6 % for the year ended June 30, 2000 from the year ended June 30, 1999. This increase was primarily the result of an increase in net interest earnings of approximately $819,000, and an increase in non-interest earnings of $7,000 offset by an increase in non-interest expense of $198,000, an increase in provision for loan losses of $67,000 an increase in provision for income tax expense of $18,000.

Interest Earnings. Total interest earnings increased $2.3 million or 24.2% from $9.7 million for the year ended June 30, 1999 to $12 million for the year ended June 30, 2000. The increase is primarily due to an increase in the Company's lending and investment activities and to a general increase in market interest rates. Details are contained in the Average Balance Sheet on page 9.

Interest Expense. Total interest expense increased $1.5 million or 27.1% from $5.6 million for the year ended June 30, 1999 to $7.1 million for the year ended June 30, 2000. This increase was primarily due to an increase of $1.5 million of interest incurred on increased Federal Home Loan Bank advances and to a general increase in market interest rates. Details are contained in the Average Balance Sheet on page 9.

Provision for Losses on Loans. The Company maintains an allowance for loan losses based upon management's periodic evaluation of known and inherent risks in the loan portfolio, past loss experience, adverse situations that may affect the borrowers' ability to repay loans, estimated value of the underlying collateral, and current and expected market conditions. The allowance for loan losses was $513,000 and $443,000 at June 30, 2000 and 1999, respectively. The provision for loan losses was $205,000 and $138,000 for the years ended June 30, 2000 and 1999, respectively. While the Company maintains its allowance for losses at a level which it considers to be adequate, there can be no assurance that further additions will not be made to the loss allowances and that such losses will not exceed the estimated amounts. Recent substantial increases in the loan portfolio of the Company may result in an increase of provisions for losses on loans.

Non-Interest Earnings. Non-interest earnings increased $7,000 or 3% from $243,000 for the year ended June 30, 1999 to $250,000 for the year ended June 30, 2000. This was primarily due to an increase in service charge income of $85,000, an increase in real estate operations of $5,000 and an increase in other operating income or $7,000 offset by net losses from sales of loans and available for sale securities of $90,000. Funds received by the Company from the sale of available for sale securities were used to purchase higher yielding available for sale securities to enhance future earnings.

Non-Interest Expense. Total non-interest expense increased $198,000 or 7.9% from $2.5 million for the year ended June 30, 1999 to $2.7 million for the year ended June 30, 2000. This increase was primarily due to an increase in compensation and benefits of $144,000 from the hiring of additional staff to handle growth, salary expenses for a full time data processing systems administrator for Year 2000 administration, general salary increases, increases due to accruals for stock-based compensation programs, increases in employee health insurance and retirement benefits, a gross receipts tax paid to the State of New Mexico for directors fees, offset by a $131,000 change related to a stock-based compensation program. Other factors were increases in occupancy costs of $53,000 and professional fees of $20,000, offset by a decrease in stock services of $12,000. The increase in occupancy costs is primarily due to leasehold improvement expense and janitorial expense for the Loan Center and furniture, fixtures, and equipment expense. The decrease in stock services is primarily due to a fee paid to the OTS for filing a change of control application for the quarter ended September 30, 1998.

Income Tax Expense. Income tax expense increased $18,000 or 3% from $639,000 for the year ended June 30, 1999 to $657,000 for the year ended June 30, 2000. This increase was primarily attributable to the increase in pre-tax earnings of $662,000, much of which was nontaxable interest and dividends. Deferred tax liabilities decreased by $198,160 due to the impact of other comprehensive earnings.

Liquidity and Capital Resources

The Company is required under applicable federal regulations to maintain "liquid" investments in qualifying types of U.S. Government, federal agency, and other investments of not less than 4% of its average daily balance of net withdrawable deposit account and borrowings payable in one year or less. At June 30, 2000 the Bank's liquidity, as measured for regulatory purposes, was 5.3%.

The Company's primary sources of funds are deposits, borrowings, amortization and prepayment of loans and mortgage-backed securities, maturities of investment securities, and funds provided from operations. While scheduled loan repayments are a relatively predictable source of funds, deposit flows and loan and mortgage-backed security prepayments are significantly influenced by general interest rates, economic conditions, and competition. In addition, the Company invests excess funds in overnight deposits, which provide liquidity to meet lending requirements and deposit fluctuations.

The Bank's most liquid assets are cash and cash equivalents, which include investments in highly liquid short-term investments. The level of these assets is dependent on the Company's operating, financing, and investing activities during any given period. At June 30, 2000, cash and cash equivalents totaled $4.1 million. The Bank has another source of liquidity if a need for additional funds should arise, that being FHLB of Dallas advances. The Bank also has the ability to borrow against mortgage-backed and other securities. At June 30, 2000, the Bank had outstanding borrowings from the FHLB of Dallas of $82.9 million. Some of these outstanding borrowings were used to purchase additional investment securities and mortgage loan participations as a means of enhancing earnings.

The primary investment activity of the Bank is the origination of loans; primarily mortgage loans. During the year ended June 30, 2000, the Bank originated $45.7 million in total loans (including loan participations purchased), of which $28.9 million were mortgage loans. Another investment activity of the Bank is the investment of funds in U.S. Government agency securities, mortgage-backed securities, collateralized mortgage obligations, federal funds, readily marketable equity securities, and FHLB of Dallas overnight funds. During periods when the Bank's loan demand is limited, the Bank may purchase short-term investment securities to obtain a higher yield than otherwise available.

The Bank's cash flows are comprised of three primary classifications: cash flows from operating activities, investing activities and financing activities. Cash flows from operating activities, consisting principally of net earnings, provision for loan losses, amortization of investment and mortgage backed securities premiums and discounts, stock based compensation costs and income taxes less disbursements of interest and dividends, and loan origination fees, were $1 million for the years ended June 30, 2000 and 1999. Net cash used for investing activities consisting primarily of disbursement of loan originations and investment and mortgage-backed security purchases, offset by principal collections on loans and proceeds from the maturities of investment securities and mortgage-backed securities, were $27 million and $27 million for the years ended June 30, 2000 and 1999, respectively. Net cash provided from financing activities consisting primarily of net activity in deposit and escrow accounts and the proceeds received from FHLB advances, were $25 million and $27 million for the years ended June 30, 2000 and 1999, respectively.

The Bank anticipates that it will have sufficient funds available to meet its current commitments. As of June 30, 2000, the Bank had commitments to fund loans of $10 million. Certificates of deposit scheduled to mature in one year or less totaled $40 million. Based on historical withdrawals and outflows, on internal monthly deposit reports monitored by management, and the fact that the Bank does not accept any brokered deposits, management believes that a majority of deposits will remain with the Bank. As a result, no adverse liquidity effects are expected.

At June 30, 2000, the Bank exceeded each of the three OTS capital requirements on a fully phased in basis. See Note 8 to the Consolidated Financial Statements.

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

[Logo]
NEFF & RICCI
-----------------------
                    LLP


                          Independent Auditors' Report


Board of Directors
GFSB Bancorp, Inc.
Gallup, New Mexico


We have audited the accompanying consolidated statements of financial condition of GFSB Bancorp, Inc. (a Delaware corporation) and Subsidiary as of June 30, 2000 and 1999, and the related consolidated statements of earnings and comprehensive earnings, changes in stockholders' equity, and cash flows for the years ended June 30, 2000 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GFSB Bancorp, Inc. and Subsidiary as of June 30, 2000 and 1999, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.



/s/Neff & Ricci LLP

Albuquerque, New Mexico
August 3, 2000

                   CONSULTANTS & CERTIFIED PUBLIC ACCOUNTANTS
                 7001 PROSPECT PLACE NE - ALBUQUERQUE, NM 87110
           (505) 883-6612 - FAX (505) 830-6282 - e-Mail: neff@nm.net

GFSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
June 30, 2000


                                                                        2000               1999
ASSETS
     Cash and due from banks                                  $        2,875,537          2,839,479
     Interest-bearing deposits with banks                              1,215,428          2,307,736
     Available-for-sale investment securities                         25,438,540         10,295,919
     Available-for-sale mortgage-backed securities                    28,930,510         31,711,838
     Hold-to-maturity investment securities                            1,681,310          1,677,144
     Stock of Federal Home Loan Bank, at cost, restricted              4,206,900          2,815,100
     Loans receivable, net, substantially pledged                    109,777,269         96,564,840
     Accrued interest and dividends receivable                         1,033,974            863,975
     Premises and equipment                                            1,296,048          1,404,616
     Prepaid and other assets                                            235,883            204,825
     Deferred tax asset                                                   94,517             68,377
                                                              --------------------------------------





                Total assets                                  $      176,785,916        150,753,849
                                                              ======================================


See Notes to Financial Statements.


                                                                                    2000               1999

LIABILITIES AND STOCKHOLDERS' EQUITY
     Transaction and NOW accounts                                           $       12,409,069          12,874,979
     Savings deposits                                                               14,801,893          16,962,513
     Time deposits                                                                  52,736,983          51,391,829
     Accrued interest payable                                                          288,350             276,328
     Advances from borrowers for taxes and insurance                                   305,909             329,298
     Accounts payable and accrued liabilities                                          236,070             426,634
     Repurchase agreements                                                             230,839                   -
     Deferred income taxes                                                              67,157             265,317
     Dividends declared and payable                                                     88,875              74,748
     Income taxes payable                                                                    -             180,069
     Advances from the Federal Home Loan Bank                                       82,935,066          55,540,826
                                                                           ----------------------------------------
               Total liabilities                                                   164,100,211         138,322,541
                                                                           ----------------------------------------
COMMITMENTS AND CONTINGENCIES                                                                -                   -

STOCKHOLDERS' EQUITY
     Common stock, $.10 par value,  1,500,000 shares authorized;
        940,958 shares in 2000 and 993,578 shares in 1999
        issued and outstanding                                                          94,096              99,358
     Preferred stock, $.10 par value, 500,000 shares authorized;
        no shares issued or outstanding                                                      -                   -
     Additional paid-in capital                                                      2,810,626           3,428,683
     Unearned ESOP stock                                                              (323,911)           (371,183)
     Retained earnings, substantially restricted                                     9,974,531           8,759,425
     Accumulated other comprehensive earnings                                          130,363             515,025
                                                                           ----------------------------------------
               Total stockholders' equity                                           12,685,705          12,431,308
                                                                           ----------------------------------------


               Total liabilities and stockholders' equity                   $      176,785,916         150,753,849
                                                                           ========================================

GFSB BANCORP, INC.
CONSOLIDATED  STATEMENTS OF EARNINGS
AND COMPREHENSIVE EARNINGS
Years Ended June 30, 2000 and 1999

                                                                                         2000                 1999
Interest Earnings
     Loans receivable
         Mortgage loans                                                         $         7,414,091           6,312,252
         Commercial loans                                                                   480,810             444,158
         Share and consumer loans                                                           465,581             393,918
         Service fee income                                                                 299,942             314,833
     Investment and mortgage-backed securities                                            3,000,669           1,978,827
     Other interest-earning assets                                                          327,597             206,549
                                                                               -----------------------------------------
                Total interest earnings                                                  11,988,690           9,650,537
                                                                               -----------------------------------------
Interest Expense
     Deposits                                                                             3,205,280           3,227,770
     Advances from Federal Home Loan Bank                                                 3,905,867           2,370,969
     Repurchase Agreements                                                                    6,345                   -
                                                                               -----------------------------------------
                Total interest expense                                                    7,117,492           5,598,739
                                                                               -----------------------------------------
                Net interest earnings                                                     4,871,198           4,051,798

Provision for Loan Losses                                                                   205,000             138,417
                                                                               -----------------------------------------
                Net interest earnings after provision
                    for loan losses                                                       4,666,198           3,913,381
                                                                               -----------------------------------------
Non-Interest Earnings
     Service charge income                                                                  251,243             166,668
     Miscellaneous income                                                                    36,540              23,692
     Gain from sales of loans                                                                28,070              52,193
     Gain on sale of available-for-sale securities                                            4,539                   -
     Loss on sale of available-for-sale securities                                          (70,552)                  -
                                                                               -----------------------------------------
                Total non-interest earnings                                                 249,840             242,553
                                                                               -----------------------------------------
Non-Interest Expense
     Compensation and benefits                                                            1,506,693           1,362,562
     Insurance                                                                               64,278              65,130
     Stationery, printing, and office supplies                                               78,483              69,532
     ATM expense                                                                             48,200              41,789
     Supervisory exam fees                                                                   39,751              36,474
     Postage                                                                                 37,618              32,836

See Notes to Financial Statements.

GFSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
AND COMPREHENSIVE EARNINGS - CONTINUED
Years Ended June 30, 2000 and 1999

                                                                                          2000                  1999

Non-Interest Expense - Continued
     Other                                                                      $           219,185             246,348
     Occupancy                                                                              335,564             282,943
     Data processing                                                                        200,165             201,694
     Professional fees                                                                       86,158              66,332
     Advertising                                                                             70,287              71,461
     Stock services                                                                          12,623              24,141
                                                                               -----------------------------------------
                Total non-interest expense                                                2,699,005           2,501,242
                                                                               -----------------------------------------
Earnings before Income Taxes                                                              2,217,033           1,654,692
                                                                               -----------------------------------------
Income Tax Expense
     Currently payable                                                                      659,475             663,037
     Deferred benefit                                                                        (2,248)            (23,892)
                                                                               -----------------------------------------
                Total income tax expense                                                    657,227             639,145
                                                                               -----------------------------------------
                Net earnings                                                              1,559,806           1,015,547

Other Comprehensive Earnings
     Unrealized investment losses, net of tax of
         $(198,160) in 2000 and $(99,360) in 1999                                          (384,662)           (176,586)
                                                                               -----------------------------------------
                Net comprehensive earnings                                      $         1,175,144             838,961
                                                                               =========================================
Basic Net Earnings per Share                                                                   1.70                0.99

Dilutive Net Earnings per Share                                                                1.67                0.97

Weighted average number of common shares outstanding-basic                                  915,139           1,020,932

Weighted average number of common shares outstanding-dilutive                               934,599           1,046,558



See Notes to Financial Statements.

GFSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF CHANGES
IN STOCKHOLDERS' EQUITY
Years Ended June 30, 2000 and 1999

                                       Common Stock
                                --------------------------
                                                                                                            Accumulated
                                                             Additional        Unearned                       Other
                                                               Paid-in          ESOP         Retained      Comprehensive
                                  Shares         Amount        Capital          Stock        Earnings         Earnings     Total
                               -----------    -----------    -----------       --------      ---------    -------------- -----------
Balances, June 30, 1998          1,165,537    $   113,515    $ 5,777,881       (415,695)     8,041,610        691,611    14,208,922

Comprehensive earnings
     Net earnings                        -              -              -              -      1,015,547              -     1,015,547
     Unrealized loss on
       available for sale
       securities,
       net of taxes                      -              -              -              -              -       (176,586)     (176,586)
                                                                                                                         ----------
         Total
           comprehensive
           earnings                                                                                                         838,961
                                                                                                                         ----------

Distribution of stock
     vested under the
     management stock
     bonus plan                          -            555         49,510              -              -              -        50,065
Adjustment of management
     stock bonus plan                    -          4,004         (4,004)             -              -              -             -
Adjustment of prior
     stock dividend on
     management stock
     bonus plan                          -         (1,521)         1,521              -              -              -             -
Acquisition of common
     stock by the
     Company under the
     stock repurchase plan        (176,234)       (17,623)    (2,492,289)             -              -              -    (2,509,912)
Released and committed to
     be released 10,574.5950
     shares of common stock
     owned by the ESOP                   -              -         56,949         44,512              -              -       101,461
Stock issued upon exercise
     of stock options                4,275            428         39,115              -              -              -        39,543
Dividends declared and paid
     to stockholders                     -              -              -              -       (297,732)             -      (297,732)
                               -----------    -----------    -----------       --------      ---------        -------    ----------
Balances, June 30, 1999            993,578         99,358      3,428,683       (371,183)     8,759,425        515,025    12,431,308

Comprehensive earnings
     Net earnings                        -              -              -              -      1,559,806              -     1,559,806
     Unrealized loss on
         available for sale
         securities,
         net of taxes                    -              -              -              -              -       (384,662)     (384,662)
                                                                                                                         ----------
         Total
           comprehensive
           earnings                                                                                                       1,175,144
                                                                                                                         ----------
Distribution of stock
     vested under the
     management stock
     bonus plan                          -              -         55,463              -              -              -        55,463
Acquisition of common
     stock by the Company
     under the stock
     repurchase plan               (56,140)        (5,614)      (754,917)             -              -              -      (760,531)
Released and committed
     to be released
     10,643.6894 shares
     of common stock
     owned by the ESOP                   -              -         49,143         47,272              -              -        96,415
Stock issued upon exercise
     of stock options                3,520            352         32,254                                                     32,606
Dividends declared and
     paid to stockholders                -              -              -              -       (344,700)             -      (344,700)
                               -----------    -----------    -----------       --------      ---------        -------    ----------
Balances, June 30, 2000            940,958    $    94,096    $ 2,810,626       (323,911)     9,974,531        130,363    12,685,705
                               ===========    ===========    ===========       ========      =========        =======    ==========



See Notes to Financial Statements.
                                                       19                                                                        20

GFSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended June 30, 2000 and 1999

                                                                                         2000                    1999
Cash Flows from Operating Activities
     Net earnings                                                                 $         1,559,806            1,015,547
     Adjustments to reconcile net earnings to net cash
         provided by operations:
            Deferred loan origination fees                                                   (299,942)            (314,834)
            Loss (gain) on sale of loans and securities                                        37,943              (52,193)
            Provision for loan losses                                                         205,000              138,417
            Depreciation of premises and equipment                                            179,938              134,408
            Amortization of investment and mortgage-backed
                securities premiums                                                           159,259              367,012
            Stock dividend on FHLB stock                                                     (265,467)            (128,098)
            Release of ESOP stock                                                              96,414              101,462
            Stock compensation                                                                 66,803               61,185
            Provision (benefit) for deferred income taxes                                      (2,248)             (23,892)
     Net changes in operating  assets and  liabilities:
         (Increase)  decrease in assets:
            Accrued interest and dividends receivable                                        (169,999)            (188,490)
            Prepaid and other assets                                                           90,862                  599
            Income taxes receivable                                                          (121,921)                   -
         Increase (decrease) in liabilities:
            Accrued interest payable                                                           12,022               52,626
            Accounts payable and other accrued liabilities                                   (455,528)             (50,928)
            Repurchase agreements                                                             230,839                    -
            Dividends declared and payable                                                     14,127               25,312
            Income taxes payable                                                             (203,961)              11,004
                                                                                 ------------------------------------------
                Net cash provided by operating activities                                   1,133,947            1,149,137
                                                                                 ------------------------------------------
Cash Flows from Investing Activities
     Purchase of premises and equipment                                                       (71,370)            (503,356)
     Loan origination and principal repayment on loans, net                               (13,089,417)         (20,499,588)
     Principal payments on mortgage-backed securities                                       5,598,842           10,304,171
     Principal payments on available-for-sale securities                                       13,182               70,000
     Purchases of mortgage-backed securities                                               (6,754,229)          (8,999,907)
     Purchases of available-for-sale securities                                           (16,011,777)          (7,826,305)
     Purchases of hold-to-maturity securities                                                       -           (1,532,151)
     Maturities and proceeds from sale of available-for-sale securities                       801,194            2,010,000
     Maturities and proceeds from sale of available-for-sale mortgage-
         backed securities                                                                  3,377,395                    -
     Purchase of FHLB stock                                                                (1,126,333)             (91,802)
                                                                                 ------------------------------------------
                Net cash used by investing activities                                     (27,262,513)         (27,068,938)
                                                                                 ------------------------------------------

See Notes to Financial Statements.

GFSB BANCORP, INC.
CONSOLIDATED  STATEMENTS OF CASH FLOWS - CONTINUED
Years Ended June 30, 2000 and 1999

                                                                                             2000                1999

Cash Flows from Financing Activities
     Net increase (decrease) in transaction accounts, passbook savings
         money market accounts, and certificates of deposit                       $        (1,281,376)          11,850,180
     Net increase (decrease) in mortgage escrow finds                                         (23,386)             103,698
     Proceeds from FHLB advance                                                           894,458,922          299,595,527
     Repayments on FHLB advances                                                         (867,064,682)        (282,302,332)
     Purchase of GFSB Bancorp stock under the stock
         repurchase plan in cash                                                             (760,531)          (2,509,912)
     Dividends paid or to be paid in cash                                                    (344,700)            (297,733)
     Proceeds from exercise of stock options                                                   32,606               39,543
     Price paid for vested management bonus stock plan stock                                   55,463               50,065
                                                                                 ------------------------------------------
                Net cash provided by financing activities                                  25,072,316           26,529,036
                                                                                 ------------------------------------------
Increase (decrease) in cash and cash equivalents                                           (1,056,250)             609,235

Cash and cash equivalents at beginning of year                                              5,147,215            4,537,980
                                                                                 ------------------------------------------
Cash and cash equivalents at end of year                                          $         4,090,965            5,147,215
                                                                                 ==========================================
Supplemental Disclosures Cash paid during the year for:
         Interest on deposits and advances                                        $         7,099,126            5,546,291
         Income taxes                                                                         962,233              564,957

     Change in unrealized gain, net of deferred taxes on
         available-for-sale securities (other comprehensive
         earnings)                                                                           (384,662)            (176,586)

See Notes to Financial Statements.

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATMENTS
June 30, 2000


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

                                      2000         1999

Cash on hand                      $  562,397      552,103
Cash items                             3,077        1,900
Amounts due from banks             1,738,926    2,094,031
Interest bearing deposits            621,428    1,713,736
Time deposits                        594,000      594,000
Federal Reserve Bank deposits        571,137      191,445
                                  ----------    ---------
Total cash and cash equivalents   $4,090,965    5,147,215
                                  ==========    =========

The amounts due from banks includes $51,305 and $44,694 for the years ended June 30, 2000 and 1999, respectively, held in trust by the Company for the employees awarded stock under the Management Stock Bonus Plan. The amount represents dividends earned on non-vested shares.

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATMENTS
June 30, 2000



NOTE 1.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
               (CONTINUED)

Available-for-Sale Investment Securities. All available-for-sale investment securities are stated at fair value. Investment securities consist of stock owned in the Federal Home Loan Mortgage Corporation ("FHLMC"), Federal Home Loan Bank debentures, U.S. Government Securities, mutual funds, Collateralized Mortgage Obligations (CMO) and Student Loan Marketing Association ("SLMA") asset-backed notes. The Company has recorded a net unrealized gain (loss), net of deferred income taxes, as accumulated comprehensive income. Realized gains and losses on the sale of investment securities are determined using the specific identification method when such sales occur. The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the period of maturity.

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

At June 30, 2000, the Company had no outstanding commitments to sell any securities.

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

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATMENTS
June 30, 2000



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

Mortgage loans sold to others are not included in the accompanying statements of financial condition. For the years ended June 30, 2000 and 1999, $2,000,000 and $3,000,000, respectively, of loans have been sold. No servicing rights were retained on these loans. Gains on the sale of these loans were $28,070 in 2000 and $52,193 in 1999.

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

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATMENTS
June 30, 2000


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

The Small Business Job Protection Act of 1996 equalized the taxation of thrifts and banks. The Act no longer allows thrifts a choice between the percentage of taxable income method and the experience method in determining additions to bad debt reserves. Small thrifts (such as the Company) are only allowed to use the experience method. Any reserve amounts added after 1987 are now taxed over a six-year period. At June 30, 2000, the Company had $33,273 of post 1987 bad debt reserves. Of this amount, $11,091 was recaptured into taxable income for 2000.

Reclassifications.   Certain  reclassifications  have  been  made  to  the  1999 financial statements to conform to the 2000 presentation.

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

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 2000



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

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 2000



NOTE 1.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
               (CONTINUED)

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

Segment Reporting. The Company is required to report information about operating segments in and related disclosures about products and services, geographic areas and major customers. The Company only has one operating segment


NOTE 2.        AVAILABLE-FOR-SALE MORTGAGE-BACKED SECURITIES

The   carrying   values  and   estimated   fair  values  of   available-for-sale
mortgage-backed securities are summarized as follows:

                                                                                    Gross             Gross
                                             Unamortized                         Unrealized        Unrealized
                            Principal         Premiums         Amortized           Holding           Holding           Fair
   June, 30 2000            Balance          (Discounts)         Cost               Gains            Losses            Value
   FNMA ARM
     Certificates     $     19,004,640          471,682        19,476,322           19,751          (310,194)       19,185,879
   FHLMC ARM
     Certificates            1,781,661           38,596         1,820,257            7,908           (12,018)        1,816,147
   GNMA ARM
     Certificates            2,607,042           62,902         2,669,944              368           (61,392)        2,608,920
   SBA                       1,108,286                -         1,108,286                -                 -         1,108,286
   Mortgage Pass-
     through
     Certificates            4,450,679          (93,301)        4,357,378                -          (146,100)        4,211,278
                      --------------------------------------------------------------------------------------------------------
                      $     28,952,308          479,879        29,432,187           28,027          (529,704)       28,930,510
                      ========================================================================================================

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 2000



NOTE 2.        AVAILABLE-FOR-SALE MORTGAGE-BACKED SECURITIES
              (CONTINUED)

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
                      ========================================================================================================

During the year ended June 30, 2000 and 1999, the Company did not have any proceeds from the sales of mortgage-backed securities. The Company had pledged $10,241,541 and $10,199,586 (current face) at June 30, 2000 and 1999, respectively, in mortgage-backed and investment securities to public entities who have on deposit amounts in excess of the federally insured limit. The Company also had pledged $480,841 and $568,249 at June 30, 2000 and 1999, respectively, in mortgage-backed securities to the Federal Reserve Bank for its Treasury Tax and Loan Account.

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 2000


NOTE 3.        INVESTMENTS

The amortized cost and fair values of available-for-sale investment equity securities and investments in debt securities are summarized as follows:

Available-for-sale investment securities:

                                                               Gross             Gross
                                                              Unrealized       Unrealized
                                               Amortized       Holding          Holding           Fair
                                                 Cost          Gains             Losses           Value
    June 30, 2000
    Mutual funds                             $ 2,551,629             -          (28,811)        2,522,818
    US Agency securities                       4,581,956         1,334          (86,196)        4,497,094
    FHLMC stock                                    7,786       882,566                -           890,352
    Tax-exempt securities                      4,695,055           702          (19,526)        4,676,231
    Taxable securities                           330,000            36             (668)          329,368
    FNMA preferred                             1,513,308         1,692                -         1,515,000
    CMO                                        9,067,848        41,870          (97,041)        9,012,677
    SLMA asset-backed note                     1,991,760         3,240                -         1,995,000
                                             ------------------------------------------------------------
                                             $24,739,342       931,440         (232,242)       25,438,540
                                             ============================================================

    June 30, 1999
    Mutual funds                             $ 2,409,362             -          (11,529)        2,397,833
    US Agency securities                       3,698,973             -          (56,348)        3,642,625
    FHLMC stock                                    7,786     1,267,286                -         1,275,072
    Tax-exempt securities                        986,582         3,064           (1,757)          987,889
    SLMA asset-backed note                     1,991,357         1,143                -         1,992,500
                                             ------------------------------------------------------------
                                             $ 9,094,060     1,271,493          (69,634)       10,295,919
                                             ============================================================

Hold-to-maturity securities:

   June 30, 2000
    Tax-exempt securities                    $   694,995             -          (22,306)          672,689
    Corporate debt securities                    986,315        12,435                -           998,750
                                             ------------------------------------------------------------
                                             $ 1,681,310        12,435          (22,306)        1,671,439
                                             ============================================================

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 2000



NOTE 3.        INVESTMENTS (CONTINUED)

                                                           Gross             Gross
                                                         Unrealized        Unrealized
                                      Amortized           Holding           Holding            Fair
                                        Cost               Gains            Losses             Value
   June 30, 1999
    Tax-exempt securities        $       694,993                 -          (15,305)          679,688
    Corporate debt securities            982,151             7,849                -           990,000
                                 --------------------------------------------------------------------
                                 $     1,677,144             7,849          (15,305)        1,669,688
                                 ====================================================================

The amortized cost and fair value of all debt securities by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                          Amortized          Fair
                                                            Cost             Value
    Hold-to-maturity:
        Due after one year through five years       $       986,315           998,750
        Due after five years through ten years              144,995           141,543
        Due after ten years                                 550,000           531,146
                                                    ---------------------------------

                                                    $     1,681,310         1,671,439
                                                    =================================

    Available-for-sale:
        Due within one year                         $       285,488           284,205
        Due after one year through five years             4,097,605         4,055,652
        Due after five years through ten years            1,412,120         1,365,629
        Due after ten years                               3,811,798         3,797,207
        Mutual funds                                      2,551,629         2,522,818
        FHLMC stock                                           7,786           890,352
        FNMA                                              1,513,308         1,515,000
        SLMA asset-backed note                            1,991,760         1,995,000
        CMO                                               9,067,848         9,012,677
        Mortgage-backed securities                       29,432,187        28,930,510
                                                    ---------------------------------
                                                    $    54,171,529        54,369,050
                                                    =================================

During the year ended June 30, 2000, $4,112,575 in investments were sold. No investments were sold during 1999.

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 2000


NOTE 4.        LOANS RECEIVABLE


Loans receivable are summarized as follows:
                                                                                 2000             1999
    First mortgage loans (principally conventional)
        Principal balances
           Secured by one-to-four family residences                      $    69,078,064        61,172,548
           Secured by other properties                                        15,854,366        15,751,265
           Construction loans                                                  4,195,389         3,560,949
        Loan participations purchased                                         14,641,330        12,564,791
        Share loans                                                            1,083,057         1,067,428
        Commercial loans                                                       6,993,272         4,460,488
        Consumer loans:
           Unsecured                                                             215,434           166,675
           Secured by vehicles                                                 2,280,122         1,611,060
           Home equity lines                                                   1,818,151         1,439,305
           Other consumer                                                        328,068           241,763
                                                                         ---------------------------------
                                                                             116,487,253       102,036,273
    Less
        Undisbursed portion of loans                                          (2,245,582)       (1,443,236)
        Loan participations sold                                              (3,307,063)       (2,938,085)
        Net deferred loan origination fees                                      (644,769)         (646,633)
        Allowance for loan losses                                               (512,570)         (443,479)
                                                                         ---------------------------------
Total loans receivable                                                   $   109,777,269        96,564,840
                                                                         =================================

Activity in the allowance for loan losses is summarized as follows:

    Balance at beginning of year                                         $       443,479           386,970
    Provision charged to income                                                  205,000           138,417
    Charge-offs, recoveries and other                                           (135,909)          (81,908)
                                                                         ---------------------------------
Balance at end of year                                                   $       512,570           443,479
                                                                         =================================

The Company has commitments to fund new loans as follows:

    Fixed rate                                                           $     1,228,000         2,625,000
    Variable rate                                                              3,999,000         2,544,000
    Commitments for new originations                                           4,778,000         1,443,000
                                                                         ---------------------------------
        Total                                                            $    10,005,000         6,612,000
                                                                         =================================

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 2000


NOTE 4. LOANS RECEIVABLE (CONTINUED)

Fixed rate commitments at June 30, 2000 and 1999 had interest rates that ranged from 6.625 percent to 10 percent. Total loans with fixed rates were $90,478,307 and $81,526,094 at June 30, 2000 and 1999, respectively. Total loans with variable rates were $19,811,532 and $15,038,746 at June 30, 2000 and 1999, respectively.

Non-accrual and renegotiated loans for which interest has been reduced totaled $719,443 and $218,822 at June 30, 2000 and 1999, respectively. Interest income that was foregone amounted to $49,667 and $19,614 at June 30, 2000 and 1999, respectively.

The weighted average rate for the loan portfolio was 8.23 percent and 8.59 percent at June 30, 2000 and 1999, respectively.

The Company establishes a specific allowance on impaired loans and disclosure of the Company's method of accounting for interest income on impaired loans. The Bank assesses all loans delinquent more than 90 days for impairment and such loans amounted to $719,443 at June 30, 2000. Average balances for loans delinquent more than 90 days totaled approximately $469,133 for the year ended June 30, 2000. These loans are all primarily collateral dependent and management has determined that the underlying collateral is in excess of the carrying amount. As a result, the Company has determined that specific allowances on these loans are not required.


NOTE 5.        ACCRUED INTEREST AND DIVIDENDS RECEIVABLE

Accrued interest and dividends receivable is summarized as follows:

                                                         2000          1999

    Loans receivable                               $    595,651       583,865
    Available-for-sale investment securities            195,874        98,821
    Available-for-sale mortgage-backed securities       235,962       178,803
    Dividends                                             4,001         -
    Time deposits                                         2,486         2,486
                                                   --------------------------
    Total accrued interest and dividends           $  1,033,974       863,975
                                                   ==========================

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 2000


NOTE 6. PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:


                                                              2000             1999

    Buildings                                         $       866,746           866,746
    Furniture, fixtures, and equipment                        819,261           747,891
    Land                                                      158,550           158,550
    Parking lot improvements                                    5,265             5,265
    Leasehold improvements                                    328,163           328,163
                                                      ---------------------------------
                                                            2,177,985         2,106,615
    Less allowance for depreciation                           881,937           701,999
                                                      ---------------------------------
    Total premises and equipment                      $     1,296,048         1,404,616
                                                      =================================


NOTE 7.        DEPOSITS

Deposits are summarized as follows:

                                    Weighted
                                     Average
                                     Rate at
                                     June 30,              June 30, 2000
                                      2000         -----------------------------
                                                       Amount          Percent

    Passbook savings accounts         2.02%        $ 5,266,817           6.59%
    Money market accounts             3.62           9,535,076          11.93
    Transaction and NOW accounts      1.44          12,409,069          15.52
                                                   -----------------------------
                                                    27,210,962          34.04
                                                   -----------------------------

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 2000


NOTE 7.        DEPOSITS (CONTINUED)


                                    Weighted
                                     Average
                                     Rate at
                                     June 30,                June 30, 2000
                                       2000           --------------------------
                                                           Amount      Percent

    Certificates of deposit:
        4.00%-6.00%                    5.25%          $    45,745,027   57.22%
        6.01%-7.00%                    6.37                 6,477,094    8.10
        7.01%-8.00%                    7.25                   514,862     .64
                                                      -----------------------

    Total certificates of deposit                          52,736,983   65.96
                                                      -----------------------
    Total deposits                                    $    79,947,945  100.00%
                                                      =======================

The  aggregate  amount  of jumbo  certificates  with a minimum  denomination  of
$100,000  was   $26,937,632   and   $24,073,858  at  June  30,  2000  and  1999,
respectively.

Certificates of deposit by remaining maturity are as follows:

                                                           2000         1999

    Less than one 1 year                               $40,196,681   33,785,319
    1 year to 2 years                                    6,684,750   12,114,701
    2 years to 3 years                                   2,513,204    2,111,722
    3 years to 4 years                                   1,629,692    1,051,522
    4 years to 5 years                                     834,528    1,239,062
    Thereafter                                             878,128    1,089,503
                                                       ------------------------
                                                       $52,736,983   51,391,829
                                                       ========================

Interest expense on deposits is summarized as follows:

    Certificates of deposit                            $ 2,703,535    2,689,004
    Money market accounts                                  310,119      332,892
    Passbook savings                                       101,551      107,072
    Transaction and NOW deposits                            90,075       98,802
                                                       ------------------------
                                                       $ 3,205,280    3,227,770
                                                       ========================

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 2000


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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios set forth in the table below. Management believes, as of June 30, 2000 that the Bank meets all capital adequacy requirements to which it is subject.

Current regulations require institutions to have a minimum regulatory tangible capital equal to 1.5 percent of total assets, a minimum 4 percent leverage capital ratio and an 8 percent risk-based capital ratio.

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 2000


NOTE 8.        REGULATORY MATTERS AND RESTRICTIONS ON RETAINED EARNINGS
               (CONTINUED)

The Bank at June 30, 2000, meets the regulatory tangible capital and core capital requirements and the risk-based capital requirement of 8 percent of total risk-adjusted assets.

The following is a reconciliation of the Bank's capital in accordance with generally accepted accounting principles (GAAP) to the three components of regulatory capital calculated under regulatory requirements at June 30, 2000:

                                                                                      June 30, 2000
                                                            -----------------------------------------------------------------
                                    Tangible Capital                  Core Capital                  Risk-Based Capital
                           -------------------------------  ------------------------------   --------------------------------
                                 Amount           Percent       Amount             Percent       Amount             Percent
   GAAP Capital            $    11,789,622            -%  $      11,789,622            -%   $     11,789,622            -%

   Disallowed servicing
   assets, disallowed
   deferred tax assets,
   and other disallowed
   assets                          (94,517)           -             (94,517)           -             (94,517)           -

   Accumulated losses
   (gains) on certain
   available-for-sale
   securities                     (149,378)           -            (149,378)           -            (149,378)           -

   Unrealized (gains)
   losses on available-
   for-sale securities                   -            -                   -            -             384,951            -

   Qualifying general
   loan loss allowance                   -            -                   -            -             512,570            -
                           ----------------------------------------------------------------------------------------------
   Regulatory capital
   computed                     11,545,727         6.53%         11,545,727         6.53%         12,443,248        12.99%

   Minimum capital
   requirement                   2,653,157         1.50%          7,075,084         4.00%          7,661,200         8.00%
                           ----------------------------------------------------------------------------------------------
   Regulatory capital
   excess                  $     8,892,570         5.03%  $       4,470,643         2.53%   $      4,782,048         4.99%
                           ============================================================== ===============================

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 2000


NOTE 9.        RELATED PARTY TRANSACTIONS

The Company has several loans receivable from related parties. The Company's policy is that all such loan transactions be on the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with others.

A summary of the activity for outstanding loans receivable to related parties is as follows:

                                                 2000              1999

    Balance, beginning of year               $   929,966           796,524
    New loans                                    573,626           306,358
    Repayments                                  (436,560)         (172,916)
                                             -----------------------------
    Balance, end of year                     $ 1,067,032           929,966
                                             =============================

The Company also has several deposits from related parties. Outstanding deposits from related parties at amounted to $2,538,000 and $2,528,284 at June 30, 2000 and 1999, respectively. The Company also expensed $150,303 and $149,785 for the years ended June 30, 2000 and 1999, respectively, for director's fees and compensation under the management stock bonus plan.

As described in Note 20, the Company leases a building located across the street from its office from a related party.


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

The Company maintains its cash balances with other financial institutions. The balances on deposit with other banks are insured by the Federal Deposit Insurance Corporation up to $100,000. The Company's uninsured cash balances totaled $1,587,621 and $1,949,737 at June 30, 2000 and 1999, respectively.

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 2000


NOTE 11.       INCOME TAXES

Income tax expense consists of:
                                                       2000              1999
Current
    Federal                                   $       557,533           558,211
    State                                             101,942           104,826
                                              ---------------------------------
                                                      659,475           663,037
                                              ---------------------------------
Deferred provision (benefit)
    Federal                                            (2,113)          (22,798)
    State                                                (135)           (1,094)
                                              ---------------------------------
                                                       (2,248)          (23,892)
                                              ---------------------------------
Total income tax expense                      $       657,227           639,145
                                              =================================

Deferred taxes consist of temporary differences arising from book tax differences in depreciation, recognition of loan origination fees, compensation costs, unrealized holding gains on available-for-sale securities, and allowance for loan losses.

The Company has recorded a valuation allowance against the net deferred tax receivable primarily relating to the receivable arising from the allowance for loan loss. The change in the valuation allowance in 2000 was an increase of $56,707. The change in the valuation allowance in 1999 was a decrease of $12,261.

The deferred tax liability is the result of the unrealized holding gains on available-for-sale securities. The deferred tax liability has been recorded as a reduction to the unrealized holding gain and reported as a separate component of equity.

The reconciliation of income tax attributable to continuing operations computed at the U.S. federal statutory rate to income tax expense is:


    Tax at statutory rate of 34 percent            $    753,792       528,829
    State income taxes, net of federal
        tax benefit                                     101,807        99,311
    Non-taxable interest, dividends and
        other-net                                      (198,372)       11,005
                                                   --------------------------
                                                   $    657,227       639,145
                                                   ==========================

    Effective tax rate                                       30%           39%

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 2000


NOTE 12.       FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Company is a party to twelve irrevocable letters of credit which total $286,650. The Bank's exposure to credit loss in the event of nonperformance by the other party to the letters of credit are represented by the contractual notional amount of the letters of credit. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

NOTE 13.       EMPLOYEE STOCK OWNERSHIP PLAN

In connection with the conversion, the Company adopted an Employee Stock Ownership Plan (ESOP) for the benefit of all of its full time employees. Contributions to the Plan are determined at the discretion of the Company and are limited to the maximum amount deductible for income tax purposes. Eligible employees include all full time employees with a minimum of one year of service as of any anniversary date of the Plan. The ESOP purchased 84,000 (as adjusted for a 50 percent stock dividend on March 12, 1998) common shares of the Company's stock issued in the conversion, which was funded by a $560,000 loan from the Company. Per Statement of Position 93-6, Employer's Accounting for Employee Stock Ownership Plans, the unpaid balance of the ESOP loan between the Company and the Bank has not been reported in the Consolidated Statement of Financial Position. Stockholders' equity has been reduced by the aggregate purchase price of the shares owned by the ESOP, net of the shares committed to be released. Contributions to the ESOP by the Company are made to fund the principal and interest payments on the debt of the ESOP. As of June 30, 2000, 28,541.3496 ESOP shares were released, and for the year ended June 30, 2000, $96,414 in contributions were made to the ESOP by the Company. As of June 30, 1999, 21,520.3394 ESOP shares were released and contributions of $101,461 were made to the Plan by the Company. The remaining unallocated ESOP shares at June 30, 2000 was 52,208.6504. The fair value of the remaining unallocated shares at June 30, 2000 is $725,700. Dividends on unallocated ESOP shares are recorded as additional contributions to the ESOP by the Company to prepay principal on the ESOP loan and release additional shares. Dividends on allocated shares are charged to retained earnings.

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 2000


NOTE 14.       STOCK PLANS

At June 30, 2000, the Company has three stock-based compensation plans, which are described below. The Company applies APB Opinion 25 and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its Stock Option Plan and Director's Stock Compensation Plan. The compensation cost that has been charged against income for the Management Stock Bonus Plan is discussed below. Had compensation cost for the Company's two stock option based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of FASB Statement 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                        2000             1999

    Net income (as reported)                       $ 1,559,806         1,015,547
      Pro forma                                      1,548,512           934,867

    Basic earnings per share (as reported)         $      1.70               .99
      Pro forma                                           1.69               .92

On January 5, 1996, the Board of Directors of the Company adopted a Stock Option Plan. Pursuant to the Plan, an amount of stock equal to 10 percent of the shares of common stock (142,313 shares as adjusted for the stock dividend) of the Corporation issued and outstanding is reserved for issuance by the Company upon exercise of stock options which may be granted to directors, officers, and other key employees from time to time. The Plan provides for both Incentive Stock Options and Non-Incentive Stock Options. The options vest at a rate of one-fifth of the award per year and have an exercise date of ten years from the date of grant. In connection with the adoption of the Plan, the Company has granted 58,925 incentive stock options and 42,693 non-incentive stock options to its directors, officers, and other key employees. The option price established for the shares upon exercise range from $9 1/4 per share to $16 per share depending on the grant date of the option. The weighted average remaining life of common stock options is 5.6 years.

During the year, 7,000 incentive stock options were granted and 3,525 incentive stock options were exercised. Remaining shares available to be granted in the future amount to 40,695. The fair value of each option grant for the above proforma disclosures is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted - average assumptions: dividends of $0.10 per quarter; expected volatility of 11 percent; risk-free interest rate of 6 percent; and expected lives of 6 and 5 years.

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 2000


NOTE 14.       STOCK PLANS (CONTINUED)

A summary of common stock options under the Stock Option Plan for the years ended June 30, 1999 and 2000 follows:

                                                        Weighted
                                                       Average         Options
                                      Options             Price      Exercisable

Balance, June 30, 1998               84,618             $10,138
     Granted                         10,000              13,625
     Exercised                       (4,275)              9,250
                                   -----------------------------
Balance, June 30, 1999               90,343              11,234         50,145
                                                                        ======
     Granted                          7,000              13,500
     Exercised                       (3,525)              9,250
                                   -----------------------------
Balance, June 30, 2000               93,818              11,477         66,244
                                   =============================        ======

The Company also adopted a Management Stock Bonus Plan on January 5, 1996. Sufficient funds were contributed to the Plan representing up to 4 percent of the aggregate number of shares issued in the conversion. Awards under the Plan are determined based on the position and responsibilities of the employees, the length and value of their services, and the compensation paid to employees. From January 5, 1996 to June 30, 1999, the Company made awards under the Plan (less forfeited shares) in the amount of 35,823 shares. During the year ended June 30, 2000, 3,000 additional shares were granted under this plan. The award price established for the shares upon exercise was $9 1/4 per share. At June 30, 2000 and 1999, 19,523 and 21,102 shares, including 1,421 shares earned under the plan but withheld from vesting to satisfy tax obligations of the recipients, respectively, remain to be awarded under the Plan in the future.

During the year, 3,000 shares were granted. Awards under the Plan are earned at the rate of one-fifth of the award per year as of the one-year anniversary of the effective date of the Plan. For the years ended June 30, 2000 and 1999, compensation cost in the amount of $65,810 and $61,185, respectively, have been recorded under the provisions of the Plan.

On March 22, 2000, the Board of Directors of the Company adopted a Director's Stock Compensation Plan. Pursuant to the Plan an amount of stock equal to 1 percent of the shares of common stock of the Corporation issued and outstanding is reserved for issuance by the Company upon exercise of stock options which are to be issued to Directors of the Company. The options vest upon date of grant and have an exercise date of ten years from date of grant. In connection with the adoption of the Plan, the Company has granted all 9,557 shares available under the Plan to its Directors. The option price established for the shares upon exercise is $13.50 per share.

During the 1997 fiscal year, the Company began a stock repurchase program. As of June 30, 2000 and 1999, the Company has repurchased 56,140 and 176,234 shares of its outstanding common stock for $760,531 and $2,509,912, respectively.

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 2000


NOTE 15.   FEDERAL HOME LOAN BANK ADVANCES

In October 1995, the Bank entered into an "Advances, Collateral Pledge and Security Agreement" (the Agreement) with the Federal Home Loan Bank (FHLB). The purpose of the Agreement is to allow the Bank to obtain extensions of credit from the FHLB to use in its operations. At June 30, 2000, the Bank has $82,935,066 in outstanding advances with the FHLB. The advances bear interest at a fixed rate and mature as follows:


                       Unpaid Principal    Interest
                         Balance             Rate        Maturity
                         -------             ----        --------
                           $  564,739         5.64%      February 3, 2000
                            3,000,000         6.61%      July 3, 2000
                           10,000,000         6.68%      July 3, 2000
                            7,700,000         6.67%      July 5, 2000
                            2,000,000         6.68%      July 5, 2000
                            4,000,000         6.68%      July 6, 2000
                            4,850,000         6.68%      July 6, 2000
                               99,000         4.78%      July 10, 2000
                           12,450,000         6.69%      July 10, 2000
                           10,000,000         6.69%      July 11, 2000
                               99,000         4.78%      September 4, 2000
                              526,741         5.86%      September 11, 2000
                              562,181         5.86%      September 11, 2000
                            2,150,000         6.42%      December 22, 2000
                            1,000,000         5.88%      June 18, 2001
                            4,250,000         4.77%      October 2, 2001
                               99,000         4.55%      October 2, 2001
                               99,000         4.65%      October 2, 2001
                            1,000,000         6.04%      June 18, 2002
                            5,000,000         6.29%      October 2, 2002
                              650,000         5.78%      December 15, 2002
                              500,000         6.20%      June 18, 2003
                            5,000,000         5.73%      July 1, 2003
                               99,000         4.91%      September 3, 2003
                               99,000         4.72%      October 2, 2003
                            1,000,000         6.29%      June 18, 2004
                              875,000         6.60%      October 1, 2004
                              212,585         5.54%      February 1, 2005
                              547,944         5.52%      May 2, 2005
                              500,000         6.42%      June 18, 2006
                            2,000,000         6.97%      December 2, 2009
                              825,000         5.86%      December 7, 2009
                              570,000         6.84%      December 10, 2009
                              606,876         5.79%      February 1, 2018
                  --------------------
                         $ 82,935,066
                  ====================

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 2000


NOTE 15.       FEDERAL HOME LOAN BANK ADVANCES (CONTINUED)

Several of the advances due in July were subsequently refinanced after year-end. The advances are secured by the Bank's investment in FHLB stock of $4,321,100 and investment and mortgage-backed securities in the amount of $19,078,236. In addition, the advances are secured under a "blanket credit facility" whereby all of the Bank's 1-4 family and commercial real estate loans are also collateral under the advance agreement.

NOTE 16.       FAIR VALUE OF FINANCIAL INSTRUMENTS

The estimated fair values of the Company's financial instruments were as follows:

                                                                    June 30, 2000
                                                         ----------------------------------
                                                             Carrying            Fair
                                                               Value             Value
    Financial Assets:
        Cash and due from banks                          $     2,875,537         2,875,537
        Interest-bearing deposits with banks                   1,215,428         1,215,428
        Available-for-sale-investment securities              25,438,540        25,438,540
        Hold-to-maturity investment securities                 1,681,310         1,671,439
        Available-for-sale mortgage-backed securities         28,930,510        28,930,510
        Loans receivable, net                                109,777,269       110,495,103
        Accrued interest receivable                            1,033,974         1,033,974

    Financial Liabilities:
        Transaction deposits                                  12,409,069        12,409,069
        Savings and now deposits                              14,801,893        14,801,893
        Time deposits                                         52,736,983        52,736,983
        Accrued interest payable                                 288,350           288,350
        Advances from the FHLB                                82,935,066        82,935,066
        Repurchase agreements                                    230,839           230,839

    Off-Balance-Sheet Liabilities:
        Commitments to extend credit                          10,005,000        10,005,000



GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 2000


NOTE 17.       EARNINGS PER SHARE

Basic earnings per share are computed by dividing earnings available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflect per share amounts that would have resulted if dilutive potential common stock had been converted to common stock. The following reconciles amounts reported in the financial statements:

                                                                    For the Year Ended June 30, 2000
                                                              ---------------------------------------------
                                                                     Income           Shares     Per-share
                                                                   (Numerator)     (Denominator)  Amount
    Income available to common stockholders -
        basic earnings per share                              $     1,559,806          915,139   $  1.70
                                                                                                 =======
    Effect of dilutive securities:
        Options                                                             -           19,460
                                                              --------------------------------

    Income available to common stockholders -
        diluted earnings per share                            $     1,559,806          934,599   $  1.67
                                                              ==========================================

                                                                    For the Year Ended June 30, 1999
                                                              --------------------------------------------
                                                                     Income           Shares     Per-share
                                                                   (Numerator)     (Denominator)  Amount
    Income available to common stockholders -
        basic earnings per share                               $     1,015,547        1,020,932   $   0.99
                                                                                                  ========
    Effect of dilutive securities:
        Options                                                              -           25,626
                                                               --------------------------------
    Income available to common stockholders -
        diluted earnings per share                             $     1,015,547        1,046,558   $   0.97
                                                               ===========================================

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 2000


NOTE 18.       LEASES

The Company is obligated under a lease agreement entered into on December 30, 1997, with a related party (see Note 9) for the building across the street from its offices. For both years ended June 30, 2000 and 1999, rental expense was $30,000.

The following is a schedule of non-cancelable future minimum lease payments required under the operating lease:

        Years Ending June 30,                      Amount

              2001                        $        30,000
              2002                                 30,000
              2003                                 30,000
              2004                                 30,000
           Thereafter                              75,000

The  lease  expires  December  31,  2007.  The  Company  has  an  option,   upon
notification of the lessor by August 1, 2007, to purchase the building for $275,000 or to extend the lease for an additional 10 years.

Effective January 1, 2003, and each year thereafter during the term of the lease or any renewals, there is a cost of living adjustment. In no event will the rent be less than $30,000 a year. The above schedule does not contain any cost of living increases.


NOTE 19.       NEW ACCOUNTING STANDARD

During the year ended June 30, 2000, the following Statement of Financial Accounting Standard "SFAS" became effective but is not currently applicable to the Company:

SFAS No. 137,  Accounting for Derivative  Instruments  and Hedging  Activities -
     Deferral of the Effective Date of FASB No. 133 - an amendment of FASB Statement 133. This statement delays the effective application date of SFAS No.133 from fiscal years beginning after June 15, 1999 to fiscal years beginning after June 15, 2000.