Form 10KSB40, Exhibit 13
period 2001-06-30
GFSB BANCORP INC
filed 2001-09-27
CIK 942129

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

The Bank is a federally chartered stock savings bank headquartered in Gallup, New Mexico. The Bank was founded in 1934. Its deposits are federally insured by the Savings Association Insurance Fund, administered by the Federal Deposit Insurance Corporation, and the Bank is a member of the Federal Home Loan Bank System. The Bank is a community oriented, full service retail savings institution offering primarily traditional mortgage loan products. It is the Bank's intent to remain an independent community savings bank serving the local banking needs of its community.

The Bank attracts deposits from the general public and uses such deposits primarily to invest in residential lending on owner occupied properties. The Bank also makes consumer, commercial real estate, commercial, construction, and multi-family loans.

Stock Market Information

     Since its issuance on June 29, 1995, the Company's common stock has been traded on the NASDAQ Smallcap Market. The following table reflects the stock prices as published by the NASDAQ Small-Cap Market for the most recent two fiscal years. The quotations reflect inter-dealer prices, without retail mark-up, markdown, or commission, and may not represent actual transactions. The table reflects a 25 percent stock dividend paid to all shareholders of record as of December 15, 2000. The stock dividend was declared on October 31, 2000.


                                                                    Dividends
         Quarter Ended                   High            Low         Declared
         -------------                   ----            ---         --------
         September 30, 1999             10.700         10.400          .06
         December 31, 1999              11.800         10.800          .08
         March 31, 2000                 10.800         10.600          .08
         June 30, 2000                  11.300         10.900          .08
         September 30, 2000             11.700         11.300          .08
         December 31, 2000              10.875         10.625          .08
         March 31, 2001                 11.750         11.375          .09
         June 30, 2001                  12.600         12.250          .09

GFSB Bancorp, Inc.
Corporate Profile (continued)

The number of stockholders of record of common stock as of the record date September 14, 2001 ("Record Date"), was approximately 213. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. As of the Record Date, there were 1,150,106 shares outstanding.

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



                The balance of this page intentionally left blank

GFSB BANCORP, INC.
SELECTED FINANCIAL AND OTHER  DATA
Financial Condition (Dollars in Thousands)

At June 30,                                         2001       2000       1999

Total assets                                      $197,151   $176,786   $150,754
Cash and cash equivalents                            4,262      4,091      5,147
Loans receivable, net                              130,431    109,777     96,565
Available for sale mortgage-backed securities       32,377     28,931     31,712
Available for sale investment securities            21,804     25,439     10,296
Hold to maturity investment securities               1,946      1,681      1,677
Stock of Federal Home Loan Bank                      3,649      4,207      2,815
Deposits                                           106,660     79,948     81,229
Advances from the Federal Home Loan Bank            72,106     82,935     55,541
Retained earnings (substantially restricted)        11,238      9,975      8,759


Summary of Operations
(Dollars in Thousands)

Year ended June 30,

Interest income                                   $ 14,437   $ 11,989   $  9,651
Interest expense                                     9,033      7,118      5,599
                                                  --------   --------   --------
        Net interest income                          5,404      4,871      4,052
Provision for loan losses                              345        205        138
                                                  --------   --------   --------

        Net interest income after provision for
        loan losses                                  5,059      4,666      3,913
Non-interest income:
        Income from real estate operations              16          5          -
        Other                                          402        245        243
                                                  --------   --------   --------
             Total non-interest income                 418        250        243
                                                  --------   --------   --------
Non-interest expense:
        Compensation and benefits                    1,727      1,507      1,363
        Professional fees                               82         86         66
        Occupancy                                      352        336        283
        Advertising                                     77         70         71
        Data processing                                266        200        202
        Insurance and SAIF premiums                     50         64         65
        Other and stock subscription services          506        436        451
                                                  --------   --------   --------
             Total non-interest expense              3,060      2,699      2,501
                                                  --------   --------   --------
Earnings before income taxes                         2,417      2,217      1,655
Income tax expense                                     757        657        639
                                                  --------   --------   --------
Net earnings                                      $  1,660   $  1,560   $  1,016
                                                  ========   ========   ========

Basic net earnings per share                          1.50       1.36        .79
                                                  ========   ========   ========
Dilutive net earnings per share                       1.46       1.34        .78
                                                  ========   ========   ========

GFSB BANCORP, INC.
SELECTED FINANCIAL AND OTHER DATA (CONTINUED)

Selected Operating Ratios

Year ended June 30,                                  2001      2000       1999

Performance ratios:
  Return on average assets (net income
      divided by average total assets)                 .89%     0.96%      0.75%
  Return on average equity (net income
     divided by average equity)                      11.90     12.58       7.76
   Average interest earning assets to average
      interest-bearing liabilities                    1.11X     1.10X      1.13X

  Net interest income after provision for
      loan losses, to total other expenses          176.59%   172.89%    156.46%
  Net interest rate spread                            2.44%     2.62%      2.53%
   Net yield on average interest-earnings
      assets                                          2.98%     3.10%      3.11%

Equity ratios:
  Average equity to average assets
      (average equity divided by average total
      assets)                                         7.44       7.62      9.70
   Equity to assets at period end                     7.60       7.18      8.25
Assets quality ratios:
    Non-performing loans to total assets               .31        .41       .15
    Non-performing loans to net loans                  .47        .66       .23
        Allowance for loan losses, REO and other
          repossessed assets to non-performing
          assets                                    136.78      76.53    271.43
        Allowance for loan losses to total loans,
          net
                                                       .63        .47       .46
Dividend payout ratio                                23.80      23.60     31.90

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words "believes", "anticipates", "contemplates", "expects", and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in interest rates, risks associated with the ability to control costs, expenses, and general economic conditions. We undertake no obligation to publicly release the results of any revisions to those forward looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Overview

GFSB Bancorp, Inc. ("GFSB Bancorp") is a bank holding company headquartered in Gallup. New Mexico, which provides a full range of deposits and traditional mortgage loan products through its wholly owned banking subsidiary, Gallup Federal Savings Bank. All references refer collectively to the Company and the Bank, unless the context indicates otherwise.

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

Senior management of the Company reviews loan and deposit pricing and production volumes, interest rate risk analysis, liquidity and borrowing needs, and a variety of other asset and liability management topics on a weekly basis. The Company's Investment Committee meets on a monthly basis to review these same items. On behalf of the Investment Committee, the Chairman reports to the Board of Directors.

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

o maintain interest-bearing deposits, federal funds and U.S. government securities with short to intermediate terms to maturities; and

o maintain an investment portfolio that provides a stable cash flow, thereby providing investable funds in varying interest rate cycles.

The Company has made a significant effort to maintain its level of lower cost deposits as a method of enhancing profitability. At June 30, 2001, the Company had approximately $ 30 million, or 28%, of its deposits in low-cost savings, checking and money market accounts. These deposits have traditionally remained relatively stable and are expected to be only moderately affected in a period of rising interest rates. This stability has enabled the Company to offset the impact of rising rates in other deposit accounts.

Net Portfolio Value

Exposure to interest rate risk is actively monitored by management. The Company's objective is to maintain a consistent level of profitability within acceptable risk tolerances across a broad range of potential interest rate environments. The Bank uses the OTS Net Portfolio Value ("NPV") Model to monitor its exposure to interest rate risk, which calculates changes in net portfolio value. The NPV model, in addition to management's suggestions, are reviewed by the Investment Committee and reported to the Board of Directors quarterly.

The Bank computes amounts by which the net present value of cash flow from assets, liabilities and off balance sheet items ("net portfolio value" or "NPV") would change in the event of a range of assumed changes in market interest rates. Based upon OTS assumptions, the following table presents the Bank's percentage change in NPV, assuming an immediate change in interest rates of plus or minus 300 basis points from the level at June 30, 2001.

                   Change in
                   Interest rates
                   In basis points        NPV
                    ("BP")                Ratio (2)       Change (3)
                   --------------         ---------       ----------
                   +300  bp                 5.02%         -315  bp
                   +200  bp (1)             6.16%         -201  bp
                   +100  bp                 7.27%          -90  bp
                         0  bp              8.17%
                   -100  bp                 8.63%           47  bp
                   -200  bp                 8.76%           59  bp
                   -300  bp                 8.91%           74  bp

(1)      Denotes the rate shock used to compute the NPV capital ratios.
(2)      Calculated as the estimated NPV divided by present value of assets.
(3) Calculated as the excess (deficiency) of the NPV ratio assuming the indicated change in interest rates over the estimated NPV ratio assuming no change in interest rates.

These calculations indicate that the Bank's NPV could be adversely affected by increases in interest rates but could be favorably affected by decreases in interest rates. In addition, the Bank could be deemed to have more than a normal level of interest rate risk under applicable regulatory capital requirements if interest market rates increase.

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


                The balance of this page intentionally left blank

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

                                          Year ended June 30, 2001                       Year ended June 30, 2000
                                    -------------------------------------        --------------------------------------
                                    Average                     Average          Average                      Average
                                    Balance      Interest      Yield/Cost        Balance       Interest      Yield/Cost
                                    -------      --------      ----------        -------       --------      ----------
                                         (Dollars in Thousands)                         (Dollars in Thousands)
Interest-earning assets:
Loans receivable (1)               $121,237       $10,544           8.70%       $103,252        $ 8,660           8.39%
Investment securities and
  mortgage-backed securities         55,007         3,584           6.52%         49,270          3,001           6.09%
  Other interest-earning
    assets (2)                        5,356           309           5.77%          4,739            328           6.92%
                                   --------       -------                       --------         ------         ------

Total interest-earning assets       181,600        14,437           7.95%        157,261         11,989           7.62%
Non-interest-earning assets           5,839                                        5,337
                                   --------                                     --------

Total assets                       $187,439                                     $162,598

Interest-bearing liabilities:
  Transaction accounts               $6,506            94           1.45%       $  5,975        $    90           1.51%
  Passbook savings                    4,868            91           1.87%          5,018            102           2.03%
  Money market accounts               9,583           322           3.36%         10,304            310           3.01%
  Certificates of deposit            61,546         3,587           5.83%         52,660          2,703           5.13%
  Other liabilities (3)              81,488         4,939           6.06%         68,442          3,912           5.72%
                                   --------       -------                       --------        -------
Total interest-bearing
   liabilities                      163,991         9,033           5.51%        142,399          7,117            5.0%
Non-interest bearing
   liabilities                        9,502                                        7,801
                                   --------                                     --------

Total liabilities                   173,493                                      150,200

Stockholders' equity                 13,946                                       12,398
                                   --------                                     --------

Total liabilities and
  stockholders' equity             $187,439                                     $162,598

Net interest income                                $5,404                                       $ 4,872
Interest rate spread (4)                                            2.44%                                         2.62%
Net yield on interest-
  earning  assets (5)                                               2.98%                                         3.10%
Ratio of average interest-
  earning assets to average
  interest-bearing liabilities                                      1.11X                                         1.10X


(1)  Average balances include non-accrual loans.
(2)  Includes interest-bearing deposits in other financial institutions.
(3)  Other liabilities include FHLB advances and repurchase agreements.
(4)  Interest-rate spread represents the difference between the average yield on
     interest-earning   assets  and  the   average   cost  of   interest-bearing
     liabilities.
(5) Net yield on interest - earning assets represents net interest income as a percentage of average interest-earning assets.

Rate/Volume Analysis

The table below sets forth certain information regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in average volume multiplied by old rate); (ii) changes in rates
(changes in rate multiplied by old average volume); (iii) changes in rate (volume changes in rate multiplied by the change in average volume). The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

                                               Year ended June 30,
                                                   2001 vs. 2000
                                                 Increase (Decrease)
                                                        Due to
                                       ----------------------------------------
                                                             Rate/
                                        Volume     Rate      Volume       Net
                                        ------     ----      ------     -----
                                                (Dollars in Thousands)
Interest income:
  Loans receivable                     $ 1,509    $   320    $    55    $ 1,884
  Mortgage-backed securities and
     Investment securities                 349        212         22        583
  Other interest-earning  assets            43        (54)        (8)       (19)
                                       -------    -------    -------    -------
     Total interest-earning assets       1,901        478         69      2,448

Interest expense:
  Transaction Accounts                       8         (4)         -          4
  Savings accounts                          (3)        (8)         -        (11)
  Money markets                            (21)        36         (3)        12
  Certificates of deposit                  456        369         59        884
  Other liabilities                        746        231         50      1,027
                                       -------    -------    -------    -------
   Total interest-bearing liabilities    1,186        624        106      1,916
                                       -------    -------    -------    -------

Net change in interest income          $   715    $  (146)   $   (37)   $   532
                                       =======    =======    =======    =======

Financial Condition

General. The Company's total assets increased $20.4 million, or 11.5 percent, to $197.2 million from $176.8 million at June 30, 2000. This increase was primarily the result of a $20.6 million increase in the Company's net loan portfolio.

Loans receivable, net increased $20.6 million to $130.4 million at June 30, 2001 from $109.8 million at June 30, 2000. Of such increase in loans receivable, net for the year ended June 30, 2001, one-to-four family residences increased approximately $6.8 million, construction loans increased approximately $4.3 million, and commercial business loans increased approximately $11.0 million. The increase in loans receivable, net are primarily attributable to the hiring of a new senior lending officer in May 2000 and management efforts to increase lending activity.

At June 30, 2001, total liabilities increased $18.1 million to $182.1 million from $164.1 million at June 30, 2000. The increase in total liabilities at June 30, 2001 was primarily attributable to an increase in deposits of $26.7 million, an increase in repurchase agreements of $1.1 million, offset by a decrease in advances from the Federal Home Loan Bank ("FHLB") of $10.8 million. Funds from the growth in deposits and repurchase agreements were used to pay down FHLB advances.

The increase in deposits was primarily the result in of growth in the Company's volume of jumbo certificates of deposits (public, brokered and private) and transaction and NOW accounts. At June 30, 2001, certificates of deposits increased $24.0 million to $76.7 million from $52.7 million at June 30, 2000. Transactions and NOW accounts increased $3.1 million to $15.5 million at June 30, 2001 from $12.4 million at June 30, 2000.

The Company offers its corporate customers an investment product fashioned in the form of a repurchase agreement. Under the terms of the agreement, deposits in designated demand accounts of the customers are put in an investment vehicle which is used daily to purchase an interest in designated U.S. Government or Agencies' securities. The Company in turn agrees to repurchase these investments on a daily basis and pay the customer the daily interest earned based on the current market rate. At June 30, 2001, repurchase agreements totaled $1.3 million

Total stockholders' equity at June 30, 2001 increased $2.3 million to $15.0 million from $12.7 million at June 30, 2000. The increases to stockholders' equity reflects net income of $1.7 million for the year ended June 30, 2001 and a $1.1 million increase in accumulated other comprehensive earnings. The increase in accumulated other comprehensive earnings at June 30, 2001 primarily reflects market gains on the Company's available for sale investment securities.

Comparison of Operating Results for Years Ended June 30, 2001 and 2000

General. Net earnings increased $100,000 or 6.4 percent for the year ended June 30, 2001 from the year ended June 30, 2000. This increase was primarily the result of an increase in net interest earnings of $533,000, and an increase in non-interest earnings of $168,000 offset by an increase in non-interest expense of $361,000, an increase in provision for loan losses of $140,000 and an increase in provision for income tax expense of $100,000.

Interest Earnings. Total interest earnings increased $2.4 million or 20.4 percent from $12 million for the year ended June 30, 2000 to $14.4 million for the year ended June 30, 2001. The increase is primarily due to an increase in the Company's lending activities. Details are contained in the Average Balance Sheet on page 9 and the Rate/Volume Analysis on page 10.

Interest Expense. Total interest expense increased $1.9 million or 26.9 percent from $7.1 million for the year ended June 30, 2000 to $9 million for the year ended June 30, 2001. This increase was primarily due to an increase of $1 million of interest incurred on increased Federal Home Loan Bank advances and an increase of $.9 million of interest incurred on deposits. Details are contained in the Average Balance Sheet on page 9 and the Rate/Volume Analysis on page 10.

Provision for Losses on Loans. The Company maintains an allowance for loan losses based upon management's periodic evaluation of known and inherent risks in the loan portfolio, past loss experience, adverse situations that may affect the borrowers' ability to repay loans, estimated value of the underlying collateral, and current and expected market conditions. The provision for loan losses was $345,000 and $205,000 for the years ended June 30, 2001 and 2000, respectively. The increase in the provision for loan losses for the year ended June 30, 2001 was the result of the growth in the construction and commercial business loans portfolios of approximately $15.3 million. Such loans tend to have greater credit risk than residential real estate loans. While the Company maintains its allowance for losses at a level which it considers to be adequate, there can be no assurance that further additions will not be made to the loss allowances and that such losses will not exceed the estimated amounts. Recent substantial increases in the loan portfolio of the Company may result in an increase of provisions for losses on loans.

Non-Interest Earnings. The non-interest income increase of $168,000 for the year ended June 30, 2001 is primarily due to an increase of $37,000 in miscellaneous income, an increase of $90,000 in net gains from the sale of available-for-sale loans and securities, and an increase of $46,000 in service charge fees, partially offset by a $5,000 decrease in real estate operations. The increase in miscellaneous income is primarily due to an increase in gains on the sale of other real estate owned of $8,000, an increase in commission fees collected from credit card merchant sales of $19,000, a gain on the sale of equipment of $2,000, $6,000 from a wining raffle ticket, which the Company subsequently donated to several local charities, and a net increase in various other miscellaneous income accounts of $2,000. Gains from the sale of available-for-sale loans increased $8,000 and net gains from the sale of available-for-sale securities increased $82,000, representing a $66,000 net loss in the fiscal year ended June 30, 2000 compared to a $16,000 net gain for the fiscal year ended June 30, 2001.

Non-Interest Expense. Total non-interest expense increased $361,000 from $2,699,000 for the year ended June 30, 2000 to $3,060,000 for the year ended June 30, 2001. The most significant changes in non-interest expense for the year ended June 30, 2001 were the following increases: $220,000 in compensation and benefits, $66,000 in data processing, $16,000 in occupancy expense and $58,000 in non-interest expenses, which were offset by a $7,800 net decrease in FDIC insurance assessments. The increase in compensation and benefits primarily reflects a $259,000 increase in general salaries and benefits due to the hiring of additional staff, merit increases, and general increases in benefit costs. Additionally, compensation and benefits expenses were offset by decreased expenses of $11,900 related to the 1996 management stock compensation plan and $41,000 in state gross receipt tax. Participants of the 1996 awards from the stock compensation plan became fully vested on January 5, 2001. During the quarter ended March 31, 2000, the Company paid to the state $41,000 in gross receipts tax for director's fees. The increase in data processing expense increased primarily due to an increase in service bureau and computer expense of $53,000 resulting from the service bureau conversion during fourth quarter 2001. Occupancy expense increased primarily due to increased automated teller machine maintenance expense. Other non-interest expense increased primarily due to a $26,000 increase in telephone expense related to the upgrade in telephone services and a $21,000 increase in cash and other operating shortages. Effective January 2000, FDIC assessments were lowered which were offset by a $6,500 increase in supervisory exam fees.

Income Tax Expense. Income tax expense increased $100,000 or 15 percent from $657,000 for the year ended June 30, 2000 to $757,000 for the year ended June 30, 2001. This increase was primarily attributable to the increase in pre-tax earnings of $200,000. Deferred tax liabilities increased by $586,000 due to the impact of other comprehensive earnings.

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

The Bank's most liquid assets are cash and cash equivalents, which include investments in highly liquid short-term investments. The level of these assets is dependent on the Company's operating, financing, and investing activities during any given period. At June 30, 2001, cash and cash equivalents totaled $4.3 million. The Bank has an additional source of liquidity if a need for additional funds should arise, that being FHLB of Dallas advances. The Bank also has the ability to borrow against mortgage-backed and other securities. At June 30, 2001, the Bank had outstanding borrowings from the FHLB of Dallas of $72.1 million. Some of these outstanding borrowings were used to purchase additional investment securities and mortgage loan participations as a means of enhancing earnings.

The primary investment activity of the Bank is the origination of loans; primarily mortgage loans. During the year ended June 30, 2000, the Bank originated $59.6 million in total loans (including loan participations purchased), of which $30 million were mortgage loans. Another investment activity of the Bank is the investment of funds in U.S. Government agency securities, mortgage-backed securities, collateralized mortgage obligations, federal funds, readily marketable equity securities, municipal general obligation revenue bonds, and FHLB of Dallas overnight funds. During periods when the Bank's loan demand is limited, the Bank may purchase short-term investment securities to obtain a higher yield than otherwise available.

The Company's cash flows are comprised of three primary classifications: cash flows from operating activities, investing activities and financing activities. Cash flows from operating activities, consisting principally of net earnings, provision for loan losses, amortization of investment and mortgage backed securities premiums and discounts, stock based compensation costs and income taxes less disbursements of interest and dividends, and loan origination fees, were $2.1 and $1 million for the years ended June 30, 2001 and 2000, respectively. Net cash used for investing activities consisting primarily of disbursement of loan originations and investment and mortgage-backed security purchases, offset by principal collections on loans and proceeds from the maturities of investment securities and mortgage-backed securities, were $18.4 million and $27.3 million for the years ended June 30, 2001 and 2000, respectively. Net cash provided from financing activities consisting primarily of net activity in deposit and escrow accounts and the proceeds received from FHLB advances, were $16.5 million and $25.3 million for the years ended June 30, 2001 and 2000, respectively.

The Bank anticipates that it will have sufficient funds available to meet its current commitments. As of June 30, 2001, the Bank had commitments to fund loans of $8 million. Certificates of deposit scheduled to mature in one year or less totaled $21.3 million. Based on historical withdrawals and outflows, and on internal monthly deposit reports monitored by management, management believes that a majority of deposits will remain with the Bank. As a result, no adverse liquidity effects are expected.

On September 5, 2001, the Company entered into a Purchase Agreement to acquire real estate and a building in San Juan County, New Mexico for the purpose of opening a branch office of Gallup Federal Savings Bank. The Bank anticipates opening a branch facility during the third quarter of fiscal 2002, subject to necessary banking regulatory approval. The Company will pay approximately $900,000 for real estate and related building and expects to spend approximately $200,000 for remodeling and equipment. Management believes the purchase will not have a negative impact on the liquidity of the Company.

At June 30, 2001, the Bank exceeded each of the three OTS capital requirements on a fully phased in basis. See Note 8 to the Consolidated Financial Statements.

[LOGO]  NEFF & RICCI
        ----------------
                     LLP





                          Independent Auditors' Report


Board of Directors
GFSB Bancorp, Inc.
Gallup, New Mexico


We have audited the accompanying consolidated statements of financial condition of GFSB Bancorp, Inc. (a Delaware corporation) and Subsidiary as of June 30, 2001 and 2000, and the related consolidated statements of earnings and comprehensive earnings, changes in stockholders' equity, and cash flows for the years ended June 30, 2001 and 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GFSB Bancorp, Inc. and Subsidiary as of June 30, 2001 and 2000, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.


/s/ NEFF & RICCI LLP

Albuquerque, New Mexico
July 26, 2001


McGLADREY NETWORK                                        CONSULTANTS & CERTIFIED PUBLIC ACCOUNTANTS
-----------------                                6100 Uptown Blvd. NE - Suite 400 - Albuquerque, NM 87110
An Independently Owned Member                 (505) 830-6200 - Fax (505) 830-6282 - e-mail: info@neffcpa.com
Worldwide Services Through RSM International

GFSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
June 30, 2001



ASSETS

                                                            2001           2000

Cash and due from banks                                $  3,216,000      2,875,537
Interest-bearing deposits with banks                      1,046,254      1,215,428
Available-for-sale investment securities                 21,804,107     25,438,540
Available-for-sale mortgage-backed securities            32,376,812     28,930,510
Hold-to-maturity investment securities                    1,945,720      1,681,310
Stock of Federal Home Loan Bank, at cost, restricted      3,649,000      4,206,900
Loans receivable, net, substantially pledged            130,430,937    109,777,269
Accrued interest and dividends receivable                 1,185,400      1,033,974
Premises and equipment                                    1,323,770      1,296,048
Prepaid and other assets                                     74,624        235,883
Deferred tax asset                                           98,006         94,517
                                                       ---------------------------

           Total assets                                $197,150,630    176,785,916
                                                       ===========================

See Notes to Financial Statements.


LIABILITIES AND STOCKHOLDERS' EQUITY
                                                                         2001             2000

     Transaction and NOW accounts                                  $  15,462,712       12,409,069
     Savings deposits                                                 14,521,879       14,801,893
     Time deposits                                                    76,675,576       52,736,983
     Advances from the Federal Home Loan Bank                         72,105,997       82,935,066
     Repurchase agreements                                             1,324,335          230,839
     Accrued interest payable                                            473,446          288,350
     Advances from borrowers for taxes and insurance                     440,048          305,909
     Accounts payable and accrued liabilities                            219,855          236,070
     Deferred income taxes                                               653,197           67,157
     Dividends declared and payable                                       98,453           88,875
     Income taxes payable                                                195,854                -
                                                                   ------------------------------

               Total liabilities                                     182,171,352      164,100,211
                                                                   ------------------------------
Commitments and Contingencies                                                  -                -

Stockholders' Equity
     Common stock, $.10 par value, 1,500,000 shares authorized;
        1,150,106 shares in 2001 and 940,958 shares in 2000
        issued and outstanding                                           115,011           94,096
     Preferred stock, $.10 par value, 500,000 shares authorized;
        no shares issued or outstanding                                        -                -
     Additional paid-in capital                                        2,630,860        2,810,626
     Unearned ESOP stock                                                (272,480)        (323,911)
     Retained earnings, substantially restricted                      11,237,917        9,974,531
     Accumulated other comprehensive earnings                          1,267,970          130,363
                                                                   ------------------------------
               Total stockholders' equity                             14,979,278       12,685,705
                                                                   ------------------------------

              Total liabilities and stockholders' equity           $ 197,150,630      176,785,916
                                                                   ==============================

GFSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
AND COMPREHENSIVE EARNINGS
Years Ended June 30, 2001 and 2000

                                                             2001            2000
Interest Earnings
     Loans receivable
         Mortgage loans                                 $  8,360,060       7,414,091
         Commercial loans                                  1,229,761         480,810
         Share and consumer loans                            612,717         465,581
         Service fee income                                  341,680         299,942
     Investment and mortgage-backed securities             3,583,835       3,000,669
     Other interest-earning assets                           308,906         327,597
                                                        ---------------------------
                Total interest earnings                   14,436,959      11,988,690
                                                        ----------------------------
Interest Expense
     Deposits                                              4,093,573       3,205,280
     Advances from Federal Home Loan Bank                  4,873,600       3,905,867
     Repurchase Agreements                                    65,610           6,345
                                                        ----------------------------
                Total interest expense                     9,032,783       7,117,492
                                                        ----------------------------

                Net interest earnings                      5,404,176       4,871,198

Provision for Loan Losses                                    345,000         205,000
                                                        ----------------------------
                Net interest earnings after provision
                   for loan losses                         5,059,176       4,666,198
                                                        ----------------------------
Non-Interest Earnings
     Service charge income                                   297,565         251,243
     Miscellaneous income                                     68,999          36,540
     Gain from sales of loans                                 35,664          28,070
     Gain on sale of available-for-sale securities            16,297           4,539
     Loss on sale of available-for-sale securities              (335)        (70,552)
                                                        ----------------------------
                Total non-interest earnings                  418,190         249,840
                                                        ----------------------------
Non-Interest Expense
     Compensation and benefits                             1,726,948       1,506,693
     Insurance                                                50,044          64,278
     Stationery, printing, and office supplies                75,683          78,483
     ATM expense                                              47,859          48,200
     Supervisory exam fees                                    46,211          39,751
     Postage                                                  42,234          37,618

See Notes to Financial Statements.

GFSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
AND COMPREHENSIVE EARNINGS - CONTINUED
Years Ended June 30, 2001 and 2000

                                                                    2001           2000
Non-Interest Expense - Continued
     Other                                                      $   277,534        219,185
     Occupancy                                                      351,786        335,564
     Data processing                                                266,409        200,165
     Professional fees                                               82,353         86,158
     Advertising                                                     76,543         70,287
     Stock services                                                  16,680         12,623
                                                                --------------------------
                Total non-interest expense                        3,060,284      2,699,005
                                                                --------------------------

Earnings before Income Taxes                                      2,417,082      2,217,033
                                                                --------------------------
Income Tax Expense
     Currently payable                                              760,355        659,475
     Deferred benefit                                                (3,488)        (2,248)
                                                                --------------------------
                Total income tax expense                            756,867        657,227
                                                                --------------------------
                Net earnings                                      1,660,215      1,559,806

Other Comprehensive Earnings
     Unrealized investment gains (losses), net of tax of
         $586,040 in 2001 and $(198,160) in 2000                  1,137,607       (384,662)
                                                                --------------------------
                Net comprehensive earnings                      $ 2,797,822      1,175,144
                                                                ==========================


Basic Net Earnings per Share                                           1.50           1.36

Dilutive Net Earnings per Share                                        1.46           1.34

Weighted average number of common shares outstanding-basic        1,107,243      1,143,924

Weighted average number of common shares outstanding-dilutive     1,139,951      1,168,249


See Notes to Financial Statements.

GFSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF CHANGES
IN STOCKHOLDERS' EQUITY
Years Ended June 30, 2001 and 2000

                                                                                                      Accumulated
                                     Common Stock           Additional      Unearned                     Other
                               -----------------------       Paid-in          ESOP        Retained    Comprehensive
                                   Shares      Amount        Capital          Stock       Earnings      Earnings         Total
Balances, June 30, 1999            993,578   $ 99,358      $3,428,683 $     (371,183)   $ 8,759,425    $  515,025      $12,431,308
                                                                                                                       -----------
Comprehensive earnings
     Net earnings                        -          -               -              -      1,559,806             -        1,559,806
     Unrealized loss on
       available for
       sale securities,
       net of taxes                      -          -               -              -              -      (384,662)        (384,662)
                                                                                                                       -----------
         Total
           comprehensive
            earnings                                                                                                     1,175,144
                                                                                                                       -----------
Distribution of stock
     vested under the
     management stock
     bonus plan                          -          -          55,463              -              -             -           55,463
Acquisition of common
     stock by the Company
     under the stock
     repurchase plan               (56,140)    (5,614)       (754,917)             -              -             -         (760,531)
Released and committed to
     be released 10,643.6894
     shares of common stock
     owned by the ESOP                   -          -          49,143         47,272              -             -           96,415
Stock issued upon exercise
     of stock options                3,520        352          32,254              -              -             -           32,606
Dividends declared and paid
     to stockholders                     -          -               -              -       (344,700)            -         (344,700)
                                 ---------   --------      ----------      ---------    -----------    ----------      -----------
Balances, June 30, 2000            940,958     94,096       2,810,626       (323,911)     9,974,531       130,363       12,685,705
                                                                                                                       -----------
Comprehensive earnings
     Net earnings                        -          -               -              -      1,660,215             -        1,660,215
     Unrealized loss on
       available for sale
         securities,
         net of taxes                    -          -               -              -              -     1,137,607        1,137,607
                                                                                                                       -----------
         Total
         comprehensive
         earnings                                                                                                        2,797,822
                                                                                                                       -----------
Distribution of stock
     vested under the
     management stock
     bonus plan                          -          -          50,513              -              -             -           50,513
Acquisition of common
     stock by the Company
     under the stock
     repurchase plan               (21,766)    (2,176)       (289,753)             -              -             -         (291,929)
Released and committed to
     be released 13,990.8389
     shares of common stock
     owned by the ESOP                   -          -          59,474         51,431              -             -          110,905
Issuance of stock dividend         230,914     23,091               -              -        (23,091)            -                -
Cash paid on fractional
     shares in lieu of
     stock dividend                      -          -               -              -         (1,281)            -           (1,281)
Dividends declared and paid
     to stockholders                     -          -               -              -       (372,457)            -         (372,457)
                                 ---------   --------      ----------      ---------    -----------    ----------      -----------
Balances, June 30, 2001          1,150,106   $115,011      $2,630,860      $(272,480)   $11,237,917    $1,267,970      $14,979,278
                                 =========   ========      ==========      =========    ===========    ==========      ===========


See Notes to Financial Statements.

                                                                         19 - 20

GFSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended June 30, 2001 and 2000

                                                                                       2001               2000
Cash Flows from Operating Activities
     Net earnings                                                              $     1,660,215          1,559,806
     Adjustments to reconcile net earnings to net cash
         provided by operations:
             Deferred loan origination fees                                           (341,680)          (299,942)
             Loss (gain) on sale of loans and securities                               (51,626)            37,943
             Provision for loan losses                                                 345,000            205,000
             Depreciation of premises and equipment                                    191,450            179,938
             Amortization of investment and mortgage-backed
                securities premiums                                                     72,049            159,259
             Stock dividend on FHLB stock                                             (249,135)          (265,467)
             Release of ESOP stock                                                     110,905             96,414
             Stock compensation                                                         41,503             66,803
             Provision (benefit) for deferred income taxes                              (3,489)            (2,248)
     Net changes in operating assets and liabilities: (Increase) decrease in assets:
             Accrued interest and dividends receivable                                (151,426)          (169,999)
             Prepaid and other assets                                                  161,259             90,862
             Income taxes receivable                                                   195,854           (121,921)
         Increase (decrease) in liabilities:
             Accrued interest payable                                                  185,096             12,022
             Accounts payable and other accrued liabilities                            (58,999)          (455,528)
             Dividends declared and payable                                              9,578             14,127
             Income taxes payable                                                            -           (203,961)
                                                                               ----------------------------------
                Net cash provided by operating activities                            2,116,554            903,108
                                                                               ----------------------------------
Cash Flows from Investing Activities
     Purchase of premises and equipment                                               (219,172)           (71,370)
     Loan origination and principal repayment on loans, net                        (20,621,324)       (13,089,417)
     Principal payments on mortgage-backed securities                                5,346,685          5,598,842
     Principal payments on available-for-sale securities                               928,643             13,182
     Principal payments on hold-to-maturity securities                                  10,000                  -
     Purchases of mortgage-backed securities                                       (10,054,928)        (6,754,229)
     Purchases of available-for-sale securities                                     (5,170,323)       (16,011,777)
     Purchases of hold-to-maturity securities                                         (270,000)                 -
     Maturities and proceeds from sale of available-for-sale securities              9,072,813            801,194
     Maturities and proceeds from sale of available-for-sale mortgage-
         backed securities                                                           1,728,391          3,377,395
     Proceeds from (purchase of) FHLB stock                                            807,035         (1,126,333)
                                                                               ----------------------------------
                Net cash used by investing activities                              (18,442,180)       (27,262,513)
                                                                               ----------------------------------


See Notes to Financial Statements

GFSB BANCORP, INC
CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED
Years Ended June 30, 2001 and 2000


                                                                                       2001               2000
Cash Flows from Financing Activities
     Net increase (decrease) in transaction accounts, passbook savings
         money market accounts, and certificates of deposit                    $    26,712,222         (1,281,376)
     Repurchase agreements                                                           1,093,496            230,839
     Net increase (decrease) in mortgage escrow finds                                  134,139            (23,386)
     Proceeds from FHLB advance                                                  1,718,812,746        894,458,922
     Repayments on FHLB advances                                                (1,729,641,815)      (867,064,682)
     Purchase of GFSB Bancorp stock under the stock
         repurchase plan in cash                                                      (291,929)          (760,531)
     Dividends paid or to be paid in cash                                             (372,457)          (344,700)
     Proceeds from exercise of stock options                                                 -             32,606
     Price paid for vested management bonus stock plan stock                            50,513             55,463
                                                                               ----------------------------------

                Net cash provided by financing activities                           16,496,915         25,303,155
                                                                               ----------------------------------
Increase (decrease) in cash and cash equivalents                                       171,289         (1,056,250)

Cash and cash equivalents at beginning of year                                       4,090,965          5,147,215
                                                                               ----------------------------------

Cash and cash equivalents at end of year                                       $     4,262,254          4,090,965
                                                                               ==================================


Supplemental Disclosures Cash paid during the year for:
         Interest on deposits and advances                                     $     8,847,695          7,099,126
         Income taxes                                                                  628,240            962,233

     Change in unrealized gain, net of deferred taxes on
         available-for-sale securities (other comprehensive
         earnings)                                                                   1,137,607           (384,662)

     Supplemental schedule of non cash and financing activities
         Issuance of stock dividend                                                     23,091                  -


See Notes to Financial Statements

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 2001


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
                                                  2001              2000

Cash on hand                                  $ 1,054,347       $   562,397
Cash items                                       (105,372)            3,077
Amounts due from banks                          2,227,183         1,738,926
Interest bearing deposits                         650,255           621,428
Time deposits                                     396,000           594,000
Federal Reserve Bank deposits                      39,841           571,137
                                              -----------------------------

Total cash and cash equivalents               $ 4,262,254       $ 4,090,965
                                              =============================

The amounts due from banks includes $55,376 and $51,305 for the years ended June 30, 2001 and 2000, respectively, held in trust by the Company for the employees awarded stock under the Management Stock Bonus Plan. The amount represents dividends earned on non-vested shares.

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 2001


NOTE 1.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
               (CONTINUED)

Available-for-Sale Investment Securities. All available-for-sale investment securities are stated at fair value. Investment securities consist of stock owned in the Federal Home Loan Mortgage Corporation ("FHLMC"), federal agency preferred stock, federal agency debentures, FFCB debentures, municipal general obligation and revenue bonds, mutual funds, Collateralized Mortgage Obligations
(CMO) and Student Loan Marketing Association ("SLMA") asset-backed notes. The Company has recorded a net unrealized gain (loss), net of deferred income taxes, as accumulated comprehensive income. Realized gains and losses on the sale of investment securities are determined using the specific identification method when such sales occur. The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the period of maturity.

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

At June 30, 2001, the Company had no outstanding commitments to sell any securities.

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

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 2001


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

Mortgage loans sold to others are not included in the accompanying statements of financial condition. For the years ended June 30, 2001 and 2000, $1,838,965 and $2,000,000, respectively, of loans have been sold. No servicing rights were retained on these loans. Gains on the sale of these loans were $35,664 in 2001 and $28,070 in 2000.

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

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 2001

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

The Small Business Job Protection Act of 1996 equalized the taxation of thrifts and banks. The Act no longer allows thrifts a choice between the percentage of taxable income method and the experience method in determining additions to bad debt reserves. Small thrifts (such as the Company) are only allowed to use the experience method. Any reserve amounts added after 1987 are now taxed over a six-year period. At June 30, 2001, the Company had $22,182 of post 1987 bad debt reserves. Of this amount, $11,091 was recaptured into taxable income for 2001.

Reclassifications. Certain reclassifications have been made to the 2000 financial statements to conform to the 2001 presentation. All footnotes herein that present comparative outstanding shares have been restated to show the affect of the twenty-five percent stock dividend issued in the current year.

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

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 2001



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

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 2001


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

The   carrying   values  and   estimated   fair  values  of   available-for-sale
mortgage-backed securities are summarized as follows:

                                                                                   Gross             Gross
                                             Unamortized                        Unrealized        Unrealized
                            Principal         Premiums         Amortized          Holding           Holding           Fair
    June 30, 2001            Balance         (Discounts)         Cost              Gains            Losses            Value
   FNMA ARM
     Certificates     $     16,259,635          388,603        16,648,238          125,926         (219,589)        16,554,575
   FHLMC ARM
     Certificates            2,731,948           49,684         2,781,632           28,219           (4,395)         2,805,456
   GNMA ARM
     Certificates            8,019,796          241,329         8,261,125           10,984          (13,561)         8,258,548
   SBA                         797,922                -           797,922           27,853                -            825,775
   Mortgage Pass-
     through
     Certificates            3,914,997          (78,344)        3,836,653           95,805                -          3,932,458
                      --------------------------------------------------------------------------------------------------------

                      $     31,724,298          601,272        32,325,570          288,787         (237,545)        32,376,812
                      ========================================================================================================

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 2001



NOTE 2.        AVAILABLE-FOR-SALE MORTGAGE-BACKED SECURITIES
               (CONTINUED)

                                                                                   Gross             Gross
                                             Unamortized                        Unrealized        Unrealized
                            Principal         Premiums         Amortized          Holding           Holding           Fair
    June 30, 2000            Balance         (Discounts)         Cost              Gains            Losses            Value
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
                      ========================================================================================================

During the year ended June 30, 2001 and 2000, the Company did not have any proceeds from the sales of mortgage-backed securities. The Company had pledged $14,357,452 and $10,241,541 (current face) at June 30, 2001 and 2000, respectively, in mortgage-backed and investment securities to public entities who have on deposit amounts in excess of the federally insured limit. The Company also had pledged $451,281 and $480,841 at June 30, 2001 and 2000, respectively, in mortgage-backed securities to the Federal Reserve Bank for its Treasury Tax and Loan Account.

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 2001


NOTE 3.        INVESTMENTS

The amortized cost and fair values of available-for-sale investment equity securities and investments in debt securities are summarized as follows:

Available-for-sale investment securities:

                                                     Gross           Gross
                                                  Unrealized       Unrealized
                                  Amortized          Holding        Holding         Fair
                                    Cost             Gains          Losses          Value
    June 30, 2001
    Mutual funds                $  2,716,697            287               -       2,716,984
    US Agency securities           1,191,931         45,457               -       1,237,388
    FHLMC stock                        7,786      1,531,094               -       1,538,880
    Tax-exempt securities          4,956,816        173,459         (10,865)      5,119,410
    FNMA/SLMA preferred            2,505,771         12,880          (9,901)      2,508,750
    CMO                            6,562,997        140,088            (390)      6,702,695
    SLMA asset-backed note         1,992,185              -         (12,185)      1,980,000
                                -----------------------------------------------------------
                                $ 19,934,183      1,903,265         (33,341)     21,804,107
                                ===========================================================

    June 30, 2000
    Mutual funds                $  2,551,629              -         (28,811)      2,522,818
    US Agency securities           4,581,956          1,334         (86,196)      4,497,094
    FHLMC stock                        7,786        882,566               -         890,352
    Tax-exempt securities          4,695,055            702         (19,526)      4,676,231
    Taxable securities               330,000             36            (668)        329,368
    FNMA preferred                 1,513,308          1,692               -       1,515,000
    CMO                            9,067,848         41,870         (97,041)      9,012,677
    SLMA asset-backed note         1,991,760          3,240               -       1,995,000
                                -----------------------------------------------------------
                                $ 24,739,342        931,440        (232,242)     25,438,540
                                ===========================================================

Hold-to-maturity securities:

   June 30, 2001
    Tax-exempt securities       $    954,995          3,442         (11,551)        946,886
    Corporate debt securities        990,725          4,275               -         995,000
                                -----------------------------------------------------------
                                $  1,945,720          7,717         (11,551)      1,941,886
                                ===========================================================

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 2001



NOTE 3.        INVESTMENTS (CONTINUED)

                                                                    Gross              Gross
                                                                 Unrealized         Unrealized
                                                Amortized          Holding            Holding          Fair
                                                  Cost              Gains             Losses           Value

   June 30, 2000
    Tax-exempt securities                      $   694,995               -          (22,306)          672,689
    Corporate debt securities                      986,315          12,435                -           998,750
                                               --------------------------------------------------------------

                                               $ 1,681,310          12,435          (22,306)        1,671,439
                                               ==============================================================

The amortized cost and fair value of all debt securities by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                               Amortized        Fair
                                                 Cost           Value
Hold-to-maturity:
    Due after one year through five years    $   990,725       995,000
    Due after five years through ten years             -             -
    Due after ten years                          954,995       946,886
                                             -------------------------

                                             $ 1,945,720     1,941,886
                                             =========================
Available-for-sale:
    Due within one year                      $   301,106       301,649
    Due after one year through five years      1,611,928     1,669,555
    Due after five years through ten years             -             -
    Due after ten years                        4,235,713     4,385,882
    Mutual funds                               2,716,697     2,716,697
    FHLMC stock                                    7,786     1,538,880
    FNMA                                       1,505,870     1,518,750
    SLMA asset-backed note                     2,992,086     2,970,000
    CMO                                        6,562,997     6,702,694
    Mortgage-backed securities                32,325,570    32,376,812
                                             -------------------------

                                             $52,259,753    54,180,919
                                             =========================

During the year ended June 30,  2001 and 2000,  $10,801,203  and  $4,112,575  in
investments were sold.

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 2001



NOTE 4.        LOANS RECEIVABLE

Loans receivable are summarized as follows:
                                                                            2001             2000
    First mortgage loans (principally conventional)
        Principal balances
           Secured by one-to-four family residences                   $  75,949,406       69,078,064
           Secured by other properties                                   15,915,258       15,854,366
           Construction loans                                             6,226,951        1,949,807
        Loan participations purchased                                    12,881,325       14,641,330
        Share loans                                                       1,187,725        1,083,057
        Commercial loans                                                 18,042,355        6,993,272
        Consumer loans:
           Unsecured                                                        206,167          215,434
           Secured by vehicles                                            2,010,607        2,280,122
           Home equity lines                                              1,871,632        1,818,151
           Other consumer                                                   819,125          328,068
                                                                      ------------------------------
                                                                        135,110,551      114,241,671
    Less
        Loan participations sold                                         (3,155,852)      (3,307,063)
        Net deferred loan origination fees                                 (698,979)        (644,769)
        Allowance for loan losses                                          (824,783)        (512,570)
                                                                      ------------------------------

Total loans receivable                                                $ 130,430,937      109,777,269
                                                                      ==============================

Activity in the allowance for loan losses is summarized as follows:


    Balance at beginning of year                                      $     512,570          443,479
    Provision charged to income                                             345,000          205,000
    Charge-offs, recoveries and other                                       (32,787)        (135,909)
                                                                      ------------------------------
Balance at end of year                                                $     824,783          512,570
                                                                      ==============================
The Company has commitments to fund new loans as follows:

    Fixed rate                                                        $   2,287,000        1,228,000
    Variable rate                                                         3,631,000        3,999,000
    Commitments for new originations                                      2,113,000        4,778,000
                                                                      ------------------------------
        Total                                                         $   8,031,000       10,005,000
                                                                      ==============================

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 2001


NOTE 4. LOANS RECEIVABLE (CONTINUED)

Fixed rate commitments at June 30, 2001 and 2000 had interest rates that ranged from 7.00 percent to 10.00 percent. Total loans with fixed rates were $100,679,119 and $90,478,307 at June 30, 2001 and 2000, respectively. Total loans with variable rates were $30,576,601 and $19,811,532 at June 30, 2001 and 2000, respectively.

Non-accrual and renegotiated loans for which interest has been reduced totaled $609,808 and $719,443 at June 30, 2001 and 2000, respectively. Interest income that was foregone amounted to $59,671 and $49,667 at June 30, 2001 and 2000, respectively.

The weighted average rate for the loan portfolio was 8.29 percent and 8.23 percent at June 30, 2001 and 2000, respectively.

The Bank assesses all loans delinquent more than 90 days for impairment and such loans amounted to $641,407 at June 30, 2001. Average balances for loans delinquent more than 90 days totaled approximately $25,656 for the year ended June 30, 2001. These loans are all primarily collateral dependent and management has determined that the underlying collateral is in excess of the carrying amount. As a result, the Company has determined that specific allowances on these loans are not required.


NOTE 5.        ACCRUED INTEREST AND DIVIDENDS RECEIVABLE

Accrued interest and dividends receivable is summarized as follows:

                                                             2001        2000

    Loans receivable                                     $   793,332     595,651
    Available-for-sale investment securities                 120,194     195,874
    Available-for-sale mortgage-backed securities            229,084     235,962
    Dividends                                                 41,026       4,001
    Time deposits                                              1,764       2,486
                                                         -----------------------

    Total accrued interest and dividends                 $ 1,185,400   1,033,974
                                                         =======================

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 2001



NOTE 6. PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

                                                          2001           2000

    Buildings                                     $       876,246        866,746
    Furniture, fixtures, and equipment                  1,021,265        819,261
    Land                                                  158,550        158,550
    Parking lot improvements                                5,265          5,265
    Leasehold improvements                                328,163        328,163
                                                  ------------------------------
                                                        2,389,489      2,177,985
    Less allowance for depreciation                     1,065,719        881,937
                                                  ------------------------------

    Total premises and equipment                  $     1,323,770      1,296,048
                                                  ==============================


NOTE 7.        DEPOSITS

Deposits are summarized as follows:

                                        Weighted
                                         Average
                                         Rate at               June 30, 2001
                                        June 30,        ------------------------
                                          2001              Amount       Percent

    Passbook savings accounts            1.26%          $  4,626,219      4.33 %
    Money market accounts                 3.00             9,895,660      9.28
    Transaction and NOW accounts          1.35            15,462,712     14.50
                                                        -----------------------

                                                          29,984,591     28.11
                                                        ------------------------

                                        Weighted
                                         Average
                                         Rate at               June 30, 2000
                                        June 30,        ------------------------
                                          2000              Amount       Percent

    Passbook savings accounts            2.02%          $  5,266,817      6.59 %
    Money market accounts                 3.62             9,535,076     11.96
    Transaction and NOW accounts          1.44            12,409,069     15.52
                                                        ------------------------

                                                          27,210,962     34.04
                                                        ------------------------

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 2001



NOTE 7.        DEPOSITS (CONTINUED)

                                        Weighted
                                         Average
                                         Rate at               June 30, 2001
                                        June 30,        ------------------------
                                          2001              Amount       Percent

    Certificates of deposit:
        3.00%-6.00%                       5.28%         $  39,814,847     37.33%

        6.01%-7.00%                       6.27             36,360,331     34.09
        7.01%-8.00%                       7.24                500,398       .47
                                                        ------------------------

    Total certificates of deposit                          76,675,576     71.89
                                                        ------------------------

    Total deposits                                      $ 106,660,167    100.00%
                                                        ========================


                                        Weighted
                                         Average
                                         Rate at               June 30, 2000
                                        June 30,        ------------------------
                                          2000              Amount       Percent

Certificates of deposit:
    4.00%-6.00%                           5.25%          $ 45,745,027     57.22%
    6.01%-7.00%                           6.37              6,477,094      8.10
    7.01%-8.00%                           7.25                514,862       .64
                                                        ------------------------

    Total certificates of deposit                          52,736,983     65.96
                                                        ------------------------

    Total deposits                                       $ 79,947,945    100.00%
                                                        ========================



The  aggregate  amount  of jumbo  certificates  with a minimum  denomination  of
$100,000  was   $47,466,580   and   $26,937,632  at  June  30,  2001  and  2000,
respectively.

Certificates of deposit by remaining maturity are as follows:

                                                         2001            2000

    Less than 1 year                                $ 52,313,307      40,196,681
    1 year to 2 years                                 11,533,293       6,684,750
    2 years to 3 years                                 9,270,813       2,513,204
    3 years to 4 years                                 1,060,959       1,629,692
    4 years to 5 years                                   963,243         834,528
    Thereafter                                         1,533,961         878,128
                                                    ----------------------------
                                                    $ 76,675,576      52,736,983
                                                    ============================

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 2001


NOTE 7.        DEPOSITS (CONTINUED)

Interest expense on deposits is summarized as follows:

                                                       2001              2000

    Certificates of deposit                        $ 3,586,750         2,703,535
    Money market accounts                              322,020           310,119
    Passbook savings                                    90,616           101,551
    Transaction and NOW deposits                        94,189            90,075
                                                   -----------------------------

                                                   $ 4,093,573         3,205,280
                                                   =============================


NOTE 8.        REPURCHASE AGREEMENT

Under the terms of the repurchase agreement, deposits in designated demand accounts of the customer are put into an investment vehicle which is used daily to purchase an interest in designated U.S. Government or Agencies' securities owned by the Bank. The Bank in turn agrees to repurchase these investments on a daily basis and pay the customer the daily interest earned on them. The amount of repurchase agreements was $1,324,335 and $230,839 at June 30, 2001 and 2000, respectively.

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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios set forth in the table below. Management believes, as of June 30, 2001 that the Bank meets all capital adequacy requirements to which it is subject.

Current regulations require institutions to have a minimum regulatory tangible capital equal to 1.5 percent of total assets, a minimum 4 percent leverage capital ratio and an 8 percent risk-based capital ratio.

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 2001


NOTE 9.        REGULATORY MATTERS AND RESTRICTIONS ON RETAINED EARNINGS
               (CONTINUED)

The Bank at June 30, 2001, meets the regulatory tangible capital and core capital requirements and the risk-based capital requirement of 8 percent of total risk-adjusted assets.

The following is a reconciliation of the Bank's capital in accordance with generally accepted accounting principles (GAAP) to the three components of regulatory capital calculated under regulatory requirements at June 30, 2001:

                                Tangible Capital                Core Capital        Risk-Based Capital
                           ------------------------       ----------------------  -----------------------
                              Amount        Percent           Amount     Percent     Amount       Percent

   GAAP Capital            $ 13,408,562                  $13,408,562              $13,408,562

   Disallowed servicing
   assets, disallowed
   deferred tax assets,
   and other disallowed
   assets                       (98,005)                     (98,005)                 (98,005)

   Accumulated losses
   (gains) on certain
   available-for-sale
   securities                (1,267,970)                  (1,267,970)              (1,267,970)

   Unrealized (gains)
   losses on available-
   for-sale equity
   securitie                          -                                               690,462

   Qualifying general
   loan loss allowance                -                                               824,783
                           ----------------------------------------------------------------------------

   Regulatory capital
   computed                  12,042,587        6.11%      12,042,587       6.11%   13,557,832     11.67%

   Minimum capital
   requirement                2,957,259        1.50%       7,886,025       4.00%    9,290,880      8.00%
                           ----------------------------------------------------------------------------

   Regulatory capital
   excess                  $  9,085,328        4.61%    $  4,156,562       2.11% $  4,266,952      3.67%
                           ============================================================================


GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 2001


NOTE 10.       RELATED PARTY TRANSACTIONS

The Company has several loans receivable from related parties. The Company's policy is that all such loan transactions be on the same terms, including interest rates and collateral, as those prevailing at the same time for comparable transactions with others.

A summary of the activity for outstanding loans receivable to related parties is as follows:

                                                2001              2000

        Balance, beginning of year           $1,067,032          929,966
        New loans                               757,593          573,626
        Repayments                             (116,781)        (436,560)
                                             ---------------------------
        Balance, end of year                 $1,707,844        1,067,032
                                             ===========================

The Company also has several deposits from related parties. Outstanding deposits from related parties amounted to $2,556,000 and $2,538,000 at June 30, 2001 and 2000, respectively. The Company also expensed $143,801 and $150,303 for the years ended June 30, 2001 and 2000, respectively, for director's fees and compensation under the management stock bonus plan.


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

The Company maintains its cash balances with other financial institutions. The balances on deposit with other banks are insured by the Federal Deposit Insurance Corporation up to $100,000. The Company's uninsured cash balances totaled $1,971,807 and $1,587,621 at June 30, 2001 and 2000, respectively.

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 2001


NOTE 12.       INCOME TAXES

Income tax expense consists of:
                                                    2001              2000
Current
    Federal                                 $       637,862           557,533
    State                                           122,493           101,942
                                            ---------------------------------
                                                    760,355           659,475
                                            ---------------------------------
Deferred provision (benefit)
    Federal                                          (3,279)           (2,113)
    State                                              (209)             (135)
                                            ---------------------------------
                                                     (3,488)           (2,248)
                                            ---------------------------------

Total income tax expense                    $       756,867           657,227
                                            =================================

Deferred taxes, net of valuation allowance, consist of temporary differences arising from book tax differences in depreciation, recognition of loan origination fees, compensation costs, unrealized holding gains on available-for-sale securities, and allowance for loan losses.

The deferred tax liability is the result of the unrealized holding gains on available-for-sale securities. The deferred tax liability has been recorded as a reduction to the unrealized holding gain and reported as a separate component of equity.

The reconciliation of income tax attributable to continuing operations computed at the U.S. federal statutory rate to income tax expense is:

                                                       2001             2000

    Tax at statutory rate of 34 percent         $       821,818        753,792
    State income taxes, net of federal
        tax benefit                                     122,284        101,807
    Non-taxable interest, dividends and
        other-net                                      (187,235)      (198,372)
                                                ------------------------------

                                                $       756,867        657,227
                                                ==============================

    Effective tax rate                                       31%            30%

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 2001


NOTE 13.       FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

The Company is a party to twelve irrevocable letters of credit which total $233,350. The Bank's exposure to credit loss in the event of nonperformance by the other party to the letters of credit is represented by the contractual notional amount of the letters of credit. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

NOTE 14.       EMPLOYEE STOCK OWNERSHIP PLAN

In connection with the conversion, the Company adopted an Employee Stock Ownership Plan (ESOP) for the benefit of all of its full time employees. Contributions to the Plan are determined at the discretion of the Company and are limited to the maximum amount deductible for income tax purposes. Eligible employees include all full time employees with a minimum of one year of service as of any anniversary date of the Plan. The ESOP purchased 105,000 (as adjusted for previous stock dividends) common shares of the Company's stock issued in the conversion, which was funded by a $560,000 loan from the Company. Per Statement of Position 93-6, Employer's Accounting for Employee Stock Ownership Plans, the unpaid balance of the ESOP loan between the Company and the Bank has not been reported in the Consolidated Statement of Financial Position. Stockholders' equity has been reduced by the aggregate purchase price of the shares owned by the ESOP, net of the shares committed to be released. Contributions to the ESOP by the Company are made to fund the principal and interest payments on the debt of the ESOP. As of June 30, 2001, 40,710.3292 ESOP shares were released, and for the year ended June 30, 2001, $110,905 in contributions were made to the ESOP by the Company. As of June 30, 2000, 35,676.6870 ESOP shares were released and contributions of $96,414 were made to the Plan by the Company. The remaining unallocated ESOP shares at June 30, 2001 was 56,185.6705. The fair value of the remaining unallocated shares at June 30, 2001 is $705,130. Dividends on unallocated ESOP shares are recorded as additional contributions to the ESOP by the Company to prepay principal on the ESOP loan and release additional shares. Dividends on allocated shares are charged to retained earnings.

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 2001


NOTE 15.       STOCK PLANS

At June 30, 2001, the Company has four stock-based compensation plans, which are described below. The Company applies APB Opinion 25 and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for its Stock Option Plan and Director's Stock Compensation Plan. The compensation cost that has been charged against income for the Management Stock Bonus Plan is discussed below. Had compensation cost for the Company's three stock option based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of FASB Statement 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:
                                                           2001          2000

    Net income (as reported)                          $  1,660,215     1,559,806
      Pro forma                                          1,658,207     1,548,512

    Basic earnings per share (as reported)            $       1.50          1.36
      Pro forma                                               1.50          1.35

On January 5, 1996, the Board of Directors of the Company adopted a Stock Option Plan. Pursuant to the Plan, an amount of stock equal to 10 percent of the shares of common stock (177,891 shares as adjusted for previous stock dividends) of the Corporation issued and outstanding is reserved for issuance by the Company upon exercise of stock options which may be granted to directors, officers, and other key employees from time to time. The Plan provides for both Incentive Stock Options and Non-Incentive Stock Options. The options vest at a rate of one-fifth of the award per year and have an exercise date of ten years from the date of grant. In connection with the adoption of the Plan, the Company has granted 77,406 incentive stock options and 53,366 non-incentive stock options to its directors, officers, and other key employees. The option price established for the shares upon exercise range from $7.40 per share to $12.80 per share depending on the grant date of the option. The weighted average remaining life of common stock options is 3.6 years.

During the year, 3,750 incentive stock options were granted and 7,124 incentive stock options were forfeited. Remaining shares available to be granted in the future amount to 54,242. The fair value of each option grant for the above proforma disclosures is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted - average assumptions: dividends of $.09 per quarter; expected volatility of 19 percent; risk-free interest rate of 6 percent; and expected life of 5 years.

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 2001


NOTE 15.       STOCK PLANS (CONTINUED)


A summary of common stock options under the Stock Option Plan for the years ended June 30, 2000 and 2001 follows:

                                                          Weighted
                                                          Average      Options
                                         Options           Price     Exercisable

Balance, June 30, 1999                   112,929       $      8.11       49,242
    Granted                                8,750             10.80
    Forfeited                                  -                 -
    Exercised                             (4,406)             7.40
                                         -------------------------

Balance, June 30, 2000                   117,273             8.36        64,905
                                                                       ========
    Granted                                3,750             11.15
    Forfeited                             (7,124)            11.19
    Exercised                                  -                 -
                                         -------------------------
Balance, June 30, 2001                   113,899       $     8.31        78,693
                                         ======================================

On January 5, 1996, the Company also adopted a Management Stock Bonus Plan. Sufficient funds were contributed to the Plan representing up to 4 percent of the aggregate number of shares issued in the conversion. Awards under the Plan are determined based on the position and responsibilities of the employees, the length and value of their services, and the compensation paid to employees. From January 5, 1996 to June 30, 2000, the Company made awards under the Plan (less forfeited shares) in the amount of 46,279 shares. The award price established for the shares upon exercise was $7.40 per share. At June 30, 2001 and 2000, 27,472 and 23,365 shares, respectively, remain to be awarded under the Plan in the future.

Awards under the Plan are earned at the rate of one-fifth of the award per year as of the one-year anniversary of the effective date of the Plan. For the years ended June 30, 2001 and 2000, compensation cost in the amount of $42,503 and $65,810, respectively, have been recorded under the provisions of the Plan.

On March 22, 2000, the Board of Directors of the Company adopted a Director's Stock Compensation Plan. Pursuant to the Plan an amount of stock equal to 1 percent of the shares of common stock of the Corporation issued and outstanding is reserved for issuance by the Company upon exercise of stock options which are to be issued to Directors of the Company. The options vest upon date of grant and have an exercise date of ten years from date of grant. In connection with the adoption of the Plan, the Company has granted all 11,946 shares available

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 2001


NOTE 15.       STOCK PLANS (CONTINUED)

under the Plan to its Directors. The option price established for the shares upon exercise is $11.00 per share.

On October 27, 2000, the Board of Directors adopted the 2000 stock option plan. Pursuant to the Plan, an amount equal to 5 percent of the shares of common stock (58,500 shares as adjusted for the stock dividend) of the Corporation issued and outstanding is reserved for issuance by the Company upon exercise of stock options which may be granted to directors, officers, and other key employees from time to time. The Plan provides for both Incentive Stock Options and Non-Incentive Stock Options. The options vest at a rate of one-fifth of the award per year and have a exercise date of ten years from the date of grant. No options were issued during the year ended June 30, 2001.

During the 1997 fiscal year, the Company began a stock repurchase program. As of June 30, 2001 and 2000, the Company has repurchased 21,766 and 56,140 shares of its outstanding common stock for $291,929 and $760,531, respectively.


NOTE 16.   FEDERAL HOME LOAN BANK ADVANCES

In October 1995, the Bank entered into an "Advances, Collateral Pledge and Security Agreement" (the Agreement) with the Federal Home Loan Bank of Dallas
(FHLB). The purpose of the Agreement is to allow the Bank to obtain extensions of credit from the FHLB to use in its operations. At June 30, 2001, the Bank has $72,105,997 in outstanding advances with the FHLB. The advances bear interest at a fixed rate, which range from 3.810 percent to 6.970 percent, and mature as follows:

Maturities for the fiscal years ending June 30:

                  2002                           $   32,820,346
                  2003                               13,209,900
                  2004                               10,198,000
                  2005                                5,494,710
                  2006                                4,000,000
                  Thereafter                          6,383,041
                                                 --------------

                                                 $   72,105,997
                                                 ==============

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 2001


NOTE 16.       FEDERAL HOME LOAN BANK ADVANCES (CONTINUED)

Several of the advances due in July were subsequently refinanced after year-end. The advances are secured by the Bank's investment in FHLB stock of $3,649,000 and investment and mortgage-backed securities in the amount of $11,443,162. In addition, the advances are secured under a "blanket credit facility" whereby all of the Bank's 1-4 family and commercial real estate loans are also collateral under the advance agreement.

NOTE 17.       FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company is required to disclose the estimated fair value of its financial instruments in accordance with SFAS No. 107, "Disclosures about Fair Value of Financial Instruments." These disclosures do not attempt to estimate or represent the Company's fair value as a whole. The disclosure excludes assets and liabilities that are not financial instruments as well as the significant unrecognized value associated with core deposits relationships.

Fair value amounts disclosed represent point-in-time estimates that may change in subsequent reporting periods due to market conditions or other factors. Estimated fair value amounts in theory represent the amounts at which financial instruments could be exchanged or settled in a current transaction between willing parties. In practice, however, this may not be the case due to inherent limitations in the methodologies and assumptions used to estimate fair value. For example, quoted market prices may not be realized because the financial instrument may be traded in a market that lacks liquidity; or a fair value derived using a discounted cash flow approach may not be the amount realized because of the subjectivity involved in selecting underlying assumptions, such as projecting cash flows or selecting a discount rate. The fair value amount also may not be realized because it ignores transaction costs and does not include potential tax effects. The Company does not plan to dispose of, either through sale or settlement, the majority of its financial instruments at these estimated fair values.

The estimated fair values of the Company's financial instruments were as follows:

                                                                    June 30, 2001
                                                            ---------------------------
                                                             Carrying            Fair
                                                               Value             Value
    Financial Assets:
        Cash and due from banks                          $     3,216,000         3,216,000
        Interest-bearing deposits with banks                   1,046,254         1,046,254
        Available-for-sale-investment securities              21,804,107        21,804,107
        Hold-to-maturity investment securities                 1,945,720         1,941,886
        Available-for-sale mortgage-backed securities         32,376,812        32,376,812
        Loans receivable, net                                130,430,937       134,700,503
        Accrued interest receivable                            1,185,400         1,185,400

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 2001


NOTE 17.       FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

                                                       June 30, 2001
                                                -----------------------------
                                                  Carrying            Fair
                                                   Value             Value
    Financial Liabilities:
        Transaction deposits                     15,462,712        15,462,712
        Savings and NOW deposits                 14,521,879        14,521,879
        Time deposits                            76,675,576        76,675,576
        Accrued interest payable                    473,448           473,448
        Advances from the FHLB                   72,105,997        72,105,997
        Repurchase agreements                     1,324,335         1,324,335

    Off-Balance-Sheet Liabilities:
        Commitments to extend credit              8,031,000         8,031,000

NOTE 18.       EARNINGS PER SHARE

Basic earnings per share are computed by dividing earnings available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflect per share amounts that would have resulted if dilutive potential common stock had been converted to common stock. The following reconciles amounts reported in the financial statements:

                                                                         For the Year Ended June 30, 2001
                                                              -----------------------------------------------------
                                                                     Income           Shares              Per-share
                                                                   (Numerator)     (Denominator)           Amount
    Income available to common stockholders -
        basic earnings per share                              $     1,660,205        1,107,243   $             1.50
                                                                                                 ==================
    Effect of dilutive securities:
        Options                                                             -           32,708
                                                              --------------------------------
    Income available to common stockholders -
        diluted earnings per share                            $     1,660,205        1,139,951   $             1.46
                                                              =====================================================

                                                                         For the Year Ended June 30, 2000
                                                              -------------------------------------------------------
                                                                     Income           Shares              Per-share
                                                                   (Numerator)     (Denominator)           Amount
    Income available to common stockholders -
        basic earnings per share                              $     1,559,806        1,143,924   $             1.36
                                                                                                 ==================
    Effect of dilutive securities:
        Options                                                             -           24,325
                                                              --------------------------------
    Income available to common stockholders -
        diluted earnings per share                            $     1,559,806        1,168,249   $             1.34
                                                              =====================================================

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 2001


NOTE 19.       LEASES

The Company is obligated under a lease agreement entered into on December 30, 1997 for the building across the street from its offices. For both years ended June 30, 2001 and 2000, rental expense was $30,000.

The following is a schedule of non-cancelable future minimum lease payments required under the operating lease:

        Years Ending June 30,                        Amount

              2002                                   $ 30,000
              2003                                     30,000
              2004                                     30,000
              2005                                     30,000
              2006                                     30,000
           Thereafter                                  15,000


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


NOTE 20.       NEW ACCOUNTING STANDARD

During the year ended June 30, 2001, the following Statement of Financial Accounting Standard "SFAS" became effective but is not currently applicable to the Company:

SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities - a replacement of FASB Statement No 125. This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. Those standards are based on consistent application of a financial-components approach that focuses on control. Under that approach, after a transfer of financial assets, an entity recognizes the financial and servicing assets it controls and the liabilities it has incurred,

GFSB BANCORP, INC.
NOTES TO FINANCIAL STATEMENTS
June 30, 2001


NOTE 20.        NEW ACCOUNTING STANDARD (CONTINUED)

derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. This statement provides consistent standards for extinguishing transfers of financial assets that are sales from transfers that are secured borrowings.


NOTE 21.        STOCK DIVIDEND

On October 31, 2000, a stock dividend was declared to shareholders of record as of December 1, 2000. As a result of the stock dividend, 230,914 shares were issued. Earnings per share amounts and weighted average shares outstanding have been restated for the year ended June 30, 2000 to give effect of the stock dividend.