Form 10KSB, Exhibit 13
period 2002-06-30
GFSB BANCORP INC
filed 2002-09-27
CIK 942129

GFSB Bancorp, Inc.

Corporate Profile

GFSB Bancorp, Inc. (Company) is a Delaware corporation organized in March 1995 at the direction of the Board of Directors of Gallup Federal Savings Bank (the "Bank") to acquire all of the capital stock that the Bank issued upon its conversion from the mutual to stock form of ownership. The Company is a unitary savings and loan holding company which, under existing laws, generally is not restricted in the types of business activities in which it may engage, provided that the Bank retains a specified amount of its assets in housing-related investments. At the present time, because the Company does not conduct any active business, the Company does not employ any persons other than officers of the Bank, but utilizes the support staff of the Bank from time to time.

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

Stock Market Information

Since its issuance on June 29, 1995, the Company's common stock has been traded on the NASDAQ Small-Cap Market. The following table reflects the stock prices as published by the NASDAQ Small-Cap Market for the most recent two fiscal years. The quotations reflect inter-dealer prices, without retail mark-up, markdown, or commission, and may not represent actual transactions. The table reflects a 25% stock dividend paid to all shareholders of record as of December 15, 2000. The stock dividend was declared on October 31, 2000.


                                                                    Dividends
         Quarter Ended              High               Low           Declared
         -------------              ----               ---           --------
         September 30, 2000        11.700            11.300            .08
         December 31, 2000         10.875            10.625            .08
         March 31, 2001            11.750            11.375            .09
         June 30, 2001             12.600            12.250            .09
         September 30, 2001        13.900            12.370            .09
         December 31, 2001         13.500            12.800            .10
         March 31, 2002            14.990            13.700            .10
         June 30, 2002             15.000            13.900            .10

GFSB Bancorp, Inc.
Corporate Profile (continued)

The number of stockholders of record of common stock as of the record date September 16, 2002 ("Record Date"), was approximately 217. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. As of the Record Date, there were 1,150,106 shares outstanding.

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


                The balance of this page intentionally left blank

GFSB BANCORP, INC.
SELECTED FINANCIAL AND OTHER  DATA
Financial Condition (Dollars in Thousands)

At June 30,                                            2002        2001        2000

Total assets                                      $ 206,145   $ 197,052   $ 176,786
Cash and cash equivalents                             5,651       4,262       4,091
Loans receivable, net                               139,748     130,431     109,777
Available-for-sale mortgage-backed securities        27,290      32,377      28,931
Available-for-sale investment securities             23,973      21,804      25,439
Held-to-maturity investment securities                1,405       1,946       1,681
Stock of Federal Home Loan Bank                       4,218       3,649       4,207
Deposits                                            110,349     106,660      79,948
Advances from the Federal Home Loan Bank             76,386      72,106      82,935
Retained earnings (substantially restricted)         12,420      11,238       9,975


Summary of Operations
(Dollars in Thousands)

Year ended June 30,

Interest income                                   $  13,504   $  14,437   $  11,989
Interest expense                                      7,475       9,033       7,118
                                                  ---------   ---------   ---------
        Net interest income                           6,029       5,404       4,871
Provision for loan losses                               220         345         205
                                                  ---------   ---------   ---------
        Net interest income after provision for
            loan losses                               5,809       5,059       4,666
                                                  ---------   ---------   ---------
Non-interest income:
        Gain (loss) on sale of securities                10          16         (66)
        Gain from sale of loans                          34          36          28
         Other                                          346         366         288
                                                  ---------   ---------   ---------
             Total non-interest income                  390         418         250
                                                  ---------   ---------   ---------
Non-interest expense:
        Compensation and benefits                     2,089       1,727       1,507
        Professional fees                               107          82          86
        Occupancy                                       451         352         336
        Advertising                                      94          77          70
        Data processing                                 317         266         200
        Insurance and SAIF premiums                      60          50          64
        Other and stock subscription services           622         506         436
                                                  ---------   ---------   ---------
             Total non-interest expense               3,740       3,060       2,699
                                                  ---------   ---------   ---------
Earnings before income taxes                          2,459       2,417       2,217
Income tax expense                                      848         757         657
                                                  ---------   ---------   ---------
Net earnings                                      $   1,611   $   1,660   $   1,560
                                                  =========   =========   =========

Basic net earnings per share                           1.46        1.50        1.36
                                                  =========   =========   =========
Dilutive net earnings per share                        1.41        1.46        1.34
                                                  =========   =========   =========

GFSB BANCORP, INC.
SELECTED FINANCIAL AND OTHER DATA (CONTINUED)

Selected Operating Ratios

Year ended June 30,                                       2002       2001       2000
Performance ratios:
  Return on average assets (net income
      divided by average total assets)                     .80%       .89%      0.96%
  Return on average equity (net income
     divided by average equity)                          10.19      11.90      12.58
   Average interest earning assets to average
      interest-bearing liabilities                        1.09X      1.11X      1.10X

  Net interest income after provision for
      loan losses, to total other expenses              155.31%    165.32%    172.89%
  Net interest rate spread                                2.75%      2.44%      2.62%
  Net yield on average interest-earnings
      assets                                              3.11%      2.98%      3.10%
Equity ratios:
  Average equity to average assets
      (average equity divided by average total
      assets)
                                                          7.86       7.44       7.62
   Equity to assets at period end
                                                          7.94       7.60       7.18
Assets quality ratios:
    Non-performing loans to total assets                   .51        .31        .41
    Non-performing loans to net loans                      .76        .47        .66
        Allowance for loan losses, REO and other
          repossessed assets to non-performing
          assets                                         93.56     136.78      76.53
        Allowance for loan losses to total loans,
          net                                              .70        .63        .47

Dividend payout ratio                                    27.84      23.80      23.80


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

The Private Securities Litigation Reform Act of 1995 contains safe harbor provisions regarding forward-looking statements. When used in this discussion, the words "believes", "anticipates", "contemplates", "expects", and similar expressions are intended to identify forward-looking statements. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from those projected. Those risks and uncertainties include changes in interest rates, risks associated with the ability to control costs, expenses, and general economic conditions. We undertake no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Overview

GFSB Bancorp, Inc. is a unitary savings and loan holding company headquartered in Gallup, New Mexico, which provides a full range of deposits and traditional mortgage loan products through its wholly-owned banking subsidiary, Gallup Federal Savings Bank (Bank). All references refer collectively to the Company and the Bank, unless the context indicates otherwise.

During fiscal 2002, in order to meet the growing needs of customers, the Bank opened an office in Farmington, New Mexico under the trade name of Farmington Savings Bank, a Branch of Gallup Federal Savings Bank. Because of operating an additional branch, non-interest expense increased during fiscal 2002.

On July 30, 2002, the President signed into law the  Sarbanes-Oxley  Act of 2002
(Act), following an investigative order proposed by the SEC on chief financial officers and chief executive officers of 947 large public companies on June 27, 2002. Additional regulations are expected to promulgated by the SEC. As a result of the accounting testaments by large public companies, the passage of the Act and regulations expected to be implemented by the SEC, publicly-registered companies, such as the Company, will be subject to additional and more cumbersome reporting regulations and disclosure. These new regulations, which are intended to curtail corporate fraud, will require certain officers to personally certify certain SEC filings and financial statements and will require additional measurers to be taken by our outside auditors, officers and directors. These new laws and regulations could also increase non-interest expense.

Management of Interest Rate Risk and Market Risk

Because the majority of the Company's assets and liabilities are sensitive to changes in interest rates, its most significant form of market risk is interest rate risk, or changes in interest rates. The Company is vulnerable to an increase in interest rates to the extent that its interest-bearing liabilities mature or reprice more rapidly than its interest-earning assets. The Company's lending activities have emphasized the purchase of long-term adjustable rate and the origination of fixed rate loans secured by one-to four family residences. The primary source of funds has been deposits with maturities substantially shorter than the related assets. While having interest-bearing liabilities that reprice more frequently than interest-earning assets is generally beneficial to net interest income during a period of declining interest rates, this type of an asset/liability mismatch is generally detrimental during periods of rising interest rates.

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

To reduce the effect of interest rate changes on net interest income, the Company has adopted various strategies to enable it to improve the matching of interest-earning asset maturities to interest-bearing liability maturities. The principal elements of these strategies include seeking to:

o when market conditions permit, purchase one-to-four family residential mortgage loans with adjustable rate features;

o sell new originated long-term fixed rate mortgage loans that conform to Federal National Mortgage Association guidelines when sales can be achieved on terms favorable to the Company;

o lengthen the maturities of liabilities when it would be cost effective through the pricing and promotion of higher rate certificates of deposit and utilization of FHLB advances;

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

The Company has made a significant effort to maintain its level of lower cost deposits as a method of enhancing profitability. At June 30, 2002, the Company had approximately $38 million, or 34%, of its deposits in low-cost savings, checking and money market accounts. These deposits have traditionally remained relatively stable and are expected to be only moderately affected in a period of rising interest rates. This stability has enabled the Company to offset the impact of rising rates in other deposit accounts.

Net Portfolio Value

Management activity monitors exposure to interest rate risk. The Company's objective is to maintain a consistent level of profitability within acceptable risk tolerances across a broad range of potential interest rate environments. The Bank uses the OTS Net Portfolio Value ("NPV") Model to monitor its exposure to interest rate risk, which calculates changes in net portfolio value. The NPV model, in addition to management's suggestions, are reviewed by the Investment Committee and reported to the Board of Directors quarterly.

The Bank computes amounts by which the net present value of cash flow from assets, liabilities and off balance sheet items ("net portfolio value" or "NPV") would change in the event of a range of assumed changes in market interest rates. Based upon OTS assumptions, the following table presents the Bank's percentage change in NPV, assuming an immediate change in interest rates of plus or minus 300 basis points from the level at June 30, 2002.

                Change in
                Interest Rates
                In Basis Points        NPV
                 ("BP")                Ratio (2)          Change (3)
                --------------         ---------          ----------
                +300  bp                 8.44%             181  bp
                +200  bp (1)             9.18%             107  bp
                +100  bp                 9.83%              42  bp
                   0  bp                10.25%
                -100  bp                10.26%               1  bp
                -200  bp (4)             N/A%                  N/A
                -300  bp (4)             N/A%                  N/A

(1)  Denotes the rate shock used to compute the NPV capital ratios.
(2)  Calculated as the estimated NPV divided by present value of assets.
(3) Calculated as the excess (deficiency) of the NPV ratio assuming the indicated change in interest rates over the estimated NPV ratio assuming no change in interest rates.
(4) Due to the abnormally low interest rate environment in fiscal 2002, the OTS does not provide a calculation.

These calculations indicate that the Bank's NPV could be adversely affected by increases in interest rates but could be somewhat favorably affected by decreases in interest rates. In addition, the Bank could be deemed to have more than a normal level of interest rate risk under applicable regulatory capital requirements if interest market rates increase.

Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions, including relative levels of market interest rates, prepayments and deposit run-offs and should not be relied upon as indicative of actual results. Certain shortcomings are inherent in such computations. Although certain assets and liabilities may have similar maturity or periods of repricing, they may react at different times and in different degrees to changes in the market interest rates. The interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while rates on other types of assets and liabilities may lag behind changes in market interest rates. Certain assets, such as adjustable rate mortgages, generally have features which restrict changes in interest rates on a short-term basis and over the life of the asset. In the event of a change in interest rates, prepayments and early withdrawal levels could deviate significantly from those assumed in making calculations set forth above.
Additionally, an increased credit risk may result as the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.



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

                          Year Ended June 30, 2002             Year Ended June 30, 2001         Year Ended June 30, 2000
                      ---------------------------------     ------------------------------   ------------------------------
                          Average              Average        Average             Average    Average               Average
                          Balance  Interest   Yield/Cost      Balance Interest   Yield/Cost   Balance   Interest  Yield/Cost
                            (Dollars in Thousands)                (Dollars in Thousands)           (Dollars in Thousands)
Interest-earning assets:
  Loans receivable (1)    $132,771  $10,358      7.80%       $121,237  $10,544    8.70%      $103,252    $ 8,660     8.39%
                          --------  -------                  --------  -------               --------    -------
  Investment securities
    and mortgage-
    backed securities       56,365    2,997      5.32%         55,007    3,584    6.52%        49,270      3,001     6.09%
  Other interest-earning
    assets (2)               4,837      149      3.08%          5,356      309    5.77%         4,739        328     6.92%
                          --------  -------                  --------  -------               --------    -------

  Total interest-
    earning assets         193,973   13,504      6.96%        181,600   14,437    7.95%       157,261     11,989     7.62%
  Non-interest-
    earning assets           7,255                              5,839                           5,337
                          --------                           --------                        --------

        Total assets      $201,228                           $187,439                        $162,598

Interest-bearing
liabilities:
  Transaction accounts    $  8,081       76       .94%       $  6,506       94    1.45%      $  5,975    $    90     1.51%
  Passbook savings           8,271       61       .74%          4,868       91    1.87%         5,018        102     2.03%
  Money market accounts     10,465      164      1.57%          9,583      322    3.36%        10,304        310     3.01%
  Certificates of deposit   75,510    3,759      4.98%         61,546    3,587    5.83%        52,660      2,703     5.13%
  Other liabilities (3)     75,223    3,415      4.54%         81,488    4,939    6.06%        68,442      3,912     5.72%
                          --------  -------                  --------  -------               --------    -------

  Total interest -bearing
    liabilities            177,550    7,475      4.21%        163,991    9,033    5.51%       142,399      7,117     5.0%
  Non-interest bearing
    liabilities              7,861                              9,502                           7,801
                          --------                           --------                        --------

        Total liabilities  185,411                            173,493                         150,200

Stockholders' equity        15,817                             13,946                          12,398
                          --------                           --------                        --------
        Total liabilities
          and
          stockholders'
          equity          $201,228                           $187,439                        $162,598

Net interest income                  $6,029                            $ 5,404                           $ 4,872
Interest rate spread (4)                         2.75%                            2.44%                              2.62%
Net yield on interest-
  earning assets (5)                             3.11%                            2.98%                              3.10%
Ratio of average interest-
  earning assets to average
  interest-bearing liabilities                   1.09X                            1.11X                              1.10X


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

                                                  Year ended June 30,                      Year ended June 30,
                                                    2002 vs. 2001                            2001 vs. 2000
                                                  Increase (Decrease)                      Increase (Decrease)
                                                      Due to                                   Due to
                                      ---------------------------------------     -------------------------------------
                                                              Rate/                                     Rate/
                                      Volume       Rate       Volume      Net     Volume      Rate     Volume       Net
                                      ------       ----       ------      ---     ------      ----     ------       ---
                                                (Dollars in Thousands)                            (Dollars in  Thousands)
Interest income:
  Loans receivable                   $ 1,003    $(1,091)   $   (98)   $  (186)   $ 1,509    $   320    $    55    $ 1,884
  Mortgage-backed securities and
     Investment securities                89       (660)       (16)      (587)       349        212         22        583
  Other interest-earning  assets         (30)      (143)        13       (160)        43        (54)        (8)       (19)
                                     -------    -------    -------    -------    -------    -------    -------    -------

     Total interest-earning assets     1,062     (1,894)      (101)      (933)     1,901        478         69      2,448
                                     -------    -------    -------    -------    -------    -------    -------    -------

Interest expense:
  Transaction accounts                    23        (33)        (8)       (18)         8         (4)        --          4
  Savings accounts                        64        (55)       (39)       (30)        (3)        (8)        --        (11)
  Money markets                           30       (172)       (16)      (158)       (21)        36         (3)        12
  Certificates of deposit                814       (523)      (119)       172        456        369         59        884
  Other liabilities                     (380)    (1,239)        95     (1,524)       746        231         50      1,027
                                     -------    -------    -------    -------    -------    -------    -------    -------
   Total  interest-bearing
      liabilities                        551     (2,022)       (87)    (1,558)     1,186        624        106      1,916
                                     -------    -------    -------    -------    -------    -------    -------    -------

Net change in interest income        $   511    $   128    $   (14)   $   625    $   715    $  (146)   $   (37)   $   532
                                     =======    =======    =======    =======    =======    =======    =======    =======

Financial Condition

General. The Company's total assets increased $9,092,000, or 4.6%, to $206,145,000 at June 30, 2002 from $197,053,000 at June 30, 2001. This increase was primarily the result of a $9,317,000 increase in the Company's net loan portfolio.

Loans receivable, net, increased $9,317,000 to $139,748,000 at June 30, 2002 from $130,431,000 at June 30, 2001. The increase in loans receivable, net, was primarily the result of increases of $4,656,000 in loans on one-to-four family residences, $7,032,000 in loans secured by other properties and $3,752,000 in commercial business loans, offset by decreases of $1,481,000 in construction loans, $1,602,000 in participations sold, $479,000 in consumer loans and $1,777,000 in loan participations sold, net deferred loan origination fees and allowance for loan losses. The increase in loans receivable, net, is primarily attributable to management efforts to increase lending activity and the opening of the new Bank branch in Farmington.

At June 30, 2002, total liabilities increased $7,689,000 to $189,762,000 from $182,073,000 at June 30, 2001. The increase in total liabilities at June 30, 2002 was primarily attributable to an increase in deposits of $3,789,000 and an increase in advances from the Federal Home Loan Bank ("FHLB") of $4,280,000.

The increase in deposits was primarily the result of growth in the Company's Transaction and NOW accounts and Savings deposits, offset by a decrease in Time deposits. From June 30, 2001 to June 30, 2002 Transaction and NOW accounts increased $4,954,000 from $15,463,000 to $20,417,000 and Savings deposits increased $2,784,000 from $14,522,000 to $17,306,000, while Time deposits decreased  $4,049,000  from  $76,676,000  to  $72,627,000.  The decrease in time deposits is primarily due to a decrease in the Bank's public fund Time deposits.

The Bank funds loans primarily from deposits and Federal Home Loan Bank borrowings. Borrowings increased $4,280,000 from $72,106,000 at June 30, 2001 to $76,386,000 at June 30, 2002. Borrowings were primarily used to fund loans.

The Company offers its corporate customers an investment product fashioned in the form of a repurchase agreement. Under the terms of the agreement, deposits in designated demand accounts of the customers are swept daily into an investment vehicle, through which the funds are used to purchase an interest in designated marketable securities. The Company in turn agrees to repurchase these investments on a daily basis, paying the customer the daily interest earned based on current market rates. At June 30, 2002, repurchase agreements totaled $1,235,000, a decrease of $89,000 from June 30, 2001.

Total stockholders' equity at June 30, 2002 increased $1,404,000 to $16,383,000 from $14,979,000 at June 30, 2001. The increase in stockholders' equity reflects net income of $1,611,000, and dividends paid to stockholders of $429,000, partially offset by minor changes in additional paid-in capital and unearned ESOP stock for the year ended June 30, 2002.

Comparison of Operating Results for Years Ended June 30, 2002 and 2001

General. Net earnings decreased $49,000 or 2.9% to $1,611,000 for the year ended June 30, 2002 from $1,660,000 for the year ended June 30, 2001. The decrease in earnings is primarily the result of an increase in net interest earnings of $625,000 and a $125,000 decrease in the provision for loan losses, offset by a decrease of $28,000 in non-interest earnings, a $680,000 increase in non-interest expense and a $91,000 increase in income tax expense.

Interest Earnings. Total interest earnings totaled $13,504,000 for the year ended June 30, 2002, a decrease of $933,000 from the $14,437,000 for the year ended June 30, 2001. The decrease is primarily due to a decline in rates on the Bank's lending and investment activities. See average balance sheet on page 9 and rate/volume analysis on page 10.

Interest Expense. Total interest expense decreased $1,558,000 from $9,033,000 for the year ended June 30, 2001, to $7,475,000 for the year ended June 30, 2002, primarily due to a decrease in the volume of time deposits and a decline in the rates on interest bearing deposits and FHLB borrowings. See average balance sheet on page 9 and rate/volume analysis on page 10.

Provision for Losses on Loans. The Company maintains an allowance for loan losses based upon management's periodic evaluation of known and inherent risks in the loan portfolio, past loss experience, adverse situations that may affect the borrower's ability to repay loans, estimated value of the underlying collateral and current and expected market conditions. The provision for loan loss was $220,000 and $345,000 for the years ended June 30, 2002 and 2001, respectively. The decrease in the provision for loan losses is a result of substantially less growth in the Company's loans receivable, net, for the year compared to the prior year. Loans receivable, net increased only $9,317,000 during the year ended June 30, 2002, which is $11,337,000 less than the $20,654,000 increase in loans receivable, net, during the year ended June 30, 2001. While the Company maintains its allowance for losses at a level, which it considers to be adequate at the balance sheet date, there can be no assurance that further additions will not be made to the loss allowances and that such losses will not exceed the estimated amounts.

Non-Interest Earnings. Total non-interest earnings decreased by $28,000 or 6.7% from $418,000 for the year ended June 30, 2001 to $390,000 for the year ended June 30, 2002. This decrease was primarily due to decreased miscellaneous income of $23,000, a decrease in net gains from the sale of available-for-sale loans and securities of $7,000 and decreased service charge income of $2,000, offset by an increase in income from real estate operations of $4,000. The decrease in miscellaneous income is a result of recognition of a $21,000 gain on the sale of other real estate owned and proceeds received of $6,000 from a winning raffle ticket in the year ended June 30, 2001, offset by a $4,000 increase in commission fees collected from credit card merchant sales for the year ended June 30, 2002.

Non-Interest Expense. Total non-interest expense increased $680,000 or 22.2% from $3,060,000 for the year ended June 30, 2001 to $3,740,000 for the year ended June 30, 2002. The most significant changes in non-interest expenses were increases in compensation and benefits, data processing, occupancy costs, professional fees, stationary, printing, and office supplies. The $362,000 increase in compensation and benefits expense reflects a $228,000 increase in general salaries and benefits expense primarily due to the hiring of nine employees to staff the Bank's new branch, two other additions to staff and general merit increases in administrative and other employee salaries. Other increases in compensation and benefits included $50,000 in expense related to employee stock compensation plans and $84,000 due to the repurchase of stock from an employee exercise/sale of stock options. Data processing expense increased by $51,000 due to increased service bureau expense resulting from growth in the number of deposit and loan accounts serviced and a change to a new service bureau provider. Occupancy costs increased $99,000 due primarily to increases in depreciation for furniture, fixtures, and equipment, resulting from the purchase of equipment needed to operate the new service bureau format and equipment purchased for the new branch. The increase in professional fees of $24,000 was due to increases in audit, accounting, and legal fees. Stationary, printing and office supplies increased $42,000 primarily as the result of the purchase of new forms required for the new service bureau and the purchase of forms and supplies for the new branch.

Income Tax Expense. Income tax expense increased $91,000 or 12% from $757,000 for the year ended June 30, 2001 to $848,000 for the year ended June 30, 2002. This increase was primarily attributable to a decrease in deductible temporary differences of FHLB Stock Dividends of $51,000 and an increase in temporary non-deductible differences resulting from employee stock ownership plan expenses of $42,000 offset by certain other temporary and permanent differences.


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

The Bank's most liquid assets are cash and cash equivalents, which include investments in highly liquid short-term investments. The level of these assets is dependent on the Company's operating, financing, and investing activities during any given period. At June 30, 2002, cash and cash equivalents totaled $5,651,000. The Bank has an additional source of liquidity if a need for additional funds should arise, that being FHLB of Dallas advances. The Bank also has the ability to borrow against mortgage-backed and other securities. At June 30, 2002, the Bank had outstanding borrowings from the FHLB of Dallas of $76,386,000. Some of these outstanding borrowings were used to fund loans and purchase additional investment securities.

The primary investment activity of the Bank is the origination of loans; primarily mortgage loans. During the year ended June 30, 2002, the Bank originated $57,306,000 in total loans (including loan participations purchased), of which $42,518,000 were mortgage loans. Another investment activity of the Bank is the investment of funds in U.S. Government agency securities, mortgage-backed securities, collateralized mortgage obligations, federal funds, readily marketable equity securities, municipal general obligation revenue bonds, and FHLB of Dallas overnight funds. During periods when the Bank's loan demand is limited, the Bank may purchase short-term investment securities to obtain a higher yield than otherwise available.

The Company's cash flows are comprised of three primary classifications: cash flows from operating activities, investing activities and financing activities. Cash flows from operating activities, consisting principally of net earnings, provision for loan losses, amortization of investment and mortgage-backed securities premiums and discounts, stock based compensation costs and income taxes less disbursements of interest and dividends, and loan origination fees, were $1,575,000 and $2,117,000 for the years ended June 30, 2002 and 2001, respectively. Net cash used for investing activities consisting primarily of disbursement of loan originations and investment and mortgage-backed security purchases, offset by principal collections on loans and proceeds from the maturities of investment securities and mortgage-backed securities, were $7,559,000 and $18,442,000 for the years ended June 30, 2002 and 2001, respectively. Net cash provided from financing activities consisting primarily of net activity in deposit and escrow accounts and the proceeds received from FHLB advances, were $7,373,000 and $16,497,000 for the years ended June 30, 2002 and 2001, respectively.

The Bank anticipates that it will have sufficient funds available to meet its current commitments. As of June 30, 2002, the Bank had commitments to fund loans of $9,833,000. Certificates of deposit scheduled to mature in one year or less totaled $48,012,000. Based on historical withdrawals and outflows, and on internal monthly deposit reports monitored by management, management believes that a majority of deposits will remain with the Bank. As a result, no adverse liquidity effects are expected.

At June 30, 2002, the Bank exceeded each of the three OTS capital requirements on a fully phased in basis. See Note 8 to the Consolidated Financial Statements.

NEFF + RICCI LLP
-----------------------------
CERTIFIED PUBLIC ACCOUNTANTS
6100 UPTOWN BLVD NE SUITE 400
ALBUQUERQUE NM  87110



                          Independent Auditors' Report


Board of Directors
GFSB Bancorp, Inc.
Gallup, New Mexico


We have audited the accompanying consolidated statements of financial condition of GFSB Bancorp, Inc. (a Delaware corporation) and Subsidiary as of June 30, 2002 and 2001, and the related consolidated statements of earnings and comprehensive earnings, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GFSB Bancorp, Inc. and Subsidiary as of June 30, 2002 and 2001, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/Neff + Ricci LLP

Albuquerque, New Mexico
July 26, 2002

GFSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
June 30, 2002 and 2001



ASSETS
                                                                   2002                 2001

     Cash and due from banks                                  $   4,825,439            3,216,000
     Interest-bearing deposits with banks                           826,052            1,046,254
     Available-for-sale investment securities                    23,973,426           21,804,107
     Available-for-sale mortgage-backed securities               27,290,274           32,376,812
     Held-to-maturity investment securities                       1,405,403            1,945,720
     Stock of Federal Home Loan Bank, at cost, restricted         4,218,500            3,649,000
     Loans receivable, net, substantially pledged               139,748,188          130,430,937
     Accrued interest and dividends receivable                    1,073,201            1,185,400
     Premises and equipment                                       2,511,173            1,323,770
     Prepaid and other assets                                       273,413               74,624
                                                              -----------------------------------

                Total assets                                  $ 206,145,069          197,052,624
                                                              ===================================



See Notes to Financial Statements.


LIABILITIES AND STOCKHOLDERS' EQUITY
                                                                                   2002                 2001

     Transaction and NOW accounts                                             $  20,417,085           15,462,712
     Savings deposits                                                            17,305,540           14,521,879
     Time deposits                                                               72,626,849           76,675,576
     Advances from the Federal Home Loan Bank                                    76,386,455           72,105,997
     Repurchase agreements                                                        1,234,857            1,324,335
     Accrued interest payable                                                       448,955              473,446
     Advances from borrowers for taxes and insurance                                416,575              440,048
     Accounts payable and accrued liabilities                                       245,409              219,855
     Deferred income taxes                                                          568,728              555,191
     Dividends declared and payable                                                 110,506               98,453
     Income taxes payable                                                             1,168              195,854
                                                                             ------------------------------------

               Total liabilities                                                189,762,127          182,073,346
                                                                             ------------------------------------

Commitments and Contingencies                                                             -                    -

Stockholders' Equity
     Common stock, $.10 par value, 1,500,000 shares authorized;
        1,150,106 shares in 2002 and 2001 issued and outstanding                    115,011              115,011
     Preferred stock, $.10 par value, 500,000 shares authorized;
        no shares issued or outstanding                                                   -                    -
     Additional paid-in capital                                                   2,761,251            2,630,860
     Unearned ESOP stock                                                           (207,926)            (272,480)
     Retained earnings, substantially restricted                                 12,420,358           11,237,917
     Accumulated other comprehensive earnings                                     1,294,248            1,267,970
                                                                             ------------------------------------

               Total stockholders' equity                                        16,382,942           14,979,278
                                                                             ------------------------------------

               Total liabilities and stockholders' equity                    $  206,145,069          197,052,624
                                                                             ===================================

GFSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
AND COMPREHENSIVE EARNINGS
Years Ended June 30, 2002 and 2001

                                                                                      2002               2001
Interest Earnings
     Loans receivable
         Mortgage loans                                                         $   8,217,548          8,360,060
         Commercial loans                                                           1,244,999          1,229,761
         Share and consumer loans                                                     454,954            612,717
         Service fee income                                                           440,369            341,680
     Investment and mortgage-backed securities                                      2,996,693          3,583,835
     Other interest-earning assets                                                    149,599            308,906
                                                                                ---------------------------------

                Total interest earnings                                            13,504,162         14,436,959
                                                                                ---------------------------------

Interest Expense
     Deposits                                                                       4,060,294          4,093,573
     Advances from Federal Home Loan Bank                                           3,400,295          4,873,600
     Repurchase agreements                                                             14,475             65,610
                                                                                ---------------------------------

                Total interest expense                                              7,475,064          9,032,783
                                                                                ---------------------------------

                Net interest earnings                                               6,029,098          5,404,176

Provision for Loan Losses                                                             220,000            345,000
                                                                                ---------------------------------

                Net interest earnings after provision
                   for loan losses                                                  5,809,098          5,059,176
                                                                                ---------------------------------

Non-Interest Earnings
     Service charge income                                                            295,579            297,565
     Miscellaneous income                                                              50,369             68,999
     Gain from sales of loans                                                          34,289             35,664
     Gain on sale of available-for-sale securities                                     10,000             16,297
     Loss on sale of available-for-sale securities                                          -               (335)
                                                                                ---------------------------------

                Total non-interest earnings                                           390,237            418,190
                                                                                ---------------------------------

Non-Interest Expense
     Compensation and benefits                                                      2,089,018          1,726,948
     Insurance and SAIF Premiums                                                       60,215             50,044
     Stationery, printing, and office supplies                                        117,465             75,683
     ATM expense                                                                       50,311             47,859
     Supervisory exam fees                                                             55,378             46,211
     Postage                                                                           61,697             42,234


See Notes to Financial Statements.

GFSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
AND COMPREHENSIVE EARNINGS - CONTINUED
Years Ended June 30, 2002 and 2001



                                                                                      2002               2001

Non-Interest Expense - Continued
     Other                                                                      $     311,042            277,534
     Occupancy                                                                        451,080            351,786
     Data processing                                                                  317,350            266,409
     Professional fees                                                                106,602             82,353
     Advertising                                                                       94,060             76,543
     Stock services                                                                    26,194             16,680
                                                                                ---------------------------------

                Total non-interest expense                                          3,740,412          3,060,284
                                                                                ---------------------------------

Earnings before Income Taxes                                                        2,458,923          2,417,082
                                                                                ---------------------------------

Income Tax Expense
     Currently payable                                                                834,088            760,355
     Deferred benefit                                                                  13,537             (3,488)
                                                                                ---------------------------------

                Total income tax expense                                              847,625            756,867
                                                                                ---------------------------------

                Net earnings                                                        1,611,298          1,660,215

Other Comprehensive Earnings
     Unrealized investment gains, net of tax of
         $13,537 in 2002 and $586,040 in 2001                                          26,278          1,137,607
                                                                                ---------------------------------

                Net comprehensive earnings                                      $   1,637,576          2,797,822
                                                                                =================================

Basic Net Earnings per Share                                                             1.46               1.50

Dilutive Net Earnings per Share                                                          1.41               1.46

Weighted average number of common shares
     outstanding-basic                                                              1,105,068          1,107,243
Weighted average number of common shares
     outstanding-dilutive                                                           1,143,528          1,139,951


See Notes to Financial Statements.

GFSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF CHANGES
IN STOCKHOLDERS' EQUITY
Years Ended June 30, 2002 and 2001

                                                                                                        Accumulated
                                            Common Stock          Additional    Unearned                  Other
                                       -----------------------      Paid-in       ESOP       Retained  Comprehensive
                                           Shares      Amount       Capital       Stock      Earnings    Earnings       Total
                                           ------      ------       -------       -----      --------    --------       -----

Balances, June 30, 2000                   940,958   $  94,096   $  2,810,626    (323,911)   9,974,531       130,363   12,685,705
                                                                                                                    -------------

Comprehensive earnings
     Net earnings                               -           -              -           -    1,660,215             -    1,660,215
     Unrealized gain on available
         for sale securities,
         net of taxes                           -           -              -           -            -     1,137,607    1,137,607
                                                                                                                    -------------

             Total comprehensive
               earnings                                                                                                2,797,822
                                                                                                                    -------------

Distribution of stock vested
     under the management stock
     bonus plan                                 -           -         50,513           -            -             -       50,513
Acquisition of common stock by
     the Company under the stock
     repurchase plan                      (21,766)     (2,176)      (289,753)          -            -             -     (291,929)
Released and committed to be
     released 13,990.8389 shares
     of common stock owned
     by the ESOP                                -           -         59,474      51,431            -             -      110,905
Issuance of stock dividend                230,914      23,091              -           -      (23,091)            -            -
Cash paid on fractional shares
     in lieu of stock dividend                  -           -              -           -       (1,281)            -       (1,281)
Dividends declared and paid to
     stockholders                               -           -              -           -     (372,457)            -     (372,457)
                                       ------------------------------------------------------------------------------------------

Balances, June 30, 2001                 1,150,106     115,011      2,630,860    (272,480)  11,237,917     1,267,970   14,979,278
                                       ------------------------------------------------------------------------------------------

Comprehensive earnings
     Net earnings                               -           -              -           -    1,611,298             -    1,611,298
     Unrealized gain on
         available for sale
         securities,
         net of taxes                           -           -              -           -            -        26,278       26,278
                                                                                                                    -------------

            Total comprehensive
              earnings                                                                                                 1,637,576
                                                                                                                    -------------
Distribution of stock vested
     under the management
     stock bonus plan                           -           -         29,245           -            -             -       29,245
Stock issued upon exercise
     of stock options                      15,937       1,594        128,240                                             129,834
Expense incurred by the Company
     for stock purchased within
     six months of exercise
     of related options                         -           -         83,867           -            -             -       83,867
Acquisition of common stock
     by the Company under
     the stock repurchase plan            (15,937)     (1,594)      (212,107)          -            -             -     (213,701)
Released and committed to be
     released 17,199.6449
     shares of common stock
     owned by the ESOP                          -           -        101,146      64,554            -             -      165,700
Dividends declared and paid to
     stockholders                               -           -              -           -     (428,857)            -     (428,857)
                                       ------------------------------------------------------------------------------------------

Balances, June 30, 2002                 1,150,106   $ 115,011   $  2,761,251    (207,926)  12,420,358     1,294,248   16,382,942
                                       ==========================================================================================

See Notes to Financial Statements.

                                       19 - 20

GFSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years Ended June 30, 2002 and 2001

                                                                                          2002              2001
Cash Flows from Operating Activities
     Net earnings                                                                  $    1,611,298         1,660,215
     Adjustments to reconcile net earnings to net cash
        provided by operations:
            Deferred loan origination fees                                               (440,369)         (341,680)
            Gain on sale of loans and securities                                          (44,289)          (51,626)
            Provision for loan losses                                                     220,000           345,000
            Depreciation of premises and equipment                                        233,919           191,450
            Amortization of investment and mortgage-backed
               securities premiums                                                        121,568            72,049
            Stock dividend on FHLB stock                                                 (121,828)         (249,135)
            Release of ESOP stock                                                         165,700           110,905
            Stock compensation under management bonus stock plan                           31,506            41,503
            Stock compensation resulting from stock purchased by
               the Company within six months of exercise
               of related options                                                          83,867              --
            Provision (benefit) for deferred income taxes                                  13,537            (3,489)
     Netchanges in  operating  assets and  liabilities:  (Increase)  decrease in assets:
            Accrued interest and dividends receivable                                     112,199          (151,426)
            Prepaid and other assets                                                     (198,789)          161,259
            Income taxes receivable                                                      (194,686)          195,854
        Increase (decrease) in liabilities:
            Accrued interest payable                                                      (24,492)          185,096
            Accounts payable and other accrued liabilities                                 (5,952)          (58,999)
            Dividends declared and payable                                                 12,053             9,578
                                                                                   --------------------------------

               Net cash provided by operating activities                                1,575,242         2,116,554
                                                                                   --------------------------------

Cash Flows from Investing Activities
     Purchase of premises and equipment                                                (1,421,322)         (219,172)
     Loan origination and principal repayment on loans, net                           (11,465,225)      (22,460,289)
     Proceeds from the sale of loans                                                    2,402,632         1,838,965
     Principal payments on mortgage-backed securities                                  10,183,665         5,346,685
     Principal payments on available-for-sale securities                                3,049,992           928,643
     Principal payments on held-to-maturity securities                                     25,000            10,000
     Purchases of mortgage-backed securities                                           (5,144,006)      (10,054,928)
     Purchases of available-for-sale securities                                        (6,572,405)       (5,170,323)
     Purchases of held-to-maturity securities                                                --            (270,000)
     Maturities and proceeds from sale of available-for-sale
        securities                                                                      1,310,000         9,072,813
     Maturities and proceeds from sale of available-for-sale
        mortgage-backed securities                                                        520,000         1,728,391
     (Purchase of) proceeds from FHLB stock                                              (447,672)          807,035
                                                                                   --------------------------------

               Net cash used by investing activities                                   (7,559,341)      (18,442,180)
                                                                                   --------------------------------

See Notes to Financial Statements

GFSB BANCORP, INC
CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED
Years Ended June 30, 2002 and 2001


                                                                                          2002              2001
Cash Flows from Financing Activities
     Net increase in transaction accounts, passbook savings
        money market accounts, and certificates of deposit                         $    3,689,308        26,712,222
     Repurchase agreements                                                                (89,478)        1,093,496
     Net increase (decrease) in mortgage escrow finds                                     (23,473)          134,139
     Proceeds from FHLB advance                                                       688,853,462     1,718,812,746
     Repayments on FHLB advances                                                     (684,573,004)   (1,729,641,815)
     Purchase of GFSB Bancorp stock under the stock
        repurchase plan in cash                                                          (213,701)         (291,929)
     Dividends paid or to be paid in cash                                                (428,857)         (372,457)
     Proceeds from exercise of stock options                                              129,834              --
     Price paid for vested management bonus stock plan stock                               29,245            50,513
                                                                                   --------------------------------

               Net cash provided by financing activities                                7,373,336        16,496,915
                                                                                   --------------------------------

Increase in cash and cash equivalents                                                   1,389,237           171,289

Cash and cash equivalents at beginning of year                                          4,262,254         4,090,965
                                                                                   --------------------------------

Cash and cash equivalents at end of year                                           $    5,651,491         4,262,254
                                                                                   ================================

Supplemental Disclosures Cash paid during the year for:
        Interest on deposits and advances                                          $    7,485,081         8,847,695
        Income taxes                                                                    1,034,208           628,240

     Change in unrealized gain, net of deferred taxes on
        available-for-sale securities (other comprehensive
        earnings)                                                                          26,278         1,137,607

     Supplemental schedule of noncash and financing activities
        Issuance of stock dividend                                                             --            23,091


See Notes to Financial Statements.

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002


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

Cash and Cash Equivalents. Cash and cash equivalents include cash on hand, cash items, amounts due from banks, amounts held with the Federal Reserve Bank, interest bearing deposits with the Federal Home Loan Bank, and time deposits. For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments with original maturities of three months or less to be cash equivalents. The amounts in each of these above categories are as follows:

                                                2002         2001

           Cash on hand                      $1,620,315    1,054,347
           Cash items                            13,765     (105,372)
           Amounts due from banks             2,808,981    2,227,183
           Interest bearing deposits            628,052      650,255
           Time deposits                        198,000      396,000
           Federal Reserve Bank deposits        382,378       39,841
                                             ----------   ----------

           Total cash and cash equivalents   $5,651,491    4,262,254
                                             ==========    =========

The amounts due from banks includes $67,058 and $55,376 for the years ended June 30, 2002 and 2001, respectively, held in trust by the Company for the employees awarded stock under the Management Stock Bonus Plan. The amount represents dividends earned on non-vested shares.

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002


NOTE 1.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
               (CONTINUED)

Available-for-Sale Investment Securities. All available-for-sale investment securities are stated at fair value. The Company has recorded a net unrealized gain, net of deferred income taxes, as accumulated comprehensive income. Realized gains and losses on the sale of investment securities are determined using the specific identification method when such sales occur. The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the period of maturity.

Available-for-Sale Mortgage-Backed Securities. All mortgaged-backed and related securities are stated at fair value. The Company has recorded a net unrealized gain, net of deferred income taxes, as accumulated comprehensive income. Realized gains and losses on the sale of mortgage-backed securities are determined using the specific identification method when such sales occur. All sales are made without recourse. The amortization of premiums and accretion of discounts are recognized in interest income using methods approximating the interest method over the remaining period of maturity.

Held-to-Maturity  Securities.  Government,  Federal  agency,  and corporate debt securities that management has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts that are recognized in interest income using methods approximating the interest method over the period to maturity. All hold-to-maturity securities are recorded at amortized cost.

At June 30, 2002 the Company had no outstanding commitments to sell any securities.

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

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002


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

Loans Held-For-Sale. Loans held-for-sale are those loans the Company has the intent to sell in the foreseeable future. Loans held-for-sale are carried at the lower of aggregate cost or market value. Gains and losses on sales of loans are recognized at settlement dates and are determined by the difference between sales proceeds and carrying value of the loans.

Mortgage loans sold to others are not included in the accompanying statements of financial condition. For the years ended June 30, 2002 and 2001, $2,402,632 and $1,838,965, respectively, of loans have been sold. No servicing rights were retained on these loans. Gains on the sale of these loans were $34,289 in 2002 and $35,664 in 2001.

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

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002


NOTE 1.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
               (CONTINUED)

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

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002



NOTE 1.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
               (CONTINUED)

               Short-term  borrowings.  - The  carrying  amounts  of  short-term
               borrowings   approximate   their  fair  values   given  that  the
               borrowings are at the Bank's current incremental borrowing rate.

               Off-balance sheet instruments. - Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counter parties' credit standings.

Financial Instruments. In the ordinary course of business the Company has entered into off-balance sheet financial instruments consisting of commitments to extend credit and commercial letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that effect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

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

Reclassifications.   Certain  reclassifications  have  been  made  to  the  2001 financial statements to conform to 2002 presentation.

Recent Accounting Developments. In July of 2001, the Financial Accounting Standards Board (FSAB) issued SFAS No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 establishes accounting and reporting standards for business combinations. This Statement eliminates the use of the pooling-of-interest method of accounting for business combinations, requiring future business

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002



NOTE 1.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
               (CONTINUED)

combinations to be accounted for using the purchase method of accounting. Additionally, SFAS No. 141 enhances the disclosures related to business combinations and requires that all intangible assets acquired in a business combination be reported separately from goodwill. These intangible assets must then be assigned to a specifically identified reporting unit and assigned a useful life. The provisions of this Statement apply to all business combinations initiated after June 30, 2001. This Statement also applies to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later. The adoption of this Statement did not impact the Company's financial position or results of operations.

SFAS No. 142 establishes accounting and reporting standards for goodwill and other intangible assets. With the adoption of this Statement, goodwill is no longer subject to amortization over its estimated useful life. Goodwill will be subject to, at least, an annual assessment for impairment by applying a two step fair-value based test. Additionally, SFAS No. 142 enhances the disclosures related to goodwill and intangible assets. The adoption of this statement did not impact the Company's financial position or results of operations.

In August of 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. This Statement amends SFAS No. 19 Financial Accounting and
Reporting by Oil and Gas Producing Companies. SFAS No. 143 applies to all entities and addresses financial accounting and reporting of obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. Because all asset retirement obligations that fall within the scope of this Statement and their related asset retirement cost will be accounted for consistently, financial statements of different entities will be more comparable. This Statement is effective for financial statements issued for fiscal years beginning after June 15, 2002; however, earlier applications is encouraged. The Company will adopt SFAS No. 143 on July 1, 2002. The adoption of this statement has no impact on the Company's financial position or results of operations.

SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, was issued in August 2001. SFAS No. 144 supercedes both SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of, which previously governed impairment of long-lived assets, and APB Opinion No. 30, Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions, which addressed the disposal of a business segment. This Statement improves financial reporting by requiring one accounting model be used for long-lived assets to be disposed of by sale and by broadening the presentation of discontinued operations to include more disposal transactions. The adoption of this statement did not impact the Company's financial position or results of operations.

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002


NOTE 1.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
               (CONTINUED)

In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. This Statement rescinds FASB Statement No. 4, Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that Statement, FASB Statement No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. This Statement also rescinds FASB Statement No. 44, Accounting for Intangible Assets of Motor Carriers. This Statement also amends FASB Statement No. 13, Accounting for Leases, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modification that have economic effects that are similar to sale-leaseback transactions. The adoption of this statement did not impact the Company's financial position or results of operations.

In June 2002, the FASB issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit and Activity (including Certain Costs Incurred in a Restructuring). The adoption of this statement did not impact the Company's financial position or results of operations.


NOTE 2.        AVAILABLE-FOR-SALE MORTGAGE-BACKED SECURITIES

The   carrying   values  and   estimated   fair  values  of   available-for-sale
mortgage-backed securities are summarized as follows:

                                                                                   Gross             Gross
                                             Unamortized                        Unrealized        Unrealized
                            Principal         Premiums         Amortized          Holding           Holding           Fair
    June 30, 2002            Balance         (Discounts)         Cost              Gains            Losses            Value
   FNMA ARM
     Certificates     $     16,187,116          389,325        16,576,441          125,163         (100,474)        16,601,130
   FHLMC ARM
     Certificates            1,978,687           36,715         2,015,402           25,874           (5,902)         2,035,374
   GNMA ARM
     Certificates            5,109,428          154,295         5,263,723           37,121                -          5,300,844
   SBA                         485,190                -           485,190           16,931                -            502,121
   Mortgage Pass-
     through
     Certificates            2,780,215          (52,812)        2,727,403          123,402                -          2,850,805
                      --------------------------------------------------------------------------------------------------------

                      $     26,540,636          527,523        27,068,159          328,491         (106,376)        27,290,274
                      ========================================================================================================

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002


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
                      ========================================================================================================


During the years ended June 30, 2002 and 2001, the Company did not have any proceeds from the sales of mortgage-backed securities. The Company had pledged $15,520,259 and $14,357,452 (current face) at June 30, 2002 and 2001, respectively, in mortgage-backed and investment securities to public entities who have on deposit amounts in excess of the federally insured limit. The Company also had pledged $387,569 and $451,281 at June 30, 2002 and 2001, respectively, in mortgage-backed securities to the Federal Reserve Bank for its Treasury Tax and Loan Account.

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002


NOTE 3.        INVESTMENTS

The amortized cost and fair values of investment securities are summarized as follows:

Available-for-sale:

                                                    Gross            Gross
                                                  Unrealized       Unrealized
                                   Amortized       Holding          Holding          Fair
                                     Cost           Gains           Losses           Value
    June 30, 2002
    Mutual funds                $  2,822,370          5,743              --       2,828,113
    US agency securities           2,699,931         71,164              --       2,771,095
    FHLMC stock                        7,786      1,337,635              --       1,345,421
    Tax-exempt securities          5,357,306        252,317              --       5,609,623
    FNMA/SLMA preferred            1,500,000             --              --       1,500,000
    CMO                            7,854,533         85,774          (1,133)      7,939,174
    SLMA asset-backed note         1,992,633             --         (12,633)      1,980,000
                                -----------------------------------------------------------

                                $ 22,234,559      1,752,633         (13,766)     23,973,426
                                ===========================================================

    June 30, 2001
    Mutual funds                $  2,716,697            287              --       2,716,984
    US agency securities           1,191,931         45,457              --       1,237,388
    FHLMC stock                        7,786      1,531,094              --       1,538,880
    Tax-exempt securities          4,956,816        173,459         (10,865)      5,119,410
    FNMA/SLMA preferred            2,505,771         12,880          (9,901)      2,508,750
    CMO                            6,562,997        140,088            (390)      6,702,695
    SLMA asset-backed note         1,992,185             --         (12,185)      1,980,000
                                -----------------------------------------------------------

                                $ 19,934,183      1,903,265         (33,341)     21,804,107
                                ===========================================================
Held-to-maturity:

   June 30, 2002
    Tax-exempt securities       $    409,996         10,031              --         420,027
    Corporate debt securities        995,407             --            (407)        995,000
                                -----------------------------------------------------------

                                $  1,405,403         10,031            (407)      1,415,027
                                ===========================================================

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002


NOTE 3.        INVESTMENTS (CONTINUED)

                                                      Gross              Gross
                                                   Unrealized         Unrealized
                                  Amortized          Holding            Holding          Fair
                                    Cost              Gains             Losses           Value
   June 30, 2001
    Tax-exempt securities        $   954,995             3,442          (11,551)          946,886
    Corporate debt securities        990,725             4,275                -           995,000
                                 ----------------------------------------------------------------

                                 $ 1,945,720             7,717          (11,551)        1,941,886
                                 ================================================================

The amortized cost and fair value of all debt securities by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                               Amortized       Fair
                                                 Cost          Value
Available-for-sale:
    Due within one year                      $ 1,282,574     1,308,761
    Due after one year through five years      1,853,088     1,918,554
    Due after five years through ten years       304,016       313,263
    Due after ten years                        4,617,559     4,840,140
    Mutual funds                               2,822,370     2,828,113
    FHLMC stock                                    7,786     1,345,421
    FNMA                                       1,500,000     1,500,000
    SLMA asset-backed note                     1,992,633     1,980,000
    CMO                                        7,854,533     7,939,174
    Mortgage-backed securities                27,068,159    27,290,274
                                             -------------------------

                                             $49,302,718    51,263,700
                                             =========================
Held-to-maturity:
    Due within one year                      $   995,407       995,000
    Due after one year through five years        144,996       154,620
    Due after five years through ten years            --            --
    Due after ten years                          265,000       265,407
                                             -------------------------

                                             $ 1,405,403     1,415,027
                                             =========================

During the years ended June 30, 2002 and 2001,  $1,830,000  and  $10,801,203  in
investments were sold, respectively.

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002


NOTE 4.        LOANS RECEIVABLE

Loans receivable are summarized as follows:

                                                                                         2002             2001
    First mortgage loans (principally conventional)
        Principal balances
           Secured by one-to-four family residences                                $  79,625,021       74,969,406
           Secured by other properties                                                22,947,175       15,915,258
           Construction loans                                                          4,745,701        6,226,951
        Loan participations purchased                                                 11,279,376       12,881,325
        Commercial loans                                                              21,794,673       18,042,355
        Consumer loans:
           Unsecured                                                                     262,949          206,167
           Loans secured by deposits                                                   1,452,693        1,187,725
           Secured by vehicles                                                         1,415,666        2,010,607
           Home equity lines                                                           1,999,951        1,871,632
           Other consumer                                                                385,224          819,125
        Loans held-for-sale                                                              296,610          980,000
                                                                                   ------------------------------
                                                                                     146,205,039      135,110,551
    Less
        Loan participations sold                                                      (4,706,133)      (3,155,852)
        Net deferred loan origination fees                                              (766,647)        (698,979)
        Allowance for loan losses                                                       (984,071)        (824,783)
                                                                                   ------------------------------

Total loans receivable                                                             $ 139,748,188      130,430,937
                                                                                   ==============================

Activity in the allowance for loan losses is summarized as follows:


    Balance at beginning of year                                                   $     824,783          512,570
    Provision charged to income                                                          220,000          345,000
    Charge-offs, recoveries and other, net                                               (60,712)         (32,787)
                                                                                   ------------------------------

Balance at end of year                                                             $     984,071          824,783
                                                                                   ==============================


The Company has commitments to fund new loans, lines, and letters of credit as follows:

    Fixed rate                                                                     $   2,002,000        2,287,000
    Variable rate                                                                      5,495,000        3,631,000
    Commitments for new originations                                                   2,336,000        2,113,000
                                                                                   ------------------------------

        Total                                                                      $   9,833,000        8,031,000
                                                                                   ==============================

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002


NOTE 4. LOANS RECEIVABLE (CONTINUED)

Fixed rate commitments at June 30, 2002 and 2001 had interest rates that ranged from 7.00% to 10.00%. Total loans with fixed rates were $108,613,828 and $100,679,119 at June 30, 2002 and 2001, respectively. Total loans with variable rates were $32,118,432 and $30,576,601 at June 30, 2002 and 2001, respectively.

Non-accrual and restructured loans for which interest has been reduced totaled $246,424 and $609,808 at June 30, 2002 and 2001, respectively. Interest income that was foregone amounted to $6,956 and $59,671 at June 30, 2002 and 2001, respectively.

The weighted average rate for the loan portfolio was 7.12% and 8.29% at June 30, 2002 and 2001, respectively.

There were no impaired loans at June 30, 2002 or 2001.

NOTE 5.        ACCRUED INTEREST AND DIVIDENDS RECEIVABLE

Accrued interest and dividends receivable is summarized as follows:

                                                    2002         2001

Loans receivable                                $  741,924      793,332
Available-for-sale investment securities           142,445      120,194
Available-for-sale mortgage-backed securities      169,692      229,084
Dividends                                           18,259       41,026
Time deposits                                          881        1,764
                                                -----------------------
Total accrued interest and dividends            $1,073,201    1,185,400
                                                =======================

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002


NOTE 6. PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:


                                                      Useful Life             2002               2001

    Buildings                                           40 years         $    1,506,206            876,246
    Furniture, fixtures, and equipment                5-10 years              1,082,221          1,021,265
    Parking lot improvements                             5 years                  5,265              5,265
    Leasehold improvements                            5-10 years                563,328            328,163
    Land                                                                        443,550            158,550
                                                                         ---------------------------------
                                                                              3,600,570          2,389,489
    Less allowance for depreciation                                           1,089,397          1,065,719
                                                                         ---------------------------------

    Total premises and equipment                                         $    2,511,173          1,323,770
                                                                         =================================


NOTE 7.        DEPOSITS

Deposits are summarized as follows:

                                                       Weighted
                                                        Average
                                                        Rate at                   June 30, 2002
                                                       June 30,        --------------------------------
                                                         2002                Amount             Percent

    Passbook savings accounts                             .74%         $      5,555,672          5.03%
    Money market accounts                                1.57                11,749,868         10.65
    Transaction and NOW accounts                          .94                20,417,085         18.50
                                                                       --------------------------------

                                                                             37,722,625         34.18
                                                                       --------------------------------

    Certificates of deposit:
        1.00%-3.00%                                      2.43                32,352,433         29.32
        3.01%-6.00%                                      4.85                30,938,631         28.04
        6.01%-7.00%                                      6.36                 8,815,984          7.99
        7.01%-8.00%                                      7.25                   519,801           .47
                                                                       --------------------------------
    Total certificates of deposit                                            72,626,849         65.82
                                                                       --------------------------------

    Total deposits                                                     $    110,349,474        100.00%
                                                                       ================================

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002


NOTE 7.        DEPOSITS (CONTINUED)

                                       Weighted
                                        Average
                                        Rate at
                                        June 30,            June 30, 2001
                                                 -------------------------------
                                          2001         Amount            Percent

    Passbook savings accounts             1.26%  $  4,626,219             4.33%
    Money market accounts                 3.00      9,895,660             9.28
    Transaction and NOW accounts          1.35     15,462,712            14.50
                                                 -------------------------------

                                                   29,984,591            28.11
                                                 -------------------------------

Certificates of deposit:
    4.00%-6.00%                           5.28%    39,814,847            37.33
    6.01%-7.00%                           6.27     36,360,331            34.09
    7.01%-8.00%                           7.24        500,398              .47
                                                 -------------------------------

    Total certificates of deposit                  76,675,576            71.89
                                                 -------------------------------

    Total deposits                               $106,660,167           100.00%
                                                 ===============================


The  aggregate  amount  of jumbo  certificates  with a minimum  denomination  of
$100,000  was   $36,945,033   and   $47,466,580  at  June  30,  2002  and  2001,
respectively.

Certificates of deposit by remaining maturity are as follows:

                                                    2002             2001

    Less than 1 year                          $    48,007,532        52,313,307
    1 year to 2 years                              14,596,795        11,533,293
    2 years to 3 years                              5,204,511         9,270,813
    3 years to 4 years                              1,040,327         1,060,959
    4 years to 5 years                              1,505,549           963,243
    Thereafter                                      2,272,135         1,533,961
                                              ---------------------------------

                                              $    72,626,849        76,675,576
                                              =================================

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002


NOTE 7.        DEPOSITS (CONTINUED)

Interest expense on deposits is summarized as follows:

                                                        2002             2001

    Certificates of deposit                    $     3,759,196         3,586,750
    Money market accounts                              164,245           322,020
    Passbook savings                                    60,669            90,616
    Transaction and NOW deposits                        76,184            94,187
                                               ---------------------------------

                                               $     4,060,294         4,093,573
                                               =================================


NOTE 8.        REPURCHASE AGREEMENTS

Under the terms of the repurchase agreement, deposits in designated demand accounts of the customer are put into an investment vehicle which is used daily to purchase an interest in designated marketable securities owned by the Bank. The Bank in turn agrees to repurchase these investments on a daily basis and pay the customer the daily interest earned on them. The amount of repurchase
agreements   was   $1,234,857   and  $1,324,335  at  June  30,  2002  and  2001,
respectively.


NOTE 9.        REGULATORY MATTERS AND RESTRICTIONS ON RETAINED
               EARNINGS

The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval. The Bank is also subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios set forth in the table below. Management believes, as of June 30, 2002 that the Bank meets all capital adequacy requirements to which it is subject.

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002


NOTE 9.        REGULATORY MATTERS AND RESTRICTIONS ON RETAINED
               EARNINGS (CONTINUED)

Current regulations require institutions to have a minimum regulatory tangible capital equal to 1.5% of total assets, a minimum 4% leverage capital ratio and an 8% risk-based capital ratio.

The Bank at June 30, 2002, meets the regulatory tangible capital and core capital requirements and the risk-based capital requirement of 8% of total risk-weighted assets.

The following is a reconciliation of the Bank's capital in accordance with generally accepted accounting principles (GAAP) to the three components of regulatory capital calculated under regulatory requirements at June 30, 2002:

                                    Tangible Capital                  Core Capital                  Risk-Based Capital
                           -------------------------------  ------------------------------   --------------------------------
                                Amount        Percent             Amount          Percent          Amount          Percent

   GAAP Capital            $    14,744,088                  $    14,744,088                    $  14,744,088

   Disallowed servicing
   assets, disallowed
   deferred tax assets,
   and other disallowed
   assets                         (352,033)                        (352,033)                        (352,033)

   Accumulated losses
   (gains) on certain
   available-for-sale
   securities                   (1,294,248)                      (1,294,248)                      (1,294,248)

   Unrealized (gains)
   losses on available-
   for-sale equity securities            -                                -                          604,520

   Other disallowed
   deferred tax
   liabilities                     254,027                          254,027                          254,027

   Qualifying general
   loan loss allowance                   -                                -                          984,071
                           ----------------------------------------------------------------------------------------------

   Regulatory capital
   computed                     13,351,834        6.56%          13,351,834        6.56%          14,940,425       11.64%

   Minimum capital
   requirement                   3,052,988        1.50%           8,141,302        4.00%          10,268,240        8.00%
                           ----------------------------------------------------------------------------------------------


   Regulatory capital
   excess                  $    10,298,846        5.06%     $     5,210,532        2.56%       $   4,672,185        3.64%
                           ==============================================================================================


GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002


NOTE 10.       RELATED PARTY TRANSACTIONS

The Company has several loans receivable from related parties. The Company's policy is that all such loan transactions be on the same terms, including underwriting criteria and collateral, as those prevailing at the same time for comparable transactions with others. The Company offers a 1% reduction in interest rates from those prevailing at the same time for comparable transactions with others for loans to employees, officers and directors for personal purposes.

A summary of the activity for outstanding loans receivable to related parties is as follows:

                                                   2002             2001

    Balance, beginning of year             $     1,707,844         1,067,032
    New loans                                    1,037,006           757,593
    Repayments                                    (494,317)         (116,781)
                                           ---------------------------------
    Balance, end of year                   $     2,250,533         1,707,844
                                           =================================

The Company also has several deposits from related parties. Outstanding deposits from related parties amounted to $2,716,865 and $2,556,000 at June 30, 2002 and 2001, respectively. The Company also expensed $134,579 and $143,801 for the years ended June 30, 2002 and 2001, respectively, for directors' fees and compensation under the management stock bonus plan.


NOTE 11.       CONCENTRATIONS OF CREDIT RISK

The Company is active in originating primarily first mortgage loans primarily in San Juan and McKinley County, New Mexico. Significant loans are approved by the Board of Directors through its loan committee. Collateral is required on all real estate loans, substantially all commercial loans, and the majority of consumer loans. Real estate exposure is primarily limited to the counties in which the Company operates. The Company generally maintains loan to value ratios of no greater than 80%.

The Company maintains its cash balances with other financial institutions. The balances on deposit with other banks are insured by the Federal Deposit Insurance Corporation up to $100,000. The Company's uninsured cash balances totaled $1,230,209 and $1,971,807 at June 30, 2002 and 2001, respectively.

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002


NOTE 12.       INCOME TAXES

Income tax expense consists of:

                                                          2002         2001
    Current
        Federal                                        $ 720,911      637,862
        State                                            113,177      122,493
                                                       ----------------------
                                                         834,088      760,355
                                                       ----------------------
    Deferred provision (benefit)
        Federal                                           10,830       (3,279)
        State                                              2,707         (209)
                                                       ----------------------
                                                          13,537       (3,488)
                                                       ----------------------

           Total income tax expense                    $ 847,625      756,867
                                                       ======================


Temporary differences create deferred tax assets and (liabilities) that are detailed below as of June 30, 2002 and 2001:

                                                             2002        2001

  Loan loss allowance                                    $ 270,028      330,282
  Depreciation on premises and equipment                   (24,108)       4,345
  Employee Stock Ownership Plan compensation                66,932       32,601
  Management Bonus Stock Plan compensation                  15,073       15,073
  Net unrealized gain on available-for-sale securities    (666,734)    (653,197)
  Federal Home Loan Bank Stock Dividends                  (229,919)    (284,295)
                                                         ----------------------

                                                         $(568,728)    (555,191)
                                                         ======================


The deferred tax liability for  unrealized  holding gains on  available-for-sale
has  reduced  the  unrealized   holding  gains  reported  as  accumulated  other
comprehensive earnings within stockholders' equity.

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002


NOTE 12.       INCOME TAXES (CONTINUED)

The reconciliation of income tax attributable to continuing operations computed at the U.S. federal statutory rate to income tax expense is:

                                               2002          2001

Tax at statutory rate of 34%                $ 836,034       821,818
State income taxes, net of federal
    tax benefit                                74,697        80,807
Non-taxable interest and dividends           (204,204)     (238,567)
Other, net                                    141,098        92,809
                                            -----------------------
                                            $ 847,625       756,867
                                            =======================

Effective tax rate                                 34%           31%


NOTE 13.       FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Company is a party to eight irrevocable letters of credit which total $179,650. The Bank's exposure to credit loss in the event of nonperformance by the other party to the letters of credit is represented by the contractual notional amount of the letters of credit. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.


NOTE 14.       EMPLOYEE STOCK OWNERSHIP PLAN

In connection with the conversion, referred to in Note 1, the Company adopted an Employee Stock Ownership Plan (ESOP) for the benefit of all of its full time employees. Contributions to the Plan are determined at the discretion of the Company and are limited to the maximum amount deductible for income tax purposes. Eligible employees include all full-time employees with a minimum of one year of service as of any anniversary date of the Plan. The ESOP purchased 105,000 (as adjusted for previous stock dividends) common shares of the Company's stock issued in the conversion, which was funded by a $560,000 loan from the Company. Per Statement of Position 93-6, Employer's Accounting for Employee Stock Ownership Plans, the unpaid balance of the ESOP loan has not been reported in the Consolidated Statements of Financial Position. Stockholders' equity has been reduced by the aggregate purchase price of the shares owned by the ESOP, net of the shares committed to be released. Contributions to the ESOP by the Company are made to fund the principal and interest payments on the debt of the ESOP. As of June 30, 2002, 51,850.1051 ESOP shares were released, and for the year ended June 30, 2002, $165,701 in contributions was made to the ESOP by the Company. As of June 30, 2001, 40,710.3292 ESOP shares were released and contributions of $110,905 were

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002


NOTE 14.       EMPLOYEE STOCK OWNERSHIP PLAN (CONTINUED)

made to the Plan by the Company. The remaining unallocated ESOP shares at June 30, 2002 were 45,045.8946. The fair value of the remaining unallocated shares at June 30, 2002 is $673,436. Dividends on unallocated ESOP shares are recorded as additional contributions to the ESOP by the Company to prepay principal on the ESOP loan and release additional shares. Dividends on allocated shares are charged to retained earnings.


NOTE 15.       STOCK PLANS

At June 30, 2002, the Company has four stock-based compensation plans, which are described below. The Company applies APB Opinion 25 and related interpretations in accounting for its plans. The compensation cost that has been charged against income for the Management Stock Bonus Plan is discussed below. No compensation cost has been recognized for its stock option plans. Had compensation cost for the Company's three stock option based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of FASB Statement 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                    2002           2001

Net income (as reported)                    $     1,611,298      1,660,215
  Net income (pro-forma)                          1,611,298      1,658,207

Basic earnings per share (as reported)     $           1.46           1.50
  Basic earnings per share (pro-forma)                 1.46           1.50

Diluted earnings per share (as reported)   $           1.41           1.46
  Diluted earnings per share (pro-forma)               1.41           1.46

No options were granted during 2002. The weighted average fair value of options granted during 2001 was $.54 per share. The fair value of each option grant is estimated on the grant date using the Black-Scholes option pricing model with the following assumptions:

                                                    2002        2001

Expected dividend                                   $.10        $.10
Expected stock price volatility                       21%         19%
Risk free interest rate                                3%          6%
Expected life of options                          5 years     5 years

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002


NOTE 15.       STOCK PLANS (CONTINUED)

On January 5, 1996, the Board of Directors of the Company adopted a Stock Option Plan. Pursuant to the Plan, an amount of stock equal to 10% of the shares of common stock (177,891 shares as adjusted for previous stock dividends) of the Corporation issued and outstanding is reserved for issuance by the Company upon exercise of stock options which may be granted to directors, officers, and other key employees from time to time. The Plan provides for both incentive stock options and non-incentive stock options. The options vest at a rate of one-fifth of the award per year and have an exercise date of ten years from the date of grant. In connection with the adoption of the Plan, the Company has granted 77,406 incentive stock options and 53,366 non-incentive stock options to its directors, officers, and other key employees. The weighted average remaining life of common stock options is 3.6 years. During the year, 5,438 incentive stock options were forfeited and 15,937 incentive stock options were exercised. Remaining shares available to be granted in the future amount to 59,680.

A summary of common stock options under the Stock Option Plan for the years ended June 30, 2002 and 2001 follows:

                                                                  Weighted
                                                   Price          Average       Options
                                     Options       Range           Price       Exercisable

    Balance, June 30, 2000           117,273   $ 7.40 - 12.80     $  8.36        64,905
                                                                                ========
        Granted                        3,750    11.15 - 11.45       11.15
        Forfeited                     (7,124)    7.40 - 12.80       11.19
        Exercised                          -
                                     --------

    Balance, June 30, 2001           113,899     7.40 - 12.80        8.31        78,693
                                                                                ========
        Granted                            -                            -
        Forfeited                     (5,438)   11.45 - 12.80           -
        Exercised                    (15,937)    7.40 - 11.37           -
                                     --------

           Balance, June 30, 2002     92,524   $ 7.40 - 12.80     $  8.48        64,892
                                     =======                      ======================

On January 5, 1996, the Company also adopted a Management Stock Bonus Plan. Sufficient funds were contributed to the Plan representing up to 4% of the aggregate number of shares issued in the conversion. Awards under the Plan are determined based on the position and responsibilities of the employees, the length and value of their services, and the compensation paid to employees. From January 5, 1996 to June 30, 2002, the Company made awards under the Plan (less forfeited shares) in the amount of 46,279 shares. The value of the stock is determined annually as vested (and paid), based on the current market value. At June 30, 2002 and 2001, 18,325 and 27,472 shares, respectively, remain to be awarded under the Plan in the future. Awards under the Plan are earned at the rate of one-fifth of the award per year as of the one-year anniversary of the effective date of the Plan.

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002


NOTE 15.       STOCK PLANS (CONTINUED)

On March 22, 2000, the Board of Directors of the Company adopted a Director's Stock Compensation Plan. Pursuant to the Plan an amount of stock equal to 1% of the shares of common stock of the corporation issued and outstanding is reserved for issuance by the Company upon exercise of stock options which are to be issued to Directors of the Company. The options vest upon date of grant and have an exercise date of ten years from date of grant. In connection with the adoption of the Plan, the Company has granted all 11,946 shares available under the Plan to its Directors. The option price established for the shares upon exercise is $11.00 per share.

On October 27, 2000, the Board of Directors adopted the 2000 stock option plan. Pursuant to the Plan, an amount equal to 5% of the shares of common stock (58,500 shares) of the Corporation issued and outstanding is reserved for issuance by the Company upon exercise of stock options which may be granted to directors, officers, and other key employees from time to time. The Plan provides for both incentive stock options and non- incentive stock options. The options vest at a rate of one-fifth of the award per year and have a exercise date of ten years from the date of grant. No options were issued during the year ended June 30, 2002.

During the 1997 fiscal year, the Company began a stock repurchase program. During the years ended June 30, 2002 and 2001, the Company repurchased 15,937 and 21,766 shares of its outstanding common stock for $214,000 and $292,000, respectively. The Company currently has in place a plan to repurchase up to 115,010 shares (10% of its 1,150,106 outstanding shares) of common stock.


NOTE 16.   FEDERAL HOME LOAN BANK ADVANCES

In October 1995, the Bank entered into an "Advances, Collateral Pledge and Security Agreement" (the Agreement) with the Federal Home Loan Bank of Dallas
(FHLB). The purpose of the Agreement is to allow the Bank to obtain extensions of credit from the FHLB to use in its operations. At June 30, 2002, the Bank has $76,386,455 in outstanding advances with the FHLB. The advances bear interest at a fixed rate, which range from 1.870% to 6.970%, and mature as follows:

Maturities for the fiscal years ending June 30:

                  2003                                 $   30,820,362
                  2004                                     13,698,000
                  2005                                      6,345,912
                  2006                                      4,000,000
                  2007                                      9,595,016
                  Thereafter                               11,927,165
                                                       --------------

                                                       $   76,386,455
                                                       ==============

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002


NOTE 16.       FEDERAL HOME LOAN BANK ADVANCES (CONTINUED)

Several of the advances due in July were subsequently refinanced after year-end. The advances are secured by the Bank's investment in FHLB stock of $4,218,500 and investment and mortgage-backed securities in the amount of $5,340,115. In addition, the advances are secured under a "blanket credit facility" whereby all of the Bank's 1-4 family and commercial real estate loans are also collateral under the advance agreement.


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

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002


NOTE 17.       FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

The estimated fair values of the Company's financial instruments were as follows:

                                                                  June 30, 2002
                                                        --------------------------------
                                                            Carrying            Fair
                                                              Value             Value
    Financial Assets:
        Cash and due from banks                         $    4,825,439         4,825,439
        Interest-bearing deposits with banks                   826,052           826,052
        Available-for-sale-investment securities            23,973,426        23,973,426
        Available-for-sale mortgage-backed securities       27,290,274        27,290,274
        Held-to-maturity investment securities               1,405,403         1,415,027
        Loans receivable, net                              139,748,188       143,006,602
        Accrued interest receivable                          1,073,201         1,073,201

    Financial Liabilities:
        Transaction deposits                                20,417,085        20,417,085
        Savings and NOW deposits                            17,305,540        17,305,540
        Time deposits                                       72,626,849        72,626,849
        Advances from the FHLB                              76,386,455        76,386,455
        Repurchase agreements                                1,234,857         1,234,857
        Accrued interest payable                               448,955           448,955

    Off-Balance Sheet Liabilities:
        Commitments to extend credit                         9,833,000         9,833,000


GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002


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


                                                        For the Year Ended June 30, 2002
                                                    -------------------------------------------
                                                       Income           Shares        Per-share
                                                     (Numerator)     (Denominator)     Amount

    Income available to common stockholders -
        basic earnings per share                    $ 1,611,298        1,105,068      $    1.46
                                                                                      =========

    Effect of dilutive securities:
        Options                                               -           38,460
                                                    ----------------------------

    Income available to common stockholders -
        diluted earnings per share                  $ 1,611,298        1,143,528      $    1.41
                                                    ===========================================


                                                           For the Year Ended June 30, 2001
                                                    -------------------------------------------
                                                       Income           Shares        Per-share
                                                     (Numerator)     (Denominator)     Amount
    Income available to common stockholders -
        basic earnings per share                    $ 1,660,215        1,107,243      $    1.50
                                                                                      =========

    Effect of dilutive securities:
        Options                                               -           32,708
                                                    ----------------------------

    Income available to common stockholders -
        diluted earnings per share                  $ 1,660,215        1,139,951      $    1.46
                                                    ===========================================

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
June 30, 2002


NOTE 19.       LEASES

The Company is obligated under a lease agreement entered into on December 30, 1997 for the building across the street from its offices, which is the Bank's loan center. For both years ended June 30, 2002 and 2001, rental expense was $30,000.

The following is a schedule of non-cancelable future minimum lease payments required under the operating lease:

        Years Ending June 30,                      Amount

              2003                              $    30,000
              2004                                   30,000
              2005                                   30,000
              2006                                   30,000
              2007                                   15,000

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