Form 10KSB, Exhibit 13
period 2003-06-30
GFSB BANCORP INC
filed 2003-09-26
CIK 942129

GFSB BANCORP, INC.

                                                            ANNUAL REPORT - 2003

                               GFSB BANCORP, INC.






LETTER TO STOCKHOLDERS.......................................................1

CORPORATE PROFILE AND STOCK MARKET INFORMATION...............................2

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA...............................4

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS........................................6

INDEPENDENT AUDITORS' REPORT.................................................14

CONSOLIDATED FINANCIAL STATEMENTS

  Consolidated Statements of Financial Condition.............................15

  Consolidated Statements of Earnings and
     Comprehensive Earnings..................................................17

  Consolidated Statements of Changes in Stockholders' Equity.................19

  Consolidated Statements of Cash Flows......................................21

  Notes to Consolidated Financial Statements.................................23

OFFICE LOCATION AND OTHER CORPORATE INFORMATION..............................48

TO OUR STOCKHOLDERS:

We are pleased to present to you our ninth Annual Stockholders' Report. This Report covers the eighth full year of operations since the successful completion on June 29, 1995 of the conversion of Gallup Federal Savings Bank (Bank) from a federally chartered mutual savings association to a federally chartered stock savings bank and the acquisition of all of the issued and outstanding capital stock of the Bank by GFSB Bancorp, Inc. (Company).

Net earnings for the Company for the year ended June 30, 2003 were $1,690,000 or $1.46, dilutive net earnings per share. At June 30, 2003 total assets increased $19,876,000 to $229,955,000 from last year. Deposits increased $19,410,000 to
$129,759,000 from last year.

We are excited over the excellent growth at our new branch in Farmington, New Mexico. Even though the branch operation had a negative impact on earnings this year, we expect positive results in asset growth and earnings next year.

We do appreciate the confidence you share in our Company. Our directors and employees are striving to build our customer loyalty and base and to continue to make a substantial positive impact on our community. Thank you very much for your support, and we certainly appreciate your banking with us.

Sincerely,


/s/ W.R. Phillips, D.D.S.                    /s/ Richard C. Kauzlaric
---------------------------------            ---------------------------------
W.R.  Phillips,  D.D.S.                      Richard C. Kauzlaric
Chairman of the Board                        President of  Company and
of the Company                               Chairman of the Board of the Bank

/s/ Richard P. Gallegos
--------------------------------
Richard P. Gallegos
President of the Bank

GFSB BANCORP, INC.

CORPORATE PROFILE

GFSB Bancorp, Inc. (Company) is a Delaware corporation organized in March 1995 at the direction of the Board of Directors of Gallup Federal Savings Bank (the "Bank") to acquire all of the capital stock that the Bank issued upon its conversion from the mutual to stock form of ownership. The Company is a unitary savings and loan holding company which, under existing laws, generally is not restricted in the types of business activities in which it may engage, provided that the Bank retains a specified amount of its assets in housing-related investments. At the present time, because the Company does not conduct any active business, the Company does not employ any persons other than officers of the Bank, but periodically utilizes the support staff of the Bank.

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

STOCK MARKET INFORMATION

Since its issuance on June 29, 1995, the Company's common stock has been traded on the NASDAQ Small-Cap Market under the symbol "GUPB". The following table reflects the stock prices as published by the NASDAQ Small-Cap Market for the most recent two fiscal years. The quotations reflect inter-dealer prices, without retail mark-up, markdown, or commission, and may not represent actual transactions.

                                                                DIVIDENDS
         QUARTER ENDED                  HIGH         LOW         DECLARED
         -------------                  ----         ---         --------
         September 30, 2001            $13.90       $12.37         $ .09
         December 31, 2001              13.50        12.80           .10
         March 31, 2002                 14.99        13.70           .10
         June 30, 2002                  15.00        13.90           .10
         September 30, 2002             15.25        15.07           .10
         December 31, 2002              16.83        14.29           .11
         March 31, 2003                 17.00        16.62           .11
         June 30, 2003                  17.00        16.15           .11

GFSB BANCORP, INC.
CORPORATE PROFILE (CONTINUED)

The number of stockholders of record of common stock as of September 15, 2003, was approximately 210. This does not reflect the number of persons or entities who held stock in nominee or "street" name through various brokerage firms. As of September 15, 2003, there were 1,146,270 shares outstanding.

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






                The balance of this page intentionally left blank

GFSB BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

FINANCIAL CONDITION (DOLLARS IN THOUSANDS),
EXCEPT PER SHARE AMOUNTS

AT AND FOR THE YEAR ENDED JUNE 30,                                   2003               2002                  2001

Total assets                                                     $  229,955           $ 210,078           $  197,052
Cash and cash equivalents                                             7,252               5,651                4,262
Loans receivable, net                                               146,396             143,681              130,431
Available-for-sale mortgage-backed securities                        38,517              27,290               32,377
Available-for-sale investment securities                             29,279              23,973               21,804
Held-to-maturity investment securities                                  676               1,405                1,946
Stock of Federal Home Loan Bank                                       4,333               4,218                3,649
Deposits                                                            129,759             110,349              106,660
Advances from the Federal Home Loan Bank                             76,642              76,386               72,106
Stockholders' equity                                                 17,744              16,383               14,979


SUMMARY OF OPERATIONS
(DOLLARS IN THOUSANDS)

Year ended June 30,                                                  2003                 2002                 2001

Interest income                                                  $   12,743           $  13,504            $  14,437
Interest expense                                                      6,162               7,475                9,033
                                                                 ----------           ---------            ---------
        Net interest income                                           6,581               6,029                5,404
Provision for loan losses                                               452                 220                  345
                                                                 ----------           ---------            ---------
        Net interest income after provision for
            loan losses                                               6,129               5,809                5,059
                                                                 ----------           ---------            ---------
Non-interest income
        Gain on sale of securities                                        -                  10                   16
        Gain from sale of loans                                         130                  34                   36
        Other                                                           493                 346                  366
                                                                 ----------           ---------            ---------
             Total non-interest income                                  623                 390                  418
                                                                 ----------           ---------            ---------
Non-interest expense:
        Compensation and benefits                                     2,330               2,089                1,727
        Professional fees                                               135                 107                   82
        Occupancy                                                       546                 451                  352
        Advertising                                                     199                  94                   77
        Data processing                                                 338                 317                  266
        Insurance and SAIF premiums                                      70                  60                   50
        Other and stock subscription services                           753                 622                  506
                                                                 ----------           ---------            ---------
             Total non-interest expense                               4,371               3,740                3,060
                                                                 ----------           ---------            ---------
Earnings before income taxes                                          2,382               2,459                2,417
Income tax expense                                                      692                 848                  757
                                                                 ----------           ---------            ---------
Net earnings                                                     $    1,690            $  1,611            $   1,660
                                                                 ==========            ========            =========

Basic net earnings per share                                           1.52                1.46                 1.50
                                                                 ==========            ========            =========
Dilutive net earnings per share                                        1.46                1.41                 1.46
                                                                 ==========            ========            =========

GFSB BANCORP, INC.
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA (CONTINUED)

SELECTED OPERATING RATIOS

At and for the year ended June 30,                                     2003              2002                  2001

Performance ratios
  Return on average assets (net income
      divided by average total assets)                                   .78%               .78%                 .89%
  Return on average equity (net income
     divided by average equity)                                         9.84              10.19                11.90
   Average interest earning assets to average
      interest-bearing liabilities                                      1.13X              1.09X                1.11X
  Net interest income after provision for
      loan losses, to total other expenses                            140.23%            155.31%              165.32%
  Net interest rate spread                                              2.81%              2.69%                2.44%
  Net yield on average interest-earning assets                          3.19%              3.03%                2.98%
Equity ratios
  Average equity to average assets
      (average equity divided by average total
      assets)                                                           7.97               7.67                 7.44
   Equity to assets at period end                                       7.72               7.94                 7.60
Asset quality ratios
    Non-performing loans to total assets                                1.01                .51                  .31
    Non-performing loans to net loans                                   1.59                .74                  .47
    Allowance for loan losses, REO and other
      repossessed assets to non-performing assets                      69.37              93.56               136.78
    Allowance for loan losses to total loans, net                        .95                .68                  .63
    Dividend payout ratio                                              29.22              27.84                23.80

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

During fiscal 2002, to provide opportunity for growth, the Bank opened an office in Farmington, New Mexico under the trade name of Farmington Savings Bank, a Branch of Gallup Federal Savings Bank. Because of operating an additional branch, non-interest expense increased during fiscal 2003.

On July 30, 2002, the President signed into law the  Sarbanes-Oxley  Act of 2002
(Act), following an investigative order proposed by the SEC on chief financial officers and chief executive officers of 947 large public companies on June 27, 2002. Additional regulations are expected to promulgated by the SEC. As a result of the accounting testaments by large public companies, the passage of the Act and regulations expected to be implemented by the SEC, publicly-registered companies, such as the Company, will be subject to additional and more cumbersome reporting regulations and disclosure. These regulations, which are intended to curtail corporate fraud, require certain officers to personally certify certain SEC filings and financial statements and require additional measurers to be taken by our outside auditors, officers and directors. These new laws and regulations have increased non-interest expense.

MANAGEMENT OF INTEREST RATE RISK AND MARKET RISK

Because the majority of the Company's assets and liabilities are sensitive to changes in interest rates, its most significant form of market risk is interest rate risk, or changes in interest rates. The Company is vulnerable to an increase in interest rates to the extent that its interest-bearing liabilities mature or reprice more rapidly than its interest-earning assets. The Company's lending activities have emphasized the purchase of the origination of fixed rate loans secured by one-to four family residences and the purchase of mortgage backed securities and available-for-sale investment securities. The primary source of funds has been deposits with maturities substantially shorter than the related assets. While having interest-bearing liabilities that reprice more frequently than interest-earning assets is generally beneficial to net interest income during a period of declining interest rates, this type of an asset/liability mismatch is generally detrimental during periods of rising interest rates.

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

Although the maintenance of a large percentage of our assets are in short-term intermediate assets such as cash equivalents, mortgage-backed securities and investment securities reduces our interest rate risk, during periods of low market interest rates, such as those that existed during the past three years. This adversely effects our interest income and net earnings. The Company has made a significant effort to maintain its level of lower cost deposits as a method of enhancing profitability. At June 30, 2003, the Company had approximately $42 million, or 33%, of its deposits in low-cost savings, checking and money market accounts. These deposits have traditionally remained relatively stable and are expected to be only moderately affected in a period of rising interest rates. This stability has enabled the Company to offset the impact of rising rates in other deposit accounts.

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

The Bank computes amounts by which the net present value of cash flow from assets, liabilities and off balance sheet items ("net portfolio value" or "NPV") would change in the event of a range of assumed changes in market interest rates. Based upon OTS assumptions, the following table presents the Bank's percentage change in NPV, assuming an immediate change in interest rates of plus or minus 300 basis points from the level at June 30, 2003.

      Change in
      Interest Rates
      In Basis Points        NPV
       ("BP")                Ratio (2)                  Change (3)
      --------------         ---------                  ----------
      +300  bp                5.73%                     -239     bp
      +200  bp (1)            6.76%                     -136     bp
      +100  bp                7.58%                      -54     bp
           0  bp              8.12%
      -100  bp                8.10%                       -2     bp
      -200  bp (4)             N/A%                      N/A
      -300  bp (4)             N/A%                      N/A

(1)  Denotes the rate shock used to compute the NPV capital ratios.
(2)  Calculated as the estimated NPV divided by present value of assets.
(3) Calculated as the excess (deficiency) of the NPV ratio assuming the indicated change in interest rates over the estimated NPV ratio assuming no change in interest rates.
(4) Due to the abnormally low interest rate environment in fiscal 2003, the OTS does not provide a calculation.

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



                The balance of this page intentionally left blank

AVERAGE BALANCE SHEET

The following table sets forth certain information relating to the Company's average balance sheet and reflects the yield on assets and cost of liabilities for the periods indicated and the yields earned and rates paid. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities, respectively, for the periods presented. Average balances are derived from month-end balances. Management does not believe that the use of month-end balances instead of daily average balances has caused any material differences in the information presented.

                                 Year Ended June 30, 2003          Year Ended June 30, 2002      Year Ended June 30, 2001
                              -----------------------------     -----------------------------  -----------------------------
                              Average              Average      Average             Average    Average               Average
                              Balance   Interest  Yield/Cost    Balance  Interest  Yield/Cost  Balance   Interest  Yield/Cost
                                   (DOLLARS IN THOUSANDS)            (Dollars in Thousands)         (Dollars in Thousands)
Interest-earning assets
  Loans receivable (1)        $144,841   $10,324    7.13%      $137,754   $10,358    7.53%   $121,237    $10,544    8.70%
  Investment securities
    and mortgage-
    backed securities           56,387     2,285    4.05%        56,365     2,997    5.32%     55,007      3,584    6.52%
  Other interest earning
    assets (2)                   5,141       134    2.61%         4,837       149    3.08%      5,356        309    5.77%
                              --------   -------               --------   -------            --------    -------
  Total interest-
    earning assets             206,369    12,743    6.17%       198,956    13,504    6.79%    181,600     14,437    7.95%
                                         -------                          -------                        -------
  Non-interest-
    earning assets               9,307                           7,255                         5,839
                              --------                        --------                      --------

        Total assets          $215,676                        $206,211                      $187,439
                              ========                        ========                      ========

Interest-bearing liabilities
  Transaction accounts        $  8,830   $    66     .75%     $  8,081    $    76     .94%   $  6,506    $    94    1.45%
  Passbook savings               5,910        64    1.08%        8,271         61     .74%      4,868         91    1.87%
  Money market accounts         11,421       129    1.93%       10,465        164    1.57%      9,583        322    3.36%
  Certificates of deposit       77,180     2,741    3.55%       75,510      3,759    4.98%     61,546      3,587    5.83%
  Other liabilities (3)         79,864     3,162    3.96%       80,206      3,415    4.26%     81,488      4,939    6.06%
                              --------   -------              --------    -------            --------    -------
  Total interest-bearing
    liabilities                183,205     6,162    3.36%      182,533      7,475    4.10%    163,991      9,033    5.51%
                                         -------                          -------                        -------
  Non-interest bearing
    liabilities                 15,275                           7,861                         9,502
                             ---------                        --------                      --------

        Total liabilities      198,480                         190,394                       173,493

Stockholders' equity            17,196                          15,817                        13,946
                             ---------                        --------                      --------

        Total liabilities
          and stockholders'
          equity             $ 215,676                        $206,211                      $187,439
                              ========                        ========                      ========

Net interest income                      $ 6,581                           $6,029                        $ 5,404
                                         =======                           ======                        =======
Interest rate spread (4)                            2.81%                            2.69%                          2.44%
Net yield on interest-
  earning assets (5)                                3.19%                            3.03%                          2.98%
Ratio of average interest-
  earning assets to average
  interest-bearing liabilities                      1.13X                            1.09X                          1.11X

(1)  Average balances include non-accrual loans.
(2)  Includes interest-bearing deposits in other financial institutions.
(3)  Other liabilities  include FHLB advances,  repurchase  agreements and other secured borrowings.
(4)  Interest-rate spread represents the difference between the average yield on
     interest-earning   assets  and  the   average   cost  of   interest-bearing
     liabilities.
(5)  Net yield on  interest-earning  assets  represents net interest income as a percentage of average interest earning assets.

RATE/VOLUME ANALYSIS

The table below sets forth certain information regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to: (i) changes in volume (changes in average volume multiplied by old rate); (ii) changes in rates (changes in rate multiplied by old average volume); and (iii) changes in rate (volume changes in rate multiplied by the change in average volume).

                                                 Year ended June 30,                      Year ended June 30,
                                                  2003   vs.   2002                          2002 vs. 2001
                                                 Increase (Decrease)                     Increase (Decrease)
                                                      Due to                                  Due to
                                      ----------------------------------------    --------------------------------------
                                                              Rate/                                     Rate/
                                      Volume       Rate       Volume      Net     Volume      Rate      Volume       Net
                                      ------       ----       ------      ---     ------      ----      ------       ---
                                                (Dollars in Thousands)                  (Dollars in Thousands)
Interest income
  Loans receivable                   $   696    $  (677)   $   (53)   $   (34)   $ 1,003    $(1,091)   $   (98)   $  (186)
  Mortgage-backed securities and
     investment securities                 1       (716)         3       (712)        89       (660)       (16)      (587)
  Other interest-earning  assets           9        (23)        (1)       (15)       (30)      (143)        13       (160)
                                     -------    -------    -------    -------    -------    -------    -------    -------

     Total interest-earning assets       706     (1,416)       (51)      (761)     1,062     (1,894)      (101)      (933)
                                     -------    -------    -------    -------    -------    -------    -------    -------


Interest expense
  Transaction accounts                     7        (15)        (2)       (10)        23        (33)        (8)       (18)
  Savings accounts                       (17)        28         (8)         3         64        (55)       (39)       (30)
  Money markets                           15        (46)        (4)       (35)        30       (172)       (16)      (158)
  Certificates of deposit                 88     (1,079)       (22)    (1,018)       814       (523)      (119)       172
  Other liabilities                       68       (315)        (6)      (253)      (380)    (1,239)        95     (1,524)
                                     -------    -------    -------    -------    -------    -------    -------    -------
   Total interest-bearing
     liabilities                         151     (1,427)       (42)    (1,313)       551     (2,022)       (87)    (1,558)
                                     -------    -------    -------    -------    -------    -------    -------    -------

Net change in interest income        $   550    $    11    $    (9)   $   552    $   511    $   128    $   (14)   $   625
                                     =======    =======    =======    =======    =======    =======    =======    =======

FINANCIAL CONDITION

GENERAL. The Company's total assets increased $19,877,000, or 9.5%, to $229,955,000 at June 30, 2003 from $210,078,000 at June 30, 2002. This increase was primarily the result of a $15,803,000 increase in the Company's securities portfolio.

The $15,803,000 increase in the Company's securities portfolio was primarily the result of a $11,227,000 increase in the available-for-sale mortgage backed securities. Mortgage backed securities serve as a source of collateral for borrowings and, through repayments as a source of liquidity. Available-for-sale investment securities increased $5,306,000 primarily due to an increase in mutual fund and U.S. agency securities, partially offset by a decline in collateralized mortgage obligations.

Loans receivable, net, increased $2,879,000 to $146,264,000 at June 30, 2003 from $143,385,000 at June 30, 2002. The increase in loans receivable, net, was primarily the result of increases of $2,397,000 in commercial business loans, $3,080,000 in loans secured by other properties, $438,000 in construction loans, $299,000 in participations sold, $241,000 in consumer loans, partially offset by decreases of $2,158,000 in loans on one-to-four family residences, $973,000 in participations purchased, and $412,000 in the allowance for loan losses.

At June 30, 2003, total liabilities increased $18,515,000 to $212,210,000 from $193,695,000 at June 30, 2002. The increase in total liabilities at June 30, 2003 was primarily attributable to an increase in deposits of $19,410,000.

The increase in deposits was primarily the result of growth in the Company's Transaction and NOW accounts and Time deposits. From June 30, 2002 to June 30, 2003 Transaction and NOW accounts increased $4,521,000 from $20,417,000 to $24,938,000 and Time deposits increased $14,930,000 from $72,627,000 to
$87,557,000. The increase in transaction and NOW accounts and time deposits is primarily due to an increase in the Farmington Branch's deposit volume.

The Company offers its corporate customers an investment product fashioned in the form of a repurchase agreement. Under the terms of the agreement, deposits in designated demand accounts of the customers are swept daily into an investment vehicle, through which the funds are used to purchase an interest in designated marketable securities. The Company in turn agrees to repurchase these investments on a daily basis, paying the customer the daily interest earned based on current market rates. At June 30, 2003, repurchase agreements totaled $585,000, a decrease of $650,000 from June 30, 2002.

Total stockholders' equity at June 30, 2003 increased $1,361,000 to $17,744,000 from $16,383,000 at June 30, 2002. The increase in stockholders' equity reflects net income of $1,690,000, plus minor changes in additional paid-in capital and unearned ESOP stock for the year ended June 30, 2003, less dividends paid to stockholders of $477,000.

COMPARISON OF OPERATING RESULTS FOR YEARS ENDED JUNE 30, 2003 AND 2002

GENERAL. Net earnings increased $79,000 or 4.9% to $1,690,000 ($1.46 per dilutive share) for the year ended June 30, 2003 from $1,611,000 ($1.41 per dilutive share) for the year ended June 30, 2002. The increase in earnings is primarily the result of an increase in net interest earnings after provision for loan losses of $552,000, a $233,000 increase in non-interest income, and a $156,000 decrease in the provision for income taxes partially offset by a $232,000 increase in the provision for loan losses and a $630,000 increase in non-interest expense.

INTEREST EARNINGS. Total interest earnings totaled $12,743,000 for the year ended June 30, 2003, a decrease of $761,000 from the $13,504,000 for the year ended June 30, 2002. The decrease is primarily due to a decline in rates on the Bank's lending and investment activities. See average balance sheet on page 9 and rate/volume analysis on page 10.

INTEREST EXPENSE. Total interest expense decreased $1,313,000 from $7,475,000 for the year ended June 30, 2002 to $6,162,000 for the year ended June 30, 2003, primarily due to a decline in rates on time deposits, money market deposits and FHLB borrowings. See average balance sheet on page 9 and rate/volume analysis on page 10.

PROVISION FOR LOSSES ON LOANS. The Company maintains an allowance for loan losses based upon management's periodic evaluation of known and inherent risks in the loan portfolio, past loss experience, adverse situations that may affect the borrower's ability to repay loans, estimated value of the underlying collateral and current and expected market conditions. The provision for loan loss was $452,000 and $220,000 for the years ended June 30, 2003 and 2002, respectively. The increase in the provision for loan losses was primarily the result of loan growth in commercial business loans and commercial real estate loans, which tend to have greater credit risk than residential real estate loans. While the Company maintains its allowance for losses at a level which it considers to be adequate, there can be no assurance that further additions will not be made to the loss allowances and that such losses will not exceed the estimated amounts.

NON-INTEREST EARNINGS. Total non-interest earnings increased by $233,000 or 59.7% from $390,000 for the year ended June 30, 2002 to $623,000 for the year ended June 30, 2003. This increase was primarily due to an increase in service charge income of $139,000, an increase in net gains from sales of loans of $96,000, and an increase in miscellaneous income of $8,000 partially offset by a $10,000 decrease in net gains from sales of available-for-sale securities. The increase in service charge income is primarily due to increased insufficient funds fees collected on NOW and checking accounts due to increased activity. The increase in miscellaneous income is primarily due to a $5,000 gain on the sale of other real estate owned.

NON-INTEREST EXPENSE. Total non-interest expense increased $631,000 or 16.8% from $3,740,000 for the year ended June 30, 2002 to $4,371,000 for the year ended June 30, 2003. The increase in non-interest expense was primarily attributable to increases in compensation and benefits, advertising, occupancy costs, stationery, printing and office supplies, professional fees, data processing, insurance and other operating expenses. The $241,000 increase in compensation and benefits is associated with the hiring of nine employees to staff the Bank's Farmington branch and general merit increases in employee salaries, a $23,000 increase in expense related to director fee compensation and benefits and a $41,000 increase in expense associated with employee stock compensations plans, offset in part by a $50,000 decrease in expense related to the Company's repurchase of stock in connection with employee stock compensation plans. Advertising expense increased $105,000 primarily due to the Bank's efforts to achieve growth in the Farmington, New Mexico market. Occupancy costs increased $95,000 due primarily to increases in depreciation for furniture, fixtures, and equipment, maintenance contract expense and other occupancy costs associated with operating the Farmington branch. Stationery, printing and office supplies increased $38,000 primarily due to the purchase of forms and supplies for the Farmington branch. Professional fees increased $28,000 primarily due to higher audit expense and accounting fees. Data processing increased $20,000 primarily due to an increase in expenses resulting from the processing cost associated with the growth in the volume of deposit accounts, statement processing and transaction items being serviced. Insurance expense increased $10,000 due to an increase in insurance premiums. Other operating expenses increased $89,000 due primarily to higher loan expense, other real estate owned expense, correspondent bank expense, armored transit expense, charitable contributions and telephone expense.

INCOME TAX EXPENSE. Income tax expense decreased $156,000 or 22.6% from $848,000 for the year ended June 30, 2002 to $692,000 for the year ended June 30, 2003, to recognize the change in miscellaneous permanent tax differences.

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

The Bank's most liquid assets are cash and cash equivalents, which include investments in highly liquid short-term investments. The level of these assets is dependent on the Company's operating, financing, and investing activities during any given period. At June 30, 2003, cash and cash equivalents totaled $7,252,000. The Bank has an additional source of liquidity if a need for additional funds should arise, that being FHLB of Dallas advances. The Bank also has the ability to borrow against mortgage-backed and other securities. At June 30, 2003, the Bank had outstanding borrowings from the FHLB of Dallas of $76,642,000. Some of these outstanding borrowings were used to fund loans and purchase additional investment securities.

The primary investment activity of the Bank is the origination of loans; primarily mortgage loans. During the year ended June 30, 2003, the Bank originated $72,499,000 in total loans (including loan participations purchased), of which $51,503,000 were mortgage loans. Another investment activity of the Bank is the investment of funds in U.S. Government agency securities, mortgage-backed securities, collateralized mortgage obligations, readily marketable equity securities, municipal bonds, and FHLB of Dallas overnight funds. During periods when the Bank's loan demand is limited, the Bank may purchase short-term investment securities to obtain a higher yield than otherwise available.

The Company's cash flows are comprised of three primary classifications: cash flows from operating activities, investing activities and financing activities. Cash flows from operating activities, consisting principally of net earnings, provision for loan losses depreciation of premises and equipment, amortization of investment and mortgage-backed securities premiums, stock based compensation costs and net changes in various operating assets and liabilities less deferred loan origination fees, gain on sale of loans and securities, stock dividend on FHLB stock and (benefit) provision for deferred income taxes, were $2,038,000 and $1,575,000 for the years ended June 30, 2003 and 2002, respectively. Net cash used for investing activities consisting primarily of loan origination and principal repayments on loans, change in secured borrowings and purchases of securities offset by proceeds from the sale of loans, principal payments on securities and maturities and proceeds from sale of securities were $18,843,000 and $7,559,000 for the years ended June 30, 2003 and 2002, respectively. Net cash provided from financing activities consisting primarily of net activity in deposit and escrow accounts and repurchase agreements, proceeds and repayments of FHLB advances and payment of dividends, were $18,406,000 and $7,373,000 for the years ended June 30, 2003 and 2002, respectively.

The Bank anticipates that it will have sufficient funds available to meet its current commitments. As of June 30, 2003, the Bank had commitments to fund loans of $21,040,000. The Bank has sufficient collateral available to provide for approximately $27,000,000 in additional FHLB advances. Certificates of deposit scheduled to mature in one year or less totaled $58,998,000. Based on historical withdrawals and outflows, and on internal monthly deposit reports monitored by management, management believes that a majority of deposits will remain with the Bank. As a result, no adverse liquidity effects are expected.

At June 30, 2003, the Bank exceeded each of the three OTS capital requirements on a fully phased in basis. See Note 9 to the Consolidated Financial Statements.

NEFF + RICCI LLP
-------------------------------

CERTIFIED PUBLIC ACCOUNTANTS
6100 UPTOWN BLVD NE SUITE 400
ALBUQUERQUE NM  87110



                          INDEPENDENT AUDITORS' REPORT


Board of Directors
GFSB Bancorp, Inc.
Gallup, New Mexico


We have audited the accompanying consolidated statements of financial condition of GFSB Bancorp, Inc. (a Delaware corporation) and Subsidiary as of June 30, 2003 and 2002, and the related consolidated statements of earnings and comprehensive earnings, changes in stockholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of GFSB Bancorp, Inc. and Subsidiary as of June 30, 2003 and 2002, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.


/s/ Neff + Ricci LLP

Albuquerque, New Mexico
July 18, 2003

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2003

ASSETS
                                                             2003           2002

Cash and due from banks                                $  6,785,410      4,825,439
Interest-bearing deposits with banks                        466,948        826,052
Available-for-sale investment securities                 29,279,417     23,973,426
Available-for-sale mortgage-backed securities            38,517,103     27,290,274
Held-to-maturity investment securities                      675,997      1,405,403
Stock of Federal Home Loan Bank, at cost, restricted      4,332,800      4,218,500
Loans receivable, net, substantially pledged            146,264,291    143,384,711
Loans held-for-sale                                         132,000        296,610
Accrued interest and dividends receivable                   844,722      1,073,201
Premises and equipment                                    2,313,815      2,511,173
Prepaid and other assets                                    342,150        273,413
                                                       ---------------------------



                TOTAL ASSETS                           $229,954,653    210,078,202
                                                       ===========================

See Notes to Consolidated Financial Statements.

LIABILITIES AND STOCKHOLDERS' EQUITY
                                                                         2003             2002
     Transaction and NOW accounts                                  $  24,937,782       20,417,085
     Savings deposits                                                 17,264,978       17,305,540
     Time deposits                                                    87,556,558       72,626,849
     Advances from the Federal Home Loan Bank                         76,641,834       76,386,455
     Other secured borrowings                                          3,657,911        3,933,133
     Repurchase agreements                                               584,902        1,234,857
     Accrued interest payable                                            515,872          448,955
     Advances from borrowers for taxes and insurance                     365,193          416,575
     Accounts payable and accrued liabilities                            250,015          245,409
     Deferred income taxes                                               312,796          568,728
     Dividends declared and payable                                      122,467          110,506
     Income taxes payable                                                   --              1,168
                                                                   ------------------------------
               TOTAL LIABILITIES                                     212,210,308      193,695,260
                                                                   ------------------------------
Commitments and Contingencies


Stockholders' Equity
     Preferred stock, $.10 par value, 500,000 shares authorized;
        no shares issued or outstanding                                     --               --
     Common stock, $.10 par value, 1,500,000 shares authorized;
        1,146,270 and 1,150,106 shares in 2003 and 2002,
        respectively, issued and outstanding                             114,627          115,011
     Additional paid-in capital                                        2,853,446        2,761,251
     Unearned ESOP stock                                                (139,882)        (207,926)
     Retained earnings, substantially restricted                      13,633,421       12,420,358
     Accumulated other comprehensive earnings                          1,282,733        1,294,248
                                                                   ------------------------------
               TOTAL STOCKHOLDERS' EQUITY                             17,744,345       16,382,942
                                                                   ------------------------------

               TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY          $ 229,954,653      210,078,202
                                                                   ==============================

GFSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
AND COMPREHENSIVE EARNINGS
YEARS ENDED JUNE 30, 2003 AND 2002

                                                            2003           2002
Interest Earnings
     Loans receivable
         Mortgage loans                                 $ 7,972,501     8,217,548
         Commercial loans                                 1,332,818     1,244,999
         Share and consumer loans                           404,669       454,954
         Service fee income                                 613,825       440,369
     Investment and mortgage-backed securities            2,284,798     2,996,693
     Other interest-earning assets                          134,508       149,599
                                                        -------------------------
                TOTAL INTEREST EARNINGS                  12,743,119    13,504,162
                                                        -------------------------
Interest Expense
     Deposits                                             2,999,831     4,060,294
     Advances from Federal Home Loan Bank                 3,158,101     3,400,295
     Repurchase agreements                                    3,871        14,475
                                                        -------------------------
                TOTAL INTEREST EXPENSE                    6,161,803     7,475,064
                                                        -------------------------
                NET INTEREST EARNINGS                     6,581,316     6,029,098

Provision for Loan Losses                                   452,137       220,000
                                                        -------------------------
                NET INTEREST EARNINGS AFTER PROVISION
                   FOR LOAN LOSSES                        6,129,179     5,809,098
                                                        -------------------------
Non-Interest Earnings
     Service charge income                                  434,514       295,579
     Miscellaneous income                                    58,971        50,369
     Gain from sale of loans                                129,858        34,289
     Gain on sale of available-for-sale securities               --        10,000
                                                        -------------------------
                TOTAL NON-INTEREST EARNINGS                 623,343       390,237
                                                        -------------------------
Non-Interest Expense
     Compensation and benefits                            2,330,217     2,089,018
     Insurance and SAIF Premiums                             70,254        60,215
     Stationery, printing, and office supplies              155,937       117,465
     ATM expense                                             53,569        50,311
     Supervisory exam fees                                   55,954        55,378
     Postage                                                 63,056        61,697

See Notes to Consolidated Financial Statements.

GFSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
AND COMPREHENSIVE EARNINGS - CONTINUED
YEARS ENDED JUNE 30, 2003 AND 2002

                                                                        2003           2002
Non-Interest Expense - Continued
     Other                                                         $   399,610        311,042
     Occupancy                                                         545,599        451,080
     Data processing                                                   337,845        317,350
     Professional fees                                                 134,980        106,602
     Advertising                                                       199,485         94,060
     Stock services                                                     24,389         26,194
                                                                   --------------------------
                TOTAL NON-INTEREST EXPENSE                           4,370,895      3,740,412
                                                                   --------------------------
Earnings before Income Taxes                                         2,381,627      2,458,923
                                                                   --------------------------
Income Tax Expense
     Currently payable                                                 941,568        834,088
     Deferred (benefit) expense                                       (250,000)        13,537
                                                                   --------------------------
                TOTAL INCOME TAX EXPENSE                               691,568        847,625
                                                                   --------------------------
                NET EARNINGS                                         1,690,059      1,611,298

Other Comprehensive Earnings
     Unrealized investment (losses) gains, net of tax benefit of
         $5,933 in 2003 and expense of $13,537 in 2002                 (11,515)        26,278
                                                                   --------------------------
                NET COMPREHENSIVE EARNINGS                         $ 1,678,544      1,637,576
                                                                   ==========================

Basic Net Earnings per Share                                              1.52           1.46

Dilutive Net Earnings per Share                                           1.46           1.41

Weighted average number of common shares
     outstanding-basic                                               1,115,076      1,105,068
Weighted average number of common shares
     outstanding-dilutive                                            1,159,917      1,143,528


See Notes to Consolidated Financial Statements.

GFSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF CHANGES
IN STOCKHOLDERS' EQUITY
YEARS ENDED JUNE 30, 2003 AND 2002

                                                                                           Common Stock
                                                                                       --------------------------
                                                                                        Shares         Amount

Balances, June 30, 2001                                                                1,150,106        $ 115,011

Comprehensive earnings
     Net earnings                                                                              -                -
     Unrealized gain on available-for-sale securities,
         net of taxes                                                                          -                -

                Total comprehensive earnings

Distribution of stock vested under the
     management stock bonus plan                                                               -                -
Stock issued upon exercise of stock options                                               15,937            1,594
Expense incurred by the Company for stock purchased
     within six months of exercise of related options                                          -                -
Acquisition of common stock by the Company under
     the stock repurchase plan                                                           (15,937)          (1,594)
Released and committed to be released 17,199.6449
     shares of common stock owned by the ESOP                                                  -                -
Dividends declared and paid to stockholders                                                    -                -
                                                                                      ---------------------------
Balances, June 30, 2002                                                                1,150,106          115,011

Comprehensive earnings
     Net earnings                                                                              -                -
     Unrealized gain on available for sale securities,
         net of taxes                                                                          -                -

                Total comprehensive earnings

Distribution of stock vested under the
     management stock bonus plan                                                               -                -
Stock issued upon exercise of stock options                                                4,800              480
Expense incurred by the Company for stock purchased
     within six months of exercise of related options                                          -                -
Acquisition of common stock by the Company under
     the stock repurchase plan                                                            (8,636)            (864)
Released and committed to be released 18,810.4264
     shares of common stock owned by the ESOP                                                  -                -
Dividends declared and paid to stockholders                                                    -                -
                                                                                      ---------------------------
Balances, June 30, 2003                                                                1,146,270        $ 114,627
                                                                                      ===========================



                                                           Additional     Unearned                    Other
                                                            Paid-in         ESOP        Retained   Comprehensive
                                                            Capital         Stock       Earnings      Earnings        Total

Balances, June 30, 2001                                   $ 2,630,860     (272,480)    11,237,917    1,267,970      14,979,278
                                                                                                                   -----------
Comprehensive earnings
     Net earnings                                                   -            -      1,611,298            -       1,611,298
     Unrealized gain on available-for-sale
         securities, net of taxes                                   -            -              -       26,278          26,278
                                                                                                                   -----------
                Total comprehensive earnings                                                                         1,637,576
                                                                                                                   -----------

Distribution of stock vested under the
     management stock bonus plan                               29,245            -              -            -          29,245
Stock issued upon exercise of stock options                   128,240                                                  129,834
Expense incurred by the Company for stock purchased
     within six months of exercise of related options          83,867            -              -            -          83,867
Acquisition of common stock by the Company under
     the stock repurchase plan                               (212,107)           -              -            -        (213,701)
Released and committed to be released 17,199.6449
     shares of common stock owned by the ESOP                 101,146       64,554              -            -         165,700
Dividends declared and paid to stockholders                         -            -       (428,857)           -        (428,857)
                                                           -------------------------------------------------------------------
Balances, June 30, 2002                                     2,761,251     (207,926)    12,420,358    1,294,248      16,382,942
                                                                                                                   -----------
Comprehensive earnings
     Net earnings                                                   -            -      1,690,059            -       1,690,059
     Unrealized gain on available for sale securities,
         net of taxes                                               -            -              -      (11,515)        (11,515)
                                                                                                                   -----------

                Total comprehensive earnings                                                                         1,678,544
                                                                                                                   -----------

Distribution of stock vested under the
     management stock bonus plan                               17,893            -              -            -          17,893
Stock issued upon exercise of stock options                    43,965            -              -            -          44,445
Expense incurred by the Company for stock purchased
     within six months of exercise of related options          34,264            -              -            -          34,264
Acquisition of common stock by the Company under
     the stock repurchase plan                               (142,423)           -              -            -        (143,287)
Released and committed to be released 18,810.4264
     shares of common stock owned by the ESOP                 138,496       68,044              -            -         206,540
Dividends declared and paid to stockholders                         -            -       (476,996)           -        (476,996)
                                                          --------------------------------------------------------------------
Balances, June 30, 2003                                   $ 2,853,446     (139,882)    13,633,421    1,282,733      17,744,345
                                                          ====================================================================

GFSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED JUNE 30, 2003 AND 2002

                                                                              2003           2002
Cash Flows from Operating Activities
     Net earnings                                                       $  1,690,059       1,611,298
     Adjustments to reconcile net earnings to net cash
        provided by operations
            Deferred loan origination fees                                  (613,825)       (440,369)
            Gain on sale of loans and securities                            (129,858)        (44,289)
            Provision for loan losses                                        452,137         220,000
            Depreciation of premises and equipment                           296,831         233,919
            Amortization of investment and mortgage-backed
               securities premiums                                           224,230         121,568
            Stock dividend on FHLB stock                                    (114,300)       (121,828)
            Release of ESOP stock                                            206,540         165,700
            Stock compensation under management bonus stock plan              17,893          29,245
            Stock compensation resulting from stock purchased by
               the Company within six months of exercise
               of related options                                             34,264          83,867
            (Benefit) provision for deferred income taxes                   (250,000)         13,537
     Net changes in operating assets and liabilities
            Accrued interest and dividends receivable                        228,479         112,199
            Prepaid and other assets                                         (68,737)       (198,789)
            Income taxes receivable                                           (1,168)       (194,686)
            Accrued interest payable                                          66,918         (24,492)
            Accounts payable and other accrued liabilities                   (13,287)         (3,691)
            Dividends declared and payable                                    11,961          12,053
                                                                        ----------------------------
               NET CASH PROVIDED BY OPERATING ACTIVITIES                   2,038,137       1,575,242
                                                                        ----------------------------
Cash Flows from Investing Activities
     Purchase of premises and equipment                                      (99,473)     (1,421,322)
     Loan origination and principal repayment on loans, net              (10,523,156)    (15,398,358)
     Change in secured borrowings                                           (275,222)      3,933,133
     Proceeds from the sale of loans                                       8,099,732       2,402,632
     Principal payments on mortgage-backed securities                     11,246,417      10,183,665
     Principal payments on available-for-sale securities                   6,214,437       3,049,992
     Principal payments on held-to-maturity securities                         4,000          25,000
     Purchases of mortgage-backed securities                             (22,490,693)     (5,144,006)
     Purchases of available-for-sale securities                          (13,412,658)     (6,572,405)
     Purchases of held-to-maturity securities                               (274,594)             --
     Maturities and proceeds from sale of available-for-sale
        securities                                                         1,668,000       1,310,000
     Maturities and proceeds from sale of available-for-sale
        mortgage-backed securities                                                --         520,000
     Maturities and proceeds from sale of held-to-maturity securities      1,000,000              --
     Purchase of FHLB stock                                                       --        (447,672)
                                                                        ----------------------------
               NET CASH USED BY INVESTING ACTIVITIES                     (18,843,210)     (7,559,341)
                                                                        ----------------------------

See Notes to Consolidated Financial Statements.

GFSB BANCORP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
YEARS ENDED JUNE 30, 2003 AND 2002

                                                                      2003            2002
Cash Flows from Financing Activities
     Net increase in transaction accounts, passbook savings,
        money market accounts, and certificates of deposit     $  19,409,843        3,689,308
     Repurchase agreements                                          (649,955)         (89,478)
     Net decrease in mortgage escrow finds                           (51,382)         (23,473)
     Proceeds from FHLB advance                                  808,623,387      688,853,462
     Repayments on FHLB advances                                (808,368,008)    (684,573,004)
     Purchase of GFSB Bancorp stock under the stock
        repurchase plan in cash                                     (143,287)        (213,701)
     Dividends paid or to be paid in cash                           (476,996)        (428,857)
     Proceeds from exercise of stock options                          44,445          129,834
     Price paid for vested management bonus stock plan stock          17,893           29,245
                                                               ------------------------------
               Net cash provided by financing activities          18,405,940        7,373,336
                                                               ------------------------------
Increase in cash and cash equivalents                              1,600,867        1,389,237

Cash and cash equivalents at beginning of year                     5,651,491        4,262,254
                                                               ------------------------------
Cash and cash equivalents at end of year                       $   7,252,358        5,651,491
                                                               ------------------------------

Supplemental disclosures
     Cash paid during the year for
        Interest on deposits and advances                      $   6,091,015        7,485,081
        Income taxes                                                 943,200        1,034,208

     Change in market value, net of deferred taxes on
        available-for-sale securities (other comprehensive
        earnings)                                                    (11,515)          26,278

See Notes to Consolidated Financial Statements.

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2003

NOTE 1.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

A summary of significant accounting policies consistently applied in the preparation of the accompanying statements follows:

Organization and Operations. Effective June 29, 1995, Gallup Federal Savings and Loan Association (Association) converted from a federal mutual savings and loan association to a federal stock savings bank with the formation of a holding company (GFSB Bancorp, Inc.). The conversion was accomplished through amendment of the Association's federal charter and the sale of the Holding Company's common stock. The Association also changed its name to Gallup Federal Savings Bank (Bank).

GFSB Bancorp, Inc. (Company) is a unitary savings and loan holding company incorporated under the laws of the State of Delaware. The Company acquired all of the common stock of the Bank on June 29, 1995 and the Company also made its initial public offering of common stock.

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

                                                       2003             2002

Cash on hand                                      $ 2,522,184          1,620,315
Cash items                                             (6,340)            13,765
Amounts due from banks                              3,614,410          2,808,981
Interest bearing deposits                             268,948            628,052
Time deposits                                         198,000            198,000
Federal Reserve Bank deposits                         655,156            382,378
                                                  -----------        -----------

TOTAL CASH AND CASH EQUIVALENTS                   $ 7,252,358          5,651,491
                                                  ===========        ===========

The amounts due from banks includes $78,250 and $67,058 for the years ended June 30, 2003 and 2002, respectively, held in trust by the Company for the employees awarded stock under the Management Stock Bonus Plan. The amount represents dividends earned on non-vested shares.

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2003

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

Held-to-Maturity  Securities.  Government,  Federal  agency,  and corporate debt securities that management has the positive intent and ability to hold to maturity are reported at cost, adjusted for amortization of premiums and accretion of discounts that are recognized in interest income using methods approximating the interest method over the period to maturity. All held-to-maturity securities are recorded at amortized cost.

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

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2003


NOTE 1.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
               (CONTINUED)

Transfers of Financial Assets. The Company accounts for transfers of financial assets by recognizing the financial assets it controls and the liabilities it has incurred, derecognizes financial assets when control has been surrendered, and derecognizes liabilities when extinguished. The statement also distinguishes transfers of financial assets that are sales from transfers of financial assets that are secured borrowings.

Loans Held-For-Sale. Loans held-for-sale are those loans the Company has the intent to sell in the foreseeable future. Loans held-for-sale are carried at the lower of aggregate cost or market value. Gains and losses on sales of loans are recognized at settlement dates and are determined by the difference between sales proceeds and carrying value of the loans.

Mortgage loans sold to others are not included in the accompanying statements of financial condition. For the years ended June 30, 2003 and 2002, $8,099,732 and $2,402,632, respectively, of loans have been sold. No servicing rights were retained on these loans. Gains on the sale of these loans were $129,858 and $34,289 for the years ended June 30, 2003 and 2002, respectively.

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

Premises and Equipment. Land is carried at cost. Building, furniture, improvements, fixtures, and equipment are carried at cost, less accumulated depreciation. Maintenance and repairs are charged to earnings in the period incurred. Building, improvements, furniture, fixtures, and equipment are depreciated using a straight-line method over the following estimated useful lives of the assets:

    Buildings                                       40 years
    Furniture, fixtures and equipment           5 - 10 years
    Parking lot improvements                         5 years
    Leasehold improvements                      5 - 10 years

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2003


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

               Available-for-sale and held-to-maturity securities. - Fair values for securities are based on quoted market prices.

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

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2003


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

Reclassifications. Certain reclassifications have been made to the 2002 financial statements to conform to the 2003 presentation. The largest reclassification involved certain sold participation loans reclassified in accordance with Statement of Financial Accounting Standards (SFAS) 140. As a result of the reclassification, 2002 loans receivable and other secured borrowings balances were increased by approximately $3,900,000 each.

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2003


NOTE 1.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
               (CONTINUED)

Recent Accounting Developments. In October of 2002, the Financial Accounting Standards Board (FASB) issued SFAS No. 147 Acquisitions of Certain Financial Institutions - an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9. FASB Statement No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions, and FASB Interpretation No. 9, Applying APB Opinions No. 16 and 17 When a Savings and Loan Association or a Similar Institution is Acquired in a Business Combination Accounted for by the Purchase Method, provided interpretive guidance on the application of the purchase method to acquisitions of financial institutions. Except for transactions between two or more mutual enterprises, this Statement removes acquisitions of financial institutions from the scope of both Statement 72 and Interpretation 9 and requires  that those  transactions  be  accounted  for in  accordance  with FASB
Statements No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets. Thus, the requirement in paragraph 5 of Statement 72 to recognize (and subsequently amortize) any excess of the fair value of liabilities assumed over the fair value of tangible and identifiable intangible assets acquired as an unidentifiable intangible asset no longer applies to acquisitions within the scope of the Statement. In addition, this Statement amends FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor - and borrower - relationship intangible assets and credit cardholder intangible assets. Consequently, those intangible assets are subject to the same undiscounted cash flow recoverability test and impairment loss recognition and measurement provisions that Statement 144 requires for other long-lived assets that are held and used. The adoption of this statement did not impact the Company's financial position or results of operations.

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation - Transition and Disclosure - an amendment of FASB Statement No.
123. This Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The adoption of this statement did not impact the Company's financial position or results of operations.

In April 2003, the FASB issued SFAS No, 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities. This Statement amends and clarifies financial accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities under FASB Statement No. 133, Accounting for Derivative Instruments and Hedging Activities. The adoption of this statement did not impact the Company's financial position or results of operations.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity. This Statement establishes standards for how an issuer classifies and measurers certain financial instruments with characteristics of both liabilities and equity. It

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2003


NOTE 1.        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
               (CONTINUED)

requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. Some of the provisions of this Statement are consistent with the current definition of liabilities in FASB Concepts Statement No. 6, Elements of Financial Statements. The remaining provisions of this Statement are consistent with the Board's proposal to revise that definition to encompass certain obligations that a reporting entity can or must settle by issuing its own equity shares, depending on the nature of the relationship established between the holder and the issuer. While the Board still plans to revise that definition through an amendment to Concepts Statement 6, the Board decided to defer issuing that amendment until it has concluded its deliberations on the next phase of this project. That next phase will deal with certain compound financial instruments including puttable shares, convertible bonds, and dual-indexed financial instruments. This Statement concludes the first phase of the Board's redeliberations of the Exposure Draft, Accounting for Financial Instruments with Characteristics of Liabilities, Equity, or Both. The adoption of this statement did not impact the Company's financial position or results of operations.


NOTE 2.        AVAILABLE-FOR-SALE MORTGAGE-BACKED SECURITIES

The   carrying   values  and   estimated   fair  values  of   available-for-sale
mortgage-backed securities are summarized as follows:

                                                                                   Gross             Gross
                                             Unamortized                        Unrealized        Unrealized
                            Principal         Premiums         Amortized          Holding           Holding           Fair
    JUNE 30, 2003            Balance         (Discounts)         Cost              Gains            Losses            Value
   FNMA ARM
     Certificates     $     26,015,268          690,736        26,706,004          225,397           (50,279)       26,881,122
   FHLMC ARM
     Certificates            5,017,296          125,255         5,142,551           42,716           (26,536)        5,158,731
   GNMA ARM
     Certificates            5,152,408          157,441         5,309,849            2,407           (24,628)        5,287,628
   SBA                         334,870                -           334,870           26,789                 -           361,659
   Mortgage Pass-
     through
     Certificates              811,339          (14,533)          796,806           31,157                 -           827,963
                      --------------------------------------------------------------------------------------------------------
                      $     37,331,181          958,899        38,290,080          328,466          (101,443)       38,517,103
                      ========================================================================================================

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2003


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
                      ========================================================================================================


During the years ended June 30, 2003 and 2002, the Company did not have any proceeds from the sales of mortgage-backed securities. The Company had pledged $14,710,776 (current face) and $15,520,259 (current face) at June 30, 2003 and 2002, respectively, in mortgage-backed and investment securities to public entities who have on deposit amounts in excess of the federally insured limit. The Company also had pledged $309,378 and $387,569 at June 30, 2003 and 2002, respectively, in mortgage-backed securities to the Federal Reserve Bank for its Treasury Tax and Loan Account.

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2003


NOTE 3.        INVESTMENTS

The amortized cost and fair values of investment securities are summarized as follows:

AVAILABLE-FOR-SALE

                                                                 Gross            Gross
                                                              Unrealized        Unrealized
                                               Amortized        Holding           Holding          Fair
                                                  Cost          Gains             Losses           Value
    JUNE 30, 2003
    Mutual funds                               $ 9,937,752         5,645               -         9,943,397
    US agency securities                         5,555,404        69,998               -         5,625,402
    FHLMC stock                                      7,786     1,108,341               -         1,116,127
    Tax-exempt securities                        4,856,181       586,466               -         5,442,647
    FNMA/SLMA preferred                          1,500,000             -         (75,000)        1,425,000
    CMO                                          3,854,101        31,147         (16,493)        3,868,755
    SLMA asset-backed note                       1,851,683         6,406               -         1,858,089
                                               -----------------------------------------------------------

                                               $27,562,907     1,808,003         (91,493)       29,279,417
                                               ===========================================================

    June 30, 2002
    Mutual funds                               $ 2,822,370         5,743               -         2,828,113
    US agency securities                         2,699,931        71,164               -         2,771,095
    FHLMC stock                                      7,786     1,337,635               -         1,345,421
    Tax-exempt securities                        5,357,306       252,317               -         5,609,623
    FNMA/SLMA preferred                          1,500,000             -               -         1,500,000
    CMO                                          7,854,533        85,774          (1,133)        7,939,174
    SLMA asset-backed note                       1,992,633             -         (12,633)        1,980,000
                                               -----------------------------------------------------------

                                               $22,234,559     1,752,633         (13,766)       23,973,426
                                               ===========================================================

HELD-TO-MATURITY

   JUNE 30, 2003
    Tax-exempt securities                      $   675,997        21,096               -           697,093
                                               ===========================================================

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2003


NOTE 3.        INVESTMENTS (CONTINUED)

                                                                 Gross            Gross
                                                              Unrealized        Unrealized
                                               Amortized        Holding           Holding          Fair
                                                  Cost          Gains             Losses           Value
   June 30, 2002
    Tax-exempt securities                      $   409,996        10,031               -           420,027
    Corporate debt securities                      995,407             -            (407)          995,000
                                               --------------------------------------------------------------------

                                               $ 1,405,403        10,031            (407)        1,415,027
                                               ====================================================================


The amortized cost and fair value of all debt securities by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                       Amortized          Fair
                                                         Cost             Value
    Available-for-sale
    Due within one year                              $   500,009         500,314
    Due after one year through five years              5,709,235       5,823,568
    Due after five years through ten years                    --              --
    Due after ten years                                4,202,341       4,744,167
    Mutual funds                                       9,937,752       9,943,397
    FHLMC stock                                            7,786       1,116,127
    FNMA                                               1,500,000       1,425,000
    SLMA asset-backed note                             1,851,683       1,858,089
    CMO                                                3,854,101       3,868,755
    Mortgage-backed securities                        38,290,080      38,517,103
                                                     ---------------------------

                                                     $65,852,987      67,796,520
                                                     ===========================

Held-to-maturity
    Due within one year                              $   270,000         270,000
    Due after one year through five years                144,997         154,682
    Due after five years through ten years                    --              --
    Due after ten years                                  261,000         272,411
                                                     ---------------------------

                                                     $   675,997         697,093
                                                     ===========================

No investments were sold during the year ended June 30, 2003, $1,830,000 in investments were sold during the year ended June 30, 2002. At June 20, 2003, the Company had $412,000 in commitments to purchase tax exempt securities.

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2003

NOTE 4.        LOANS RECEIVABLE

Loans receivable are summarized as follows:

                                                                                 2003             2002
    First mortgage loans (principally conventional)
        Principal balances
           Secured by one-to-four family residences                     $     77,464,489        79,625,021
           Secured by other properties                                        26,027,088        22,947,175
           Construction loans                                                  5,183,423         4,745,701
        Loan participations purchased                                         10,306,393        11,279,376
        Commercial loans                                                      24,192,171        21,794,673
        Consumer loans
           Unsecured                                                             320,330           262,949
           Loans secured by deposits                                           1,212,031         1,452,693
           Secured by vehicles                                                 1,527,815         1,415,666
           Home equity lines                                                   1,766,753         1,999,951
           Other consumer                                                        930,450           385,224
                                                                         ---------------------------------
                                                                             148,930,943       145,908,429
        Loan participations sold                                                (474,486)         (773,000)
        Net deferred loan origination fees                                      (795,738)         (766,647)
        Allowance for loan losses                                             (1,396,428)         (984,071)
                                                                        ----------------------------------

           TOTAL LOANS RECEIVABLE                                       $    146,264,291       143,384,711
                                                                        ==================================

Activity in the allowance for loan losses is summarized as follows:

        Balance at beginning of year                                     $       984,071           824,783
        Provision charged to income                                              452,137           220,000
        Charge-offs, recoveries and other, net                                   (39,780)          (60,712)
                                                                         ---------------------------------

           BALANCE AT END OF YEAR                                        $     1,396,428           984,071
                                                                         =================================


The Company has commitments to fund new loans, lines, and letters of credit as follows:

        Fixed rate$                                                            1,120,000         2,002,000
        Variable rate                                                          8,964,000         5,495,000
        Commitments for new originations                                      10,956,000         2,336,000
                                                                         ---------------------------------

           TOTAL                                                         $    21,040,000         9,833,000
                                                                         =================================

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2003


NOTE 4. LOANS RECEIVABLE (CONTINUED)

Fixed rate commitments at June 30, 2003 and 2002 had interest rates that ranged from 5.88% to 10.00%. Total loans with fixed rates were $107,678,913 and $112,546,960 at June 30, 2003 and 2002, respectively. Total loans with variable rates were $40,113,806 and $32,118,432 at June 30, 2003 and 2002, respectively.

Non-accrual loans for which interest has been reduced totaled $2,320,562 and $246,424 at June 30, 2003 and 2002, respectively. Interest income that was foregone amounted to $95,962 and $6,956 at June 30, 2003 and 2002, respectively. There were no restructured loans at June 30, 2003 or 2002.

The weighted average rate for the loan portfolio was 6.54% and 7.12% at June 30, 2003 and 2002, respectively.

There were no impaired loans at June 30, 2003 or 2002.


NOTE 5.        ACCRUED INTEREST AND DIVIDENDS RECEIVABLE

Accrued interest and dividends receivable is summarized as follows:

                                                            2003         2002

Loans receivable                                         $ 521,885       741,924
Available-for-sale investment securities                   145,561       142,445
Available-for-sale mortgage-backed securities              170,532       169,692
Dividends                                                    5,863        18,259
Time deposits                                                  881           881
                                                         -----------------------

TOTAL ACCRUED INTEREST AND DIVIDENDS                     $ 844,722     1,073,201
                                                         =======================

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2003


NOTE 6. PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

                                                      2003               2002

Buildings                                         $ 1,506,206         1,506,206
Furniture, fixtures, and equipment                  1,181,694         1,082,221
Parking lot improvements                                5,265             5,265
Leasehold improvements                                563,328           563,328
Land                                                  443,550           443,550
                                                  -----------------------------
                                                    3,700,043         3,600,570
Allowance for depreciation                         (1,386,228)       (1,089,397)
                                                  -----------------------------

TOTAL PREMISES AND EQUIPMENT                      $ 2,313,815         2,511,173
                                                  =============================


NOTE 7.        DEPOSITS

Deposits are summarized as follows:

                                                  WEIGHTED
                                                   AVERAGE
                                                   RATE AT                      JUNE 30, 2003
                                                   JUNE 30,              -----------------------------
                                                    2003                     AMOUNT           PERCENT
     Passbook savings accounts                        1.08%              $     6,319,124         4.87%
     Money market accounts                            1.13                    10,945,854         8.43
     Transaction and NOW accounts                      .75                    24,937,782        19.22
                                                                         ----------------------------
                                                                              42,202,760        32.52

    Certificates of deposit:
       1.00%-3.00%                                    2.41                    55,761,113        42.97
       3.01%-6.00%                                    4.75                    27,416,892        21.13
       6.01%-7.00%                                    6.43                     4,378,553         3.38
                                                                         ----------------------------
     TOTAL CERTIFICATES OF DEPOSIT                                            87,556,558        67.48
                                                                         ----------------------------

     TOTAL DEPOSITS                                                      $   129,759,318         100%
                                                                         ============================

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2003


NOTE 7.        DEPOSITS (CONTINUED)

                                                   Weighted
                                                   Average
                                                   Rate at                        June 30, 2002
                                                   June 30,             -------------------------------
                                                    2002                     Amount             Percent

     Passbook savings accounts                         .74%              $     5,555,672         5.03%
     Money market accounts                            1.57                    11,749,868        10.65
     Transaction and NOW accounts                      .94                    20,417,085        18.50
                                                                         ----------------------------
                                                                              37,722,625        34.18
                                                                         ----------------------------

    Certificates of deposit:
       1.00%-3.00%                                    2.43                    32,352,433        29.32
       3.01%-6.00%                                    4.85                    30,938,631        28.04
       6.01%-7.00%                                    6.36                     8,815,984         7.99
       7.01%-8.00%                                    7.25                       519,801          .47
                                                                         ----------------------------
     Total certificates of deposit                                            72,626,849        65.82
                                                                         ----------------------------

     TOTAL DEPOSITS                                                      $   110,349,474       100.00%
                                                                         ============================

The  aggregate  amount  of jumbo  certificates  with a minimum  denomination  of
$100,000  was   $45,260,872   and   $36,945,033  at  June  30,  2003  and  2002,
respectively.

Certificates of deposit by remaining maturity are as follows:

                                                    2003                 2002

Less than 1 year                                $58,998,082           48,007,532
1 year to 2 years                                14,147,760           14,596,795
2 years to 3 years                                4,992,188            5,204,511
3 years to 4 years                                1,692,720            1,040,327
4 years to 5 years                                3,990,563            1,505,549
Thereafter                                        3,735,245            2,272,135
                                                --------------------------------
                                                $87,556,558           72,626,849
                                                ================================

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2003


NOTE 7.        DEPOSITS (CONTINUED)

Interest expense on deposits is summarized as follows:

                                                       2003               2002

Certificates of deposit                             $2,740,664         3,759,196
Money market accounts                                  128,743           164,245
Passbook savings                                        64,125            60,669
Transaction and NOW deposits                            66,299            76,184
                                                    ----------------------------

                                                    $2,999,831         4,060,294
                                                    ============================

NOTE 8.        REPURCHASE AGREEMENTS

Under the terms of the repurchase agreement, deposits in designated demand accounts of the customer are put into an investment vehicle which is used daily to purchase an interest in designated marketable securities owned by the Bank. The Bank in turn agrees to repurchase these investments on a daily basis and pay the customer the daily interest earned on them. The amount of repurchase agreements was $584,902 and $1,234,857 at June 30, 2003 and 2002, respectively.


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

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios set forth in the table below. Management believes, as of June 30, 2003 that the Bank meets all capital adequacy requirements to which it is subject.

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2003


NOTE 9.        REGULATORY MATTERS AND RESTRICTIONS ON RETAINED
               EARNINGS (CONTINUED)

Current regulations require institutions to have a minimum regulatory tangible capital equal to 1.5% of total assets, a minimum 4% leverage capital ratio and an 8% risk-based capital ratio.

The Bank at June 30, 2003, meets the regulatory tangible capital and core (leverage) capital requirements and the risk-based capital requirement of 8% of total risk-weighted assets.

The following is a reconciliation of the Bank's capital in accordance with accounting principles generally accepted in the United States of America (GAAP) to the three components of regulatory capital calculated under regulatory requirements at June 30, 2003:

                                      Tangible Capital                  Core Capital                  Risk-Based Capital
                              ----------------------------     ---------------------------      ----------------------------
                                Amount            Percent       Amount             Percent       Amount             Percent

   GAAP Capital               $ 15,799,902                     $ 15,799,902                     $ 15,799,902

   Disallowed servicing
   assets, disallowed
   deferred tax assets,
   and other disallowed
   assets                         (348,005)                        (348,005)                        (348,005)

   Accumulated losses
   (gains) on certain
   available-for-sale
   securities                   (1,282,733)                      (1,282,733)                      (1,282,733)

   Unrealized (gains)
   losses on available-
   for-sale equity securities            -                                -                          467,544

   Other disallowed
   deferred tax
   liabilities                           -                                -                                -

   Qualifying general
   loan loss allowance                   -                                -                        1,396,428
                           ----------------------------------------------------------------------------------------------

   Regulatory capital
   computed                     14,169,164        6.24%          14,169,164        6.24%          16,033,136       11.58%

   Minimum capital
   requirement                   3,405,086        1.50%           9,080,229        4.00%          11,072,560        8.00%
                           ----------------------------------------------------------------------------------------------

   Regulatory capital
   excess                     $ 10,764,078        4.74%        $  5,088,935        2.24%        $  4,960,576        3.58%
                           ==============================================================================================

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2003


NOTE 10.       RELATED PARTY TRANSACTIONS

The Company has several loans receivable outstanding to related parties. The Company's policy is that all such loan transactions be on the same terms, including underwriting criteria and collateral, as those prevailing at the same time for comparable transactions with others. The Company offers a 1% reduction in interest rates from those prevailing at the same time for comparable transactions with others for loans to employees, officers and directors for personal purposes.

A summary of the activity for outstanding loans receivable to related parties is as follows:

                                              2003         2002

     Balance, beginning of year           $2,250,533     1,707,844
     New loans                             1,000,925     1,037,006
     Repayments                             (529,223)     (494,317)
                                          ------------------------

     BALANCE, END OF YEAR                 $2,722,235     2,250,533
                                          ========================

The Company also has several deposits from related parties. Outstanding deposits from related parties amounted to $3,316,172 and $2,716,865 at June 30, 2003 and 2002, respectively. The Company also expensed $154,187 and $134,579 for the years ended June 30, 2003 and 2002, respectively, for directors' fees.


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

The Company maintains its cash balances with other financial institutions. The balances on deposit with other banks are insured by the Federal Deposit Insurance Corporation up to $100,000. The Company's uninsured cash balances totaled $932,301 and $1,230,209 at June 30, 2003 and 2002, respectively.

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2003


NOTE 12.       INCOME TAXES

Income tax expense consists of:

                                               2003          2002
    Current
    Federal                                $ 809,096       720,911
    State                                    132,472       113,177
                                           -----------------------
                                             941,568       834,088
                                           -----------------------
Deferred (benefit) provision
    Federal                                 (237,500)       10,830
    State                                    (12,500)        2,707
                                           -----------------------
                                            (250,000)       13,537
                                           -----------------------

       TOTAL INCOME TAX EXPENSE            $ 691,568       847,625
                                           =======================


Temporary differences create deferred tax assets and (liabilities) that are detailed below as of June 30, 2003 and 2002:

                                                                                 2003             2002

    Loan loss allowance                                                  $       390,276           270,028
    Depreciation on premises and equipment                                        (5,586)          (24,108)
    Employee Stock Ownership Plan compensation                                    97,767            66,932
    Management Bonus Stock Plan compensation                                      13,549            15,073
    Net unrealized gain on available-for-sale securities                        (660,801)         (666,734)
    Federal Home Loan Bank Stock dividends                                      (179,780)         (229,919)
    Non accrual interest income                                                   31,779                 -
                                                                         ---------------------------------

                                                                         $      (312,796)         (568,728)
                                                                         =================================

The deferred tax liability for unrealized holding gains on available-for-sale securities has reduced the unrealized holding gains reported as accumulated other comprehensive earnings within stockholders' equity.

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2003



NOTE 12.       INCOME TAXES (CONTINUED)

The reconciliation of income tax computed at the U.S. federal statutory rate to income tax expense is:

                                                        2003             2002

Tax at statutory rate of 34%                         $ 809,753          836,034
State income taxes, net of federal
    tax benefit                                         72,349           74,697
Non-taxable interest and dividends                    (177,107)        (204,204)
Other, net                                             (13,427)         141,098
                                                     --------------------------

                                                     $ 691,568          847,625
                                                     ==========================

    Effective tax rate                                      29%              34%


NOTE 13.       EMPLOYEE STOCK OWNERSHIP PLAN

In connection with the conversion, referred to in Note 1, the Company adopted an Employee Stock Ownership Plan (ESOP) for the benefit of all of its full time employees. Contributions to the Plan are determined at the discretion of the Company and are limited to the maximum amount deductible for income tax purposes. Eligible employees include all full-time employees with a minimum of one year of service as of any anniversary date of the Plan. The ESOP purchased 105,000 (as adjusted for previous stock dividends) common shares of the Company's stock issued in the conversion, which was funded by a $560,000 loan from the Company. Per Statement of Position 93-6, Employer's Accounting for Employee Stock Ownership Plans, the unpaid balance of the ESOP loan has not been reported in the Consolidated Statements of Financial Position. Stockholders' equity has been reduced by the aggregate purchase price of the shares owned by the ESOP, net of the shares committed to be released. Contributions to the ESOP by the Company are made to fund the principal and interest payments on the debt of the ESOP. As of June 30, 2003, 63,292.2115 ESOP shares were released, and for the year ended June 30, 2003, $206,537 in contributions was made to the ESOP by the Company. As of June 30, 2002, 51,850.1051 ESOP shares were released and contributions of $165,701 were made to the Plan by the Company. The remaining unallocated ESOP shares at June 30, 2003 were 32,933.7882. The fair value of the remaining unallocated shares at June 30, 2003 is $547,689. Dividends on unallocated ESOP shares are recorded as additional contributions to the ESOP by the Company to prepay principal on the ESOP loan and release additional shares. Dividends on allocated shares are charged to retained earnings.

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2003


NOTE 14.       STOCK PLANS

At June 30, 2003, the Company has four stock-based compensation plans, which are described below. The Company applies APB Opinion 25 and related interpretations in accounting for its plans. The compensation cost that has been charged against income for the Management Stock Bonus Plan is discussed below. No compensation cost has been recognized for its stock option plans. Had compensation cost for the stock option plans been determined based on the fair value method of FASB Statement 123, the Company's net income and earnings per share would have been reduced to the pro-forma amounts indicated below:

                                                                                 2003             2002

    Net income (as reported)                                             $     1,690,059         1,611,298
      Net income (pro-forma)                                                   1,682,112         1,602,133

    Basic earnings per share (as reported)                                          1.52              1.46
      Basic earnings per share (pro-forma)                                          1.51              1.45

    Diluted earnings per share (as reported)                                        1.46              1.41
      Diluted earnings per share (pro-forma)                                        1.45              1.40


The fair value of each option grant was estimated using the Black-Scholes option pricing model with the following assumptions:

                                                                                 2003             2002

    Expected dividend yield                                                       2.3644%           2.4859%
    Expected stock price volatility                                                   14%               21%
    Risk free rate of return                                                         4.4%              4.2%
    Expected life of options                                                    10 years          10 years


On January 5, 1996, the Board of Directors of the Company adopted a Stock Option Plan. Pursuant to the Plan, an amount of stock equal to 10% of the shares of common stock (177,891 shares as adjusted for previous stock dividends) of the Corporation issued and outstanding is reserved for issuance by the Company upon exercise of stock options which may be granted to directors, officers, and other key employees from time to time. The Plan provides for both incentive stock options and non-incentive stock options. The options vest at a rate of one-fifth of the award per year and have an exercise date of ten years from the date of grant. In connection with the adoption of the Plan, the Company has granted 77,406 incentive stock options and 53,366 non-incentive stock options to its directors, officers, and other key employees. The weighted average remaining life of common stock options at June 30, 2003 and 2002 is 5.60 and 6.45 years, respectively. During the year, no incentive stock options were forfeited and 4,800 incentive stock options were exercised. Remaining options available to be granted in the future amount to 59,680 shares.

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2003


NOTE 14.       STOCK PLANS (CONTINUED)

A summary of common stock options under the Stock Option Plan for the years ended June 30, 2003 and 2002 follows:

                                                                                       Weighted
                                                                           Price        Average       Options
                                                       Options             Range         Price      Exercisable
    Balance, June 30, 2001                             113,899        $ 7.40 - 12.80    $ 8.31       $  78,693
                                                                                                     =========
        Granted                                              -               -               -
        Forfeited                                       (5,438)        11.45 - 12.80     11.87
        Exercised                                      (15,937)         7.40 - 11.37      7.86
                                                       -------
    Balance, June 30, 2002                              92,524          7.40 - 11.45      8.48       $  77,149
                                                                                                     =========
        Granted                                              -               -               -
        Forfeited                                            -               -               -
        Exercised                                       (4,800)        7.400 - 11.37      9.26
                                                       -------
    BALANCE, JUNE 30, 2003                              87,724        $ 7.40 - 11.45    $ 8.44       $  77,724
                                                       =======                          ======       =========

On January 5, 1996, the Company also adopted a Management Stock Bonus Plan. Sufficient funds were contributed to the Plan representing up to 4% of the aggregate number of shares issued in the conversion. Awards under the Plan are determined based on the position and responsibilities of the employees, the length and value of their services, and the compensation paid to employees. From January 5, 1996 to June 30, 2003, the Company made awards under the Plan (less forfeited shares) in the amount of 52,124 shares. The value of the stock is determined (less forfeited shares and shares withheld for taxes) annually as vested (and paid), based on the current market value. At June 30, 2003 and 2002, 19,032 and 18,325 shares, respectively, remain to be awarded under the Plan in the future. Awards under the Plan are earned at the rate of one-fifth of the award per year as of the one-year anniversary of the effective date of the Plan. Total compensation expense recorded under the management stock bonus plan was $17,893 and $31,506 for the years ended June 30, 2003 and 2002, respectively.

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

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2003


NOTE 14.       STOCK PLANS (CONTINUED)

On October 27, 2000, the Board of Directors adopted the 2000 stock option plan. Pursuant to the Plan, an amount equal to 5% of the shares of common stock (58,500 shares) of the Corporation issued and outstanding is reserved for issuance by the Company upon exercise of stock options which may be granted to directors, officers, and other key employees from time to time. The Plan provides for both incentive stock options and non- incentive stock options. The options vest at a rate of one-fifth of the award per year and have a exercise date of ten years from the date of grant. No options were issued during the year ended June 30, 2003.

During the 1997 fiscal year, the Company began a stock repurchase program. During the years ended June 30, 2003 and 2002, the Company repurchased 8,636 and 15,937 shares of its outstanding common stock for $143,287 and $214,000, respectively. The Company currently has in place a plan to repurchase up to 115,010 shares (10% of 1,150,106 outstanding shares of common stock on plan date).


NOTE 15.   FEDERAL HOME LOAN BANK ADVANCES

In October 1995, the Bank entered into an "Advances, Collateral Pledge and Security Agreement" (Agreement) with the Federal Home Loan Bank of Dallas
(FHLB). The purpose of the Agreement is to allow the Bank to obtain extensions of credit from the FHLB to use in its operations. At June 30, 2003, the Bank has $76,641,834 in outstanding advances with the FHLB. The advances bear interest at a fixed rate, which range from 1.13% to 6.97%, and mature as follows:

Maturities for the fiscal years ending June 30:

                  2004                           $   27,514,297
                  2005                               12,583,681
                  2006                                7,090,000
                  2007                               12,170,531
                  2008                               17,283,325
                                                 --------------

                                                 $   76,641,834
                                                 ==============

Several of the advances due in July were subsequently refinanced after year-end. The advances are secured by the Bank's investments in FHLB stock of $4,332,800 and mortgage-backed securities of $3,152,591. In addition, the advances are secured under a "blanket credit facility" whereby all of the Bank's 1-4 family and commercial real estate loans are also collateral under the advance agreement.

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2003


NOTE 16.       FAIR VALUE OF FINANCIAL INSTRUMENTS

The Company is required to disclose the estimated fair value of its financial instruments in accordance with SFAS No. 107, Disclosures about Fair Value of Financial Instruments. These disclosures do not attempt to estimate or represent the Company's fair value as a whole. The disclosure excludes assets and liabilities that are not financial instruments as well as the significant unrecognized value associated with core deposits relationships.

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

The estimated fair values of the Company's financial instruments were as follows:

                                                                                    JUNE 30, 2003
                                                                         ---------------------------------
                                                                             CARRYING            FAIR
                                                                               VALUE             VALUE
    Financial Assets
        Cash and due from banks                                          $     6,785,410         6,785,410
        Interest-bearing deposits with banks                                     466,948           466,948
        Available-for-sale-investment securities                              29,279,417        29,279,417
        Available-for-sale mortgage-backed securities                         38,517,103        38,517,103
        Held-to-maturity investment securities                                   675,997           697,093
        Loans receivable, net                                                146,396,291       155,564,645
        Accrued interest receivable                                              844,722           844,722

    Financial Liabilities
        Transaction and NOW deposits                                          24,937,782        24,962,000
        Savings deposits                                                      17,264,978        17,432,000
        Time deposits                                                         87,556,558        90,109,000
        Advances from the FHLB                                                76,641,834        85,940,000
        Repurchase agreements                                                    584,902           584,902
        Accrued interest payable                                                 515,872           515,872

    Off-Balance Sheet Liabilities
        Commitments to extend credit                                          21,040,000        21,040,000

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2003


NOTE 16.       FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

                                                                                    June 30, 2002
                                                                         ---------------------------------
                                                                             Carrying            Fair
                                                                               Value             Value
    Financial Assets
        Cash and due from banks                                          $     4,825,439         4,825,439
        Interest-bearing deposits with banks                                     826,052           826,052
        Available-for-sale-investment securities                              23,973,426        23,973,426
        Available-for-sale mortgage-backed securities                         27,290,274        27,290,274
        Held-to-maturity investment securities                                 1,405,403         1,415,027
        Loans receivable, net                                                139,748,188       143,006,602
        Accrued interest receivable                                            1,073,201         1,073,201

    Financial Liabilities
        Transaction deposits                                                  20,417,085        20,417,085
        Savings and NOW deposits                                              17,305,540        17,305,540
        Time deposits                                                         72,626,849        72,626,849
        Advances from the FHLB                                                76,386,455        76,386,455
        Repurchase agreements                                                  1,234,857         1,234,857
        Accrued interest payable                                                 448,955           448,955

    Off-Balance Sheet Liabilities
        Commitments to extend credit                                           9,833,000         9,833,000


NOTE 17.       EARNINGS PER SHARE

Basic earnings per share are computed by dividing earnings available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted earnings per share reflect per share amounts that would have resulted if dilutive potential common stock had been converted to common stock. The following reconciles amounts reported in the financial statements:

                                                                         FOR THE YEAR ENDED JUNE 30, 2003
                                                                  ---------------------------------------------
                                                                     INCOME           SHARES         PER-SHARE
                                                                   (NUMERATOR)     (DENOMINATOR)       AMOUNT
    Income available to common stockholders -
        basic earnings per share                                  $ 1,690,059        1,115,076       $    1.52
                                                                                                     =========

    Effect of dilutive securities
        Options                                                             -           44,841
                                                                  ----------------------------

    Income available to common stockholders -
        diluted earnings per share                                $ 1,690,059        1,159,917       $    1.46
                                                                  ============================================

GFSB BANCORP, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2003


NOTE 17.       EARNINGS PER SHARE (CONTINUED)

                                                                         For the Year Ended June 30, 2002
                                                                  ---------------------------------------------
                                                                     Income           Shares         Per-share
                                                                   (Numerator)     (Denominator)      Amount
    Income available to common stockholders -
        basic earnings per share                                  $ 1,611,298        1,105,068       $    1.46
                                                                                                     =========

    Effect of dilutive securities
        Options                                                             -           38,460
                                                                  ----------------------------

    Income available to common stockholders -
        diluted earnings per share                                $ 1,611,298        1,143,528       $    1.41
                                                                  ============================================


NOTE 18.       LEASES

The Company is obligated under a lease agreement entered into on December 30, 1997 for the building across the street from its offices, which is the Bank's loan center. For both years ended June 30, 2003 and 2002, rental expense was $30,000.

The following is a schedule of non-cancelable future minimum lease payments required under the operating lease:

        Years Ending June 30,                      Amount

              2004                               $  30,000
              2005                                  30,000
              2006                                  30,000
              2007                                  15,000

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

GFSB BANCORP, INC.
OFFICE LOCATION AND OTHER CORPORATE INFORMATION
JUNE 30, 2003

CORPORATE OFFICE                                                          BRANCH OFFICES

GFSB Bancorp, Inc.                          Gallup Federal Savings Bank             Farmington Savings Bank  *
221 West Aztec Avenue                       221 West Aztec Avenue                   1501 San Juan Blvd.
Gallup, NM 87301                            Gallup, NM 87301                        Farmington, NM 87401

*  A branch of Gallup Federal Savings Bank


                                  BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

                                Richard C. Kauzlaric, President, and Director
               Richard P. Gallegos, Vice President and President of Gallup Federal Savings Bank
                      Jerry R. Spurlin, Chief Financial Officer and Assistant Secretary
                     William W. Head, Jr., Chief Lending Officer and Assistant Secretary
                   Leonard C. Scalzi, Senior Vice President of Gallup Federal Savings Bank
                              Wallace R. Phillips, D.D.S., Chairman of the Board
                                  Michael P. Mataya, Treasurer and Director
                                   George S. Perce, Secretary and Director
                                         James Nechero Jr., Director
                                        Vernon I. Hamilton, Director
                                      Charles L. Parker, Jr., Director


Special Counsel:                                                Independent Auditors:
Malizia Spidi & Fisch, PC                                       Neff + Ricci LLP
1100 New York Avenue, N.W., Suite 340 West                      6100 Uptown Blvd. N.E., Suite 400
Washington, D.C.  20005                                         Albuquerque, NM  87110

Transfer Agent and Registrar:
Registrar & Transfer Co.
10 Commerce Drive
Cranford, NJ  07016

The Company's Annual Report for the year ended June 30, 2003 filed with the Securities and Exchange Commission on Form 10-KSB is available without charge upon written request. For a copy of the Form 10-KSB or any other investor information, please write or call the Secretary of the Company, at the Company's corporate office in Gallup, New Mexico. The annual meeting of stockholders will be held on October 27, 2003.